    As filed with the Securities and Exchange Commission on December 7, 2007
                                                 REGISTRATION STATEMENT NO. 333-
                                                                       811-08317

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    ---------

                                    FORM N-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933                      [X]
PRE-EFFECTIVE AMENDMENT NO.
POST-EFFECTIVE AMENDMENT NO.

                                       AND

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
AMENDMENT NO. 20                                                             [X]

           METLIFE OF CT SEPARATE ACCOUNT PF II FOR VARIABLE ANNUITIES
                           (Exact name of Registrant)

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                               (Name of Depositor)

                   ONE CITYPLACE, HARTFORD, CONNECTICUT 06103
              (Address of Depositor's Principal Executive Offices)
        Depositor's Telephone Number, including area code: (860) 308-1000

                              MARIE C. SWIFT, ESQ.
                       METROPOLITAN LIFE INSURANCE COMPANY
                               501 BOYLSTON STREET
                                BOSTON, MA 02116
                  (Name and Address of Agent Agent for Service)

APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:

AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVENESS OF THE REGISTRATION
STATEMENT.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

TITLE OF SECURITIES BEING REGISTERED: INDIVIDUAL VARIABLE ANNUITY CONTRACTS

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                             PRIM ELITE(SM) ANNUITY
                           PRIM ELITE II(SM) ANNUITY

               FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT

                                    Issued by

           METLIFE OF CT SEPARATE ACCOUNT PF II FOR VARIABLE ANNUITIES

    SUPPLEMENT DATED DECEMBER 7, 2007, TO THE PROSPECTUS DATED APRIL 30, 2007

This supplement updates information in, and should be read in conjunction with, the prospectus dated April 30, 2007, describing your flexible premium deferred variable annuity contract (the "Contract") that was originally issued by MetLife Life and Annuity Company of Connecticut (formerly known as The Travelers Life and Annuity Company) and funded by MetLife of CT Separate Account PF II for Variable Annuities (the "Variable Account"). You can obtain a copy of the April 30, 2007 prospectus by writing to MetLife Insurance Company of Connecticut, One Cityplace, 185 Asylum Street, 3CP, Hartford, Connecticut 06103-3415.

                                     MERGER

On December 7, 2007, MetLife Life and Annuity Company of Connecticut ("MLAC") merged with and into MetLife Insurance Company of Connecticut (the "Company"). Upon consummation of the merger, MLAC's separate corporate existence ceased by operation of law, and the Company assumed legal ownership of all of the assets of MLAC, including the Variable Account and its assets. As a result of the merger, the Company also became responsible for all of MLAC's liabilities and obligations, including those created under the Contract. The Contract has thereby become a variable contract funded by a separate account of the Company, and each Contract Owner has thereby become a contract owner of the Company. Thus, all references throughout the April 30, 2007 prospectus to "MetLife Life and Annuity Company of Connecticut" should be removed, and all references to the "Company" refer exclusively to MetLife Insurance Company of Connecticut.

The merger will not affect the provisions of, and the rights and obligations under, the Contract. The Company does not expect the merger to dilute or otherwise adversely affect the economic interests of Contract Owners, or to have any tax consequences on Contract Owners.

                              FINANCIAL INFORMATION

Financial statements reflecting the historical financial information of the Variable Account and the Company may be found in the Statement of Additional Information, a copy of which may be obtained by writing to MetLife Insurance Company of Connecticut, One Cityplace, 185 Asylum Street, 3CP, Hartford, Connecticut 06103-3415, or by calling 1-800-842-9325.

                                     *****

The following information replaces the first three sentences of the first paragraph on page 1 of the prospectus.

     This prospectus describes a flexible premium deferred variable annuity contract (the "Contract") issued by MetLife Insurance Company of Connecticut.

The following information replaces the heading "The Insurance Companies" and the disclosure under that heading, which appear in the section titled "Other Information."

     THE INSURANCE COMPANY

     MetLife Insurance Company of Connecticut (the "Company") is a stock insurance company chartered in 1863 in Connecticut and continuously engaged in the insurance business since that time. It is licensed to conduct life insurance business in all states of the United States, the District of Columbia, Puerto Rico, Guam, the U.S. and British Virgin Islands, and the Bahamas. The Company is a wholly-owned subsidiary of MetLife, Inc., a publicly traded company. MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The Company's Home Office is located at One Cityplace, Hartford, Connecticut 06103-3415.

     Before December 7, 2007, the Contract was issued by MetLife Life and Annuity Company of Connecticut ("MLAC"), a stock life insurance company chartered in 1973 in Connecticut. The Contract was funded through MetLife of CT Separate Account PF II for Variable Annuities, a separate account registered with the SEC as a unit investment trust under the Investment Company Act of 1940, as amended. On December 7, 2007, MLAC, a wholly-owned subsidiary of the Company and an indirect, wholly-owned subsidiary of MetLife, Inc., merged with and into the Company. Upon consummation of the merger, MLAC's corporate existence ceased by operation of law, and the Company assumed legal ownership of all of the assets of MLAC, including MetLife of CT Separate Account PF II for Variable Annuities and its assets. Pursuant to the merger, therefore, MetLife of CT Separate Account PF II for Variable Annuities became a separate account of the Company. As a result of the merger, the Company also has become responsible for all of MLAC's liabilities and obligations, including those created under the Contract as initially issued by MLAC and outstanding on the date of the merger. Each such Contract has thereby become a variable contract funded by a separate account of the Company, and each owner thereof has become a contract owner of the Company.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
            MetLife of CT Separate Account PF For Variable Annuities

                 METLIFE LIFE AND ANNUITY COMPANY OF CONNECTICUT
           MetLife of CT Separate Account PF II For Variable Annuities

                             PRIMELITE (SM) ANNUITY
                           PRIMELITE II (SM) ANNUITY

                       SUPPLEMENT DATED NOVEMBER 12, 2007
                                     TO THE
               PROSPECTUSES DATED APRIL 30, 2007, AS SUPPLEMENTED

This supplements the information contained in the Prospectus for the variable annuity contracts listed above. This supplement should be read in its entirety and kept together with the Prospectus for future reference.

1. VARIABLE FUNDING OPTION CLOSING

Effective on or about November 12, 2007, the Third Avenue Small Cap Value Portfolio of Met Investors Series Trust is no longer available for allocations of new purchase payments or transfers of contract value (excluding dollar cost averaging and automatic rebalancing allocations in existence at the time of closing).

2. VARIABLE FUNDING OPTION INVESTMENT OBJECTIVE CHANGE

Effective on or about November 12, 2007, the Legg Mason Partners Variable Capital Portfolio (formerly named Legg Mason Partners Variable Multiple Discipline Portfolio - All Cap Growth and Value) of Legg Mason Partners Variable Equity Trust changed its investment objective to the following: "Seeks capital appreciation through investment in securities which the portfolio managers believe have above-average capital appreciation potential."

3. UNDERLYING FUND MERGER AND CLOSING

Effective on or about November 12, 2007, the Legg Mason Partners Variable Multiple Discipline Portfolio - Large Cap Growth and Value of Legg Mason Partners Variable Equity Trust (Existing Fund) will be merged with and into the Legg Mason Partners Variable Appreciation Portfolio (Class II) of Legg Mason Partners Variable Equity Trust (Acquiring Fund).

The assets in the Existing Fund will be transferred into the Acquiring Fund. The aggregate value of your investment will not change as a result of the merger. Immediately after the merger, the Acquiring Fund no longer will be available for allocations of new purchase payments or transfers of contract value (excluding dollar cost averaging and automatic rebalancing allocations in existence at the time of closing). Please note that Legg Mason Partners Variable Appreciation Portfolio (Class I) remains available for new allocations of purchase payments and transfers of account value.

The following table presents the Acquiring Fund's management fee, distribution and/or service fees (12b-1), and other expenses. The Acquiring Fund provided this information and we have not independently verified it.



                                     DISTRIBUTION                TOTAL     CONTRACTUAL FEE    NET TOTAL
                                        AND/OR                   ANNUAL        WAIVER          ANNUAL
                         MANAGEMENT    SERVICE        OTHER    OPERATING   AND/OR EXPENSE    OPERATING
UNDERLYING FUND:            FEE      (12b-1) FEES   EXPENSES*   EXPENSES    REIMBURSEMENT     EXPENSES
----------------         ----------  ------------   ---------  ---------   ---------------   ----------

Legg Mason Partners
Variable Appreciation
Portfolio (Class II)        0.69%        0.25%        0.04%      0.98%          0.00%           0.98%



*Other expenses are estimated since there are currently no Class II shares outstanding.


More information about the Variable Funding Options is contained in the prospectuses, as supplemented, for the Underlying Funds. Current prospectuses for the Underlying Funds can be obtained by calling 1-888-556-5412.

                                        SUPPLEMENT DATED OCTOBER 19, 2007 TO THE
                                                       VARIABLE ANNUITY CONTRACT
                                                       PROSPECTUSES LISTED BELOW


The following information supplements, and to the extent inconsistent therewith, replaces the information contained in the variable annuity contract prospectuses listed below. Please retain this supplement and keep it with the prospectus for future reference.

QUALIFIED CONTRACTS UNDER SECTION 403(b) OF THE INTERNAL REVENUE CODE

Recently, the IRS announced new regulations affecting 403(b) plans and arrangements. As part of these regulations, employers will need to meet certain requirements in order for their employees' annuity contracts that fund these programs to retain a tax deferred status under 403(b). These regulations are generally effective January 1, 2009. Prior to the new rules, transfers of one annuity contract to another would not result in a loss of tax deferred status under 403(b) under certain conditions (so-called "90-24 transfers"). The new regulations have the following effect regarding transfers: (1) a newly issued contract funded by a transfer which is completed after September 24, 2007, is subject to the employer requirements referred to above; (2) additional purchase payments made after September 24, 2007, to a contract that was funded by a 90-24 transfer on or before September 24, 2007, may subject the contract to this new employer requirement.

If your Contract was issued previously in a 90-24 transfer completed on or before September 24, 2007, we urge you to consult with your tax advisor prior to making additional purchase payments (if permitted).

                                       ***

Supplement to the following variable annuity contract prospectuses dated April 30, 2007 (as supplemented):


Index Annuity
Marquis Portfolios
MetLife Access Annuity
MetLife Access Select Annuity
Portfolio Architect Annuity
Portfolio Architect L Variable Annuity
Portfolio Architect Select Annuity
Portfolio Architect XTRA Annuity
Premier Advisers (Class I) Annuity
Premier Advisers (Class II) Annuity
Premier Advisers AssetManager Annuity
Premier Advisers II Annuity
Premier Advisers III (Series I) Annuity
Premier Advisers L (Series I) Annuity
Premier Advisers L (Series II) Annuity
PrimElite Annuity
Scudder Advocate Advisor - ST1 Variable Annuity
Scudder Advocate Advisor Annuity
Scudder Advocate Rewards Annuity
Vintage 3 Variable Annuity
Vintage Access Annuity
Vintage Annuity
Vintage II (Series II) Variable Annuity
Vintage II Variable Annuity
Vintage L Variable Annuity
Vintage XTRA (Series II) Annuity
Vintage XTRA Annuity


                                                                    October 2007

               SINGLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACTS
              FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACTS

                                    ISSUED BY

                METLIFE OF CT FUND ABD II FOR VARIABLE ANNUITIES
                 METLIFE OF CT FUND BD II FOR VARIABLE ANNUITIES
                 METLIFE OF CT FUND BD IV FOR VARIABLE ANNUITIES
            METLIFE OF CT SEPARATE ACCOUNT SIX FOR VARIABLE ANNUITIES
           METLIFE OF CT SEPARATE ACCOUNT EIGHT FOR VARIABLE ANNUITIES
            METLIFE OF CT SEPARATE ACCOUNT TEN FOR VARIABLE ANNUITIES
          METLIFE OF CT SEPARATE ACCOUNT TWELVE FOR VARIABLE ANNUITIES
         METLIFE OF CT SEPARATE ACCOUNT FOURTEEN FOR VARIABLE ANNUITIES
           METLIFE OF CT SEPARATE ACCOUNT PF II FOR VARIABLE ANNUITIES
           METLIFE OF CT SEPARATE ACCOUNT TM II FOR VARIABLE ANNUITIES METLIFE LIFE AND ANNUITY COMPANY OF CONNECTICUT VARIABLE ANNUITY SEPARATE
                                  ACCOUNT 2002

                         SUPPLEMENT DATED JUNE 29, 2007

This supplement updates the prospectuses for the variable annuity contracts listed below, and contains information that should be read and maintained for future reference.

                                     MERGER

Subject to regulatory approvals and tax rulings, the company that issued your variable annuity contract, MetLife Life and Annuity Company of Connecticut ("MLAC"), will merge with and into MetLife Insurance Company of Connecticut ("MetLife of CT") on or about December 7, 2007. (MetLife of CT is described in the prospectus for your variable annuity contract.) Upon consummation of the merger, MLAC's separate corporate existence will cease by operation of law, and MetLife of CT will assume legal ownership of all of the assets of MLAC, including those relating to the registered separate accounts (collectively, the "Separate Accounts") that currently fund the variable annuity contracts (collectively, "VA Contracts") issued by MLAC, and the assets of those Separate Accounts. As a result of the merger, MetLife of CT also will become responsible for all of MLAC's liabilities and obligations, including those created under the VA Contracts. The VA Contracts will thereby become variable contracts funded by separate accounts of MetLife of CT, and each VA Contract owner will thereby become a contract owner of MetLife of CT. The merger will not affect the provisions of, and the rights and obligations under, the VA Contracts. MetLife of CT does not expect the merger to dilute or otherwise adversely affect the economic interests of VA Contract owners, or to have any tax consequences on VA Contract owners.

                                    * * * * *

This supplement relates to the following VA Contract prospectuses dated April 30, 2007:

     - Premier Advisers II Annuity, Premier Advisers III Annuity, Premier Advisers III--Series II Annuity

     - Portfolio Architect Annuity, Portfolio Architect Select Annuity, Premier Advisers Annuity, Premier Advisers--Class II Annuity

     -    MetLife Access Annuity, MetLife Access Select Annuity

     -    Vintage Annuity

     -    Protected Equity Portfolio

     -    Index Annuity

     - Portfolio Architect XTRA Variable Annuity, Vintage XTRA, Vintage XTRA (Series II)

     - MetLife Retirement Account Annuity (with a market-value adjustment feature)

     - Premier Advisers--AssetManager Annuity, Premier Advisers L Annuity, Premier Advisers L--Series II Annuity

     -    Vintage II Variable Annuity, Vintage II (Series II) Variable Annuity

     - Vintage 3 Variable Annuity, Portfolio Architect 3 Variable Annuity, Portfolio Architect L Variable Annuity, Vintage L Variable Annuity, Pioneer Annuistar Flex Variable Annuity

     - Pioneer Annuistar Plus Annuity, Portfolio Architect Plus Annuity, Scudder Advocate Rewards Annuity

     - Pioneer Annuistar Variable Annuity, Portfolio Architect II Annuity, Pioneer Annuistar Value Annuity

     -    PrimElite Annuity

     -    PrimElite II Annuity

     -    Marquis Portfolios

     - Vintage Access Annuity, Portfolio Architect Access Annuity, Scudder Advocate Advisor Annuity, Scudder Advocate Advisor--ST1 Variable Annuity

You can obtain a copy of the prospectus for your variable annuity contract by writing to MetLife Insurance Company of Connecticut, One Cityplace, 185 Asylum Street, Hartford, Connecticut, 06103-3415.

                        PRIMELITE(SM) ANNUITY PROSPECTUS:
            METLIFE OF CT SEPARATE ACCOUNT PF FOR VARIABLE ANNUITIES
           METLIFE OF CT SEPARATE ACCOUNT PF II FOR VARIABLE ANNUITIES

This prospectus describes PRIMELITE ANNUITY, a flexible premium deferred variable annuity contract (the "Contract") issued by MetLife Insurance Company of Connecticut or MetLife Life and Annuity Company of Connecticut. MetLife Life and Annuity Company of Connecticut does not solicit or issue insurance products in the state of New York. Refer to your Contract for the name of your issuing company. The Contract is available in connection with certain retirement plans that qualify for special federal income tax treatment ("Qualified Contracts") as well as those that do not qualify for such treatment ("Non-qualified Contracts"). We may issue it as an individual contract or as a group contract. When we issue a group contract, you will receive a certificate summarizing the Contract's provisions. For convenience, we refer to contracts and certificates as "Contracts."

You can choose to have your premium ("Purchase Payments") accumulate on a variable and/or, subject to availability, fixed basis in one of our funding options. Your Contract Value before the Maturity Date and the amount of monthly income afterwards will vary daily to reflect the investment experience of the Variable Funding Options you select. You bear the investment risk of investing in the Variable Funding Options. The Variable Funding Options as of April 30, 2007 are:




ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES       MET INVESTORS SERIES TRUST
  FUND, INC. -- CLASS B                            Lord Abbett Bond Debenture
  AllianceBernstein Large Cap Growth                  Portfolio -- Class A
     Portfolio                                     Lord Abbett Growth and Income
FIDELITY(R) VARIABLE INSURANCE                        Portfolio -- Class B
  PRODUCTS -- SERVICE CLASS 2                      Met/AIM Capital Appreciation
  VIP Equity-Income Portfolio                         Portfolio -- Class E
  VIP Mid Cap Portfolio                            MFS(R) Research International
FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS        Portfolio -- Class B
  TRUST -- CLASS 2                                 Oppenheimer Capital Appreciation
  Mutual Shares Securities Fund                       Portfolio -- Class B
  Templeton Growth Securities Fund                 Pioneer Strategic Income Portfolio -- Class
LEGG MASON PARTNERS VARIABLE EQUITY TRUST             A
  Legg Mason Partners Variable Aggressive          Third Avenue Small Cap Value
     Growth Portfolio -- Class I                      Portfolio -- Class B
  Legg Mason Partners Variable Appreciation      METROPOLITAN SERIES FUND, INC.
     Portfolio -- Class I                          BlackRock Aggressive Growth
  Legg Mason Partners Variable Capital and            Portfolio -- Class D
     Income Portfolio -- Class II                  BlackRock Bond Income Portfolio -- Class E
  Legg Mason Partners Variable Dividend            Capital Guardian U.S. Equity
     Strategy Portfolio                               Portfolio -- Class B
  Legg Mason Partners Variable Fundamental         MFS(R) Total Return Portfolio -- Class F
     Value Portfolio -- Class I                    T. Rowe Price Large Cap Growth
  Legg Mason Partners Variable International          Portfolio -- Class B
     All Cap                                       Western Asset Management U.S. Government
     Opportunity Portfolio                            Portfolio -- Class A
  Legg Mason Partners Variable Investors         PIONEER VARIABLE CONTRACTS TRUST -- CLASS II
     Portfolio -- Class I                          Pioneer Fund VCT Portfolio
  Legg Mason Partners Variable Large Cap           Pioneer Mid Cap Value VCT Portfolio
     Growth Portfolio -- Class I                 THE UNIVERSAL INSTITUTIONAL FUNDS, INC.
  Legg Mason Partners Variable Mid Cap Core        Equity and Income Portfolio -- Class II
     Portfolio -- Class I                          U.S. Real Estate Securities
  Legg Mason Partners Variable Multiple               Portfolio -- Class I
     Discipline Portfolio -- All Cap Growth      VAN KAMPEN LIFE INVESTMENT TRUST -- CLASS II
     and Value                                     Comstock Portfolio
  Legg Mason Partners Variable Multiple            Growth and Income Portfolio
     Discipline Portfolio -- Global All Cap        Strategic Growth Portfolio
     Growth and Value
  Legg Mason Partners Variable Multiple          LEGG MASON PARTNERS VARIABLE EQUITY TRUST
     Discipline Portfolio -- Large Cap Growth      Legg Mason Partners Variable Lifestyle
     and Value                                        Allocation 50%
  Legg Mason Partners Variable Small Cap           Legg Mason Partners Variable Lifestyle
     Growth Portfolio -- Class I                      Allocation 70%
  Legg Mason Partners Variable Social              Legg Mason Partners Variable Lifestyle
     Awareness Portfolio                              Allocation 85%
LEGG MASON PARTNERS VARIABLE INCOME TRUST
  Legg Mason Partners Variable Adjustable
     Rate Income Portfolio
  Legg Mason Partners Variable Government
     Portfolio -- Class I
  Legg Mason Partners Variable High Income
     Portfolio
  Legg Mason Partners Variable Money Market
     Portfolio




-------

Certain Variable Funding Options have been subject to a merger, substitution or other change. Please see "Appendix C -- Additional Information Regarding Underlying Funds" for more information.

The Contract is no longer offered to new purchasers.

This prospectus provides the information that you should know before investing in the Contract. Please keep this prospectus for future reference. You can receive additional information about your Contract by requesting a copy of the Statement of Additional Information ("SAI") dated April 30, 2007. We filed the SAI with the Securities and Exchange Commission ("SEC"), and it is incorporated by reference into this prospectus. To request a copy, write to us at One Cityplace, 185 Asylum Street, 3CP, Hartford, Connecticut 06103-3415, call 1-888-556-5412 or access the SEC's website (http://www.sec.gov). See Appendix F for the SAI's table of contents.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

VARIABLE ANNUITY CONTRACTS ARE NOT DEPOSITS OF ANY BANK, AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                         PROSPECTUS DATED APRIL 30, 2007

                                TABLE OF CONTENTS




Glossary....................................................    3
Summary.....................................................    5
Fee Table...................................................    8
Condensed Financial Information.............................   12
The Annuity Contract........................................   12
  Accumulation Units........................................   14
  The Variable Funding Options..............................   14
The Fixed Account...........................................   18
Charges and Deductions......................................   18
  General...................................................   18
  Withdrawal Charge.........................................   19
  Free Withdrawal Allowance.................................   20
  Administrative Charges....................................   20
  Mortality and Expense Risk Charge.........................   20
  Variable Liquidity Benefit Charge.........................   20
  Variable Funding Option Expenses..........................   21
  Premium Tax...............................................   21
  Changes in Taxes Based Upon Premium or Value..............   21
Transfers...................................................   21
  Market Timing/Excessive Trading...........................   22
  Dollar Cost Averaging.....................................   23
Access to Your Money........................................   24
  Systematic Withdrawals....................................   24
  Loans.....................................................   25
Ownership Provisions........................................   25
  Types of Ownership........................................   25
  Contract Owner............................................   25
  Beneficiary...............................................   25
  Annuitant.................................................   26
Death Benefit...............................................   26
  Death Proceeds Before the Maturity Date...................   26
  Payment of Proceeds.......................................   27
  Beneficiary Contract Continuance..........................   29
  Planned Death Benefit.....................................   29
  Death Proceeds After the Maturity Date....................   29
The Annuity Period..........................................   30
  Maturity Date.............................................   30
  Allocation of Annuity.....................................   30
  Variable Annuity..........................................   30
  Fixed Annuity.............................................   31
Payment Options.............................................   31
  Election of Options.......................................   31
  Annuity Options...........................................   31
  Variable Liquidity Benefit................................   32
Miscellaneous Contract Provisions...........................   32
  Right to Return...........................................   32
  Termination...............................................   32
  Required Reports..........................................   32
  Suspension of Payments....................................   33
The Separate Accounts.......................................   33
  Performance Information...................................   33
Federal Tax Considerations..................................   34
  General Taxation of Annuities.............................   34
  Types of Contracts: Qualified and Non-qualified...........   35
  Qualified Annuity Contracts...............................   35
     Taxation of Qualified Annuity Contracts................   35
     Mandatory Distributions for Qualified Plans............   35
     Individual Retirement Annuities........................   36
     Roth IRAs..............................................   36
     TSAs (ERISA and non-ERISA).............................   37
  Non-qualified Annuity Contracts...........................   39
     Diversification Requirements for Variable Annuities....   40
     Ownership of the Investments...........................   40
     Taxation of Death Benefit Proceeds.....................   40
  Other Tax Considerations..................................   40
  Treatment of Charges for Optional Benefits................   40
  Puerto Rico Tax Considerations............................   40
  Non-Resident Aliens.......................................   41
  Tax Credits and Deductions................................   41
Other Information...........................................   41
  The Insurance Companies...................................   41
  Financial Statements......................................   41
  Distribution of Variable Annuity Contracts................   41
  Conformity with State and Federal Laws....................   43
  Voting Rights.............................................   43
  Restrictions on Financial Transactions....................   44
  Legal Proceedings.........................................   44
Appendix A: Condensed Financial Information for MetLife of
  CT Separate Account PF....................................  A-1
Appendix B: Condensed Financial Information for MetLife of
  CT Separate Account PF II.................................  B-1
Appendix C: Additional Information Regarding Underlying
  Funds.....................................................  C-1
Appendix D: The Fixed Account...............................  D-1
Appendix E: Waiver of Withdrawal Charge for Nursing Home
  Confinement...............................................  E-1
Appendix F: Contents of the Statement of Additional
  Information...............................................  F-1

                                    GLOSSARY

ACCUMULATION UNIT -- an accounting unit of measure used to calculate the value of this Contract before Annuity Payments begin.

ANNUITANT -- the person on whose life the Maturity Date and Annuity Payments depend.

ANNUITY PAYMENTS -- a series of periodic payments (a) for life; (b) for life with a minimum number of payments; (c) for the joint lifetime of the Annuitant and another person, and thereafter during the lifetime of the survivor; or (d) for a fixed period.

ANNUITY UNIT -- an accounting unit of measure used to calculate the amount of Annuity Payments.

CASH SURRENDER VALUE -- the Contract Value less any withdrawal charge and premium tax not previously deducted.

CODE -- the Internal Revenue Code of 1986, as amended, and all related laws and regulations that are in effect during the term of this Contract.

CONTINGENT ANNUITANT -- the individual who becomes the Annuitant when the Annuitant who is not the owner dies prior to the Maturity Date.

CONTRACT DATE -- the date on which the Contract is issued.

CONTRACT OWNER (you) -- the person named in the Contract (on the specifications page) as the owner of the Contract.

CONTRACT VALUE -- Purchase Payments plus or minus any investment experience on the amounts allocated to the variable funds or interest on amounts allocated to the Fixed Account, adjusted by any applicable charges and withdrawals.

CONTRACT YEARS -- twelve month periods beginning with the Contract Date.

DEATH REPORT DATE -- the day on which we have received 1) Due Proof of Death and
2) written payment instructions or election of spousal or beneficiary contract continuation.

DUE PROOF OF DEATH -- (i) a copy of a certified death certificate; (ii) a copy of a certified decree of a court of competent jurisdiction as to the finding of death; (iii) a written statement by a medical doctor who attended the deceased; or (iv) any other proof satisfactory to us.

FIXED ACCOUNT -- an account that consists of all of the assets under this Contract other than those in the Separate Account.

HOME OFFICE -- the Home Office of MetLife Insurance Company of Connecticut or MetLife Life and Annuity Company of Connecticut or any other office that we may designate for the purpose of administering this Contract. For transfer, withdrawal, surrender, and (if applicable) loan requests, our Home Office address is: MetLife, P.O. Box 990014, Hartford, CT 06199-0014. For Purchase Payments and (if applicable) loan repayments, our Home Office address is:
MetLife, P.O. Box 371857, Pittsburgh, PA 15250-7857.

MATURITY DATE -- the date on which the Annuity Payments are to begin.

PAYMENT OPTION -- an Annuity or Income option elected under your Contract.

PURCHASE PAYMENT -- any premium paid by you to initiate or supplement this Contract.

QUALIFIED CONTRACT -- a contract used in a retirement plan or program that is intended to qualify under Sections 401, 403, 408, or 408A of the Code.

SEPARATE ACCOUNT -- a segregated account registered with the Securities and Exchange Commission ("SEC"), the assets of which are invested solely in the Variable Funding Options. The assets of the Separate Account are held exclusively for the benefit of Contract Owners.

SUBACCOUNT -- that portion of the assets of a Separate Account that is allocated to a particular Variable Funding Option.

UNDERLYING FUND -- a portfolio of an open-end management investment company that is registered with the SEC in which the Subaccounts invest.

VALUATION DATE -- a date on which a Subaccount is valued.

VALUATION PERIOD -- the period between successive valuations.

VARIABLE FUNDING OPTION: -- An investment option that, through a Subaccount of the Separate Account, invests in an Underlying Fund.

WE, US, OUR -- MetLife Insurance Company of Connecticut or MetLife Life and Annuity Company of Connecticut.

WRITTEN REQUEST -- written information sent to us in a form and content satisfactory to us and received at our Home Office.

YOU, YOUR -- "You" is, the Contract Owner, and a natural person, a trust established for the benefit of a natural person, or a charitable remainder trust.

                                    SUMMARY:

                                PRIMELITE ANNUITY

THIS SUMMARY DETAILS SOME OF THE MORE IMPORTANT POINTS THAT YOU SHOULD KNOW AND CONSIDER BEFORE PURCHASING THE CONTRACT. PLEASE READ THE ENTIRE PROSPECTUS CAREFULLY.

WHAT COMPANY WILL ISSUE MY CONTRACT? Your issuing company is either MetLife Insurance Company of Connecticut or MetLife Life and Annuity Company of Connecticut ("the Company," "We" or "Us"). MetLife Life and Annuity Company of Connecticut does not solicit or issue insurance products in the state of New York. Refer to your Contract for the name of your issuing company. Each company sponsors its own segregated account ("Separate Account"). MetLife Insurance Company of Connecticut sponsors the MetLife of CT Separate Account PF for Variable Annuities ("Separate Account PF "); MetLife Life and Annuity Company of Connecticut sponsors the MetLife of CT Separate Account PF II for Variable Annuities ("Separate Account PF II"). When we refer to the Separate Account, we are referring to either Separate Account PF or Separate Account PF II, depending upon your issuing Company.

Contracts issued in your state may provide different features and benefits from and impose different costs (such as a waiver of the withdrawal charge on all Annuity Payments) than those described in this prospectus.

CAN YOU GIVE ME A GENERAL DESCRIPTION OF THE CONTRACT? We designed the Contract for retirement savings or other long-term investment purposes. The Contract provides a death benefit as well as guaranteed payout options. You direct your payment(s) to one or more of the Variable Funding Options and/or to the Fixed Account that is part of our general account (the "Fixed Account"). We guarantee money directed to the Fixed Account as to principal and interest. The Variable Funding Options fluctuate with the investment performance of the Underlying Funds and are not guaranteed. You can also lose money in the Variable Funding Options.

The Contract, like all deferred variable annuity contracts, has two phases: the accumulation phase and the payout phase (annuity period). During the accumulation phase generally, under a Qualified Contract, your pre-tax contributions accumulate on a tax-deferred basis and are taxed as income when you make a withdrawal, presumably when you are in a lower tax bracket. During the accumulation phase, under a Non-qualified Contract, earnings on your after-tax contributions accumulate on a tax-deferred basis and are taxed as income when you make a withdrawal. The payout phase occurs when you begin receiving payments from your Contract. The amount of money you accumulate in your Contract determines the amount of income (Annuity Payments) you receive during the payout phase.

During the payout phase, you may choose one of a number of annuity options. You may receive income payments in the form of a variable annuity, a fixed annuity, or a combination of both. If you elect variable income payments, the dollar amount of your payments may increase or decrease. Once you choose one of the annuity options and begin to receive payments, it cannot be changed.

WHO CAN PURCHASE THIS CONTRACT? The Contract is currently available for use in connection with (1) individual non-qualified purchases; (2) rollovers from Individual Retirement Annuities (IRAs); (3) rollovers from other qualified retirement plans and (4) beneficiary-directed transfers of death proceeds from another contract. Qualified Contracts include contracts qualifying under Section 401(a), 403(b), 408(b) or 408A of the Code. Purchase of this Contract through a tax qualified retirement plan ("Plan") does not provide any additional tax deferral benefits beyond those provided by the Plan. Accordingly, if you are purchasing this Contract through a Plan, you should consider purchasing this Contract for its death benefit, annuity option benefits, and other non-tax-related benefits.

The Contract is no longer offered to new purchasers. However, you may make additional payments of at least $100 at any time during the accumulation phase. No additional payments are allowed if this Contract is purchased with a beneficiary-directed transfer of death proceeds.

CAN I EXCHANGE MY CURRENT ANNUITY CONTRACT FOR THIS CONTRACT? The Code generally permits you to exchange one annuity contract for another in a "tax-free exchange." Therefore, you can transfer the proceeds from another annuity contract to purchase this Contract. Before making an exchange to acquire this Contract, you should carefully compare this Contract to your current contract. You may have to pay a surrender charge under your current contract to exchange it for this Contract, and this Contract has its own surrender charges that would apply to you. The other fees and charges under this Contract may be higher or lower and the benefits may be different than those of your current contract. In addition, you may have to pay federal income or penalty taxes on the exchange if it does not qualify for tax-free treatment. You should not exchange another contract for this Contract unless you determine, after evaluating all the facts, the exchange is in your best interests. Remember that the person selling you the Contract generally will earn a commission on the sale.

IS THERE A RIGHT TO RETURN PERIOD? If you cancel the Contract within twenty days after you receive it, you will receive a full refund of your Contract Value plus any Contract charges and premium taxes you paid (but not fees and charges assessed by the Underlying Funds). Where state law requires a different right to return period, or the return of Purchase Payments, the Company will comply. You bear the investment risk on the Purchase Payment allocated to a Variable Funding Option during the right to return period; therefore, the Contract Value we return may be greater or less than your Purchase Payment.

If you purchased your Contract as an Individual Retirement Annuity, and you return it within the first seven days after delivery, or longer if your state law permits, we will refund your full Purchase Payment. During the remainder of the right to return period, we will refund your Contract Value (including charges we assessed). We will determine your Contract Value at the close of business on the day we receive a Written Request for a refund.

CAN YOU GIVE A GENERAL DESCRIPTION OF THE VARIABLE FUNDING OPTIONS AND HOW THEY OPERATE? The Variable Funding Options represent Subaccounts of the Separate Account. At your direction, the Separate Account, through its Subaccounts, uses your Purchase Payments to purchase shares of one or more of the Underlying Funds that holds securities consistent with its own investment policy. Depending on market conditions, you may make or lose money in any of these Variable Funding Options.

You can transfer among the Variable Funding Options as frequently as you wish without any current tax implications. Currently there is no charge for transfers, nor a limit to the number of transfers allowed. We may, in the future, charge a fee for any transfer request, or limit the number of transfers allowed. At a minimum, we would always allow one transfer every six months. We reserve the right to restrict transfers that we determine will disadvantage other Contract Owners. You may transfer between the Fixed Account and the Variable Funding Options twice a year (during the 30 days after the six-month Contract Date anniversary), provided the amount is not greater than 15% of the Fixed Account value on that date. Amounts previously transferred from the Fixed Account to the Variable Funding Options may not be transferred back to the Fixed Account for a period of at least six months from the date of the transfer.

WHAT EXPENSES WILL BE ASSESSED UNDER THE CONTRACT? The Contract has insurance features and investment features, and there are costs related to each. We deduct an administrative expense charge and a mortality and expense risk ("M&E") charge each business day from amounts you allocate to the Separate Account. We deduct the administrative expense charge at an annual rate of 0.15% and deduct the M&E charge at an annual rate of 1.25%. We also deduct an annual Contract administrative charge of $30. Each Underlying Fund also charges for management costs and other expenses.

We will apply a withdrawal charge to withdrawals from the Contract, and will calculate it as a percentage of the Purchase Payments withdrawn. The maximum percentage is 8%, decreasing to 0% after eight full years.

Upon annuitization, if the Variable Liquidity Benefit is selected, there is a maximum charge of 8% of the amounts withdrawn. Please refer to Payment Options for a description of this benefit.

HOW WILL MY PURCHASE PAYMENTS AND WITHDRAWALS BE TAXED? Generally, the payments you make to a Qualified Contract during the accumulation phase are made with before-tax dollars. Generally, you will be taxed on your Purchase Payments and on any earnings when you make a withdrawal or begin receiving Annuity Payments. Under a Non-qualified Contract, payments to the Contract are made with after-tax dollars, and earnings will generally accumulate tax-deferred. You will be taxed on these earnings when they are withdrawn from the Contract. If you are younger than 59 1/2 when you take money out, you may be charged a 10% federal penalty tax on the amount withdrawn.

For owners of Qualified Contracts, if you reach a certain age, you may be required by federal tax laws to begin receiving payments from your annuity or risk paying a penalty tax. In those cases, we can calculate and pay you the minimum required distribution amounts (see "Access to Your Money - Systematic Withdrawals").

HOW MAY I ACCESS MY MONEY? You can take withdrawals any time during the accumulation phase. Withdrawal charges may apply, as well as income taxes, and/or a penalty tax on amounts withdrawn.

WHAT IS THE DEATH BENEFIT UNDER THE CONTRACT? The death benefit applies upon the first death of the Contract Owner, joint owner, or Annuitant. Assuming you are the Annuitant, the death benefit is as follows: If you die before the Contract is in the payout phase, the person you have chosen as your beneficiary will receive a death benefit. We calculate the death benefit value at the close of the business day on which our Home Office receives (1) Due Proof of Death and
(2) written payment instructions. Please refer to the Death Benefit section in the Prospectus for more details.

WHERE MAY I FIND OUT MORE ABOUT ACCUMULATION UNIT VALUES? The Condensed Financial Information in Appendix A or Appendix B to this prospectus provides more information about Accumulation Unit values.

ARE THERE ANY ADDITIONAL FEATURES? This Contract has other features you may be interested in. These include:

     - DOLLAR COST AVERAGING. This is a program that allows you to invest a fixed amount of money in Variable Funding Options each month, theoretically giving you a lower average cost per unit over time than a single one-time purchase. Dollar Cost Averaging requires regular investments regardless of fluctuating price levels, and does not guarantee profits or prevent losses in a declining market. Potential investors should consider their financial ability to continue purchases through periods of low price levels.

     - SYSTEMATIC WITHDRAWAL OPTION. Before the Maturity Date, you can arrange to have money sent to you at set intervals throughout the year. Of course, any applicable income and penalty taxes will apply on amounts withdrawn, and withdrawals in excess of the annual free withdrawal allowance may be subject to a withdrawal charge.

     - AUTOMATIC REBALANCING. You may elect to have the Company periodically reallocate the values in your Contract to match the rebalancing allocation selected.

     - MANAGED DISTRIBUTION PROGRAM. This program allows us to automatically calculate and distribute to you, in November of the applicable tax year, an amount that will satisfy the Internal Revenue Service's minimum distribution requirements imposed on certain contracts once the owner reaches age 70 1/2 or retires. These minimum distributions occur during the accumulation phase.

     - BENEFICIARY CONTRACT CONTINUANCE (NOT PERMITTED FOR NON-NATURAL BENEFICIARIES). If you die before the Maturity Date, and if the value of any beneficiary's portion of the death benefit is between $20,000 and $1,000,000 as of the date of your death, that beneficiary(s) may elect to continue his/her portion of the Contract and take required distributions over time rather than have the death benefit paid to the beneficiary in a lump sum.

                                    FEE TABLE

--------------------------------------------------------------------------------

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the Contract. The first table describes the fees and expenses that you will pay at the time that you buy the Contract, surrender the Contract, or transfer Contract Value between Variable Funding Options. Expenses shown do not include premium taxes, which may be applicable.

CONTRACT OWNER TRANSACTION EXPENSES

WITHDRAWAL CHARGE
(as a percentage of the Purchase Payments withdrawn)


     YEARS SINCE PURCHASE PAYMENT MADE
------------------------------------------
GREATER THAN OR EQUAL TO     BUT LESS THAN    WITHDRAWAL CHARGE
------------------------     -------------    -----------------


            0                      1                  8%
            1                      2                  7%
            2                      3                  6%
            3                      4                  5%
            4                      5                  4%
            5                      6                  3%
            6                      7                  2%
            7                      8                  1%
           8+                                         0%





VARIABLE LIQUIDITY BENEFIT CHARGE.......................   8%(1)
(as a percentage of the present value of the remaining Annuity Payments that are surrendered. The interest rate used to calculate this present value is 1% higher than the Assumed (Daily) Net Investment Factor used to calculate The Annuity Payments)


The next table describes the fees and expenses that you will pay periodically during the time that you own the Contract, not including Underlying Fund fees and expenses.

CONTRACT ADMINISTRATIVE CHARGES



ANNUAL CONTRACT ADMINISTRATIVE CHARGE...................   $30


---------
(1) This withdrawal charge only applies when you surrender the Contract after beginning to receive Annuity Payments. The Variable Liquidity Benefit Withdrawal Charge declines to zero after eight years. The charge is as follows:


   YEARS SINCE INITIAL PURCHASE PAYMENT
------------------------------------------
GREATER THAN OR EQUAL TO     BUT LESS THAN    WITHDRAWAL CHARGE
------------------------     -------------    -----------------


         0 years                1 years               8%
         1 years                2 years               7%
         2 years                3 years               6%
         3 years                4 years               5%
         4 years                5 years               4%
         5 years                6 years               3%
         6 years                7 years               2%
         7 years                8 years               1%
        8 + years                                     0%

ANNUAL SEPARATE ACCOUNT CHARGES:
(as a percentage of the average daily net assets of the Separate Account)



Mortality & Expense Risk Charge............................................    1.25%(2)
Administrative Expense Charge..............................................    0.15%
  Total Annual Separate Account Charges....................................    1.40%


---------
(2)   We are waiving the following amounts of the Mortality and Expense Risk
      Charge: 0.15% for the Subaccount investing in the Western Asset Management U.S. Government Portfolio, an amount equal to the Underlying Fund expenses that are in excess of 1.16% for the Subaccount investing in the Met/AIM Capital Appreciation Portfolio, an amount equal to the Underlying Fund expenses that are in excess of 1.10% for the Subaccount investing in the Third Avenue Small Cap Value Portfolio, an amount equal to the Underlying Fund expenses that are in excess of 1.18% for the Subaccount investing in the MFS(R) Research International Portfolio, an amount equal to the Underlying Fund expenses that are in excess of 1.16% for the Subaccount investing in the Capital Guardian U.S. Equity Portfolio and an amount equal to the Underlying Fund expenses that are in excess of 0.92% for the Subaccount investing in the T. Rowe Price Large Cap Growth Portfolio.

UNDERLYING FUND EXPENSES AS OF DECEMBER 31, 2006 (UNLESS OTHERWISE INDICATED):

The first table below shows the range (minimum and maximum) of the total annual operating expenses charged by all of the Underlying Funds, before any voluntary or contractual fee waivers and/or expense reimbursements. The second table shows each Underlying Fund's management fee, distribution and/or service fees (12b-1) if applicable, and other expenses. The Underlying Funds provided this information and we have not independently verified it. More detail concerning each Underlying Fund's fees and expenses is contained in the prospectus for each Underlying Fund. Current prospectuses for the Underlying Funds can be obtained by calling 1-888-556-5412.

MINIMUM AND MAXIMUM TOTAL ANNUAL UNDERLYING FUND OPERATING EXPENSES


                                                                       MINIMUM        MAXIMUM
                                                                     -----------    -----------


TOTAL ANNUAL FUND OPERATING EXPENSES
(expenses that are deducted from Underlying Fund assets,
including management fees, distribution and/or service (12b-1)
fees, and other expenses)........................................       0.48%          1.21%


UNDERLYING FUND FEES AND EXPENSES (AS A PERCENTAGE OF AVERAGE DAILY NET ASSETS)


                                       DISTRIBUTION                TOTAL     CONTRACTUAL FEE         NET TOTAL
                                          AND/OR                   ANNUAL         WAIVER              ANNUAL
                          MANAGEMENT      SERVICE       OTHER    OPERATING    AND/OR EXPENSE         OPERATING
UNDERLYING FUND:              FEE      (12b-1) FEES   EXPENSES    EXPENSES    REIMBURSEMENT          EXPENSES*
----------------         ------------ -------------- ---------- ----------- ----------------- ----------------------


ALLIANCEBERNSTEIN
  VARIABLE PRODUCTS
  SERIES FUND, INC.
  AllianceBernstein
     Large Cap Growth
     Portfolio -- Class
     B..................     0.75%         0.25%        0.08%      1.08%            --         1.08%
FIDELITY(R) VARIABLE
  INSURANCE PRODUCTS
  VIP Equity-Income
     Portfolio -- Ser-
     vice Class 2.......     0.47%         0.25%        0.10%      0.82%            --         0.82%
  VIP Mid Cap
     Portfolio -- Ser-
     vice Class 2.......     0.57%         0.25%        0.11%      0.93%            --         0.93%
FRANKLIN TEMPLETON
  VARIABLE INSURANCE
  PRODUCTS TRUST
  Mutual Shares
     Securities
     Fund -- Class 2....     0.60%         0.25%        0.21%      1.06%            --         1.06%
  Templeton Growth
     Securities
     Fund -- Class 2....     0.74%         0.25%        0.04%      1.03%            --         1.03%
LEGG MASON PARTNERS
  VARIABLE EQUITY TRUST
  Legg Mason Partners
     Variable Aggressive
     Growth
     Portfolio -- Class
     I++................     0.75%           --         0.02%      0.77%            --         0.77%
  Legg Mason Partners
     Variable
     Appreciation
     Portfolio -- Class
     I..................     0.70%           --         0.02%      0.72%            --         0.72%(9)
  Legg Mason Partners
     Variable Capital
     and Income
     Portfolio -- Class
     II.................     0.75%         0.25%        0.06%      1.06%          0.11%        0.95%(1)
  Legg Mason Partners
     Variable Dividend
     Strategy
     Portfolio++........     0.65%           --         0.24%      0.89%            --         0.89%
  Legg Mason Partners
     Variable
     Fundamental Value
     Portfolio -- Class
     I..................     0.75%           --         0.02%      0.77%            --         0.77%
  Legg Mason Partners
     Variable
     International All
     Cap Opportunity
     Portfolio++........     0.85%           --         0.09%      0.94%            --         0.94%

                                       DISTRIBUTION                TOTAL     CONTRACTUAL FEE         NET TOTAL
                                          AND/OR                   ANNUAL         WAIVER              ANNUAL
                          MANAGEMENT      SERVICE       OTHER    OPERATING    AND/OR EXPENSE         OPERATING
UNDERLYING FUND:              FEE      (12b-1) FEES   EXPENSES    EXPENSES    REIMBURSEMENT          EXPENSES*
----------------         ------------ -------------- ---------- ----------- ----------------- ----------------------

  Legg Mason Partners
     Variable Investors
     Portfolio -- Class
     I..................     0.65%           --         0.07%      0.72%            --         0.72%
  Legg Mason Partners
     Variable Large Cap
     Growth
     Portfolio -- Class
     I++................     0.75%           --         0.04%      0.79%            --         0.79%
  Legg Mason Partners
     Variable Mid Cap
     Core
     Portfolio -- Class
     I++................     0.75%           --         0.07%      0.82%            --         0.82%
  Legg Mason Partners
     Variable Multiple
     Discipline
     Portfolio -- All
     Cap Growth and
     Value..............     0.75%         0.25%        0.05%      1.05%            --         1.05%
  Legg Mason Partners
     Variable Multiple
     Discipline
     Portfolio -- Global
     All Cap Growth and
     Value..............     0.75%         0.25%        0.09%      1.09%            --         1.09%
  Legg Mason Partners
     Variable Multiple
     Discipline
     Portfolio -- Large
     Cap Growth and
     Value..............     0.75%         0.25%        0.21%      1.21%            --         1.21%
  Legg Mason Partners
     Variable Small Cap
     Growth
     Portfolio -- Class
     I..................     0.75%           --         0.21%      0.96%            --         0.96%
  Legg Mason Partners
     Variable Social
     Awareness
     Portfolio++........     0.66%           --         0.12%      0.78%            --         0.78%
LEGG MASON PARTNERS
  VARIABLE INCOME TRUST
  Legg Mason Partners
     Variable Adjustable
     Rate Income
     Portfolio++........     0.55%         0.25%        0.22%      1.02%            --         1.02%
  Legg Mason Partners
     Variable Government
     Portfolio -- Class
     I++................     0.55%           --         0.13%      0.68%            --         0.68%
  Legg Mason Partners
     Variable High
     Income
     Portfolio++........     0.60%           --         0.06%      0.66%            --         0.66%
  Legg Mason Partners
     Variable Money
     Market
     Portfolio++........     0.45%           --         0.03%      0.48%            --         0.48%
MET INVESTORS SERIES
  TRUST
  BlackRock Large-Cap
     Core
     Portfolio -- Class
     E+.................     0.63%         0.15%        0.22%      1.00%            --         1.00%(2)(3)(4)
  Lord Abbett Bond
     Debenture
     Portfolio -- Class
     A..................     0.50%           --         0.04%      0.54%            --         0.54%(2)
  Lord Abbett Growth and
     Income
     Portfolio -- Class
     B..................     0.50%         0.25%        0.03%      0.78%            --         0.78%(2)
  Met/AIM Capital
     Appreciation
     Portfolio -- Class
     E++................     0.77%         0.15%        0.09%      1.01%            --         1.01%(2)(3)(4)(5)(10)
  MFS(R) Research
     International
     Portfolio -- Class
     B..................     0.72%         0.25%        0.14%      1.11%            --         1.11%(2)
  Oppenheimer Capital
     Appreciation
     Portfolio -- Class
     B..................     0.57%         0.25%        0.05%      0.87%            --         0.87%(2)(3)
  Pioneer Strategic
     Income
     Portfolio -- Class
     A++................     0.70%           --         0.12%      0.82%            --         0.82%(2)(3)(5)(10)
  Third Avenue Small Cap
     Value
     Portfolio -- Class
     B..................     0.74%         0.25%        0.04%      1.03%            --         1.03%(2)
METROPOLITAN SERIES
  FUND, INC.
  BlackRock Aggressive
     Growth
     Portfolio -- Class
     D..................     0.72%         0.10%        0.06%      0.88%            --         0.88%(11)
  BlackRock Bond Income
     Portfolio -- Class
     E..................     0.39%         0.15%        0.07%      0.61%          0.01%        0.60%(6)(11)
  Capital Guardian U.S.
     Equity
     Portfolio -- Class
     B..................     0.66%         0.25%        0.06%      0.97%            --         0.97%(11)
  MFS(R) Total Return
     Portfolio -- Class
     F..................     0.53%         0.20%        0.05%      0.78%            --         0.78%(7)(11)
  T. Rowe Price Large
     Cap Growth
     Portfolio -- Class
     B..................     0.60%         0.25%        0.08%      0.93%            --         0.93%(11)
  Western Asset
     Management U.S.
     Government
     Portfolio -- Class
     A..................     0.50%           --         0.07%      0.57%            --         0.57%(11)
PIONEER VARIABLE
  CONTRACTS TRUST
  Pioneer Fund VCT
     Portfolio -- Class
     II.................     0.65%         0.25%        0.05%      0.95%            --         0.95%
  Pioneer Mid Cap Value
     VCT
     Portfolio -- Class
     II.................     0.65%         0.25%        0.06%      0.96%            --         0.96%

                                       DISTRIBUTION                TOTAL     CONTRACTUAL FEE         NET TOTAL
                                          AND/OR                   ANNUAL         WAIVER              ANNUAL
                          MANAGEMENT      SERVICE       OTHER    OPERATING    AND/OR EXPENSE         OPERATING
UNDERLYING FUND:              FEE      (12b-1) FEES   EXPENSES    EXPENSES    REIMBURSEMENT          EXPENSES*
----------------         ------------ -------------- ---------- ----------- ----------------- ----------------------

THE UNIVERSAL
  INSTITUTIONAL FUNDS,
  INC.
  Equity and Income
     Portfolio -- Class
     II.................     0.43%         0.35%        0.30%      1.08%            --         1.08%
  U.S. Real Estate
     Securities
     Portfolio -- Class
     I..................     0.73%           --         0.28%      1.01%            --         1.01%
VAN KAMPEN LIFE
  INVESTMENT TRUST
  Comstock
     Portfolio -- Class
     II.................     0.56%         0.25%        0.03%      0.84%            --         0.84%
  Growth and Income
     Portfolio -- Class
     II.................     0.56%         0.25%        0.04%      0.85%            --         0.85%
  Strategic Growth
     Portfolio -- Class
     II.................     0.70%         0.25%        0.08%      1.03%            --         1.03%




                                                                                                                   NET TOTAL
                                                                                                                    ANNUAL
                                                                                                                   OPERATING
                                                                                                                   EXPENSES
                                                                                                                   INCLUDING
                                          DISTRIBUTION                  TOTAL      CONTRACTUAL FEE    NET TOTAL     UNDERLY-
                                             AND/OR                     ANNUAL          WAIVER          ANNUAL       ING
                            MANAGEMENT       SERVICE        OTHER     OPERATING     AND/OR EXPENSE    OPERATING      FUND
UNDERLYING FUND:                FEE       (12b-1) FEES    EXPENSES     EXPENSES     REIMBURSEMENT     EXPENSES*    EXPENSES*
----------------           ------------  --------------  ----------  -----------  -----------------  -----------  ----------


LEGG MASON PARTNERS VARIABLE EQUITY
  TRUST
  Legg Mason Partners
     Variable Lifestyle
     Allocation 50%#.....      0.35%           --           0.00%       0.35%             --            0.35%      1.00%(8)
  Legg Mason Partners
     Variable Lifestyle
     Allocation 70%#.....      0.35%           --           0.00%       0.35%             --            0.35%      1.03%(8)
  Legg Mason Partners
     Variable Lifestyle
     Allocation 85%#.....      0.35%           --           0.00%       0.35%             --            0.35%      1.04%(8)


---------
* Net Total Annual Operating Expenses do not reflect (1) voluntary waivers of fees and expenses; (2) contractual waivers that are in effect for less than one year from the date of this Prospectus, or (3) expense reductions resulting from custodial fee credits or directed brokerage arrangements.
+ Not available under all Contracts. Availability depends on Contract issue date.
++ Fees and expenses for this Portfolio are based on the Portfolio's fiscal year ended October 31, 2006.
# Fees and expenses for this Portfolio are based on the Portfolio's fiscal year ended January 31, 2007.

NOTES
(1) Management has contractually agreed to waive fees and/or reimburse expenses to limit Total Annual Operating Expenses to 0.95% until May 1, 2008.
(2) Other Expenses have been restated to reflect new custodian, fund administration and transfer agent fee schedules, as if these fee schedules had been in effect for the previous fiscal year.
(3) The Management Fee has been restated to reflect an amended management fee agreement, as if the agreement had been in effect during the previous fiscal year.
(4) This is a new share class for this Portfolio. Operating expenses are estimated based on the expenses of the Class A shares of the Portfolio.
(5) Effective November 1, 2006, the Portfolio's fiscal year end has been changed from October 31 to December 31. The fees and expenses shown are for the Portfolio's last fiscal year ended October 31, 2006.
(6) MetLife Advisers, LLC has contractually agreed, for the period May 1, 2007 through April 30, 2008, to reduce the Management Fee to the annual rate of 0.325% for amounts over $1 billion but less than $2 billion.
(7) The Management Fee has been restated to reflect current fees, as if current fees had been in effect for the previous fiscal year.
(8) These Portfolios are "funds of funds" that invest substantially all of their assets in other Legg Mason-affiliated portfolios. Because the Portfolios invest in other underlying portfolios, each Portfolio also will bear its pro rata portion of the operating expenses of the underlying portfolios in which the Portfolio invests, including the management fee. Based on the expense ratios of underlying Legg Mason affiliated portfolios in which the Portfolios were invested on January 31, 2007, the approximate total operating expenses of the underlying portfolios are expected to be as follows: 0.65% for the Legg Mason Partners Variable Lifestyle Allocation 50%, 0.68% for the Legg Mason Partners Variable Lifestyle Allocation 70% and 0.69% for the Legg Mason Partners Variable Lifestyle Allocation 85%.
(9) Other Expenses include 0.01% of "Acquired Fund Fees and Expenses," which are fees and expenses attributable to underlying portfolios in which the Portfolio invested during the preceding fiscal year.
(10) Other Expenses have been restated to reflect the current Met Investors Series Trust fee schedule, as if that schedule had applied to the Portfolio for the entire fiscal year.
(11) Other Expenses have been restated to reflect current fees, as if current fees had been in effect for the previous fiscal year.

EXAMPLE

This example is intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity Contracts. These costs include Contract Owner transaction expenses, Contract fees, separate account annual expenses, and Underlying Fund total annual operating expenses. This example does not represent past or future expenses. Your actual expenses may be more or less than those shown.

This example assumes that you invest $10,000 in the Contract for the time periods indicated and that your investment has a 5% return each year. The example reflects the annual Contract administrative charge, factoring in that the charge is waived for contracts over a certain value. Additionally, the example is based on the minimum and maximum Underlying Fund total annual operating expenses shown above and does not reflect any Underlying Fund fee waivers and/or expense reimbursements.

The example assumes you have allocated all of your Contract Value to either the Underlying Fund with the maximum total annual operating expenses or the Underlying Fund with the minimum total annual operating expenses.

EXAMPLE


                                       IF CONTRACT IS SURRENDERED AT THE               IF CONTRACT IS NOT SURRENDERED OR
                                             END OF PERIOD SHOWN:                   ANNUITIZED AT THE END OF PERIOD SHOWN:
                                ----------------------------------------------  ----------------------------------------------
FUNDING OPTION                    1 YEAR      3 YEARS     5 YEARS    10 YEARS     1 YEAR      3 YEARS     5 YEARS    10 YEARS
--------------                  ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------


Underlying Fund with Maximum
Total Annual Operating
Expenses......................     $952        $1343       $1760       $3004       $272        $833        $1420       $3004
Underlying Fund with Minimum
Total Annual Operating
Expenses......................      879         1124        1394        2273        199         614         1054        2273


                         CONDENSED FINANCIAL INFORMATION

--------------------------------------------------------------------------------

See Appendices A and B.

                              THE ANNUITY CONTRACT

--------------------------------------------------------------------------------

PrimElite Annuity is a contract between the Contract Owner ("you") and the Company. This is the prospectus -- it is not the Contract. The prospectus highlights many Contract provisions to focus your attention on the Contract's essential features. Your rights and obligations under the Contract will be determined by the language of the Contract itself. When you receive your Contract, we suggest you read it promptly and carefully. There may be differences in your Contract from the descriptions in this prospectus because of the requirements of the state where we issued your Contract. We will include any such differences in your Contract.

The Company offers several different annuities that your investment professional may be authorized to offer to you. Each annuity offers different features and benefits that may be appropriate for you. In particular, the annuities differ based on variations in the standard and optional death benefit protection provided for your beneficiaries, the availability of optional living benefits, the ability to access your Contract Value if necessary and the charges that you will be subject to if you make a withdrawal or surrender the annuity. The separate account charges and other charges may be different between each annuity we offer. Optional death benefits and living benefits are subject to a separate charge for the additional protections they offer to you and your beneficiaries. Furthermore, annuities that offer greater flexibility to access your Contract Value generally are subject to higher separate account charges than annuities that deduct charges if you make a withdrawal or surrender.

We encourage you to evaluate the fees, expenses, benefits and features of this annuity against those of other investment products, including other annuity products offered by us and other insurance companies. Before purchasing this or any other investment product you should consider whether the product you purchase is consistent with your risk tolerance, investment objectives, investment time horizon, financial and tax situation, liquidity needs and how you intend to use the annuity.

You make Purchase Payments to us and we credit them to your Contract. We promise to pay you an income, in the form of Annuity Payments, beginning on a future date that you choose, the Maturity Date. The Purchase Payments accumulate tax deferred in the funding options of your choice. We offer multiple Variable Funding Options. We may also offer a Fixed Account option. Where permitted by law, we reserve the right to restrict Purchase Payments into the Fixed Account whenever the credited interest rate on the Fixed Account is equal to the minimum guaranteed interest rate specified under the Contract. The Contract Owner assumes the risk of gain or loss according to the performance of the Variable Funding Options. The Contract Value is the amount of Purchase Payments, plus or minus any investment experience on the amounts you allocate to the Separate Account ("Separate Account Contract Value") or interest on the amounts you allocate to the Fixed Account ("Fixed Account Contract Value"). The Contract Value also reflects all withdrawals made and charges deducted. There is generally no guarantee that at the Maturity Date the Contract Value will equal or exceed the total Purchase Payments made under the Contract. The date the Contract and its benefits become effective is referred to as the Contract Date. Each 12-month period following the Contract Date is called a Contract Year.

Certain changes and elections must be made in writing to the Company. Where the term "Written Request" is used, it means that you must send written information to our Home Office in a form and content satisfactory to us.

The Contract is not available to new purchasers. However, you may continue to make additional Purchase Payments or transfer Contract Value among the Variable Funding Options.

Purchase of this Contract through a tax qualified retirement plan or IRA does not provide any additional tax deferral benefits beyond those provided by the plan or the IRA. Accordingly, if you are purchasing this Contract through a plan or IRA, you should consider purchasing this Contract for its death benefit, annuity option benefits, and other non-tax-related benefits. You should consult with your tax adviser to determine if this Contract is appropriate for you.

CONTRACT OWNER INQUIRIES

Any questions you have about your Contract should be directed to our Home Office at 1-888-556-5412.

PURCHASE PAYMENTS

Your initial Purchase Payment is due and payable before the Contract becomes effective. The initial Purchase Payment must be at least $5,000, which amount may be paid in one or more installments of at least $100 within the first twelve months after the Contract Date. You may make additional payments of at least $100 at any time. No additional payments are allowed if this Contract is purchased with a beneficiary-directed transfer of death benefit proceeds. Under certain circumstances, we may waive the minimum Purchase Payment requirement. Purchase Payments over $1,000,000 may be made only with our prior consent. We may restrict allocations of Purchase Payments to the Fixed Account whenever the current credited interest rate for the fixed account is equal to the minimum guaranteed rate specified in your Contract.

We accept Purchase Payments made by check or cashier's check, we do not accept cash, money orders or traveler's checks. We reserve the right to refuse purchase payments made via a personal check in excess of $100,000. Purchase payments over $100,000 may be accepted in other forms, including but not limited to, EFT/wire transfers, certified checks, corporate checks, and checks written on financial institutions. The form in which we receive a purchase payment may determine how soon subsequent disbursement requests may be fulfilled. (See "Access To Your Money.")

We will apply the initial Purchase Payment less any applicable premium tax within two business days after we receive it at our Home Office with a properly completed application or order request. If your request or other information accompanying the initial Purchase Payment is incomplete when received, we will hold the Purchase Payment for up to five business days. If we cannot obtain the necessary information within five business days, we will return the Purchase Payment in full, unless you specifically consent for us to keep it until you provide the necessary information.

We will credit any subsequent Purchase Payment to a Contract on the same business day we receive it, if it is received in good order by our Home Office by 4:00 p.m. Eastern time. A business day is any day that the New York Stock Exchange is open for regular trading (except when trading is restricted due to an emergency as defined by the Securities and Exchange Commission).

ACCUMULATION UNITS

The period between the Contract Date and the Maturity Date is the accumulation period. During the accumulation period, an Accumulation Unit is used to calculate the value of a Contract. Each Variable Funding Option has a corresponding Accumulation Unit value. The Accumulation Units are valued each business day and their values may increase or decrease from day to day. The daily change in value of an Accumulation Unit each day is based on the investment performance of the corresponding Underlying Fund, and the deduction of separate account charges shown in the Fee Table in this prospectus. The number of Accumulation Units we will credit to your Contract once we receive a Purchase Payment or transfer request (or, liquidate for a withdrawal request) is determined by dividing the amount directed to each Variable Funding Option (or, taken from each Variable Funding Option) by the value of its Accumulation Unit. Normally, we calculate the value of an Accumulation Unit for each Variable Funding Option as of the close of regular trading (generally 4:00 p.m. Eastern time) each day the New York Stock Exchange is open. After the value is calculated, we credit your Contract. During the annuity period (i.e., after the Maturity Date), you are credited with Annuity Units.

THE VARIABLE FUNDING OPTIONS

You choose the Variable Funding Options to which you allocate your Purchase Payments. From time to time we may make new Variable Funding Options available. These Variable Funding Options are Subaccounts of the Separate Account. The Subaccounts invest in the Underlying Funds. You are not investing directly in the Underlying Fund. Each Underlying Fund is a portfolio of an open-end management investment company that is registered with the SEC under the Investment Company Act of 1940. These Underlying Funds are not publicly traded and are only offered through variable annuity contracts, variable life insurance products, and maybe in some instances, certain retirement plans. They are not the same retail mutual funds as those offered outside of a variable annuity or variable life insurance product, although the investment practices and fund names may be similar and the portfolio managers may be identical. Accordingly, the performance of the retail mutual fund is likely to be different from that of the Underlying Fund.

We select the Underlying Funds offered through this Contract based on several criteria, including asset class coverage, the strength of the adviser's or subadviser's reputation and tenure, brand recognition, performance, and the capability and qualification of each investment firm. Another factor we consider during the selection process is whether the Underlying Fund's adviser or subadviser is one of our affiliates or whether the Underlying Fund, its adviser, its subadviser(s), or an affiliate will make payments to us or our affiliates. In this regard, the profit distributions we receive from our affiliated investment advisers are a component of the total revenue that we consider in configuring the features and investment choices available in the variable insurance products that we and our affiliated insurance companies issue. Since we and our affiliated insurance companies may benefit more from the allocation of assets to portfolios advised by our affiliates than those that are not, we may be more inclined to offer portfolios advised by our affiliates in the variable insurance products we issue. For additional information on these arrangements, see "Payments We Receive." We review the Underlying Funds periodically and may remove an Underlying Fund or limit its availability to new Purchase Payments and/or transfers of Contract Value if we determine that the Underlying Fund no longer meets one or more of the selection criteria, and/or if the Underlying Fund has not attracted significant allocations from Contract Owners. In some cases, we have included Underlying Funds based on recommendations made by broker-dealer firms. When the Company develops a variable annuity product in cooperation with a fund family or distributor (e.g. a "private label" product) the Company will generally include Underlying Funds based on recommendations made by the fund family or distributor, whose selection criteria may differ from the Company's selection criteria.

WE DO NOT PROVIDE ANY INVESTMENT ADVICE AND DO NOT RECOMMEND OR ENDORSE ANY PARTICULAR UNDERLYING FUND. YOU BEAR THE RISK OF ANY DECLINE IN THE CONTRACT VALUE OF YOUR CONTRACT RESULTING FROM THE PERFORMANCE OF THE UNDERLYING FUNDS YOU HAVE CHOSEN.

If investment in the Underlying Funds or a particular Underlying Fund is no longer possible, in our judgment becomes inappropriate for purposes of the Contract, or for any other reason in our sole discretion, we may substitute another Underlying Fund or Underlying Funds without your consent. The substituted Underlying Fund may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future Purchase Payments, or both. However, we will not make such substitution without any necessary approval of the Securities and Exchange Commission and applicable state insurance departments. Furthermore, we may close Underlying Funds to allocations of Purchase Payments or Contract Value, or both, at any time in our sole discretion.

In certain circumstances, the Company's ability to remove or replace an Underlying Fund may be limited by the terms of a five-year agreement between MetLife, Inc. (MetLife) and Legg Mason, Inc. (Legg Mason) relating to the use of certain Underlying Funds advised by Legg Mason affiliates. The agreement sets forth the conditions under which the Company can remove an Underlying Fund, which, in some cases, may differ from the Company's own selection criteria. In addition, during the term of the agreement, subject to the Company's fiduciary and other legal duties, the Company is generally obligated in the first instance to consider Underlying Funds advised by Legg Mason affiliates in seeking to make a substitution for an Underlying Fund advised by a Legg Mason affiliate. The agreement was originally entered into on July 1, 2005 by MetLife and certain affiliates of Citigroup Inc. (Citigroup) as part of MetLife's acquisition of The Travelers Insurance Company and The Travelers Life and Annuity Company from Citigroup. Legg Mason replaced the Citigroup affiliates as a party to the agreement when Citigroup sold its asset management business to Legg Mason.

PAYMENTS WE RECEIVE. As described above, an investment adviser (other than our affiliates MetLife Advisers, LLC, and Met Investors Advisory LLC) or subadviser of an Underlying Fund, or its affiliates, may make payments to the Company and/or certain of our affiliates. These payments may be used for any corporate purpose, including payment of expenses that the Company and/or its affiliates incur in promoting, marketing, and administering the Contracts and, in its role as an intermediary, the Underlying Funds. The Company and its affiliates may profit from these payments. These payments may be derived, in whole or in part, from the advisory fee deducted from Underlying Fund assets. Contract Owners, through their indirect investment in the Underlying Funds, bear the costs of these advisory fees (see the Underlying Funds' prospectuses for more information). The amount of the payments we receive is based on a percentage of assets of the Underlying Funds attributable to the Contracts and certain other variable insurance products that the Company and its affiliates issue. These percentages differ and some advisers or subadvisers (or other affiliates) may pay the Company more than others. These percentages currently range up to 0.50%.

Additionally, an investment adviser or subadviser of an Underlying Fund or its affiliates may provide the Company with wholesaling services that assist in the distribution of the Contracts and may pay the Company and/or certain of our affiliates amounts to participate in sales meetings. These amounts may be significant and may provide the adviser or subadviser (or their affiliate) with increased access to persons involved in the distribution of the Contracts.

The Company and/or certain of its affiliated insurance companies have joint ownership interests in its affiliated investment advisers MetLife Advisers, LLC and Met Investors Advisory LLC, which are formed as "limited liability companies." The Company's ownership interests in MetLife Advisers, LLC and Met Investors Advisory LLC entitle us to profit distributions if the adviser makes a profit with respect to the advisory fees it receives from the Underlying Fund. The Company will benefit accordingly from assets allocated to the Underlying Funds to the extent they result in profits to the advisers. (See "Fee
Table -- Underlying Fund Fees and Expenses" for information on the management fees paid by the Underlying Funds and the Statement of Additional Information for the Underlying Funds for information on the management fees paid by the advisers to the subadvisers.)

Certain Underlying Funds have adopted a Distribution Plan under Rule 12b-1 of the Investment Company Act of 1940. An Underlying Fund's 12b-1 Plan, if any, is described in more detail in the Underlying Fund's prospectus. (See "Fee
Table -- Underlying Fund Fees and Expenses" and "Other
Information -- Distribution of Variable Annuity Contracts.") Any payments we receive pursuant to those 12b-1 Plans are paid to us or our distributor. Payments under a Underlying Fund's 12b-1 Plan decrease the Underlying Fund's investment return.

The agreement described above between MetLife and Legg Mason also obligates Legg Mason affiliates to continue on their current terms certain arrangements under which we receive payments in connection with our provision of administrative, marketing or other support services to the Underlying Funds advised or subadvised by Legg Mason affiliates.

Each Underlying Fund has different investment objectives and risks. The Underlying Fund prospectuses contain more detailed information on each Underlying Fund's investment strategy, investment advisers and its fees. You may obtain an Underlying Fund prospectus by calling 1-888-556-5412 or through your registered representative. We do not guarantee the investment results of the Underlying Funds.

The current Underlying Funds are listed below, along with their investment advisers and any subadviser:


             FUNDING                           INVESTMENT                         INVESTMENT
              OPTION                           OBJECTIVE                      ADVISER/SUBADVISER
---------------------------------  ---------------------------------  ---------------------------------


ALLIANCEBERNSTEIN VARIABLE
  PRODUCTS SERIES FUND, INC.
  AllianceBernstein Large Cap      Seeks long-term growth of          AllianceBernstein L.P.
     Growth Portfolio -- Class B   capital.
FIDELITY(R) VARIABLE INSURANCE
  PRODUCTS
  VIP Equity-Income                Seeks reasonable income. The fund  Fidelity Management & Research
     Portfolio -- Service Class 2  will also consider the potential   Company
                                   for capital appreciation. The
                                   fund's goal is to achieve a yield
                                   which exceeds the composite yield
                                   on the securities comprising the
                                   Standard & Poor's 500(SM) Index
                                   (S&P 500(R)).
  VIP Mid Cap                      Seeks long-term growth of          Fidelity Management & Research
     Portfolio -- Service Class 2  capital.                           Company
FRANKLIN TEMPLETON VARIABLE
  INSURANCE PRODUCTS TRUST
  Mutual Shares Securities         Seeks capital appreciation, with   Franklin Mutual Advisers, LLC
     Fund -- Class 2               income as a secondary goal.
  Templeton Growth Securities      Seeks long-term capital growth.    Templeton Global Advisors Limited
     Fund -- Class 2
LEGG MASON PARTNERS VARIABLE
  EQUITY TRUST
  Legg Mason Partners Variable     Seeks long-term capital            Legg Mason Partners Fund Advisor,
     Aggressive Growth             appreciation.                      LLC
     Portfolio -- Class I                                             Subadviser: ClearBridge Advisors,
                                                                      LLC
  Legg Mason Partners Variable     Seeks long-term appreciation of    Legg Mason Partners Fund Advisor,
     Appreciation                  capital.                           LLC
     Portfolio -- Class I                                             Subadviser: ClearBridge Advisors,
                                                                      LLC
  Legg Mason Partners Variable     Seeks a balance between long-term  Legg Mason Partners Fund Advisor,
     Capital and Income            growth of capital and principal    LLC
     Portfolio -- Class II         preservation.                      Subadviser: ClearBridge Advisors,
                                                                      LLC and Western Asset Management
                                                                      Company
  Legg Mason Partners Variable     Seeks capital appreciation,        Legg Mason Partners Fund Advisor,
     Dividend Strategy Portfolio   principally through investments    LLC
                                   in dividend-paying stocks.         Subadviser: ClearBridge Advisors,
                                                                      LLC
  Legg Mason Partners Variable     Seeks long-term capital growth.    Legg Mason Partners Fund Advisor,
     Fundamental Value             Current income is a secondary      LLC
     Portfolio -- Class I          consideration.                     Subadviser: ClearBridge Advisors,
                                                                      LLC
  Legg Mason Partners Variable     Seeks total return on assets from  Legg Mason Partners Fund Advisor,
     International All Cap         growth of capital and income.      LLC
     Opportunity Portfolio                                            Subadviser: Brandywine Global
                                                                      Investment Management, LLC
  Legg Mason Partners Variable     Seeks long-term growth of          Legg Mason Partners Fund Advisor,
     Investors Portfolio -- Class  capital. Current income is a       LLC
     I                             secondary objective.               Subadviser: ClearBridge Advisors,
                                                                      LLC
  Legg Mason Partners Variable     Seeks long term growth of          Legg Mason Partners Fund Advisor,
     Large Cap Growth              capital.                           LLC
     Portfolio -- Class I                                             Subadviser: ClearBridge Advisors,
                                                                      LLC
  Legg Mason Partners Variable     Seeks long-term growth of          Legg Mason Partners Fund Advisor,
     Lifestyle Allocation 50%      capital.                           LLC
                                                                      Subadviser: Legg Mason Global
                                                                      Asset Allocation, LLC
  Legg Mason Partners Variable     Seeks long-term growth of          Legg Mason Partners Fund Advisor,
     Lifestyle Allocation 70%      capital.                           LLC
                                                                      Subadviser: Legg Mason Global
                                                                      Asset Allocation, LLC
  Legg Mason Partners Variable     Seeks capital appreciation.        Legg Mason Partners Fund Advisor,
     Lifestyle Allocation 85%                                         LLC
                                                                      Subadviser: Legg Mason Global
                                                                      Asset Allocation, LLC
  Legg Mason Partners Variable     Seeks long-term growth of          Legg Mason Partners Fund Advisor,
     Mid Cap Core                  capital.                           LLC
     Portfolio -- Class I                                             Subadviser: ClearBridge Advisors,
                                                                      LLC
  Legg Mason Partners Variable     Seeks long-term growth of          Legg Mason Partners Fund Advisor,
     Multiple Discipline           capital.                           LLC
     Portfolio -- All Cap Growth                                      Subadviser: ClearBridge Advisors,
     and Value                                                        LLC
  Legg Mason Partners Variable     Seeks long-term growth of          Legg Mason Partners Fund Advisor,
     Multiple Discipline           capital.                           LLC
     Portfolio -- Global All Cap                                      Subadviser: ClearBridge Advisors,
     Growth and Value                                                 LLC
  Legg Mason Partners Variable     Seeks long-term growth of          Legg Mason Partners Fund Advisor,
     Multiple Discipline           capital.                           LLC
     Portfolio -- Large Cap                                           Subadviser: ClearBridge Advisors,
     Growth and Value                                                 LLC
  Legg Mason Partners Variable     Seeks long term growth of          Legg Mason Partners Fund Advisor,
     Small Cap Growth              capital.                           LLC
     Portfolio -- Class I                                             Subadviser: ClearBridge Advisors,
                                                                      LLC

             FUNDING                           INVESTMENT                         INVESTMENT
              OPTION                           OBJECTIVE                      ADVISER/SUBADVISER
---------------------------------  ---------------------------------  ---------------------------------

  Legg Mason Partners Variable     Seeks long-term capital            Legg Mason Partners Fund Advisor,
     Social Awareness Portfolio    appreciation and retention of net  LLC
                                   investment income.                 Subadviser: Legg Mason Investment
                                                                      Counsel, LLC
LEGG MASON PARTNERS VARIABLE
  INCOME TRUST
  Legg Mason Partners Variable     Seeks to provide high current      Legg Mason Partners Fund Advisor,
     Adjustable Rate Income        income and to limit the degree of  LLC
     Portfolio                     fluctuation of its net asset       Subadviser: Western Asset
                                   value resulting from movements in  Management Company
                                   interest rates.
  Legg Mason Partners Variable     Seeks high current return.         Legg Mason Partners Fund Advisor,
     Government                                                       LLC
     Portfolio -- Class I                                             Subadviser: Western Asset
                                                                      Management Company
  Legg Mason Partners Variable     Seeks high current income.         Legg Mason Partners Fund Advisor,
     High Income Portfolio         Secondarily, seeks capital         LLC
                                   appreciation.                      Subadviser: Western Asset
                                                                      Management Company and Western
                                                                      Asset Management Company Limited
  Legg Mason Partners Variable     Seeks to maximize current income   Legg Mason Partners Fund Advisor,
     Money Market Portfolio        consistent with preservation of    LLC
                                   capital.                           Subadviser: Western Asset
                                                                      Management Company
MET INVESTORS SERIES TRUST
  BlackRock Large-Cap Core         Seeks long-term capital growth.    Met Investors Advisory, LLC
     Portfolio -- Class E+                                            Subadviser: BlackRock Advisors,
                                                                      LLC
  Lord Abbett Bond Debenture       Seeks to provide high current      Met Investors Advisory, LLC
     Portfolio -- Class A          income and the opportunity for     Subadviser: Lord, Abbett & Co.
                                   capital appreciation to produce a  LLC
                                   high total return.
  Lord Abbett Growth and Income    Seeks long-term growth of capital  Met Investors Advisory, LLC
     Portfolio -- Class B          and income without excessive       Subadviser: Lord, Abbett & Co.
                                   fluctuations in market value.      LLC
  Met/AIM Capital Appreciation     Seeks capital appreciation.        Met Investors Advisory, LLC
     Portfolio -- Class E                                             Subadviser: AIM Capital
                                                                      Management, Inc.
  MFS(R) Research International    Seeks capital appreciation.        Met Investors Advisory, LLC
     Portfolio -- Class B                                             Subadviser: Massachusetts
                                                                      Financial Services Company
  Oppenheimer Capital              Seeks capital appreciation.        Met Investors Advisory, LLC
     Appreciation                                                     Subadviser: OppenheimerFunds,
     Portfolio -- Class B                                             Inc.
  Pioneer Strategic Income         Seeks a high level of current      Met Investors Advisory, LLC
     Portfolio -- Class A          income.                            Subadviser: Pioneer Investment
                                                                      Management, Inc.
  Third Avenue Small Cap Value     Seeks long-term capital            Met Investors Advisory, LLC
     Portfolio -- Class B          appreciation.                      Subadviser: Third Avenue
                                                                      Management LLC
METROPOLITAN SERIES FUND, INC.
  BlackRock Aggressive Growth      Seeks maximum capital              MetLife Advisers, LLC
     Portfolio -- Class D          appreciation.                      Subadviser: BlackRock Advisors,
                                                                      LLC
  BlackRock Bond Income            Seeks competitive total return     MetLife Advisers, LLC
     Portfolio -- Class E          primarily from investing in        Subadviser: BlackRock Advisors,
                                   fixed-income securities.           LLC
  Capital Guardian U.S. Equity     Seeks long-term growth of          MetLife Advisers, LLC
     Portfolio -- Class B          capital.                           Subadviser: Capital Guardian
                                                                      Trust Company
  MFS(R) Total Return              Seeks a favorable total return     MetLife Advisers, LLC
     Portfolio -- Class F          through investment in a            Subadviser: Massachusetts
                                   diversified portfolio.             Financial Services Company
  T. Rowe Price Large Cap Growth   Seeks long-term growth of capital  MetLife Advisers, LLC
     Portfolio -- Class B          and, secondarily, dividend         Subadviser: T. Rowe Price
                                   income.                            Associates Inc.
  Western Asset Management U.S.    Seeks to maximize total return     MetLife Advisers, LLC
     Government                    consistent with preservation of    Subadviser: Western Asset
     Portfolio -- Class A          capital and maintenance of         Management Company
                                   liquidity.

             FUNDING                           INVESTMENT                         INVESTMENT
              OPTION                           OBJECTIVE                      ADVISER/SUBADVISER
---------------------------------  ---------------------------------  ---------------------------------

PIONEER VARIABLE CONTRACTS TRUST
  Pioneer Fund VCT                 Invests in a broad list of         Pioneer Investment Management,
     Portfolio -- Class II         carefully selected, reasonably     Inc.
                                   priced securities for reasonable
                                   income and capital growth.
  Pioneer Mid Cap Value VCT        Seeks capital appreciation by      Pioneer Investment Management,
     Portfolio -- Class II         investing in a diversified         Inc.
                                   portfolio of securities
                                   consisting primarily of common
                                   stocks.
THE UNIVERSAL INSTITUTIONAL
  FUNDS, INC.
  Equity and Income                Seeks both capital appreciation    Morgan Stanley Investment
     Portfolio -- Class II         and current income.                Management, Inc. (d/b/a Van
                                                                      Kampen)
  U.S. Real Estate Securities      Seeks above average current        Morgan Stanley Investment
     Portfolio -- Class I          income and long-term capital       Management, Inc. (d/b/a Van
                                   appreciation.                      Kampen)
VAN KAMPEN LIFE INVESTMENT TRUST
  Comstock Portfolio -- Class II   Seeks capital growth and income    Van Kampen Asset Management
                                   through investments in equity
                                   securities, including common
                                   stocks, preferred stocks and
                                   securities convertible into
                                   common and preferred stocks.
  Growth and Income                Seeks capital appreciation.        Van Kampen Asset Management
     Portfolio -- Class II
  Strategic Growth                 Seeks long-term growth of capital  Van Kampen Asset Management
     Portfolio -- Class II         and income.




-------

+ Not available under all Contracts. Availability depends on Contract issue date.

Certain Variable Funding Options have been subject to a merger, substitution or other change. Please see "Appendix C -- Additional Information Regarding Underlying Funds" for more information.

                                  FIXED ACCOUNT

--------------------------------------------------------------------------------

We may offer our Fixed Account as a funding option. Please see Appendix D for more information.

                             CHARGES AND DEDUCTIONS

--------------------------------------------------------------------------------

GENERAL

We deduct the charges described below. The charges are for the services and benefits we provide, costs and expenses we incur, and risks we assume under the Contracts. Services and benefits we provide include:

     - the ability for you to make withdrawals and surrenders under the Contracts

     - the death benefit paid on the death of the Contract Owner, Annuitant, or first of the joint owners

     - the available funding options and related programs (including dollar cost averaging, portfolio rebalancing, and systematic withdrawal programs)

     - administration of the annuity options available under the Contracts and

     -    the distribution of various reports to Contract Owners

Costs and expenses we incur include:

     - losses associated with various overhead and other expenses associated with providing the services and benefits provided by the Contracts

     - sales and marketing expenses including commission payments to your registered representative and

     -    other costs of doing business

Risks we assume include:

     - that Annuitants may live longer than estimated when the annuity factors under the Contracts were established

     - that the amount of the death benefit will be greater than the Contract Value and

     - that the costs of providing the services and benefits under the Contracts will exceed the charges deducted

We may also deduct a charge for taxes.

Unless otherwise specified, charges are deducted proportionately from all funding options in which you are invested.

The amount of a charge may not necessarily correspond to the costs associated with providing the services or benefits indicated by the designated charge. For example, the withdrawal charge we collect may not fully cover all of the sales and distribution expenses we actually incur. The amount of any fee or charge is not impacted by an outstanding loan. We may also profit on one or more of the charges. We may use any such profits for any corporate purpose, including the payment of sales expenses.

WITHDRAWAL CHARGE

We do not deduct a sales charge from Purchase Payments when they are made to the Contract. However, a withdrawal charge will apply if Purchase Payments are withdrawn before they have been in the Contract for eight full years. We will assess the charge as a percentage of the Purchase Payment withdrawn as follows:


     YEARS SINCE PURCHASE PAYMENT MADE
------------------------------------------
GREATER THAN OR EQUAL TO     BUT LESS THAN    WITHDRAWAL CHARGE
------------------------     -------------    -----------------


            0                      1                  8%
            1                      2                  7%
            2                      3                  6%
            3                      4                  5%
            4                      5                  4%
            5                      6                  3%
            6                      7                  2%
            7                      8                  1%
           8+                                         0%


For purposes of the withdrawal charge calculation, withdrawals are deemed to be taken first from:

     1.   any Purchase Payment to which no withdrawal charge applies, then;

     2. any remaining free withdrawal allowance (as described below) (after being reduced by 1), then;

     3. any remaining Purchase Payment to which a withdrawal charge applies (on a first-in, first-out basis), then;

     4.   any Contract earnings.

Unless you instruct us otherwise, we will deduct the withdrawal charge from the amount requested.

We will not deduct a withdrawal charge if Purchase Payments are distributed:

     - due to the death of the Contract Owner or the Annuitant (with no contingent Annuitant surviving);

     -    if an annuity payout (based on life expectancy) has begun;

     - due to a minimum distribution under our minimum distribution rules then in effect; or

     - if the Annuitant is confined to an eligible Nursing Home as described in Appendix E.

Note: Any free withdrawals taken will not reduce Purchase Payments still subject to a withdrawal charge.

FREE WITHDRAWAL ALLOWANCE

Beginning in the second Contract Year, you may withdraw up to 15% of the Contract Value annually, without a withdrawal charge. We calculate the available withdrawal amount as of the end of the previous Contract Year. If you have Purchase Payments no longer subject to a withdrawal charge, the maximum you may withdraw without a withdrawal charge is the greater of (a) the free withdrawal allowance or (b) the total amount of Purchase Payments no longer subject to a withdrawal charge. Any free withdrawal taken will reduce Purchase Payments no longer subject to a withdrawal charge. The free withdrawal allowance applies to any partial or full withdrawal. The free withdrawal allowance is not cumulative from year to year. For the first Contract Year, the available amount is 15% of the initial Purchase Payment, If the initial Purchase Payment is the result of multiple transfers and/or exchanges, we will apply the 15% to the aggregate Purchase Payments received from outside carriers provided that:

     1. the transfer paperwork attributable to each such payment is submitted to our office with the original application, and

     2. such payments are received by our office within 120 days after the application is received.

Any withdrawal is subject to federal income taxes on the taxable portion. In addition, a 10% federal penalty may be assessed on any withdrawal if the Contract Owner is under age 59 1/2. You should consult with your tax adviser regarding the tax consequences of a withdrawal.

ADMINISTRATIVE CHARGES

There are two administrative charges: the $30 annual Contract administrative charge and the administrative expense charge. We will deduct the annual Contract administrative charge on the fourth Friday of each August. This charge compensates us for expenses incurred in establishing and maintaining the Contract and we will prorate this charge (i.e. calculate) from the date of purchase. We will prorate this charge if you surrender your Contract, or if we terminate your Contract. We will not deduct a Contract administrative charge from the Fixed Account or:

     (1)  from the distribution of death proceeds;

     (2)  after an annuity payout has begun; or

We deduct the administrative expense charge (sometimes called "Subaccount administrative charge") on each business day from amounts allocated to the Variable Funding Options to compensate the Company for certain related administrative and operating expenses. The charge equals, on an annual basis, 0.15% of the daily net asset value allocated to each of the Variable Funding Options, and is reflected in our Accumulation and Annuity Unit value calculations.

MORTALITY AND EXPENSE RISK CHARGE

Each business day, we deduct a mortality and expense risk ("M&E") charge from amounts held in the Variable Funding Options. We reflect the deduction in our calculation of Accumulation and Annuity Unit values. The charges stated are the maximum for this product. We reserve the right to lower this charge at any time. This charge is equal to 1.25% annually. This charge compensates the Company for risks assumed, benefits provided and expenses incurred, including the payment of commissions to your sales agent.

VARIABLE LIQUIDITY BENEFIT CHARGE

If the Variable Liquidity Benefit is selected, there is a maximum charge of 8% of the amounts withdrawn. This charge is not assessed during the accumulation phase.

We will assess the charge as a percentage of the total benefit received as follows:


   YEARS SINCE INITIAL PURCHASE PAYMENT
------------------------------------------
GREATER THAN OR EQUAL TO     BUT LESS THAN    WITHDRAWAL CHARGE
------------------------     -------------    -----------------


            0                      1                  8%
            1                      2                  7%
            2                      3                  6%
            3                      4                  5%
            4                      5                  4%
            5                      6                  3%
            6                      7                  2%
            7                      8                  1%
           8 +                                        0%


Please refer to "Payment Options" for a description of this benefit.

VARIABLE FUNDING OPTION EXPENSES

We summarized the charges and expenses of the Underlying Funds in the fee table. Please review the prospectus for each Underlying Fund for a more complete description of that fund and its expenses. Underlying Fund expenses are not fixed or guaranteed and are subject to change by the Fund.

PREMIUM TAX

Certain state and local governments charge premium taxes ranging from 0% to 3.5%, depending upon jurisdiction. We are responsible for paying these taxes and will determine the method used to recover premium tax expenses incurred. We will deduct any applicable premium taxes from your Contract Value either upon death, surrender, annuitization, or at the time you make Purchase Payments to the Contract, but no earlier than when we have a tax liability under state law.

CHANGES IN TAXES BASED UPON PREMIUM OR VALUE

If there is any change in a law assessing taxes against the Company based upon premiums, contract gains or value of the Contract, we reserve the right to charge you proportionately for this tax.

                                    TRANSFERS

--------------------------------------------------------------------------------

Subject to the limitations described below, you may transfer all or part of your Contract Value between Variable Funding Options at any time up to 30 days before the Maturity Date. After the Maturity Date, you may make transfers only if allowed by your Contract or with our consent. Transfer requests received at our Home Office that are in good order before the close of the New York Stock Exchange (NYSE) will be processed according to the value(s) next computed following the close of business. Transfer requests received on a non-business day or after the close of the NYSE will be processed based on the value(s) next computed on the next business day.

Where permitted by state law, we reserve the right to restrict transfers from the Variable Funding Options to the Fixed Account whenever the credited interest rate on the Fixed Account is equal to the minimum guaranteed interest rate specified under the Contract.

Currently, there are no charges for transfers; however, we reserve the right to charge a fee for any transfer request, which exceeds twelve per year. Since each Underlying Fund may have different overall expenses, a transfer of Contract Values from one Variable Funding Option to another could result in your investment becoming subject to higher or lower expenses. Also, when making transfers, you should consider the inherent risks associated with the Variable Funding Options to which your Contract Value is allocated.

MARKET TIMING/EXCESSIVE TRADING

Frequent requests from Contract Owners to transfer Contract Value may dilute the value of an Underlying Fund's shares if the frequent trading involves an attempt to take advantage of pricing inefficiencies created by a lag between a change in the value of the securities held by the Underlying Fund and the reflection of that change in the Underlying Fund's share price ("arbitrage trading"). Regardless of the existence of pricing inefficiencies, frequent transfers may also increase brokerage and administrative costs of the Underlying Funds and may disrupt Underlying Fund management strategy, requiring an Underlying Fund to maintain a high cash position and possibly resulting in lost investment opportunities and forced liquidations ("disruptive trading"). Accordingly, arbitrage trading and disruptive trading activities (referred to collectively as "market timing") may adversely affect the long-term performance of the Underlying Funds, which may in turn adversely affect Contract Owners and other persons who may have an interest in the Contracts (e.g., annuitants and beneficiaries).

We have policies and procedures that attempt to detect and deter frequent transfers in situations where we determine there is a potential for arbitrage trading. Currently, we believe that such situations may be presented in the international, small-cap, and high-yield Underlying Funds, i.e., Legg Mason Partners Variable High Income Portfolio, Legg Mason Partners Variable Small Cap Growth Portfolio, Legg Mason Partners Variable International All Cap Opportunity Portfolio, Lord Abbett Bond Debenture Portfolio, MFS(R) Research International Portfolio, Pioneer Strategic Income Portfolio, Templeton Growth Securities Fund, and Third Avenue Small Cap Value Portfolio (the "Monitored Portfolios"), and we monitor transfer activity in those Monitored Portfolios. We employ various means to monitor transfer activity, such as examining the frequency and size of transfers into and out of the Monitored Portfolios within given periods of time. For example, we currently monitor transfer activity to determine if, for each of the Monitored Portfolios, in a three-month period there were two or more "round-trips" of a certain dollar amount or greater. A round-trip is defined as a transfer in followed by a transfer out within the next 10 calendar days, or a transfer out followed by a transfer in within the next 10 calendar days. In the case of a Contract that has been restricted previously, a single round-trip of a certain dollar amount or greater will trigger the transfer restrictions described below.

We do not believe that other Underlying Funds present a significant opportunity to engage in arbitrage trading and therefore do not monitor transfer activity in those Underlying Funds. We may change the Monitored Portfolios at any time without notice in our sole discretion. In addition to monitoring transfer activity in certain Underlying Funds, we rely on the Underlying Funds to bring any potential disruptive trading activity they identify to our attention for investigation on a case-by-case basis. We will also investigate other harmful transfer activity that we identify from time to time. We may revise these policies and procedures in our sole discretion at any time without prior notice.

Our policies and procedures may result in transfer restrictions being applied to deter market timing. Currently, when we detect transfer activity in the Monitored Portfolios that exceeds our current transfer limits, or other transfer activity that we believe may be harmful to other Owners or other persons who have an interest in the Contracts, we will exercise our contractual right to restrict your number of transfers to one every six months. In addition, we also reserve the right, but do not have the obligation, to further restrict the right to request transfers by any market timing firm or any other third party who has been authorized to initiate transfers on behalf of multiple Contract Owners. We may, among other things:

     - reject the transfer instructions of any agent acting under a power of attorney on behalf of more than one Owner, or

     - reject the transfer or exchange instructions of individual Owners who have executed pre-authorized transfer forms which are submitted by market timing firms or other third parties on behalf of more than one Owner.

Transfers made under a Dollar Cost Averaging Program or a rebalancing program are not treated as transfers when we evaluate trading patterns for market timing.

The detection and deterrence of harmful transfer activity involves judgments that are inherently subjective, such as the decision to monitor only those Underlying Funds that we believe are susceptible to arbitrage trading or the determination of the transfer limits. Our ability to detect and/or restrict such transfer activity may be limited by operational and technological systems, as well as our ability to predict strategies employed by Owners to avoid such detection. Our ability to restrict such transfer activity also may be limited by provisions of the Contract. Accordingly, there is no assurance that we will prevent all transfer activity that may adversely affect Owners and other persons with interests in the Contracts. We do not accommodate market timing in any Underlying Fund and there are no arrangements in place to permit any Contract Owner to engage in market timing; we apply our policies and procedures without exception, waiver, or special arrangement.

The Underlying Funds may have adopted their own policies and procedures with respect to frequent purchases and redemptions of their respective shares and we reserve the right to enforce these policies and procedures. For example, Underlying Funds may assess a redemption fee (which we reserve the right to collect) on shares held for a relatively short period. The prospectuses for the Underlying Funds describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Although we may not have the contractual authority or the operational capacity to apply the frequent trading policies and procedures of the Underlying Funds, we have entered into a written agreement, as required by SEC regulation, with each Underlying Fund or its principal underwriter that obligates us to provide to the Underlying Fund promptly upon request certain information about the trading activity of individual Contract Owners, and to execute instructions from the Underlying Fund to restrict or prohibit further purchases or transfers by specific Contract Owners who violate the frequent trading policies established by the Underlying Fund.

In addition, Contract Owners and other persons with interests in the contracts should be aware that the purchase and redemption orders received by the Underlying Funds generally are "omnibus" orders from intermediaries, such as retirement plans or separate accounts funding variable insurance contracts. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the Underlying Funds in their ability to apply their frequent trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Underlying Funds (and thus Contract Owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Underlying Funds. If an Underlying Fund believes that an omnibus order reflects one or more transfer requests from Contract Owners engaged in disruptive trading activity, the Underlying Fund may reject the entire omnibus order.

In accordance with applicable law, we reserve the right to modify or terminate the transfer privilege at any time. We also reserve the right to defer or restrict the transfer privilege at any time that we are unable to purchase or redeem shares of any of the Underlying Funds, including any refusal or restriction on purchases or redemptions of their shares as a result of their own policies and procedures on market timing activities (even if an entire omnibus order is rejected due to the market timing activity of a single Contract Owner). You should read the Underlying Fund prospectuses for more details.

DOLLAR COST AVERAGING

Dollar cost averaging or the pre-authorized transfer program (the "DCA Program") allows you to transfer a set dollar amount to other funding options on a monthly or quarterly basis during the accumulation phase of the Contract. Using this method, you will purchase more Accumulation Units in a funding option if the value per unit is low and will purchase fewer Accumulation Units if the value per unit is high. Therefore, you may achieve a lower-than-average cost per unit in the long run if you have the financial ability to continue the program over a long enough period of time. Dollar cost averaging does not assure a profit or protect against a loss.

You may elect the DCA Program through Written Request or other method acceptable to us. You must have a minimum total Contract Value of $5,000 to enroll in the DCA Program. The minimum amount that may be transferred through this program is $100. There is no additional fee to participate in the DCA Program.

You may establish pre-authorized transfers of Contract Values from the Fixed Account, subject to certain restrictions. Under the DCA Program, automated transfers from the Fixed Account may not deplete your Fixed Account Value in less than twelve months from your enrollment in the DCA Program.

In addition to the DCA Program, within the Fixed Account, we may credit increased interest rates to Contract Owners under an administrative Special DCA Program established at our discretion, depending on availability and state law. Under this program, the Contract Owner may pre-authorize level transfers to any of the funding options under a 6 Month or 12 Month Special DCA Program. The 6 Month and 12 Month Programs may have different credited interest rates. We must transfer all Purchase Payments and accrued interest on a level basis to the selected funding options in the applicable time period. Under each program, the interest will accrue only on the remaining amounts in the Special DCA Program. For example, under the 12 Month program, the interest rate can accrue up to 12 months on the remaining amounts in the Special DCA Program and we must transfer all Purchase Payments and accrued interest in this program on a level basis to the selected funding options in 12 months.

The pre-authorized transfers will begin after the initial program Purchase Payment and complete enrollment instructions are received by the Company. If we do not receive complete program enrollment instructions within 15 days of receipt of the initial program Purchase Payment, the entire balance in the program will be credited with the non-program interest rate then in effect for the Fixed Account.

You may start or stop participation in the DCA Program at any time, but you must give the Company at least 30 days' notice to change any automated transfer instructions that are currently in place. If you stop the Special DCA Program and elect to remain in the Fixed Account, we will credit your Contract Value for the remainder of 6 or 12 months with the interest rate for funds.

You may only have one DCA Program or Special DCA Program in place at one time. We will allocate any subsequent Purchase Payments we receive within the DCA Program period selected to the current funding options over the remainder of that DCA Program transfer period, unless you direct otherwise.

All provisions and terms of the Contract apply to the DCA and Special DCA Programs, including provisions relating to the transfer of money between funding options. Transfers made under any DCA Program will not be counted for purposes of restrictions we may impose on the number of transfers permitted under the Contract. We reserve the right to suspend or modify transfer privileges at any time and to assess a processing fee for this service. If the Fixed Account is not available as a funding option, you may still participate in the DCA Program.

                              ACCESS TO YOUR MONEY

--------------------------------------------------------------------------------

Any time before the Maturity Date, you may redeem all or any portion of the Cash Surrender Value, that is, the Contract Value less any withdrawal charge, outstanding loans, and any premium tax not previously deducted. Unless you submit a Written Request specifying the Variable Funding Option(s) from which we are to withdraw amounts, we will make the withdrawal on a pro rata basis. We will determine the Cash Surrender Value as of the close of business after we receive your surrender request at our Home Office. The Cash Surrender Value may be more or less than the Purchase Payments you made. You may not make withdrawals during the annuity period.

For amounts allocated to the Variable Funding Options, we may defer payment of any Cash Surrender Value for a period of up to five business days after the Written Request is received. For amounts allocated to the Fixed Account, we may defer payment of any Cash Surrender Value for a period up to six months. In either case, it is our intent to pay as soon as possible. We cannot process requests for withdrawals that are not in good order. We will contact you if there is a deficiency causing a delay and will advise what is needed to act upon the withdrawal request. We may withhold payment of surrender, withdrawal or, if applicable, loan proceeds if any portion of those proceeds would be derived from a personal check that has not yet cleared (i.e., that could still be dishonored by your banking institution). We may use telephone, fax, Internet or other means of communications to verify that payment from the check has been or will be collected. You may avoid the possibility of delay in the disbursement of proceeds coming from a check that has not yet cleared by providing us with a certified check.

If your Contract is issued as part of a 403(b) plan, there are restrictions on your ability to make withdrawals from your Contract. You may not withdraw contributions or earnings made to your Contract after December 31, 1988 unless you are (a) age 59 1/2, (b) no longer employed, (c) deceased, (d) disabled, or
(e) experiencing a financial hardship. Even if you are experiencing a financial hardship, you may only withdraw contributions, not earnings. You should consult with your tax adviser before making a withdrawal from your Contract.

SYSTEMATIC WITHDRAWALS

Before the Maturity Date, you may choose to withdraw a specified dollar amount (at least $100) on a monthly, quarterly, semiannual or annual basis. We will deduct any applicable premium taxes and withdrawal charge. To elect systematic withdrawals, you must have a Contract Value of at least $15,000 and you must make the election on the form we provide. We will surrender Accumulation Units pro rata from all funding options in which you have an interest, unless you instruct us otherwise. You may begin or discontinue systematic withdrawals at any time by notifying us in writing, but you must give at least 30 days' notice to change any systematic withdrawal instructions that are currently in place.

We reserve the right to discontinue offering systematic withdrawals or to assess a processing fee for this service upon 30 days' written notice to Contract Owners (where allowed by state law). There is currently no additional fee for electing systematic withdrawals.

Each systematic withdrawal is subject to federal income taxes on the taxable portion and may be subject to Contract charges. In addition, a 10% federal penalty tax may be assessed on systematic withdrawals if the Contract Owner is under age 59 1/2. You should consult with your tax adviser regarding the tax consequences of systematic withdrawals.

MANAGED DISTRIBUTION PROGRAM. Under the systematic withdrawal option, you may choose to participate in the Managed Distribution Program. At no cost to you, you may instruct us to calculate and make minimum distributions that may be required by the IRS upon reaching age 70 1/2. (See "Federal Tax Considerations".) These payments will not be subject to the withdrawal charge and will be in lieu of the free withdrawal allowance. No Dollar Cost Averaging will be permitted if you are participating in the Managed Distribution Program.

LOANS

Loans may be available under your Contract. Loans may only be taken against funds allocated or transferred to the Fixed Account. If available, all loan provisions are described in your Contract or loan agreement.

                              OWNERSHIP PROVISIONS

--------------------------------------------------------------------------------

TYPES OF OWNERSHIP

CONTRACT OWNER

The Contract belongs to the Contract Owner named in the Contract (on the Contract Specifications page), or to any other person to whom you subsequently assign the Contract. You may only make an assignment of ownership or a collateral assignment for Non-qualified Contracts. You have sole power during the Annuitant's lifetime to exercise any rights and to receive all benefits given in the Contract provided you have not named an irrevocable beneficiary and provided you have not assigned the Contract.

You receive all payments while the Annuitant is alive unless you direct them to an alternate recipient. An alternate recipient does not become the Contract Owner.

If this Contract is purchased by a beneficiary of another contract who directly transferred the death proceeds due under that contract, he/she will be granted the same rights the owner has under the Contract except that he/she cannot transfer ownership, take a loan or make additional Purchase Payments.

Joint Owner. For Non-qualified Contracts only, you may name joint owners (e.g., spouses) in a Written Request before the Contract is in effect. Joint owners may independently exercise transfers allowed under the Contract. All other rights of ownership must be exercised by both owners. Joint owners own equal shares of any benefits accruing or payments made to them.

BENEFICIARY

You name the beneficiary in a Written Request. The beneficiary has the right to receive any death benefit proceeds remaining under the Contract upon the death of the Annuitant or the Contract Owner. If more than one beneficiary survives the Annuitant or Contract Owner, they will share equally in benefits unless you recorded different shares with the Company by Written Request before the death of the Annuitant or Contract Owner. In the case of a non-spousal beneficiary or a spousal beneficiary who has not chosen to assume the Contract, we will not transfer or otherwise remove the death benefit proceeds from either the Variable Funding Options or the Fixed Account, as most recently elected by the Contract Owner, until the Death Report Date.

Unless you have named an irrevocable beneficiary you have the right to change any beneficiary by Written Request during the lifetime of the Annuitant and while the Contract continues.

ANNUITANT

The Annuitant is designated in the Contract (on the Contract Specifications page), and is the individual on whose life the Maturity Date and the amount of the monthly Annuity Payments depend. You may not change the Annuitant after your Contract is in effect.

Contingent Annuitant. You may name one individual as a Contingent Annuitant. A Contingent Annuitant may not be changed, deleted or added to the Contract after the Contract Date. If the Annuitant who is not the owner dies prior to the Maturity Date, and the Contingent Annuitant is still living:

     -    the death benefit will not be payable upon the Annuitant's death

     -    the Contingent Annuitant becomes the Annuitant

     -    all other rights and benefits will continue in effect

When a Contingent Annuitant becomes the Annuitant, the Maturity Date remains the same as previously in effect.

If the Annuitant is also the owner, a death benefit is paid to the beneficiary regardless of whether or not there is a Contingent Annuitant.

                                  DEATH BENEFIT

--------------------------------------------------------------------------------

Before the Maturity Date, generally, a death benefit is payable when either the Annuitant or a Contract Owner dies. We calculate the death benefit at the close of the business day on which our Home Office receives (1) Due Proof of Death and
(2) written payment instructions or election of beneficiary contract continuance ("Death Report Date").

We will pay the beneficiary an amount as described below, which amount will be reduced by any applicable premium tax, withdrawals or outstanding loans not previously deducted.

NOTE: If the owner dies before the Annuitant, the death benefit is recalculated, replacing all references to "Annuitant" with "owner."

DEATH PROCEEDS BEFORE THE MATURITY DATE


      AGE ON CONTRACT DATE                            DEATH BENEFIT


--------------------------------------------------------------------------------------
If the Annuitant was younger        -  the Contract Value on the Death Report Date
than age 76 on the Contract         -  the total Purchase Payments made under the
Date, the death benefit will be        Contract (less any withdrawals); or
the greatest of:                    -  the step-up value, if any, as described below.
--------------------------------------------------------------------------------------
If the Annuitant was age 76 or      -  the Contract Value on the Death Report Date.
over on the Contract Date, the
death benefit will be:
--------------------------------------------------------------------------------------


STEP-UP VALUE

WHERE THE ANNUITANT WAS YOUNGER THAN AGE 67 ON THE CONTRACT DATE. A step-up value will be established on the eighth Contract Date anniversary which occurs on or prior to the Death Report Date. The step-up value will initially equal the Contract Value on that anniversary. When you make an additional Purchase Payment, we will increase the step-up value by the amount of that Purchase Payment. When a withdrawal is taken, we will reduce the step-up value by a partial surrender reduction as described below. On each Contract anniversary before the Annuitant's 76th birthday and before the Annuitant's death, if the Contract Value is greater than the step-up value, we will reset the step-up value to equal that greater amount. We will not reduce the step-up value on these anniversary recalculations (provided no withdrawals or surrenders are made on that day). The only changes made to the step-up value on or after the Annuitant's 76th birthday will be those related to additional Purchase Payments or withdrawals.

WHERE THE ANNUITANT WAS AGE 67 THROUGH 75 ON THE CONTRACT DATE. A step-up value will be established on the eighth Contract Date anniversary which occurs on or prior to the Death Report Date. The step-up value will equal the Contract Value on that anniversary. When you make an additional Purchase Payment, we will increase the step-up value by the amount of that Purchase Payment. When a withdrawal is taken, we will reduce the step-up value by a partial surrender reduction as described below. The only changes made to the step-up value on or after the eighth Contract Date anniversary will be those related to additional Purchase Payments or withdrawals.

PARTIAL SURRENDER REDUCTION. If you make a withdrawal, we will reduce the step-up value by a partial surrender reduction which equals (1) the step-up value prior to the withdrawal, multiplied by (2) the amount of the withdrawal, divided by (3) the Contract Value before the withdrawal.

For example, assume your current Contract Value is $55,000. If your current step-up value is $50,000, and you decide to make a withdrawal of $10,000, we would reduce the step-up value as follows:

           50,000 x (10,000/55,000) = $9,090

Your new step-up value would be 50,000-9,090, or $40,910.

The following example shows what would happen in a declining market. Assume your current Contract Value is $30,000. If your current step-up value is $50,000, and you decide to make a partial withdrawal of $10,000, the step-up value would be reduced as follows:

           50,000 x (10,000/30,000) = $16,666

Your new step-up value would be 50,000-16,666, or $33,334.

IF THE ANNUITANT IS AGE 76 OR OLDER ON THE CONTRACT DATE

We will pay to the beneficiary a death benefit in an amount equal to the Contract Value as of the Death Report Date, reduced by any applicable premium tax or outstanding loans.

PAYMENT OF PROCEEDS

We describe the process of paying death benefit proceeds before the Maturity Date in the charts below. The charts do not encompass every situation and are merely intended as a general guide. More detailed information is provided in your Contract. Generally, the person(s) receiving the benefit may request that the proceeds be paid in a lump sum, or be applied to one of the settlement options available under the Contract.

                             NON-QUALIFIED CONTRACTS


---------------------------------------------------------------------------------------------------------------
                                                                                                 MANDATORY
  BEFORE THE MATURITY DATE,         THE COMPANY WILL                                           PAYOUT RULES
    UPON THE DEATH OF THE         PAY THE PROCEEDS TO:       UNLESS...                            APPLY*
---------------------------------------------------------------------------------------------------------------

OWNER (WHO IS NOT THE         The beneficiary (ies), or if   The beneficiary elects to      Yes
ANNUITANT) (WITH NO JOINT     none, to the Contract          continue the Contract rather
OWNER)                        Owner's estate.                than receive the
                                                             distribution.
---------------------------------------------------------------------------------------------------------------
OWNER (WHO IS THE ANNUITANT)  The beneficiary (ies), or if   The beneficiary elects to      Yes
(WITH NO JOINT OWNER)         none, to the Contract          continue the Contract rather
                              Owner's estate.                than receive the
                                                             distribution.
---------------------------------------------------------------------------------------------------------------
JOINT OWNER (WHO IS NOT THE   The surviving joint owner.     The surviving joint owner      Yes
ANNUITANT)                                                   elects to continue the
                                                             Contract rather than receive
                                                             the distribution.
---------------------------------------------------------------------------------------------------------------
JOINT OWNER (WHO IS THE       The beneficiary (ies), or if   The beneficiary/surviving      Yes
ANNUITANT)                    none, to the surviving joint   joint owner elects to
                              owner.                         continue the Contract rather
                                                             than receive the
                                                             distribution.
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
                                                                                                 MANDATORY
  BEFORE THE MATURITY DATE,         THE COMPANY WILL                                           PAYOUT RULES
    UPON THE DEATH OF THE         PAY THE PROCEEDS TO:       UNLESS...                            APPLY*
---------------------------------------------------------------------------------------------------------------

ANNUITANT (WHO IS NOT THE     The beneficiary (ies), or if   The beneficiary elects to      Yes
CONTRACT OWNER)               none, to the Contract Owner.   continue the Contract rather
                                                             than receive the
                                                             distribution.

                                                             But if there is a Contingent
                                                             Annuitant, then the
                                                             Contingent Annuitant becomes
                                                             the Annuitant and the
                                                             Contract continues in effect
                                                             (generally using the
                                                             original Maturity Date). The
                                                             proceeds will then be paid
                                                             upon the death of the
                                                             Contingent Annuitant or
                                                             owner.
---------------------------------------------------------------------------------------------------------------
ANNUITANT (WHO IS THE         See death of "owner who is                                    Yes
CONTRACT OWNER)               the Annuitant" above.
---------------------------------------------------------------------------------------------------------------
ANNUITANT (WHERE OWNER IS A   The beneficiary (ies) (e.g.                                   Yes (Death of
NONNATURAL ENTITY/TRUST)      the trust) or if none, to                                     Annuitant is
                              the owner.                                                    treated as death
                                                                                            of the owner in
                                                                                            these
                                                                                            circumstances.)
---------------------------------------------------------------------------------------------------------------
CONTINGENT ANNUITANT          No death proceeds are                                         N/A
(ASSUMING ANNUITANT IS STILL  payable; Contract continues.
ALIVE)
---------------------------------------------------------------------------------------------------------------
BENEFICIARY                   No death proceeds are                                         N/A
                              payable; Contract continues.
---------------------------------------------------------------------------------------------------------------
CONTINGENT BENEFICIARY        No death proceeds are                                         N/A
                              payable; Contract continues.
---------------------------------------------------------------------------------------------------------------


                               QUALIFIED CONTRACTS


---------------------------------------------------------------------------------------------------------------
                                                                                             MANDATORY PAYOUT
  BEFORE THE MATURITY DATE,         THE COMPANY WILL                                         RULES APPLY (SEE
    UPON THE DEATH OF THE         PAY THE PROCEEDS TO:       UNLESS...                            *ABOVE)
---------------------------------------------------------------------------------------------------------------

OWNER/ANNUITANT               The beneficiary (ies), or if   The beneficiary elects to      Yes
                              none, to the Contract          continue the Contract rather
                              Owner's estate.                than receive a distribution.
---------------------------------------------------------------------------------------------------------------
BENEFICIARY                   No death proceeds are                                         N/A
                              payable; Contract continues.
---------------------------------------------------------------------------------------------------------------
CONTINGENT BENEFICIARY        No death proceeds are                                         N/A
                              payable; Contract continues.
---------------------------------------------------------------------------------------------------------------


---------
* Certain payout rules of the Code are triggered upon the death of any Owner. Non-spousal beneficiaries (as well as spousal beneficiaries who choose not to assume the Contract) must begin taking distributions based on the beneficiary's life expectancy within one year of death or take a complete distribution of Contract proceeds within 5 years of death. For Qualified Contracts, if mandatory distributions have begun, the 5-year payout option is not available.

BENEFICIARY CONTRACT CONTINUANCE (NOT PERMITTED FOR NON-NATURAL BENEFICIARIES)

If you die before the Maturity Date, and if the value of any beneficiary's portion of the death benefit is between $20,000 and $1,000,000 as of the Death Report Date, (more than $1,000,000 is subject to Home Office approval), your beneficiary(ies) may elect to continue his/her portion of the Contract subject to applicable Internal Revenue Code distribution requirements, rather than receive the death benefit in a lump sum. If the beneficiary chooses to continue the Contract, the beneficiary can extend the payout phase of the Contract enabling the beneficiary to "stretch" the death benefit distributions out over his life expectancy as permitted by the Internal Revenue Code.

If your beneficiary elects to continue the Contract, the death benefit will be calculated as of the Death Report Date. The initial Contract Value of the continued Contract (the "adjusted Contract Value") will equal the greater of the Contract Value or the death benefit calculated on the Death Report Date and will be allocated to the funding options in the same proportion as prior to the Death Report Date. If the adjusted Contract Value is allocated to the Variable Funding Options, the beneficiary bears the investment risk.

The beneficiary who continues the Contract will be granted the same rights as the owner under the original Contract, except the beneficiary cannot:

     -    transfer ownership

     -    take a loan

     -    make additional Purchase Payments

The beneficiary may also name his/her own beneficiary ("succeeding beneficiary") and has the right to take withdrawals at any time after the Death Report Date without a withdrawal charge. All other fees and charges applicable to the original Contract will also apply to the continued Contract. All benefits and features of the continued Contract will be based on the beneficiary's age on the Death Report Date as if the beneficiary had purchased the Contract with the adjusted Contract Value on the Death Report Date.

PLANNED DEATH BENEFIT

You may request that rather than receive a lump-sum death benefit, the beneficiary(ies) receive all or a portion of the death benefit proceeds either:

     - as a variable or fixed annuity for life or a period that does not exceed the beneficiary's life expectancy, or

     - under the terms of the Beneficiary Continuance provision described above. If the Beneficiary Continuance provision is selected as a planned death benefit, no surrenders will be allowed other than payments meant to satisfy minimum distribution amounts or systematic withdrawal amounts, if greater.

You must make the planned death benefit request as well as any revocation of this request in writing. Upon your death, your beneficiary(ies) cannot revoke or modify this request. If the death benefit at the time we receive Due Proof of Death is less than $2,000, we will only pay a lump sum to the beneficiary. If periodic payments due under the planned death benefit election are less than $100, we reserve the right to make Annuity Payments at less frequent intervals, resulting in a payment of at least $100 per year. If no beneficiary is alive when death benefits become payable, we will pay the death benefit as provided in your Contract.

DEATH PROCEEDS AFTER THE MATURITY DATE

If any Contract Owner or the Annuitant dies on or after the Maturity Date, the Company will pay the beneficiary a death benefit consisting of any benefit remaining under the annuity or income option then in effect.

                               THE ANNUITY PERIOD

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MATURITY DATE

Under the Contract, you can receive regular payments ("Annuity Payments"). You can choose the month and the year in which those payments begin ("Maturity Date"). You can also choose among payout options or elect a lump sum distribution. While the Annuitant is alive, you can change your selection any time up to the Maturity Date. Annuity Payments will begin on the Maturity Date stated in the Contract unless (1) you fully surrendered the Contract; (2) we paid the proceeds to the beneficiary before that date; or (3) you elected another date. Annuity Payments are a series of periodic payments (a) for life;
(b) for life with a minimum number of payments assured; (c) for the joint lifetime of the Annuitant and another person, and thereafter during the lifetime of the survivor; or (d) for a fixed period. We may require proof that the Annuitant is alive before we make Annuity Payments. Not all options may be available in all states. Please be aware that once the Contract is annuitized, you are ineligible to receive the death benefit you have selected.

You may choose to annuitize at any time after the first Contract Date anniversary. Unless you elect otherwise, the Maturity Date will be the Annuitant's 75(th) birthday or ten years after the effective date of the Contract, if later (this requirement may be changed by us).

At least 30 days before the original Maturity Date, you may elect to extend the Maturity Date to any time prior to the Annuitant's 85th birthday or to a later date with our consent. You may use certain annuity options taken at the Maturity Date to meet the minimum required distribution requirements of federal tax law, or you may use a program of withdrawals instead. These mandatory distribution requirements take effect generally upon the death of the Contract Owner, or with certain Qualified Contracts upon either the later of the Contract Owner's attainment of age 70 1/2 or year of retirement; or the death of the Contract Owner. You should seek independent tax advice regarding the election of minimum required distributions.

ALLOCATION OF ANNUITY

You may elect to receive your Annuity Payments in the form of a variable annuity, a fixed annuity, or a combination of both. If, at the time Annuity Payments begin, you have not made an election, we will apply your Cash Surrender Value to provide an annuity funded by the same funding options as you have selected during the accumulation period. At least 30 days before the Maturity Date, you may transfer the Contract Value among the funding options in order to change the basis on which we will determine Annuity Payments. (See "Transfers.")

VARIABLE ANNUITY

You may choose an annuity payout that fluctuates depending on the investment experience of the Variable Funding Options. We determine the number of Annuity Units credited to the Contract by dividing the first monthly Annuity Payment attributable to each Variable Funding Option by the corresponding Accumulation Unit value as of 14 days before the date Annuity Payments begin. We use an Annuity Unit to measure the dollar value of an Annuity Payment. The number of Annuity Units (but not their value) remains fixed during the annuity period.

DETERMINATION OF FIRST ANNUITY PAYMENT. Your Contract contains the tables we use to determine your first monthly Annuity Payment. If you elect a variable annuity, the amount we apply to it will be the Cash Surrender Value as of 14 days before the date Annuity Payments begin, less any applicable premium taxes not previously deducted.

The amount of your first monthly payment depends on the annuity option you elected and the Annuitant's adjusted age. Your Contract contains the formula for determining the adjusted age. We determine the total first monthly Annuity Payment by multiplying the benefit per $1,000 of value shown in the Contract tables by the number of thousands of dollars of Contract Value you apply to that annuity option. The Contract tables factor in an assumed daily net investment factor of 3.0%. We call this your net investment rate. Your net investment rate of 3% corresponds to an annual interest rate of 3%. This means that if the annualized investment performance, after expenses, of your Variable Funding Options is less than 3%, then the dollar amount of your variable Annuity Payments will decrease. However, if the annualized investment performance, after expenses, of your Variable Funding Options is greater than 3%, then the dollar amount of your variable Annuity Payments will increase.

DETERMINATION OF SECOND AND SUBSEQUENT ANNUITY PAYMENTS. The dollar amount of all subsequent Annuity Payments changes from month to month based on the investment experience, as described above, of the applicable funding options. The total amount of each Annuity Payment will equal the sum of the basic payments in each funding option. We determine the actual amounts of these payments by multiplying the number of Annuity Units we credited to each funding option by the corresponding Annuity Unit value as of the date 14 days before the date the payment is due.

FIXED ANNUITY

You may choose a fixed annuity that provides payments that do not vary during the annuity period. We will calculate the dollar amount of the first fixed Annuity Payment as described under "Variable Annuity," except that the amount we apply to begin the annuity will be your Cash Surrender Value as of the date Annuity Payments begin. Payout rates will not be lower than that shown in the Contract. If it would produce a larger payment, the first fixed Annuity Payment will be determined using the Annuity Tables in effect on the Maturity Date.

                                 PAYMENT OPTIONS

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ELECTION OF OPTIONS

While the Annuitant is alive, you can change your annuity option selection any time up to the Maturity Date. Once Annuity Payments have begun, no further elections are allowed.

During the Annuitant's lifetime, if you do not elect otherwise before the Maturity Date, we will pay you (or another designated payee) the first of a series of monthly Annuity Payments based on the life of the Annuitant, in accordance with Annuity Option 2 (Life Annuity with 120 monthly payments assured). For certain Qualified Contracts, Annuity Option 4 (Joint and Last Survivor Life Annuity -- Annuity Reduced on Death of Primary Payee) will be the automatic option as described in the Contract. (See "Annuity Options.")

The minimum amount that can be placed under an annuity option will be $1,000 unless we agree to a lesser amount. If any monthly periodic payment due is less than $100, the Company reserves the right to make payments at less frequent intervals, or to pay the Contract Value in a lump-sum.

On the Maturity Date, we will pay the amount due under the Contract in accordance with the payment option that you select. You may choose to receive a single lump-sum payment. You must elect an option in writing, in a form satisfactory to the Company. Any election made during the lifetime of the Annuitant must be made by the Contract Owner.

ANNUITY OPTIONS

Subject to the conditions described in "Election of Options" above, we may pay all or any part of the Cash Surrender Value under one or more of the following annuity options. Payments under the annuity options are generally made on a monthly basis. We may offer additional options.

Option 1 -- Life Annuity -- No Refund. The Company will make Annuity Payments during the lifetime of the Annuitant ending with the last payment before death. This option offers the maximum periodic payment, since there is no assurance of a minimum number of payments or provision for a death benefit for beneficiaries.

Option 2 -- Life Annuity with 120, 180 or 240 Monthly Payments Assured. The Company will make monthly Annuity Payments during the lifetime of the Annuitant, with the agreement that if, at the death of that person, payments have been made for less than 120, 180 or 240 months, as elected, we will continue making payments to the beneficiary during the remainder of the period.

Option 3 -- Joint and Last Survivor Life Annuity -- No Refund. The Company will make regular Annuity Payments during the lifetime of the Annuitant and a second person. When either person dies, we will continue making payments to the survivor. No further payments will be made following the death of the survivor.

Option 4 -- Joint and Last Survivor Life Annuity -- Annuity Reduced on Death of Primary Payee. The Company will make Annuity Payments during the lifetimes of the Annuitant and a second person. You will designate one as primary payee, and the other will be designated as secondary payee. On the death of the secondary payee, the Company will continue to make monthly Annuity Payments to the primary payee in the same amount that would have been payable during the joint lifetime of the two persons. On the death of the primary payee, the Company will continue to make Annuity Payments to the secondary payee in an amount equal to 50% of the payments, which would have been made during the lifetime of the primary payee. No further payments will be made once both payees have died.

Option 5 -- Payments for a Fixed Period without Life Contingency. We will make periodic payments for the period selected. Please note that Option 5 may not satisfy minimum required distribution rules for Qualified Contracts. Please consult a tax adviser before electing this option.

Option 6 -- Other Annuity Options. We will make any other arrangements for Annuity Payments as may be mutually agreed upon.

VARIABLE LIQUIDITY BENEFIT

This benefit is only offered with Option 5 -- Payments for a Fixed Period without Life Contingency.

At any time after annuitization and before death, the Contract Owner may surrender and receive a payment equal to (A) minus (B), where (A) equals the present value of remaining certain payments, and (B) equals a withdrawal charge not to exceed the maximum withdrawal charge rate shown on the specifications page of the Contract multiplied by (A). The interest rate used to calculate the present value is a rate 1% higher than the Assumed (Daily) Net Investment Factor used to calculate the Annuity Payments. The remaining period certain payments are assumed to be level payments equal to the most recent period certain payment prior to the request for this liquidity benefit. A withdrawal charge is not imposed if the surrender is made after the expiration of the withdrawal charge period shown on the specifications page of the Contract.

                        MISCELLANEOUS CONTRACT PROVISIONS

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RIGHT TO RETURN

You may return the Contract for a full refund of the Contract Value plus any Contract charges and premium taxes you paid (but not any fees and charges the Underlying Fund assessed) within twenty days after you receive it (the "right to return period"). You bear the investment risk of investing in the Variable Funding Options during the right to return period; therefore, the Contract Value we return may be greater or less than your Purchase Payment.

If you purchase the Contract as an Individual Retirement Annuity, and return it within the first seven days after delivery, or longer if your state law permits, we will refund your Purchase Payment in full; during the remainder of the right to return period, we will refund the Contract Value (including charges).

We will determine the Contract Value following the close of the business day on which we receive your Contract and a Written Request for a refund. Where state law requires a different period, or the return of Purchase Payments or other variations of this provision, we will comply. Refer to your Contract for any state-specific information.

TERMINATION

We reserve the right to terminate the Contract on any business day if your Contract Value as of that date is less than $1,000 and you have not made Purchase Payments for at least two years, unless otherwise specified by state law. Accordingly, no Contract will be terminated due solely to negative investment performance. Termination will not occur until 31 days after we have mailed notice of termination to your last known address and to any assignee of record. If we terminate the Contract, we will pay you the Cash Surrender Value less any applicable taxes. In certain states, we may be required to pay you the Contract Value. Federal tax law may impose additional restrictions on our right to cancel your traditional IRA, Roth IRA or other Qualified Contract.

REQUIRED REPORTS

As often as required by law, but at least once in each Contract Year before the due date of the first Annuity Payment, we will furnish a report showing the number of Accumulation Units credited to the Contract and the corresponding Accumulation Unit value(s) as of the report date for each funding option to which the Contract Owner has allocated amounts during the applicable period. The Company will keep all records required under federal and state laws.

SUSPENSION OF PAYMENTS

The Company reserves the right to suspend or postpone the date of any payment or determination of values on any business day (1) when the New York Stock Exchange ("the Exchange") is closed; (2) when trading on the Exchange is restricted; (3) when an emergency exists, as determined by the SEC, so that the sale of securities held in the Separate Account may not reasonably occur, or so that the Company may not reasonably determine the value the Separate Account's net assets; or (4) during any other period when the SEC, by order, so permits for the protection of security holders. At any time, payments from the Fixed Account may be delayed up to 6 months.

                              THE SEPARATE ACCOUNTS

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MetLife Insurance Company of Connecticut and MetLife Life and Annuity Company of Connecticut each sponsor Separate Accounts: Separate Account PF and Separate Account PF II, respectively. References to "Separate Account" refer either to Separate Account PF or Separate Account PF II, depending on the issuer of your Contract. Both Separate Account PF and Separate Account PF II were established on July 30, 1997 and are registered with the SEC as unit investment trusts under the Investment Company Act of 1940, as amended. We will invest Separate Account assets attributable to the Contracts exclusively in the shares of the Variable Funding Options.

We hold the assets of Separate Account PF and Separate Account PF II for the exclusive and separate benefit of the owners of each Separate Account, according to the laws of Connecticut. Income, gains and losses, whether or not realized, from assets allocated to the Separate Account are, in accordance with the Contracts, credited to or charged against the Separate Account without regard to other income, gains and losses of the Company. The assets held by the Separate Account are not chargeable with liabilities arising out of any other business that we may conduct. Obligations under the Contract are obligations of the Company. Any obligations that exceed the assets in the Separate Account are payable by the Company's general account. The amount of the guaranteed death benefit that exceeds the Contract Value is paid from the Company's general account. Benefit amounts paid from the general account are subject to the financial strength and claims-paying ability of the Company.

All investment income and other distributions of the funding options are payable to the Separate Account. We reinvest all such income and/or distributions in shares of the respective funding option at net asset value. Shares of the funding options are currently sold only to life insurance company separate accounts to fund variable annuity and variable life insurance contracts.

Certain variable annuity separate accounts and variable life insurance separate accounts may invest in the funding options simultaneously (called "mixed" and "shared" funding). It is conceivable that in the future it may be disadvantageous to do so. Although the Company and the Variable Funding Options do not currently foresee any such disadvantages either to variable annuity contract owners or variable life policy owners, each Underlying Fund's Board of Directors intends to monitor events in order to identify any material conflicts between them and to determine what action, if any, should be taken. If a Board of Directors was to conclude that separate funds should be established for variable life and variable annuity separate accounts, the variable annuity contract owners would not bear any of the related expenses, but variable annuity contract owners and variable life insurance policy owners would no longer have the economies of scale resulting from a larger combined fund.

We reserve the right to transfer assets of the Separate Account to another separate account, and/or to modify the structure or operation of the Separate Account, subject to the necessary regulatory approvals. If we do so, we guarantee that the modification will not affect your Contract Value.

PERFORMANCE INFORMATION

In advertisements for the Contract, we may include performance figures to show you how a Variable Funding Option has performed in the past. These figures are rates of return or yield quotations shown as a percent. These figures show past performance of a Variable Funding Option and are not an indication of how a Variable Funding Option will perform in the future.

Performance figures for each Variable Funding Option are based in part on the performance of a corresponding Underlying Fund. In some cases, the Underlying Fund may have existed before the technical inception of the corresponding Variable Funding Option. In those cases, we can create "hypothetical historical performance" of a

Variable Funding Option. These figures show the performance that the Variable Funding Option would have achieved had it been available during the entire history of the Underlying Fund.

In a low interest rate environment, yields for money market Subaccounts, after deduction of the Mortality and Expense Risk Charge, Administrative Expense Charge and the charge for any optional benefit riders (if applicable), may be negative even though the Underlying Fund's yield, before deducting for such charges, is positive. If you allocate a portion of your Contract Value to a money market Subaccount or participate in an asset allocation program where Contract Value is allocated to a money market Subaccount under the applicable asset allocation model, that portion of your Contract Value may decrease in value.

                           FEDERAL TAX CONSIDERATIONS

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The following general discussion of the federal income tax consequences related to your investment in this Contract is not intended to cover all situations, and is not meant to provide tax or legal advice. Because of the complexity of the law and the fact that the tax results will vary depending on many factors, you should consult your tax and/or legal adviser regarding the tax implications of purchasing this Contract based upon your individual situation. For further tax information, an additional discussion of certain tax matters is contained in the SAI.

You are responsible for determining whether your purchase of a Contract, withdrawals, income payments and any other transaction under your Contract satisfy applicable tax law. We are not responsible for determining if your employer's plan or arrangement satisfies the requirements of the Code and/or the Employee Retirement Income Security Act of 1974 (ERISA).

GENERAL TAXATION OF ANNUITIES

Congress has recognized the value of saving for retirement by providing certain tax benefits, in the form of tax deferral, for premiums paid under an annuity and permitting tax-free transfers between the various investment options offered under the Contract. The Internal Revenue Code ("Code") governs how earnings on your investment in the Contract are ultimately taxed, depending upon the type of contract, qualified or non-qualified, and the manner in which the money is distributed, as briefly described below. In analyzing the benefits of tax deferral it is important to note that the Jobs and Growth Tax Relief Reconciliation Act of 2003 amended Code Section 1 to reduce the marginal tax rates on long-term capital gains and dividends to 5% and 15%, respectively. The reduced rates apply during 2003 through 2008, and thereafter will increase to prior levels. Under current federal income tax law, the taxable portion of distributions under variable annuity contracts and qualified plans (including
IRAs) is not eligible for the reduced tax rate applicable to long-term capital gains and dividends. Earnings under annuity contracts, like interest payable on fixed investments (notes, bonds, etc.) continue to be taxed as ordinary income (top rate of 35%). The tax law provides deferred annuities issued after October 21, 1988 by the same insurance company or an affiliate in the same calendar year to the same owner are combined for tax purposes. As a result, a greater portion of your withdrawals may be considered taxable income than you would otherwise expect. Although the law is not clear, the aggregation rule may also adversely affect the tax treatment of payments received under an income annuity where the owner has purchased more than one non-qualified annuity during the same calendar year from the same or an affiliated company after October 21, 1988, and is not receiving income payments from all annuities at the same time. Please consult your own tax advisor.

STATE AND LOCAL TAXES. The rules for state and local income taxes may differ from the federal income tax rules. Purchasers and prospective purchasers of the Contract should consult their own tax advisors and the law of the applicable taxing jurisdiction to determine what rules and tax benefits apply to the contract.

PENALTY TAX FOR PREMATURE DISTRIBUTIONS. For both Qualified and Non-qualified Contracts, taxable distributions taken before the Contract Owner has reached the age of 59 1/2 will be subject to a 10% additional tax penalty unless the distribution is taken in a series of periodic distributions, for life or life expectancy, or unless the distribution follows the death or disability of the Contract Owner. Other exceptions may be available in certain qualified plans. The 10% tax penalty is in addition to any other penalties that may apply under your Contract and the normal income taxes due on the distribution.

TAX-FREE EXCHANGES. Code Section 1035 provides that, if certain conditions are met, no gain or loss is recognized when an annuity contract is received in exchange for a life insurance, endowment, or annuity contract. Since different annuity contracts have different expenses, fees and benefits, a tax-free exchange could result in your investment becoming subject to higher or lower fees and/or expenses.

FEDERAL ESTATE TAXES. While no attempt is being made to discuss the Federal estate tax implications of the Contract, you should keep in mind that the value of an annuity contract owned by a decedent and payable to a beneficiary by virtue of surviving the decedent is included in the decedent's gross estate. Depending on the terms of the annuity contract, the value of the annuity included in the gross estate may be the value of the lump sum payable to the designated beneficiary or the actuarial value of the payments to be received by the beneficiary. Consult an estate planning advisor for more information.

GENERATION-SKIPPING TRANSFER TAX. Under certain circumstances, the Code may impose a "generation-skipping transfer tax" when all or part of an annuity contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the contract owner. Regulations issued under the Code may require the Company to deduct the tax from your Contract or from any applicable payment and pay it directly to the IRS.

TYPES OF CONTRACTS: QUALIFIED AND NON-QUALIFIED

QUALIFIED ANNUITY CONTRACTS

If you purchase your Contract with proceeds of an eligible rollover distribution from any tax-qualified employee pension or retirement savings plan or individual retirement annuity (IRA), your Contract is referred to as a Qualified Contract. Some examples of Qualified Contracts are: IRAs (including Roth IRAs), tax sheltered annuities established by public school systems or certain tax exempt organizations under Code Section 403(b), corporate-sponsored pension, retirement savings and profit sharing plans (including 401(k) plans), Keogh Plans (for self-employed individuals), and certain other qualified deferred compensation plans. Another type of Qualified Contract is a Roth IRA, under which after-tax contributions accumulate until maturity, when amounts (including earnings) may be withdrawn tax-free. The rights and benefits under a Qualified Contract may be limited by the terms of the retirement plan, regardless of the terms and conditions of the Contract. Plan participants making contributions to Qualified Contracts will be subject to the required minimum distribution rules as provided by the Code and described below. All qualified plans (including IRAs) receive tax-deferral under the Code. Although there are no additional tax benefits to funding your qualified plan or IRA with an annuity, it does offer you additional insurance benefits, such as the availability of a guaranteed income for life.

The Contract has not been submitted to the IRS for approval as to form as a valid IRA. Such approval would not constitute an IRS approval or endorsement of any funding options under the contract. IRS approval as to form is not required to constitute a valid IRA. Disqualification of the Contract as an IRA could result in the immediate taxation of amounts held in the Contract and other adverse consequences.

TAXATION OF QUALIFIED ANNUITY CONTRACTS

Under a qualified annuity, since amounts paid into the Contract generally have not yet been taxed, the full amount of any distributions (including the amount attributable to Purchase Payments), whether paid in the form of lump sum withdrawals or Annuity Payments, are generally taxed at ordinary income tax rates unless the distribution is transferred to an eligible rollover account or contract. There are special rules which govern the taxation of Qualified Contracts, including withdrawal restrictions, requirements for mandatory distributions, and contribution limits. Amounts rolled over to the Contract from other qualified funding vehicles generally are not subject to current taxation.

MANDATORY DISTRIBUTIONS FOR QUALIFIED PLANS

Federal tax law requires that minimum annual distributions begin by April 1st of the calendar year following the calendar year in which an IRA owner attains age 70 1/2. Participants in qualified plans and 403(b) annuities may defer minimum distributions until the later of April 1st of the calendar year following the calendar year in which they attain age 70 1/2 or the year of retirement (except for participants who are 5% or more owners of the plan sponsor) . If you own more than one individual retirement annuity and/or account, you may satisfy the minimum distribution rules on an aggregate basis (i.e. determine the total amount of required distributions from all IRAs and take the required amount from any one or more IRAs). A similar aggregate approach is available to meet your 403(b) minimum distribution requirements if you have multiple 403(b) annuities. Recently promulgated Treasury regulations changed the distribution requirements; therefore, it is important that you consult your tax adviser as to the impact of these regulations on your personal situation.

Final income tax regulations regarding minimum distribution requirements were released in June 2004. These regulations affect both deferred and income annuities. Under these new rules, effective with respect to minimum distributions required for the 2006 distribution year, in general, the value of all benefits under a deferred annuity (including death benefits in excess of cash value) must be added to the account value in computing the amount required to be distributed over the applicable period. We will provide you with additional information as to the amount of your interest in the Contract that is subject to required minimum distributions under this new rule and either compute the required amount for you or offer to do so at your request. The new rules are not entirely clear and you should consult your personal tax advisor as to how these rules affect your Contract.

MINIMUM DISTRIBUTIONS FOR BENEFICIARIES UPON THE CONTRACT OWNER'S DEATH: Upon the death of the Contract Owner and/or Annuitant of a Qualified Contract, the funds remaining in the Contract must be completely withdrawn within five years from the date of death or minimum distributions may be taken over the life expectancy of the individual beneficiaries (or in the case of certain trusts that are contract beneficiaries, over the life expectancy of the individuals who are the beneficiaries of the trust), provided such distributions are payable at least annually and begin within one year from the date of death. Special rules apply where the beneficiary is the surviving spouse, which allow the spouse to assume the Contract and defer the minimum distribution requirements.

NOTE TO PARTICIPANTS IN QUALIFIED PLANS INCLUDING 401, 403(B), OR 408, INCLUDING IRA OWNERS: While annual plan contribution limits may be increased from time to time by Congress and the IRS for federal income tax purposes, these limits must be adopted by each state for any higher limits to be effective at a state income tax level. In other words, the permissible contribution limits for federal and state income tax purposes may be different. Therefore, in certain states, a portion of the contributions may not be excludible or deductible from state income taxes. Please consult your employer or tax adviser regarding this issue.

INDIVIDUAL RETIREMENT ANNUITIES

To the extent of earned income for the year and not exceeding the applicable limit for the taxable year, an individual may make contributions, which in some cases may be deductible, to an individual retirement annuity (IRA). The applicable limit is $4,000 for calendar year 2007, $5,000 for 2008, and may be indexed for inflation in future years. Additional "catch-up contributions" may be made to an IRA by individuals age 50 or over. There are certain limits on the deductible amount based on the adjusted gross income of the individual and spouse and on their participation in a retirement plan. If an individual is married and the spouse is not employed, the individual may establish IRAs for the individual and spouse. Purchase Payments may then be made annually into IRAs for both spouses in the maximum amount of 100% of earned income up to a combined limit based on the individual limits outlined above.

Deductible contributions to an IRA and Roth IRA for the year must be aggregated for purposes of the individual Code Section 408A limits and the Code Section 219 limits (age 50+catch-up).

Partial or full distributions are treated as ordinary income, except that amounts contributed after 1986 on a non-deductible basis are not includable in income when distributed. An additional tax of 10% will apply to any taxable distribution from the IRA that is received by the participant before the age of 59 1/2 except by reason of death, disability or as part of a series of payments for life or life expectancy. Distributions must commence by April 1st of the calendar year after the close of the calendar year in which the individual attains the age of 70 1/2. Certain other mandatory distribution rules apply on the death of the individual. The individual must maintain personal and tax return records of any non-deductible contributions and distributions.

Section 408 (k) of the Code provides for the purchase of a Simplified Employee Pension (SEP) plan. A SEP is funded through an IRA and can accept an annual employer contribution limited to the lesser of $45,000 or 100% of pay for each participant in 2007.

ROTH IRAS

Effective January 1, 1998, Section 408A of the Code permits certain individuals to contribute to a Roth IRA. Eligibility to make contributions is based upon income, and the applicable limits vary based on marital status and/or whether the contribution is a rollover contribution from another IRA or an annual contribution. Contributions to a

Roth IRA, which are subject to certain limitations, (similar to the annual limits for traditional IRAs), are not deductible and must be made in cash or as a rollover or transfer from another Roth IRA or other IRA. A conversion of "traditional" IRA to a Roth IRA may be subject to tax and other special rules apply. You should consult a tax adviser before combining any converted amounts with other Roth IRA contributions, including any other conversion amounts from other tax years.

Qualified distributions from a Roth IRA are tax-free. A qualified distribution requires that the Roth IRA has been held for at least 5 years, and the distribution is made after age 59 1/2, on death or disability of the owner, or for a limited amount ($10,000) for a qualified first time home purchase for the owner or certain relatives. Income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during five taxable years starting with the year in which the first contribution is made to the Roth IRA.

TSAS (ERISA AND NON-ERISA)

GENERAL. TSAs fall under sec.403(b) of the Code, which provides certain tax benefits to eligible employees of public school systems and organizations that are tax exempt under sec.501(c)(3) of the Code.

In general contributions to sec.403(b) arrangements are subject to limitations under sec.415(c) of the Code (the lesser of 100% of includable compensation or the applicable limit for the year).

Note: Proposed income tax regulations issued in November 2004 would require certain fundamental changes to these arrangements including (a) a requirement that there be a written plan document in addition to the annuity contract or sec.403(b)(7) custodial account, (b) significant restrictions on the ability for participants to direct proceeds between 403(b) annuity contracts and (c) additional restrictions on withdrawals of amounts attributable to contributions other than elective deferrals.

The proposed regulations will generally not be effective until taxable years beginning after December 31, 2007 at the earliest, and may not be relied on until issued in final form. However, certain aspects including a proposed prohibition on the use of life insurance contracts under 403(b) arrangements and rules affecting payroll taxes on certain types of contributions are currently effective unless revised or revoked in final regulations.

WITHDRAWALS AND INCOME PAYMENTS. If you are under 59 1/2, you cannot withdraw money from your TSA Contract unless the withdrawal:

     - Relates to purchase payments made prior to 1989 (and pre-1989 earnings on those purchase payments);

     - Is directly transferred to another permissible investment under sec.403(b) arrangements;

     -    Relates to amounts that are not salary reduction elective deferrals;

     - Occurs after you die, leave your job or become disabled (as defined by the Code); or

     - Is for financial hardship (but only to the extent of purchase payments) if your plan allows it.

DESIGNATED ROTH ACCOUNT FOR 403(B) PLANS. Effective January 1, 2006, employers that established and maintain a TSA/403(b) plan ("the Plan") may also establish a Qualified Roth Contribution Program under Section 402A of the Code ("Designated Roth Accounts") to accept after-tax contributions as part of the TSA plan. In accordance with our administrative procedures, we may permit these contributions to be made as purchase payments to a Section 403(b) Contract under the following conditions:

          (1) The employer maintaining the plan has demonstrated to our satisfaction that Designated Roth Accounts are permitted under the Plan.

          (2) In accordance with our administrative procedures, the amount of elective deferrals has been irrevocably designated as an after-tax contribution to the Designated Roth Account.

          (3) All state regulatory approvals have been obtained to permit the Contract to accept such after-tax elective deferral contributions (and, where permitted under the Qualified Roth Contribution Program and the Contract, rollovers and trustee-to-trustee transfers from other Designated Roth Accounts).

          (4) In accordance with our procedures and in a form satisfactory to us, we may accept rollovers from other funding vehicles under any Qualified Roth Contribution Program of the same type in which the employee participates as well as trustee-to-trustee transfers from other funding vehicles under the same Qualified Roth Contribution Program for which the participant is making elective deferral contributions to the Contract.

          (5) No other contribution types (including employer contributions, matching contributions, etc.) will be allowed as designated Roth contributions, unless they become permitted under the Code.

          (6) If permitted under the federal tax law, we may permit both pre-tax contributions under a 403(b) plan as well as after-tax contributions under the Plan's Qualified Roth Contribution Program to be made under the same Contract as well as rollover contributions and contributions by trustee-to-trustee transfers. In such cases, we will account separately for the designated Roth contributions and the earnings thereon from the contributions and earnings made under the pre-tax TSA plan (whether made as elective deferrals, rollover contributions or trustee-to-trustee transfers). As between the pre-tax or traditional Plan and the Qualified Roth Contribution Program, we will allocate any living benefits or death benefits provided under the Contract on a reasonable basis, as permitted under the tax law.

          (7) We may refuse to accept contributions made as rollovers and trustee-to-trustee transfers, unless we are furnished with a breakdown as between participant contributions and earnings at the time of the contribution.

Many of the federal income tax rules pertaining to Designated Roth Accounts have not yet been finalized. Both you and your employer should consult their own tax and legal advisors prior to making or permitting contributions to be made to a Qualified Roth Contribution Program.

The following general tax rules are based on our understanding of the Code and any regulations issued through December 31, 2005, and are subject to change and to different interpretation as well as additional guidance in respect to areas not previously addressed:

The employer must permit contributions under a pre-tax 403(b) plan in order to permit contributions to be irrevocably designated and made part of a Qualified Roth Contribution Program.

Elective deferral contributions to the Designated Roth Account must be aggregated with all other elective deferral contributions made by a taxpayer for purposes of the individual Code Section 402(g) limits and the Code Section 414(v) limits (relating to age 50 and over catch-up contributions) as well as contribution limits that apply under the Plan.

In general, the same tax law rules with respect to restricted monies, triggering events and permitted distributions will apply to the Designated Roth Accounts under the Plan as apply to the traditional pre-tax accounts under the plan (e.g., death or disability of participant, severance from employment, attainment of age 59 1/2 and hardship withdrawals only with respect to contributions (if permitted under the Plan)).

If the amounts have been held under any Designated Roth Account of a participant for at least five years and are made on account of death, disability or after attainment of age 59 1/2, then any withdrawal, distribution or payment of these amounts is generally free of federal income tax ("Qualified Distributions").

Unlike Roth IRAs, withdrawal, distributions and payments that do not meet the five year rule will generally be taxed on a pro-rated basis with respect to earnings and after-tax contributions. The 10% penalty tax will generally apply on the same basis as a traditional pre-tax account under the Plan. Additionally, rollover distributions may only be made tax-free into another Designated Roth Account or into a Roth IRA.

Some states may not permit contributions to be made to a Qualified Roth Contribution Program or may require additional conforming legislation for these rules to become effective.

LOANS. If your TSA Contract permits loans, such loans will be made only from any Fixed Interest Account balance and only up to certain limits. In that case, we credit your Fixed Interest Account balance up to the amount of the outstanding loan balance with a rate of interest that is less than the interest rate we charge for the loan.

The Code and applicable income tax regulations limit the amount that may be borrowed from your Contract and all you employer plans in the aggregate and also require that loans be repaid, at a minimum, in scheduled level payments over a proscribed term.

Your Contract will indicated whether loans are permitted. The terms of the loan are governed by the Contract and loan agreement. Failure to satisfy loan limits under the Code or to make any scheduled payments according to the terms of your loan agreement and Federal tax law could have adverse tax consequences. Consult a tax advisor and read your loan agreement and Contract prior to taking any loan.

NON-QUALIFIED ANNUITY CONTRACTS

If you purchase the Contract on an individual basis with after-tax dollars and not under one of the programs described above, your Contract is referred to as non-qualified. As the owner of a non-qualified annuity, you do not receive any tax benefit (deduction or deferral of income) on Purchase Payments, but you will not be taxed on increases in the value of your Contract until a distribution occurs -- either as a withdrawal made prior to the Maturity Date or in the form of periodic Annuity Payments. As a general rule, there is income in the Contract (earnings) to the extent the Contract Value exceeds your investment in the Contract. The investment in the Contract equals the total Purchase Payments less any amount received previously which was excludible from gross income.

Generally, different tax rules apply to Annuity Payments than to withdrawals and payments received before the annuity starting date. When a withdrawal is made, you are taxed on the amount of the withdrawal that is considered earnings under federal tax laws.

Similarly, when you receive an Annuity Payment, part of each periodic payment is considered a return of your Purchase Payments and will not be taxed, but the remaining portion of the Annuity Payment (i.e., any earnings) will be considered ordinary income for federal income tax purposes. Annuity Payments are subject to an "excludable amount" or "exclusion ratio" which determines how much of each payment is treated as:

     -    a non-taxable return of your Purchase Payment; or

     -    a taxable payment of earnings.

We generally will tell you how much of each Annuity Payment is a non-taxable return of your Purchase Payments. However, it is possible that the IRS could conclude that the taxable portion of Annuity Payments under a non-qualified contract is an amount greater (or less) than the taxable amount determined by us and reported by us to you and the IRS. Generally, once the total amount treated as a non-taxable return of your Purchase Payments equals your Purchase Payments, then all remaining payments are fully taxable. We will withhold a portion of the taxable amount of your Annuity Payment for income taxes, unless you elect otherwise. The amount we withhold is determined by the Code.

Code Section 72(s) requires that non-qualified annuity contracts meet minimum mandatory distribution requirements upon the death of the Contract Owner, including the death of either of the Joint Owners. If these requirements are not met, the Contract will not be treated as an annuity contract for federal income tax purposes and earnings under the Contract will be taxable currently, not when distributed. The distribution required depends, among other things, upon whether an annuity option is elected or whether the succeeding Contract Owner is the surviving spouse. We will administer contracts in accordance with these rules and we will notify you when you should begin receiving payments. There is a more complete discussion of these rules in the SAI.

If a non-qualified annuity is owned by a non-natural person (e.g., a corporation), increases in the value of the Contract attributable to Purchase Payments made after February 28, 1986 are includable in income annually and taxed at ordinary income tax rates. Furthermore, for contracts issued after April 22, 1987, if the Contract is transferred to another person or entity without adequate consideration, all deferred increases in value will be treated as income for federal income tax purposes at the time of the transfer.

PARTIAL WITHDRAWALS: If you make a partial withdrawal of your Contract Value, the distribution generally will be taxed as first coming from earnings (income in the Contract) and then from your Purchase Payments. These withdrawn earnings are includable in your taxable income. (See Penalty Tax for Premature Distributions below.) Any direct or indirect borrowing against the value of the Contract or pledging of the Contract as security for a loan will be treated as a cash distribution under the tax law, and will have tax consequences in the year taken. It should be noted that there is no guidance as to the determination of the amount of income in a Contract if it is issued with a Guaranteed Minimum Withdrawal Benefit (GMWB). Therefore, you should consult with your tax adviser as to the potential tax consequences of a partial surrender if your Contract is issued with a GMWB.

PARTIAL ANNUITIZATIONS (IF AVAILABLE WITH YOUR CONTRACT): At the present time the IRS has not approved the use of an exclusion ratio or exclusion amount when only part of your Contract Value is applied to a payment option. Currently, we will treat the application of less than your entire Contract Value under a Non-qualified Contract to a payment option (i.e. taking Annuity Payments) as a taxable withdrawal for federal income tax purposes (which may also be subject to the 10% penalty tax if you are under age 59 1/2). We will then treat the amount of the withdrawal (after any deductions for taxes) as the purchase price of an income annuity and tax report the income payments received under that annuity under the rules for variable income annuities. Consult your tax attorney prior to partially annuitizing your Contract.

We will determine the excludable amount for each income payment under the Contract as a whole by using the rules applicable to variable income payments in general (i.e. by dividing your after-tax purchase price, as adjusted for any refund or guarantee feature, by the number of expected income payments from the appropriate IRS table). However, the IRS may determine that the excludable amount is different from our computation.

DIVERSIFICATION REQUIREMENTS FOR VARIABLE ANNUITIES

The Code requires that any non-qualified variable annuity contracts based on a Separate Account must meet specific diversification standards. Non-qualified variable annuity contracts shall not be treated as an annuity for federal income tax purposes if investments made in the account are not adequately diversified. Final tax regulations define how Separate Accounts must be diversified. The Company constantly monitors the diversification of investments and believes that its accounts are adequately diversified. The consequence of any failure to diversify is essentially the loss to the Contract Owner of tax-deferred treatment, requiring the current inclusion of a proportionate share of the income and gains from the Separate Account assets in the income of each Contract Owner. The Company intends to administer all contracts subject to this provision of law in a manner that will maintain adequate diversification.

OWNERSHIP OF THE INVESTMENTS

In certain circumstances, owners of variable annuity contracts have been considered to be the owners of the assets of the underlying Separate Account for federal income tax purposes due to their ability to exercise investment control over those assets. When this is the case, the Contract Owners have been currently taxed on income and gains attributable to the Separate Account assets. There is little guidance in this area, and some features of the Contract, such as the number of funds available and the flexibility of the Contract Owner to allocate premium payments and transfer amounts among the funding options, have not been addressed in public rulings. While we believe that the Contract does not give the Contract Owner investment control over Separate Account assets, we reserve the right to modify the Contract as necessary to prevent a Contract Owner from being treated as the owner of the Separate Account assets supporting the Contract.

TAXATION OF DEATH BENEFIT PROCEEDS

Amounts may be distributed from a Non-qualified Contract because of the death of an owner or Annuitant. Generally, such amounts are includable in the income of the recipient as follows: (i) if distributed in a lump sum, they are taxed in the same manner as a full surrender of the Contract; or (ii) if distributed under a payment option, they are taxed in the same way as Annuity Payments.

OTHER TAX CONSIDERATIONS

TREATMENT OF CHARGES FOR OPTIONAL BENEFITS

The Contract may provide one or more optional enhanced death benefits or other minimum guaranteed benefit that in some cases may exceed the greater of purchase price or the Contract Value. It is possible that the Internal Revenue Service may take the position that the charges for the optional enhanced benefit(s) are deemed to be taxable distributions to you. Although we do not believe that a charge under such optional enhanced benefit should be treated as a taxable withdrawal, you should consult with your tax advisor before selecting any rider or endorsement to the Contract.

PUERTO RICO TAX CONSIDERATIONS

The Puerto Rico Internal Revenue Code of 1994 (the "1994 Code") taxes distributions from non-qualified annuity contracts differently than in the U.S. Distributions that are not in the form of an annuity (including partial surrenders and period certain payments) are treated under the 1994 Code first as a return of investment. Therefore, a substantial portion of the amounts distributed generally will be excluded from gross income for Puerto Rico tax purposes until the cumulative amount paid exceeds your tax basis. The amount of income on annuity distributions (payable over your lifetime) is also calculated differently under the 1994 Code. Since Puerto Rico residents are also subject to U.S. income tax on all income other than income sourced to Puerto Rico and the Internal Revenue Service issued guidance in 2004 which indicated that the income from an annuity contract issued by a U.S. life insurer would be considered U.S. source income, the timing of recognition of income from an annuity contract could vary between the two jurisdictions. Although the 1994 Code provides a credit against the Puerto Rico income tax for U.S. income taxes paid, an individual may not get full credit because of the timing differences. You should consult with a personal tax adviser regarding the tax consequences of purchasing an annuity contract and/or any proposed distribution, particularly a partial distribution or election to annuitize.

NON-RESIDENT ALIENS

Distributions to non resident aliens ("NRAs") are subject to special and complex tax and withholding rules under the Code with respect to U.S. source income, some of which are based upon the particular facts and circumstances of the Contract Owner, the beneficiary and the transaction itself. As stated above, the IRS has taken the position that income from the Contract received by NRAs is considered U.S. source income. In addition, Annuity Payments to NRAs in many countries are exempt from U.S. tax (or subject to lower rates) based upon a tax treaty, provided that the Contract Owner complies with the applicable requirements. NRAs should seek guidance from a tax adviser regarding their personal situation.

TAX CREDITS AND DEDUCTIONS

The Company may be entitled to certain tax benefits related to the assets of the Separate Account. These tax benefits, which may include foreign tax credits and corporate dividend received deductions, are not passed back to the Separate Account or to contract owners since the Company is the owner of the assets from which the tax benefits are derived.

                                OTHER INFORMATION

--------------------------------------------------------------------------------

PrimElite is a service mark of Citigroup, Inc. or its affiliates and is used by MetLife, Inc. and its affiliates under license.

THE INSURANCE COMPANIES

Please refer to your Contract to determine which Company issued your Contract.

MetLife Insurance Company of Connecticut is a stock insurance company chartered in 1863 in Connecticut and continuously engaged in the insurance business since that time. It is licensed to conduct life insurance business in all states of the United States, the District of Columbia, Puerto Rico, Guam, the U.S. and British Virgin Islands and the Bahamas. The Company is a wholly-owned subsidiary of MetLife, Inc., a publicly-traded company. MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The Company's Home Office is located at One Cityplace, Hartford, Connecticut 06103-3415.

MetLife Life and Annuity Company of Connecticut is a stock insurance company chartered in 1973 in Connecticut and continuously engaged in the insurance business since that time. It is licensed to conduct life insurance business in all states of the United States (except New York), the District of Columbia and Puerto Rico. The Company is an indirect wholly-owned subsidiary of MetLife, Inc., a publicly-traded company. The Company's Home Office is located at One Cityplace, Hartford, Connecticut 06103-3415.

FINANCIAL STATEMENTS

The financial statements for the Company and its Separate Account are located in the Statement of Additional Information.

DISTRIBUTION OF VARIABLE ANNUITY CONTRACTS

DISTRIBUTION AND PRINCIPAL UNDERWRITING AGREEMENT. MetLife Insurance Company of Connecticut and MetLife Life and Annuity Company of Connecticut (together the "Company") have appointed MetLife Investors Distribution Company ("MLIDC") to serve as the principal underwriter and distributor of the securities offered through this Prospectus, pursuant to the terms of a Distribution and Principal Underwriting Agreement. Prior to October 20,

2006, the principal underwriter and distributor was MLI Distribution LLC, which merged with and into MLIDC on that date. MLIDC, which is an affiliate of the Company, also acts as the principal underwriter and distributor of other variable annuity contracts and variable life insurance policies issued by the Company and its affiliated companies. The Company reimburses MLIDC for expenses MLIDC incurs in distributing the Contracts (e.g. commissions payable to retail broker-dealers who sell the Contracts). MLIDC does not retain any fees under the Contracts; however, MLIDC may receive 12b-1 fees from the Underlying Funds.

MLIDC's principal executive offices are located at 5 Park Plaza, Suite 1900, Irvine, California 92614. MLIDC is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as well as the securities commissions in the states in which it operates, and is a member of the National Association of Securities Dealers, Inc. ("NASD").

MLIDC and the Company enter into selling agreements with affiliated and unaffiliated broker-dealers who are registered with the SEC and are members of the NASD, and with entities that may offer the Contracts but are exempt from registration. Applications for the Contract are solicited by registered representatives who are associated persons of such affiliated or unaffiliated broker-dealer firms. Such representatives act as appointed agents of the Company under applicable state insurance law and must be licensed to sell variable insurance products. The Company intends to offer the Contract in all jurisdictions where it is licensed to do business and where the Contract is approved. The Company no longer offers the Contracts to new purchasers, but it continues to accept purchase payments from existing Contract Owners.

COMPENSATION. Broker-dealers who have selling agreements with MLIDC and the Company are paid compensation for the promotion and sale of the Contracts. Registered representatives who solicit sales of the Contract typically receive a portion of the compensation payable to the broker-dealer firm. The amount the registered representative receives depends on the agreement between the firm and the registered representative. This agreement may also provide for the payment of other types of cash and non-cash compensation and other benefits. A broker-dealer firm or registered representative of a firm may receive different compensation for selling one product over another and/or may be inclined to favor one product provider over another product provider due to differing compensation rates.

We generally pay compensation as a percentage of purchase payments invested in the Contract. Alternatively, we may pay lower compensation on purchase payments but pay periodic asset-based compensation based on all or a portion of the Contract Value. The amount and timing of compensation may vary depending on the selling agreement but is not expected to exceed 7.50% of Purchase Payments (if up-front compensation is paid to registered representatives) and up to 1.50% annually of average Contract Value (if asset-based compensation is paid to registered representatives).

The Company and MLIDC have also entered into preferred distribution arrangements with certain broker-dealer firms. These arrangements are sometimes called "shelf space" arrangements. Under these arrangements, the Company and MLIDC pay separate, additional compensation to the broker-dealer firm for services the broker-dealer provides in connection with the distribution of the Company's products. These services may include providing the Company with access to the distribution network of the broker-dealer, the hiring and training of the broker-dealer's sales personnel, the sponsoring of conferences and seminars by the broker-dealer, or general marketing services performed by the broker-dealer. The broker-dealer may also provide other services or incur other costs in connection with distributing the Company's products.

These preferred distribution arrangements will not be offered to all broker-dealer firms and the terms of such arrangements may differ between broker-dealer firms. Compensation payable under such arrangements may be based on aggregate, net or anticipated sales of the Contracts, total assets attributable to sales of the Contract by registered representatives of the broker-dealer firm or based on the length of time that a Contract owner has owned the Contract. Any such compensation payable to a broker-dealer firm will be made by MLIDC or the Company out of their own assets and will not result in any additional direct charge to you. Such compensation may cause the broker-dealer firm and its registered representatives to favor the Company's products. The Company and MLIDC have entered into preferred distribution arrangements with their affiliate Tower Square Securities, Inc. and with the unaffiliated broker-dealer firms identified in the Statement of Additional Information. The Company and MLIDC may enter into similar arrangements with their other affiliates MetLife Securities, Inc. and/or Metropolitan Life Insurance Company, Walnut Street Securities, Inc. and New England Securities Corporation. See the "Statement of Additional Information -- DISTRIBUTION AND PRINCIPAL UNDERWRITING AGREEMENT" for a list of the broker-dealer firms that received such additional compensation during 2006, as well as the range of additional compensation paid.

The Company and MLIDC have entered into selling agreements with certain broker-dealer firms that have an affiliate that acts as investment adviser or sub-adviser to one or more Underlying Funds which may be offered in the Contracts. These investment advisory firms include Fidelity Management & Research Company, Morgan Stanley Investment Advisers Inc., MetLife Investment Funds Management LLC, MetLife Advisers, LLC and Met Investors Advisory LLC. MetLife Investment Funds Management LLC, MetLife Advisers, LLC and MetLife Investors Advisory LLC are affiliates of the Company. Registered representatives of broker-dealer firms with an affiliated company acting as an adviser or a sub-adviser may favor these Funds when offering the Contracts.

SALES BY AFFILIATES OF THE COMPANY. The Company and MLIDC may offer the Contracts through retail broker-dealer firms that are affiliates of the Company, including Tower Square Securities, Inc., MetLife Securities, Inc. and/or Metropolitan Life Insurance Company, Walnut Street Securities, Inc. and New England Securities Corporation. The compensation paid to affiliated broker-dealer firms for sales of the Contracts is generally not expected to exceed, on a present value basis, the percentages described above. These broker-dealer firms pay their registered representatives all or a portion of the commissions received for their sales of Contracts; some firms may retain a portion of commissions. The amount the broker dealer firms pass on to their registered representatives is determined in accordance with their internal compensation programs. These programs may also include other types of cash compensation, such as bonuses, equity awards (such as stock options), training allowances, supplementary salary, financing arrangements, marketing support, medical and other insurance benefits, retirement benefits, non-qualified deferred compensation plans and other benefits. For registered representatives of certain affiliates, the amount of this additional cash compensation is based primarily on the amount of proprietary products sold and serviced by the representative. Proprietary products are those issued by the Company or its affiliates. The managers who supervise these registered representatives may also be entitled to additional cash compensation based on the sale of proprietary products by their representatives. Because the additional cash compensation paid to these registered representatives and their managers is primarily based on sales of proprietary products, these registered representatives and their managers have an incentive to favor the sale of proprietary products over other products issued by non-affiliates.

Registered representatives of our affiliates, MetLife Securities, Inc. and/or Metropolitan Life Insurance Company, receive cash payments for the products they sell and service based upon a 'gross dealer concession' model. The cash payment is equal to a percentage of the gross dealer concession. For MetLife registered representatives other than those in our MetLife Resources (MLR) Division, the percentage is determined by a formula that takes into consideration the amount of premiums and purchase payments applied to proprietary products that the registered representative sells and services. The percentage could be as high as 100%. (MLR registered representatives receive compensation based upon premiums and purchase payments applied to all products sold and serviced by the representative.) In addition, all MetLife registered representative are entitled to the additional compensation described above based on sales of proprietary products. Because sales of proprietary products are a factor determining the percentage of gross dealer concession and/or the amount of additional compensation to which MetLife registered representatives are entitled, they have an incentive to favor the sale of proprietary products. In addition, because their sales managers' compensation is based on the sales made by the representatives they supervise, these sales managers also have an incentive to favor the sale of proprietary products.

The Company's affiliates also offer their registered representatives and their managers non-cash compensation incentives, such as conferences, trips, prizes and awards. Other non-cash compensation payments may be made for other services that are not directly related to the sale of products. These payments may include support services in the form of recruitment and training of personnel, production of promotional materials and similar services.

CONFORMITY WITH STATE AND FEDERAL LAWS

The laws of the state in which we deliver a contract govern that Contract. Where a state has not approved a contract feature or funding option, it will not be available in that state. Any paid-up annuity, Cash Surrender Value or death benefits that are available under the Contract are not less than the minimum benefits required by the statutes of the state in which we delivered the Contract. We reserve the right to make any changes, including retroactive changes, in the Contract to the extent that the change is required to meet the requirements of any law or regulation issued by any governmental agency to which the Company, the Contract or the Contract Owner is subject.

VOTING RIGHTS

The Company is the legal owner of the shares of the Underlying Funds. However, we believe that when an Underlying Fund solicits proxies in conjunction with a vote of shareholders we are required to obtain from you and from other owners instructions on how to vote those shares. We will vote all shares, including those we may own on our own behalf, and those where we have not received instructions from Contract Owners, in the same proportion as shares for which we received voting instructions. The effect of this proportional voting is that a small number of contract owners may control the outcome of a vote. Should we determine that we are no longer required to comply with the above, we will vote the shares in our own right. In certain limited circumstances, and when permitted by law, we may disregard voting instructions. If we do disregard voting instructions, a summary of that action and the reasons for such action would be included in the next annual report to Contract Owners.

RESTRICTIONS ON FINANCIAL TRANSACTIONS

Federal laws designed to counter terrorism and prevent money laundering might, in certain circumstances, require us to block a Contract Owner's ability to make certain transactions and thereby refuse to accept any request for transfers, withdrawals, surrenders, or death benefits, until the instructions are received from the appropriate regulator. We may also be required to provide additional information about you and your Contract to government regulators.

LEGAL PROCEEDINGS

In the ordinary course of business, the Company, similar to other life insurance companies, is involved in lawsuits (including class action lawsuits), arbitrations and other legal proceedings. Also, from time to time, state and federal regulators or other officials conduct formal and informal examinations or undertake other actions dealing with various aspects of the financial services and insurance industries. In some legal proceedings involving insurers, substantial damages have been sought and/or material settlement payments have been made.

It is not possible to predict with certainty the ultimate outcome of any pending legal proceeding or regulatory action. However, the Company does not believe any such action or proceeding will have a material adverse effect upon the Separate Account or upon the ability of MLIDC to perform its contract with the Separate Account or of the Company to meet its obligations under the Contracts.
                       THIS PAGE INTENTIONALLY LEFT BLANK.

                                   APPENDIX A

                         CONDENSED FINANCIAL INFORMATION

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            METLIFE OF CT SEPARATE ACCOUNT PF FOR VARIABLE ANNUITIES
                      ACCUMULATION UNIT VALUES (IN DOLLARS)

The following Accumulation Unit Value information should be read in conjunction with the Separate Account's audited financial statement and notes, which are included in the Statement of Additional Information.

                         SEPARATE ACCOUNT CHARGES 1.40%



                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


AIM Variable Insurance Funds
  AIM V.I. Capital Appreciation Subaccount (Series
  II) (7/02).......................................  2006        1.300            1.360             22,293
                                                     2005        1.214            1.300              9,596
                                                     2004        1.158            1.214                 --
                                                     2003        1.000            1.158                 --

  AIM V.I. Core Equity Subaccount (Series II)
  (4/06)...........................................  2006        1.000            1.080              8,838

  AIM V.I. Premier Equity Subaccount (Series II)
  (10/02)..........................................  2006        1.212            1.273                 --
                                                     2005        1.166            1.212                 --
                                                     2004        1.121            1.166                 --
                                                     2003        1.000            1.121                 --

AllianceBernstein Variable Products Series Fund,
  Inc.
  AllianceBernstein Large-Cap Growth Subaccount
  (Class B) (3/02).................................  2006        1.339            1.312             18,868
                                                     2005        1.182            1.339              8,402
                                                     2004        1.106            1.182                 --
                                                     2003        1.000            1.106                 --

Franklin Templeton Variable Insurance Products
  Trust
  FTVIPT Mutual Shares Securities Subaccount (Class
  2) (5/02)........................................  2006        1.377            1.607            739,477
                                                     2005        1.263            1.377            424,188
                                                     2004        1.137            1.263                 --
                                                     2003        1.000            1.137                 --

  FTVIPT Templeton Growth Securities Subaccount
  (Class 2) (5/02).................................  2006        1.459            1.753            544,162
                                                     2005        1.359            1.459            216,289
                                                     2004        1.188            1.359                 --
                                                     2003        1.000            1.188                 --

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


Legg Mason Partners Investment Series
  LMPIS Dividend Strategy Subaccount (5/00)........  2006        0.670            0.779          9,809,136
                                                     2005        0.681            0.670         11,761,892
                                                     2004        0.668            0.681         14,589,950
                                                     2003        0.549            0.668         15,885,034
                                                     2002        0.752            0.549         16,957,616
                                                     2001        0.892            0.752         17,766,971
                                                     2000        1.000            0.892         11,573,385

  LMPIS Government Subaccount (Class A) (5/00).....  2006        1.241            1.274          3,379,060
                                                     2005        1.239            1.241          3,846,587
                                                     2004        1.220            1.239          4,629,962
                                                     2003        1.228            1.220          6,308,716
                                                     2002        1.154            1.228          6,340,663
                                                     2001        1.105            1.154            948,144
                                                     2000        1.000            1.105            305,703

  LMPIS Growth and Income Subaccount (5/00)........  2006        0.879            0.975          6,933,196
                                                     2005        0.858            0.879          7,440,114
                                                     2004        0.804            0.858          8,079,669
                                                     2003        0.626            0.804          8,800,033
                                                     2002        0.816            0.626          8,489,381
                                                     2001        0.927            0.816          6,211,271
                                                     2000        1.000            0.927          3,031,797

  LMPIS Premier Selections All Cap Growth
  Subaccount (5/00)................................  2006        0.902            0.954          2,934,154
                                                     2005        0.860            0.902          3,516,116
                                                     2004        0.848            0.860          4,067,216
                                                     2003        0.640            0.848          4,477,624
                                                     2002        0.887            0.640          4,977,057
                                                     2001        1.048            0.887          5,405,644
                                                     2000        1.000            1.048          3,237,291

Legg Mason Partners Lifestyle Series, Inc.
  LMPLS Balanced Subaccount (7/98).................  2006        1.264            1.348         15,026,353
                                                     2005        1.250            1.264         16,830,704
                                                     2004        1.178            1.250         19,083,860
                                                     2003        0.993            1.178         20,121,366
                                                     2002        1.077            0.993         22,795,695
                                                     2001        1.107            1.077         25,401,469
                                                     2000        1.071            1.107         16,329,880
                                                     1999        1.010            1.071         11,802,965
                                                     1998        1.000            1.010          3,276,785

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  LMPLS Growth Subaccount (7/98)...................  2006        1.126            1.209         11,684,216
                                                     2005        1.091            1.126         13,465,209
                                                     2004        1.018            1.091         15,052,628
                                                     2003        0.795            1.018         16,122,154
                                                     2002        0.983            0.795         17,913,231
                                                     2001        1.106            0.983         20,695,886
                                                     2000        1.178            1.106         21,993,066
                                                     1999        1.028            1.178         16,449,483
                                                     1998        1.000            1.028          4,128,790

  LMPLS High Growth Subaccount (7/98)..............  2006        1.158            1.250          6,264,866
                                                     2005        1.107            1.158          7,273,422
                                                     2004        1.015            1.107          8,041,613
                                                     2003        0.752            1.015          8,498,963
                                                     2002        1.000            0.752          9,696,141
                                                     2001        1.153            1.000         11,235,146
                                                     2000        1.260            1.153         12,351,705
                                                     1999        1.007            1.260          6,958,968
                                                     1998        1.000            1.007          2,419,349

Legg Mason Partners Variable Portfolios V
  LMPVPV Small Cap Growth Opportunities Subaccount
  (5/01)...........................................  2006        1.154            1.285          1,569,894
                                                     2005        1.116            1.154          1,756,908
                                                     2004        0.979            1.116          1,927,990
                                                     2003        0.699            0.979          1,960,145
                                                     2002        0.954            0.699          2,035,918
                                                     2001        1.000            0.954          2,228,011

Legg Mason Partners Variable Portfolios II
  LMPVPII Appreciation Subaccount (7/98)...........  2006        1.180            1.336         37,387,125
                                                     2005        1.147            1.180         42,909,317
                                                     2004        1.070            1.147         49,175,451
                                                     2003        0.871            1.070         52,476,563
                                                     2002        1.071            0.871         57,410,955
                                                     2001        1.131            1.071         60,882,283
                                                     2000        1.151            1.131         55,820,187
                                                     1999        1.032            1.151         39,976,851
                                                     1998        1.000            1.032          6,001,504

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  LMPVPII Fundamental Value Subaccount (5/01)......  2006        1.077            1.240         16,996,111
                                                     2005        1.042            1.077         18,546,743
                                                     2004        0.977            1.042         19,637,645
                                                     2003        0.714            0.977         19,198,063
                                                     2002        0.921            0.714         19,033,307
                                                     2001        1.000            0.921          8,573,648

Legg Mason Partners Variable Portfolios III, Inc.
  LMPVPIII Adjustable Rate Income Subaccount
  (2/04)...........................................  2006        1.006            1.033              5,575
                                                     2005        0.996            1.006              3,143
                                                     2004        1.000            0.996                 --

  LMPVPIII Aggressive Growth Subaccount (5/00).....  2006        1.016            1.090         33,290,357
                                                     2005        0.923            1.016         36,683,550
                                                     2004        0.851            0.923         41,158,541
                                                     2003        0.642            0.851         43,751,011
                                                     2002        0.966            0.642         45,161,290
                                                     2001        1.021            0.966         37,422,234
                                                     2000        1.000            1.021         18,739,294

  LMPVPIII High Income Subaccount (7/98)...........  2006        1.103            1.207          7,365,181
                                                     2005        1.090            1.103          8,580,568
                                                     2004        1.000            1.090          9,971,312
                                                     2003        0.796            1.000         10,984,181
                                                     2002        0.834            0.796         10,645,027
                                                     2001        0.879            0.834          9,315,239
                                                     2000        0.969            0.879          6,930,395
                                                     1999        0.958            0.969          5,067,973
                                                     1998        1.000            0.958          1,085,592

  LMPVPIII International All Cap Growth Subaccount
  (7/98)...........................................  2006        0.885            1.098          8,607,678
                                                     2005        0.803            0.885          9,897,279
                                                     2004        0.691            0.803         11,533,997
                                                     2003        0.550            0.691         12,484,389
                                                     2002        0.750            0.550         13,686,502
                                                     2001        1.105            0.750         15,011,452
                                                     2000        1.471            1.105         13,921,387
                                                     1999        0.889            1.471          5,354,378
                                                     1998        1.000            0.889          1,252,105

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  LMPVPIII Large Cap Growth Subaccount (5/01)......  2006        1.000            1.032          1,213,233
                                                     2005        0.964            1.000          1,208,163
                                                     2004        0.974            0.964          1,454,093
                                                     2003        0.670            0.974          1,296,641
                                                     2002        0.903            0.670            690,901
                                                     2001        1.000            0.903            374,309

  LMPVPIII Large Cap Value Subaccount (7/98).......  2006        1.027            1.198         15,272,286
                                                     2005        0.978            1.027         17,761,467
                                                     2004        0.896            0.978         19,947,439
                                                     2003        0.712            0.896         21,845,549
                                                     2002        0.969            0.712         23,997,566
                                                     2001        1.070            0.969         27,245,126
                                                     2000        0.959            1.070         22,747,428
                                                     1999        0.972            0.959         17,862,435
                                                     1998        1.000            0.972          3,867,915

  LMPVPIII Mid Cap Core Subaccount (5/01)..........  2006        1.113            1.260          2,382,398
                                                     2005        1.042            1.113          2,528,868
                                                     2004        0.957            1.042          2,670,966
                                                     2003        0.748            0.957          2,678,132
                                                     2002        0.938            0.748          2,595,265
                                                     2001        1.000            0.938          1,540,502

  LMPVPIII Money Market Subaccount (7/98)..........  2006        1.123            1.158          6,390,383
                                                     2005        1.107            1.123          7,059,704
                                                     2004        1.113            1.107          8,207,519
                                                     2003        1.121            1.113         12,766,308
                                                     2002        1.123            1.121         20,774,655
                                                     2001        1.098            1.123         20,145,080
                                                     2000        1.050            1.098          8,885,259
                                                     1999        1.016            1.050          8,243,538
                                                     1998        1.000            1.016          1,796,861

  LMPVPIII Social Awareness Stock Subaccount
  (5/00)...........................................  2006        0.830            0.882          2,402,148
                                                     2005        0.807            0.830          2,793,823
                                                     2004        0.770            0.807          3,261,282
                                                     2003        0.606            0.770          3,473,439
                                                     2002        0.818            0.606          4,034,308
                                                     2001        0.984            0.818          3,997,356
                                                     2000        1.000            0.984          1,618,990

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


Legg Mason Partners Variable Portfolios IV
  LMPVPIV Multiple Discipline Subaccount-All Cap
  Growth and Value (2/04)..........................  2006        1.043            1.168             46,691
                                                     2005        1.005            1.043             21,705
                                                     2004        1.000            1.005                 --

  LMPVPIV Multiple Discipline Subaccount-Balanced
  All Cap Growth and Value (2/04)..................  2006        1.029            1.121            106,632
                                                     2005        1.001            1.029             57,845
                                                     2004        1.000            1.001                 --

  LMPVPIV Multiple Discipline Subaccount-Global All
  Cap Growth and Value (2/04)......................  2006        1.083            1.230             32,300
                                                     2005        1.031            1.083              8,089
                                                     2004        1.000            1.031                 --

  LMPVPIV Multiple Discipline Subaccount-Large Cap
  Growth and Value (2/04)..........................  2006        1.023            1.133                958
                                                     2005        1.002            1.023              1,254
                                                     2004        1.000            1.002                 --

Met Investors Series Trust
  MIST BlackRock Large-Cap Core Subaccount (Class
  A) (4/06)........................................  2006        1.037            1.100          8,083,855

  MIST Lord Abbett Bond Debenture Subaccount (Class
  A) (4/06)........................................  2006        1.199            1.258             51,135

  MIST Lord Abbett Growth and Income Subaccount
  (Class B) (4/06).................................  2006        1.001            1.077             84,007

  MIST Oppenheimer Capital Appreciation Subaccount
  (Class B) (4/06).................................  2006        0.994            1.009            180,192

  MIST Pioneer Strategic Income Subaccount (Class
  A) (4/06)........................................  2006        1.109            1.150            977,322

Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth Subaccount (Class
  D) (4/06)........................................  2006        1.094            1.069         10,156,716

  MSF BlackRock Bond Income Subaccount (Class E)
  (4/06)...........................................  2006        1.002            1.042             78,777

  MSF MFS(R) Total Return Subaccount (Class F)
  (4/06)...........................................  2006        1.437            1.538         13,637,758

  MSF T. Rowe Price Large Cap Growth Subaccount
  (Class B) (4/06).................................  2006        0.998            1.070             56,398

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  MSF Western Asset Management U.S. Government
  Subaccount (Class A) (4/06) *....................  2006        0.975            1.011            253,771

Oppenheimer Variable Account Funds
  Oppenheimer Capital Appreciation Subaccount/VA
  (Service Shares) (4/02)..........................  2006        1.255            1.312                 --
                                                     2005        1.213            1.255             86,193
                                                     2004        1.154            1.213                 --
                                                     2003        1.000            1.154                 --

  Oppenheimer Main Street/VA Subaccount ( Service
  Shares) (7/02)...................................  2006        1.278            1.351                 --
                                                     2005        1.226            1.278             29,202
                                                     2004        1.139            1.226                 --
                                                     2003        1.000            1.139                 --

Pioneer Variable Contracts Trust
  Pioneer Fund VCT Subaccount (Class II) (7/02)....  2006        1.296            1.487             48,221
                                                     2005        1.241            1.296             10,376
                                                     2004        1.134            1.241                 --
                                                     2003        1.000            1.134                 --

  Pioneer Mid Cap Value VCT Subaccount (Class II)
  (4/02)...........................................  2006        1.544            1.709            404,028
                                                     2005        1.454            1.544            385,833
                                                     2004        1.211            1.454                 --
                                                     2003        1.000            1.211                 --

Putnam Variable Trust
  Putnam VT International Equity Subaccount (Class
  IB) (8/02).......................................  2006        1.494            1.882            159,030
                                                     2005        1.350            1.494             29,609
                                                     2004        1.178            1.350                 --
                                                     2003        1.000            1.178                 --

  Putnam VT Small Cap Value Subaccount (Class IB)
  (5/02)...........................................  2006        1.685            1.949            249,199
                                                     2005        1.596            1.685            133,637
                                                     2004        1.282            1.596                 --
                                                     2003        1.000            1.282                 --

The Travelers Series Trust
  Travelers Convertible Securities Subaccount
  (3/02)...........................................  2006        1.124            1.199                 --
                                                     2005        1.136            1.124              9,327
                                                     2004        1.084            1.136                 --
                                                     2003        1.000            1.084                 --

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  Travelers Managed Income Subaccount (3/02).......  2006        1.011            1.002                 --
                                                     2005        1.012            1.011             66,654
                                                     2004        0.997            1.012                 --
                                                     2003        1.000            0.997                 --

  Travelers Mercury Large Cap Core Subaccount
  (7/98)...........................................  2006        0.976            1.037                 --
                                                     2005        0.883            0.976          9,461,956
                                                     2004        0.773            0.883         11,168,583
                                                     2003        0.647            0.773         12,564,181
                                                     2002        0.876            0.647         14,381,784
                                                     2001        1.146            0.876         17,155,896
                                                     2000        1.231            1.146         17,616,134
                                                     1999        1.009            1.231         10,815,585
                                                     1998        1.000            1.009          3,296,438

  Travelers MFS(R) Mid Cap Growth Subaccount
  (7/98)...........................................  2006        1.033            1.094                 --
                                                     2005        1.016            1.033         12,120,603
                                                     2004        0.903            1.016         14,394,078
                                                     2003        0.668            0.903         15,909,300
                                                     2002        1.325            0.668         17,818,957
                                                     2001        1.760            1.325         20,566,363
                                                     2000        1.632            1.760         19,101,495
                                                     1999        1.008            1.632          6,463,249
                                                     1998        1.000            1.008          1,229,892

  Travelers MFS(R) Total Return Subaccount (7/98)..  2006        1.391            1.437                 --
                                                     2005        1.370            1.391         15,963,877
                                                     2004        1.246            1.370         17,855,967
                                                     2003        1.085            1.246         18,818,831
                                                     2002        1.161            1.085         19,296,064
                                                     2001        1.177            1.161         17,379,044
                                                     2000        1.024            1.177         13,308,965
                                                     1999        1.011            1.024          8,380,698
                                                     1998        1.000            1.011          1,863,613

  Travelers Pioneer Strategic Income Subaccount
  (2/04)...........................................  2006        1.097            1.109                 --
                                                     2005        1.073            1.097            566,601
                                                     2004        1.000            1.073                 --

  Travelers U.S. Government Securities Subaccount
  (5/05)...........................................  2006        1.011            0.975                 --
                                                     2005        1.005            1.011            136,722

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


Universal Institutional Funds, Inc.
  UIF Equity and Income Subaccount (Class II)
  (5/03)...........................................  2006        1.352            1.501          1,879,104
                                                     2005        1.277            1.352            910,024
                                                     2004        1.161            1.277                 --
                                                     2003        1.000            1.161                 --

  UIF U.S. Real Estate Subaccount (Class I)
  (5/05)...........................................  2006        1.175            1.600            946,707
                                                     2005        1.019            1.175            284,200

Van Kampen Life Investment Trust
  Van Kampen LIT Comstock Subaccount (Class II)
  (9/00)...........................................  2006        1.361            1.558          8,596,452
                                                     2005        1.326            1.361          9,587,760
                                                     2004        1.145            1.326         10,461,288
                                                     2003        0.888            1.145         10,849,473
                                                     2002        1.118            0.888         11,633,169
                                                     2001        1.166            1.118          8,684,522
                                                     2000        1.000            1.166          1,128,683

  Van Kampen LIT Growth and Income Subaccount
  (Class II) (9/00)................................  2006        1.249            1.428          7,593,962
                                                     2005        1.154            1.249          8,600,559
                                                     2004        1.026            1.154          9,275,307
                                                     2003        0.815            1.026         10,180,058
                                                     2002        0.969            0.815         10,499,669
                                                     2001        1.046            0.969          7,756,387
                                                     2000        1.000            1.046            888,512

  Van Kampen LIT Strategic Growth Subaccount (Class
  II) (9/00).......................................  2006        0.484            0.490         14,589,424
                                                     2005        0.456            0.484         17,905,894
                                                     2004        0.433            0.456         20,855,644
                                                     2003        0.346            0.433         23,695,018
                                                     2002        0.521            0.346         24,628,432
                                                     2001        0.773            0.521         22,937,404
                                                     2000        1.000            0.773          9,176,940

Variable Insurance Products Fund
  VIP Equity -- Income Subaccount (Service Class 2)
  (2/02)...........................................  2006        1.331            1.575            425,345
                                                     2005        1.279            1.331            111,940
                                                     2004        1.166            1.279                 --
                                                     2003        1.000            1.166                 --

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  VIP Growth Subaccount (Service Class 2) (7/02)...  2006        1.226            1.278                 --
                                                     2005        1.179            1.226              8,886
                                                     2004        1.159            1.179                 --
                                                     2003        1.000            1.159                 --

  VIP Mid Cap Subaccount (Service Class 2) (4/02)..  2006        1.806            2.002            544,823
                                                     2005        1.552            1.806            277,086
                                                     2004        1.262            1.552                 --
                                                     2003        1.000            1.262                 --




* We are waiving a portion of the Mortality and Expense Risk charge for this Subaccount. Please see "Fee Table -- Annual Separate Account Charges" for more information.

The date next to each funding option name reflects the date money first came into the funding option through the Separate Account.

Funding options not listed above had no amounts allocated to them or were not available as of December 31, 2006.

Number of Units Outstanding at End of Year may include units for Contract Owners in payout phase, where appropriate.

If an accumulation unit value has no assets and units across all sub-accounts within the Separate Account, and has had no assets and units for the history displayed on the Condensed Financial Information in the past, then it may not be displayed.

Variable Funding Option mergers and substitutions that occurred between January 1, 2005 and December 31, 2006, are displayed below. Please see Appendix C for more information on Variable Funding Option name changes, mergers and substitutions.

Effective on or about 05/01/2006, AIM Variable Insurance Fund-AIM VI Premier Equity Fund merged into AIM Variable Insurance Fund-AIM VI Core Equity Fund and is no longer available as a funding option.

Effective on or about 05/01/2006, Oppenheimer Variable Account Funds-Oppenheimer Capital Appreciation Fund/VA was replaced by Met Investors Series Trust-Oppenheimer Capital Appreciation Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Oppenheimer Variable Account Funds-Oppenheimer Main Street Fund/VA was replaced by Met Investors Series Trust-Lord Abbett Growth and Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Convertible Securities Portfolio merged into Met Investors Series Trust-Lord Abbett Bond Debenture Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Mercury Large Cap Core Portfolio merged into Met Investors Series Trust-Mercury Large-Cap Core Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-MFS(R) Mid Cap Growth Portfolio merged into Metropolitan Series Fund, Inc.-BlackRock Aggressive Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-MFS(R) Total Return Portfolio merged into Metropolitan Series Fund, Inc.-MFS(R) Total Return Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Pioneer Strategic Income Portfolio merged into Met Investors Series Trust-Pioneer Strategic Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Travelers Managed Income Portfolio merged into Metropolitan Series Fund, Inc.-BlackRock Bond Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-U.S. Government Securities Portfolio merged into Metropolitan Series Fund, Inc.-Western Asset Management U.S. Government Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Variable Insurance Products Fund-VIP Growth Portfolio was replaced by Metropolitan Series Fund, Inc.-T. Rowe Price Large Cap Growth Portfolio and is no longer available as a funding option.

                       THIS PAGE INTENTIONALLY LEFT BLANK.

                                   APPENDIX B

                         CONDENSED FINANCIAL INFORMATION

--------------------------------------------------------------------------------

           METLIFE OF CT SEPARATE ACCOUNT PF II FOR VARIABLE ANNUITIES
                      ACCUMULATION UNIT VALUES (IN DOLLARS)

The following Accumulation Unit Value information should be read in conjunction with the Separate Account's audited financial statement and notes, which are included in the Statement of Additional Information.

                         SEPARATE ACCOUNT CHARGES 1.40%



                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


AIM Variable Insurance Funds
  AIM V.I. Capital Appreciation Subaccount (Series
  II) (1/02).......................................  2006        1.300            1.360            105,894
                                                     2005        1.214            1.300             42,134
                                                     2004        1.158            1.214                 --
                                                     2003        1.000            1.158                 --

  AIM V.I. Core Equity Subaccount (Series II)
  (4/06)...........................................  2006        1.000            1.080            135,587

  AIM V.I. Premier Equity Subaccount (Series II)
  (1/02)...........................................  2006        1.212            1.273                 --
                                                     2005        1.166            1.212                 --
                                                     2004        1.121            1.166                 --
                                                     2003        1.000            1.121                 --

AllianceBernstein Variable Products Series Fund,
  Inc.
  AllianceBernstein Large-Cap Growth Subaccount
  (Class B) (1/02).................................  2006        1.339            1.312            443,324
                                                     2005        1.182            1.339            301,081
                                                     2004        1.106            1.182                 --
                                                     2003        1.000            1.106                 --

Franklin Templeton Variable Insurance Products
  Trust
  FTVIPT Mutual Shares Securities Subaccount (Class
  2) (1/02)........................................  2006        1.377            1.607          4,283,628
                                                     2005        1.263            1.377          1,910,007
                                                     2004        1.137            1.263                 --
                                                     2003        1.000            1.137                 --

  FTVIPT Templeton Growth Securities Subaccount
  (Class 2) (1/02).................................  2006        1.459            1.753          3,195,693
                                                     2005        1.359            1.459          1,156,491
                                                     2004        1.188            1.359                 --
                                                     2003        1.000            1.188                 --

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


Legg Mason Partners Investment Series
  LMPIS Dividend Strategy Subaccount (5/00)........  2006        0.670            0.779         38,190,551
                                                     2005        0.681            0.670         47,981,610
                                                     2004        0.668            0.681         57,711,324
                                                     2003        0.549            0.668         66,159,697
                                                     2002        0.752            0.549         72,423,198
                                                     2001        0.892            0.752         77,234,297

  LMPIS Government Subaccount (Class A) (5/00).....  2006        1.241            1.274         13,286,877
                                                     2005        1.239            1.241         16,345,814
                                                     2004        1.220            1.239         19,812,094
                                                     2003        1.228            1.220         27,260,170
                                                     2002        1.154            1.228         38,471,098
                                                     2001        1.105            1.154          8,557,026

  LMPIS Growth and Income Subaccount (5/00)........  2006        0.879            0.975         23,380,764
                                                     2005        0.858            0.879         27,716,551
                                                     2004        0.804            0.858         32,866,360
                                                     2003        0.626            0.804         35,711,271
                                                     2002        0.816            0.626         37,873,166
                                                     2001        0.927            0.816         37,624,621

  LMPIS Premier Selections All Cap Growth
  Subaccount (5/00)................................  2006        0.902            0.954         16,381,349
                                                     2005        0.860            0.902         20,029,768
                                                     2004        0.848            0.860         23,646,535
                                                     2003        0.640            0.848         25,922,880
                                                     2002        0.887            0.640         29,168,924
                                                     2001        1.048            0.887         33,868,061

Legg Mason Partners Lifestyle Series, Inc.
  LMPLS Balanced Subaccount (7/98).................  2006        1.264            1.348         84,945,094
                                                     2005        1.250            1.264        101,785,314
                                                     2004        1.178            1.250        118,525,800
                                                     2003        0.993            1.178        130,488,700
                                                     2002        1.077            0.993        149,437,297
                                                     2001        1.107            1.077        172,335,872
                                                     2000        1.071            1.107        116,649,147
                                                     1999        1.010            1.071         92,958,272
                                                     1998        1.000            1.010         37,964,992

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  LMPLS Growth Subaccount (6/98)...................  2006        1.126            1.209         65,039,174
                                                     2005        1.091            1.126         77,070,284
                                                     2004        1.018            1.091         89,792,151
                                                     2003        0.795            1.018        100,968,266
                                                     2002        0.983            0.795        114,187,022
                                                     2001        1.106            0.983        135,503,046
                                                     2000        1.178            1.106        148,142,153
                                                     1999        1.028            1.178        106,081,505
                                                     1998        1.000            1.028         30,475,847

  LMPLS High Growth Subaccount (7/98)..............  2006        1.158            1.250         42,836,641
                                                     2005        1.107            1.158         52,438,459
                                                     2004        1.015            1.107         61,291,374
                                                     2003        0.752            1.015         69,124,649
                                                     2002        1.000            0.752         78,227,750
                                                     2001        1.153            1.000         91,359,358
                                                     2000        1.260            1.153         98,281,080
                                                     1999        1.007            1.260         63,571,711
                                                     1998        1.000            1.007         18,718,704

Legg Mason Partners Variable Portfolios V
  LMPVPV Small Cap Growth Opportunities Subaccount
  (5/01)...........................................  2006        1.154            1.285          7,822,340
                                                     2005        1.116            1.154          9,183,096
                                                     2004        0.979            1.116         10,554,212
                                                     2003        0.699            0.979         11,131,323
                                                     2002        0.954            0.699         10,049,014
                                                     2001        1.000            0.954          9,833,197

Legg Mason Partners Variable Portfolios II
  LMPVPII Appreciation Subaccount (7/98)...........  2006        1.180            1.336        185,023,139
                                                     2005        1.147            1.180        216,994,128
                                                     2004        1.070            1.147        251,017,242
                                                     2003        0.871            1.070        277,199,236
                                                     2002        1.071            0.871        305,862,953
                                                     2001        1.131            1.071        336,418,349
                                                     2000        1.151            1.131        312,397,588
                                                     1999        1.032            1.151        235,392,378
                                                     1998        1.000            1.032         36,108,910

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  LMPVPII Fundamental Value Subaccount (5/01)......  2006        1.077            1.240         79,635,818
                                                     2005        1.042            1.077         88,190,916
                                                     2004        0.977            1.042         97,313,155
                                                     2003        0.714            0.977         98,553,016
                                                     2002        0.921            0.714         96,655,554
                                                     2001        1.000            0.921         64,153,523

Legg Mason Partners Variable Portfolios III, Inc.
  LMPVPIII Adjustable Rate Income Subaccount
  (2/04)...........................................  2006        1.006            1.033            207,359
                                                     2005        0.996            1.006             68,788
                                                     2004        1.000            0.996                 --

  LMPVPIII Aggressive Growth Subaccount (5/00).....  2006        1.016            1.090        150,598,511
                                                     2005        0.923            1.016        171,412,637
                                                     2004        0.851            0.923        194,880,690
                                                     2003        0.642            0.851        208,166,094
                                                     2002        0.966            0.642        220,631,371
                                                     2001        1.021            0.966        210,647,462
                                                     2000        1.000            1.021         98,624,592

  LMPVPIII High Income Subaccount (7/98)...........  2006        1.103            1.207         30,904,372
                                                     2005        1.090            1.103         35,373,239
                                                     2004        1.000            1.090         39,253,013
                                                     2003        0.796            1.000         43,484,697
                                                     2002        0.834            0.796         44,665,354
                                                     2001        0.879            0.834         44,411,527
                                                     2000        0.969            0.879         31,714,593
                                                     1999        0.958            0.969         25,856,446
                                                     1998        1.000            0.958          7,250,612

  LMPVPIII International All Cap Growth Subaccount
  (7/98)...........................................  2006        0.885            1.098         37,736,997
                                                     2005        0.803            0.885         43,594,349
                                                     2004        0.691            0.803         49,994,349
                                                     2003        0.550            0.691         55,655,742
                                                     2002        0.750            0.550         62,301,931
                                                     2001        1.105            0.750         71,952,232
                                                     2000        1.471            1.105         68,195,410
                                                     1999        0.889            1.471         28,191,109
                                                     1998        1.000            0.889          8,642,970

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  LMPVPIII Large Cap Growth Subaccount (5/01)......  2006        1.000            1.032          7,310,096
                                                     2005        0.964            1.000          9,519,022
                                                     2004        0.974            0.964         11,214,799
                                                     2003        0.670            0.974         10,982,363
                                                     2002        0.903            0.670          5,747,327
                                                     2001        1.000            0.903          3,651,010

  LMPVPIII Large Cap Value Subaccount (7/98).......  2006        1.027            1.198         62,078,974
                                                     2005        0.978            1.027         73,847,812
                                                     2004        0.896            0.978         86,533,225
                                                     2003        0.712            0.896         97,272,781
                                                     2002        0.969            0.712        111,686,294
                                                     2001        1.070            0.969        130,549,518
                                                     2000        0.959            1.070        109,901,403
                                                     1999        0.972            0.959         95,910,703
                                                     1998        1.000            0.972         21,613,178

  LMPVPIII Mid Cap Core Subaccount (5/01)..........  2006        1.113            1.260         10,601,569
                                                     2005        1.042            1.113         12,082,795
                                                     2004        0.957            1.042         13,389,846
                                                     2003        0.748            0.957         13,425,597
                                                     2002        0.938            0.748         13,231,648
                                                     2001        1.000            0.938          8,351,207

  LMPVPIII Money Market Subaccount (7/98)..........  2006        1.123            1.158         26,378,831
                                                     2005        1.107            1.123         31,928,380
                                                     2004        1.113            1.107         39,251,940
                                                     2003        1.121            1.113         53,438,881
                                                     2002        1.123            1.121         80,376,314
                                                     2001        1.098            1.123         93,223,071
                                                     2000        1.050            1.098         43,727,837
                                                     1999        1.016            1.050         56,006,627
                                                     1998        1.000            1.016          9,365,841

  LMPVPIII Social Awareness Stock Subaccount
  (5/00)...........................................  2006        0.830            0.882         13,063,778
                                                     2005        0.807            0.830         15,540,209
                                                     2004        0.770            0.807         18,602,786
                                                     2003        0.606            0.770         20,214,940
                                                     2002        0.818            0.606         21,776,370
                                                     2001        0.984            0.818         22,300,728
                                                     2000        1.000            0.984          8,016,692

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


Legg Mason Partners Variable Portfolios IV
  LMPVPIV Multiple Discipline Subaccount-All Cap
  Growth and Value (3/04)..........................  2006        1.043            1.168            390,566
                                                     2005        1.005            1.043             65,165
                                                     2004        0.997            1.005                 --

  LMPVPIV Multiple Discipline Subaccount-Balanced
  All Cap Growth and Value (3/04)..................  2006        1.029            1.121            327,626
                                                     2005        1.001            1.029            227,027
                                                     2004        0.963            1.001                 --

  LMPVPIV Multiple Discipline Subaccount-Global All
  Cap Growth and Value (2/04)......................  2006        1.083            1.230            162,526
                                                     2005        1.031            1.083             54,212
                                                     2004        0.987            1.031                 --

  LMPVPIV Multiple Discipline Subaccount-Large Cap
  Growth and Value (4/04)..........................  2006        1.023            1.133            269,535
                                                     2005        1.002            1.023            146,519
                                                     2004        0.982            1.002                 --

Met Investors Series Trust
  MIST BlackRock Large-Cap Core Subaccount (Class
  A) (4/06)........................................  2006        1.037            1.100         49,850,296

  MIST Lord Abbett Bond Debenture Subaccount (Class
  A) (4/06)........................................  2006        1.199            1.258            850,199

  MIST Lord Abbett Growth and Income Subaccount
  (Class B) (4/06).................................  2006        1.001            1.077            317,357

  MIST Oppenheimer Capital Appreciation Subaccount
  (Class B) (4/06).................................  2006        0.994            1.009            647,985

  MIST Pioneer Strategic Income Subaccount (Class
  A) (4/06)........................................  2006        1.109            1.150          4,339,809

Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth Subaccount (Class
  D) (4/06)........................................  2006        1.094            1.069         48,091,187

  MSF BlackRock Bond Income Subaccount (Class E)
  (4/06)...........................................  2006        1.002            1.042            716,036

  MSF MFS(R) Total Return Subaccount (Class F)
  (4/06)...........................................  2006        1.437            1.538         66,689,248

  MSF T. Rowe Price Large Cap Growth Subaccount
  (Class B) (4/06).................................  2006        0.998            1.070            423,598

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  MSF Western Asset Management U.S. Government
  Subaccount (Class A) (4/06) *....................  2006        0.975            1.011          1,421,739

Oppenheimer Variable Account Funds
  Oppenheimer Capital Appreciation Subaccount/VA
  (Service Shares) (1/02)..........................  2006        1.255            1.312                 --
                                                     2005        1.213            1.255            176,955
                                                     2004        1.154            1.213                 --
                                                     2003        1.000            1.154                 --

  Oppenheimer Main Street/VA Subaccount ( Service
  Shares) (1/02)...................................  2006        1.278            1.351                 --
                                                     2005        1.226            1.278            200,441
                                                     2004        1.139            1.226                 --
                                                     2003        1.000            1.139                 --

Pioneer Variable Contracts Trust
  Pioneer Fund VCT Subaccount (Class II) (1/02)....  2006        1.296            1.487            354,346
                                                     2005        1.241            1.296             48,428
                                                     2004        1.134            1.241                 --
                                                     2003        1.000            1.134                 --

  Pioneer Mid Cap Value VCT Subaccount (Class II)
  (1/02)...........................................  2006        1.544            1.709          2,203,130
                                                     2005        1.454            1.544          1,470,326
                                                     2004        1.211            1.454                 --
                                                     2003        1.000            1.211                 --

Putnam Variable Trust
  Putnam VT International Equity Subaccount (Class
  IB) (1/02).......................................  2006        1.494            1.882          1,720,606
                                                     2005        1.350            1.494            349,896
                                                     2004        1.178            1.350                 --
                                                     2003        1.000            1.178                 --

  Putnam VT Small Cap Value Subaccount (Class IB)
  (1/02)...........................................  2006        1.685            1.949          1,866,546
                                                     2005        1.596            1.685            871,435
                                                     2004        1.282            1.596                 --
                                                     2003        1.000            1.282                 --

The Travelers Series Trust
  Travelers Convertible Securities Subaccount
  (1/02)...........................................  2006        1.124            1.199                 --
                                                     2005        1.136            1.124            198,041
                                                     2004        1.084            1.136                 --
                                                     2003        1.000            1.084                 --

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  Travelers Managed Income Subaccount (1/02).......  2006        1.011            1.002                 --
                                                     2005        1.012            1.011            337,825
                                                     2004        0.997            1.012                 --
                                                     2003        1.000            0.997                 --

  Travelers Mercury Large Cap Core Subaccount
  (7/98)...........................................  2006        0.976            1.037                 --
                                                     2005        0.883            0.976         59,610,685
                                                     2004        0.773            0.883         70,470,569
                                                     2003        0.647            0.773         78,600,014
                                                     2002        0.876            0.647         89,594,557
                                                     2001        1.146            0.876        105,780,846
                                                     2000        1.231            1.146        111,973,813
                                                     1999        1.009            1.231         70,357,077
                                                     1998        1.000            1.009         18,932,328

  Travelers MFS(R) Mid Cap Growth Subaccount
  (7/98)...........................................  2006        1.033            1.094                 --
                                                     2005        1.016            1.033         59,370,833
                                                     2004        0.903            1.016         71,386,194
                                                     2003        0.668            0.903         80,093,383
                                                     2002        1.325            0.668         88,921,075
                                                     2001        1.760            1.325        104,171,306
                                                     2000        1.632            1.760        102,889,577
                                                     1999        1.008            1.632         34,997,092
                                                     1998        1.000            1.008          5,280,045

  Travelers MFS(R) Total Return Subaccount (7/98)..  2006        1.391            1.437                 --
                                                     2005        1.370            1.391         78,493,352
                                                     2004        1.246            1.370         86,587,495
                                                     2003        1.085            1.246         91,804,080
                                                     2002        1.161            1.085         99,649,522
                                                     2001        1.177            1.161         99,836,614
                                                     2000        1.024            1.177         75,344,816
                                                     1999        1.011            1.024         54,861,298
                                                     1998        1.000            1.011         11,901,259

  Travelers Pioneer Strategic Income Subaccount
  (2/04)...........................................  2006        1.097            1.109                 --
                                                     2005        1.073            1.097          2,304,756
                                                     2004        1.000            1.073                 --

  Travelers U.S. Government Securities Subaccount
  (5/05)...........................................  2006        1.011            0.975                 --
                                                     2005        1.000            1.011            832,991

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


Universal Institutional Funds, Inc.
  UIF Equity and Income Subaccount (Class II)
  (5/03)...........................................  2006        1.352            1.501          9,731,343
                                                     2005        1.277            1.352          4,562,931
                                                     2004        1.161            1.277                 --
                                                     2003        1.016            1.161                 --

  UIF U.S. Real Estate Subaccount (Class I)
  (5/05)...........................................  2006        1.175            1.600          5,126,881
                                                     2005        1.000            1.175          2,456,647

Van Kampen Life Investment Trust
  Van Kampen LIT Comstock Subaccount (Class II)
  (9/00)...........................................  2006        1.361            1.558         56,922,927
                                                     2005        1.326            1.361         63,994,243
                                                     2004        1.145            1.326         67,832,914
                                                     2003        0.888            1.145         71,792,376
                                                     2002        1.118            0.888         77,886,655
                                                     2001        1.166            1.118         67,881,535
                                                     2000        1.000            1.166          7,549,285

  Van Kampen LIT Growth and Income Subaccount
  (Class II) (9/00)................................  2006        1.249            1.428         47,616,000
                                                     2005        1.154            1.249         52,379,059
                                                     2004        1.026            1.154         56,329,519
                                                     2003        0.815            1.026         60,583,139
                                                     2002        0.969            0.815         64,064,707
                                                     2001        1.046            0.969         54,264,238
                                                     2000        1.000            1.046         12,181,962

  Van Kampen LIT Strategic Growth Subaccount (Class
  II) (9/00).......................................  2006        0.484            0.490         76,131,193
                                                     2005        0.456            0.484         92,201,745
                                                     2004        0.433            0.456        108,152,298
                                                     2003        0.346            0.433        121,847,478
                                                     2002        0.521            0.346        132,843,168
                                                     2001        0.773            0.521        135,230,509
                                                     2000        1.000            0.773         57,423,433

Variable Insurance Products Fund
  VIP Equity -- Income Subaccount (Service Class 2)
  (1/02)...........................................  2006        1.331            1.575          1,295,238
                                                     2005        1.279            1.331            346,387
                                                     2004        1.166            1.279                 --
                                                     2003        1.000            1.166                 --

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  VIP Growth Subaccount (Service Class 2) (1/02)...  2006        1.226            1.278                 --
                                                     2005        1.179            1.226            108,928
                                                     2004        1.159            1.179                 --
                                                     2003        1.000            1.159                 --

  VIP Mid Cap Subaccount (Service Class 2) (1/02)..  2006        1.806            2.002          3,522,628
                                                     2005        1.552            1.806          1,550,446
                                                     2004        1.262            1.552                 --
                                                     2003        1.000            1.262                 --




* We are waiving a portion of the Mortality and Expense Risk charge for this Subaccount. Please see "Fee Table -- Annual Separate Account Charges" for more information.

The date next to each funding option name reflects the date money first came into the funding option through the Separate Account.

Funding options not listed above had no amounts allocated to them or were not available as of December 31, 2006.

Number of Units Outstanding at End of Year may include units for Contract Owners in payout phase, where appropriate.

If an accumulation unit value has no assets and units across all sub-accounts within the Separate Account, and has had no assets and units for the history displayed on the Condensed Financial Information in the past, then it may not be displayed.

Variable Funding Option mergers and substitutions that occurred between January 1, 2005 and December 31, 2006, are displayed below. Please see Appendix C for more information on Variable Funding Option name changes, mergers and substitutions.

Effective on or about 05/01/2006, AIM Variable Insurance Fund-AIM VI Premier Equity Fund merged into AIM Variable Insurance Fund-AIM VI Core Equity Fund and is no longer available as a funding option.

Effective on or about 05/01/2006, Oppenheimer Variable Account Funds-Oppenheimer Capital Appreciation Fund/VA was replaced by Met Investors Series Trust-Oppenheimer Capital Appreciation Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Oppenheimer Variable Account Funds-Oppenheimer Main Street Fund/VA was replaced by Met Investors Series Trust-Lord Abbett Growth and Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Convertible Securities Portfolio merged into Met Investors Series Trust-Lord Abbett Bond Debenture Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Mercury Large Cap Core Portfolio merged into Met Investors Series Trust-Mercury Large-Cap Core Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-MFS(R) Mid Cap Growth Portfolio merged into Metropolitan Series Fund, Inc.-BlackRock Aggressive Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-MFS(R) Total Return Portfolio merged into Metropolitan Series Fund, Inc.-MFS(R) Total Return Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Pioneer Strategic Income Portfolio merged into Met Investors Series Trust-Pioneer Strategic Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Travelers Managed Income Portfolio merged into Metropolitan Series Fund, Inc.-BlackRock Bond Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-U.S. Government Securities Portfolio merged into Metropolitan Series Fund, Inc.-Western Asset Management U.S. Government Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Variable Insurance Products Fund-VIP Growth Portfolio was replaced by Metropolitan Series Fund, Inc.-T. Rowe Price Large Cap Growth Portfolio and is no longer available as a funding option.

                       THIS PAGE INTENTIONALLY LEFT BLANK.

                                   APPENDIX C

--------------------------------------------------------------------------------

ADDITIONAL INFORMATION REGARDING UNDERLYING FUNDS:

The Underlying Funds listed below were subject to a merger, substitution or other change. The chart below identifies the former name and new name of each of these Underlying Funds, and, where applicable, the former name and new name of the trust of which the Underlying Fund is part.

UNDERLYING FUND NAME CHANGES


                 FORMER NAME                                      NEW NAME
---------------------------------------------  ---------------------------------------------


LEGG MASON PARTNERS LIFESTYLE SERIES, INC.     LEGG MASON PARTNERS LIFESTYLE SERIES, INC.
  Legg Mason Partners Variable Lifestyle         Legg Mason Partners Variable Lifestyle
     Balanced Portfolio                             Allocation 50%
  Legg Mason Partners Variable Lifestyle         Legg Mason Partners Variable Lifestyle
     Growth Portfolio                               Allocation 70%
  Legg Mason Partners Variable Lifestyle High    Legg Mason Partners Variable Lifestyle
     Growth Portfolio                               Allocation 85%
LEGG MASON PARTNERS VARIABLE PORTFOLIOS III,   LEGG MASON PARTNERS VARIABLE PORTFOLIOS III,
  INC.                                           INC.
  Legg Mason Partners Variable International     Legg Mason Partners Variable International
     All Cap Growth Portfolio                       All Cap Opportunity Portfolio
LEGG MASON PARTNERS VARIABLE PORTFOLIOS III,   LEGG MASON PARTNERS VARIABLE PORTFOLIOS III,
  INC.                                           INC.
  Legg Mason Partners Variable Social            Legg Mason Partners Variable Social
     Awareness Stock Portfolio                      Awareness Portfolio
LEGG MASON PARTNERS VARIABLE PORTFOLIOS IV     LEGG MASON PARTNERS VARIABLE PORTFOLIOS IV
  Legg Mason Partners Variable Multiple          Legg Mason Partners Variable Capital and
     Discipline Portfolio -- Balanced All Cap       Income Portfolio
     Growth and Value Portfolio
MET INVESTORS SERIES TRUST                     MET INVESTORS SERIES TRUST
  Mercury Large-Cap Core Portfolio               BlackRock Large-Cap Core Portfolio
VAN KAMPEN LIFE INVESTMENT TRUST               VAN KAMPEN LIFE INVESTMENT TRUST
  Emerging Growth Portfolio                      Strategic Growth Portfolio


UNDERLYING FUND MERGERS/REORGANIZATIONS
The following former Underlying Funds were merged with and into the new Underlying Funds and/or were reorganized into a new trust.


         FORMER UNDERLYING FUND/TRUST                    NEW UNDERLYING FUND/TRUST
---------------------------------------------  ---------------------------------------------


LEGG MASON PARTNERS INVESTMENT SERIES          LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  Legg Mason Partners Variable Dividend          Legg Mason Partners Variable Dividend
     Strategy Portfolio                             Strategy Portfolio
LEGG MASON PARTNERS INVESTMENT SERIES          LEGG MASON PARTNERS VARIABLE INCOME TRUST
  Legg Mason Partners Variable Government        Legg Mason Partners Variable Government
     Portfolio -- Class A                           Portfolio -- Class I
LEGG MASON PARTNERS INVESTMENT SERIES          LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  Legg Mason Partners Variable Growth and        Legg Mason Partners Variable Appreciation
     Income Portfolio                               Portfolio -- Class I
LEGG MASON PARTNERS INVESTMENT SERIES          LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  Legg Mason Partners Variable Premier           Legg Mason Partners Variable Aggressive
     Selections All Cap Growth Portfolio            Growth Portfolio -- Class I
LEGG MASON PARTNERS LIFESTYLE SERIES, INC.     LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  Legg Mason Partners Variable Lifestyle         Legg Mason Partners Variable Lifestyle
     Allocation 50%                                 Allocation 50%
LEGG MASON PARTNERS LIFESTYLE SERIES, INC.     LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  Legg Mason Partners Variable Lifestyle         Legg Mason Partners Variable Lifestyle
     Allocation 70%                                 Allocation 70%
LEGG MASON PARTNERS LIFESTYLE SERIES, INC.     LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  Legg Mason Partners Variable Lifestyle         Legg Mason Partners Variable Lifestyle
     Allocation 85%                                 Allocation 85%
LEGG MASON PARTNERS VARIABLE PORTFOLIOS II     LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  Legg Mason Partners Variable Appreciation      Legg Mason Partners Variable Appreciation
     Portfolio                                      Portfolio -- Class I
LEGG MASON PARTNERS VARIABLE PORTFOLIOS II     LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  Legg Mason Partners Variable Fundamental       Legg Mason Partners Variable Fundamental
     Value Portfolio                                Value Portfolio -- Class I
LEGG MASON PARTNERS VARIABLE PORTFOLIOS III,   LEGG MASON PARTNERS VARIABLE INCOME TRUST
  INC.
  Legg Mason Partners Variable Adjustable        Legg Mason Partners Variable Adjustable
     Rate Income Portfolio                          Rate Income Portfolio

         FORMER UNDERLYING FUND/TRUST                    NEW UNDERLYING FUND/TRUST
---------------------------------------------  ---------------------------------------------

LEGG MASON PARTNERS VARIABLE PORTFOLIOS III,   LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  INC.
  Legg Mason Partners Variable Aggressive        Legg Mason Partners Variable Aggressive
     Growth Portfolio                               Growth Portfolio -- Class I
LEGG MASON PARTNERS VARIABLE PORTFOLIOS III,   LEGG MASON PARTNERS VARIABLE INCOME TRUST
  INC.
  Legg Mason Partners Variable High Income       Legg Mason Partners Variable High Income
     Portfolio                                      Portfolio
LEGG MASON PARTNERS VARIABLE PORTFOLIOS III,   LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  INC.
  Legg Mason Partners Variable International     Legg Mason Partners Variable International
     All Cap Opportunity Portfolio                  All Cap Opportunity Portfolio
LEGG MASON PARTNERS VARIABLE PORTFOLIOS III,   LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  INC.
  Legg Mason Partners Variable Large Cap         Legg Mason Partners Variable Large Cap
     Growth Portfolio                               Growth Portfolio -- Class I
LEGG MASON PARTNERS VARIABLE PORTFOLIOS III,   LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  INC.
  Legg Mason Partners Variable Large Cap         Legg Mason Partners Variable Investors
     Value Portfolio                                Portfolio -- Class I
LEGG MASON PARTNERS VARIABLE PORTFOLIOS III,   LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  INC.
  Legg Mason Partners Variable Mid Cap Core      Legg Mason Partners Variable Mid Cap Core
     Portfolio                                      Portfolio -- Class I
LEGG MASON PARTNERS VARIABLE PORTFOLIOS III,   LEGG MASON PARTNERS VARIABLE INCOME TRUST
  INC.
  Legg Mason Partners Variable Money Market      Legg Mason Partners Variable Money Market
     Portfolio                                      Portfolio
LEGG MASON PARTNERS VARIABLE PORTFOLIOS III,   LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  INC.
  Legg Mason Partners Variable Social            Legg Mason Partners Variable Social
     Awareness Portfolio                            Awareness Portfolio
LEGG MASON PARTNERS VARIABLE PORTFOLIOS IV     LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  Legg Mason Partners Variable Capital and       Legg Mason Partners Variable Capital and
     Income Portfolio                               Income Portfolio -- Class II
LEGG MASON PARTNERS VARIABLE PORTFOLIOS IV     LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  Legg Mason Partners Variable Multiple          Legg Mason Partners Variable Multiple
     Discipline Portfolio -- All Cap Growth         Discipline Portfolio -- All Cap Growth
     and Value                                      and Value
LEGG MASON PARTNERS VARIABLE PORTFOLIOS IV     LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  Legg Mason Partners Variable Multiple          Legg Mason Partners Variable Multiple
     Discipline Portfolio -- Large Cap Growth       Discipline Portfolio -- Large Cap Growth
     and Value                                      and Value
LEGG MASON PARTNERS VARIABLE PORTFOLIOS IV     LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  Legg Mason Partners Variable Multiple          Legg Mason Partners Variable Multiple
     Discipline Portfolio -- Global All Cap         Discipline Portfolio -- Global All Cap
     Growth and Value                               Growth and Value
LEGG MASON PARTNERS VARIABLE PORTFOLIOS V      LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  Legg Mason Partners Variable Small Cap         Legg Mason Partners Variable Small Cap
     Growth Opportunities Portfolio                 Growth Portfolio -- Class I


UNDERLYING FUND SUBSTITUTIONS
The following new Underlying Funds were substituted for the former Underlying Funds.


            FORMER UNDERLYING FUND                          NEW UNDERLYING FUND
---------------------------------------------  ---------------------------------------------


AIM VARIABLE INSURANCE FUNDS                   MET INVESTORS SERIES TRUST
  AIM V.I. Capital Appreciation                  Met/AIM Capital Appreciation
     Fund -- Series II                              Portfolio -- Class E
AIM VARIABLE INSURANCE FUNDS                   METROPOLITAN SERIES FUND, INC.
  AIM V.I. Core Equity Fund -- Series II         Capital Guardian U.S. Equity
                                                    Portfolio -- Class B
PUTNAM VARIABLE TRUST                          MET INVESTORS SERIES TRUST
  Putnam VT International Equity                 MFS(R) Research International
     Fund -- Class IB                               Portfolio -- Class B
PUTNAM VARIABLE TRUST                          MET INVESTORS SERIES TRUST
  Putnam VT Small Cap Value Fund -- Class IB     Third Avenue Small Cap Value
                                                    Portfolio -- Class B


UNDERLYING FUND SHARE CLASS EXCHANGE
The following former Underlying Fund share class was exchanged into the new Underlying Fund share class.


      FORMER UNDERLYING FUND SHARE CLASS              NEW UNDERLYING FUND SHARE CLASS
---------------------------------------------  ---------------------------------------------


MET INVESTORS SERIES TRUST                     MET INVESTORS SERIES TRUST
  BlackRock Large-Cap Core Portfolio -- Class  BlackRock Large-Cap Core Portfolio -- Class E
     A


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                                   APPENDIX D

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                                THE FIXED ACCOUNT

The Fixed Account is part of the Company's general account assets. These general account assets include all assets of the Company other than those held in the Separate Accounts sponsored by the Company or its affiliates.

The staff of the SEC does not generally review the disclosure in the prospectus relating to the Fixed Account. Disclosure regarding the Fixed Account and the general account may, however, be subject to certain provisions of the federal securities laws relating to the accuracy and completeness of statements made in the prospectus.

Under the Fixed Account, the Company assumes the risk of investment gain or loss, guarantees a specified interest rate, and guarantees a specified periodic Annuity Payment. The investment gain or loss of the Separate Account or any of the funding options does not affect the Fixed Account Contract Value, or the dollar amount of fixed Annuity Payments made under any payout option.

We guarantee that, at any time, the Fixed Account Contract Value will not be less than the amount of the Purchase Payments allocated to the Fixed Account, plus interest credited as described below, less any applicable premium taxes or prior withdrawals.

Purchase Payments allocated to the Fixed Account and any transfers made to the Fixed Account become part of the Company's general account, which supports insurance and annuity obligations. Where permitted by state law, we reserve the right to restrict Purchase Payments into the Fixed Account whenever the credited interest rate on the Fixed Account is equal to the minimum guaranteed interest rate specified in your Contract. The general account and any interest therein are not registered under, or subject to the provisions of, the Securities Act of 1933 or Investment Company Act of 1940. We will invest the assets of the Fixed Account at our discretion. Investment income from such Fixed Account assets will be allocated to us and to the Contracts participating in the Fixed Account.

Investment income from the Fixed Account allocated to us includes compensation for mortality and expense risks borne by us in connection with Fixed Account Contracts. The amount of such investment income allocated to the Contracts will vary from year to year in our sole discretion at such rate or rates as we prospectively declare from time to time.

We guarantee the initial rate for any allocations into the Fixed Account for one year from the date of such allocation. We guarantee subsequent renewal rates for the calendar quarter. We also guarantee that for the life of the Contract we will credit interest at a rate not less than the minimum interest rate allowed by state law. We reserve the right to change the rate subject to applicable state law. We will determine any interest we credit to amounts allocated to the Fixed Account in excess of the minimum guaranteed rate in our sole discretion. You assume the risk that interest credited to the Fixed Account may not exceed the minimum guaranteed rate for any given year. We have no specific formula for determining the interest rate. Some factors we may consider are regulatory and tax requirements, general economic trends and competitive factors.

TRANSFERS

You may make transfers from the Fixed Account to any available Variable Funding Option(s) twice a year during the 30 days following the semiannual anniversary of the Contract Date. We limit transfers to an amount of up to 15% of the Fixed Account Contract Value on the semiannual Contract Date anniversary. (This restriction does not apply to transfers under the Dollar Cost Averaging Program.) Amounts previously transferred from the Fixed Account to Variable Funding Options may not be transferred back to the Fixed Account for a period of at least six months from the date of transfer. We reserve the right to waive either of these restrictions. Where permitted by state law, we reserve the right to restrict transfers into the Fixed Account whenever the credited interest rate on the Fixed Account is equal to the minimum guaranteed interest rate specified in your Contract.

Automated transfers from the Fixed Account to any of the Variable Funding Options may begin at any time. Automated transfers from the Fixed Account may not deplete your Fixed Account value in a period of less than twelve months from your enrollment in the Dollar Cost Averaging Program.

                       THIS PAGE INTENTIONALLY LEFT BLANK.

                                   APPENDIX E

--------------------------------------------------------------------------------

            WAIVER OF WITHDRAWAL CHARGE FOR NURSING HOME CONFINEMENT (AVAILABLE ONLY IF THE OWNER IS AGE 70 OR YOUNGER ON THE DATE THE CONTRACT IS
                                    ISSUED.)

If, after the first Contract Year and before the Maturity Date, and you begin confinement in an eligible nursing home, you may surrender or make withdrawal, subject to the maximum withdrawal amount described below, without incurring a withdrawal charge. In order for the Company to waive the withdrawal charge, the withdrawal must be made during continued confinement in an eligible nursing home after the qualifying period has been satisfied, or within sixty (60) days after such confinement ends. The qualifying period is confinement in an eligible nursing home for ninety (90) consecutive days. We will require proof of confinement in a form satisfactory to us, which may include certification by a licensed physician that such confinement is medically necessary.

An eligible nursing home is defined as an institution or special nursing unit of a hospital which:

     (a)  is Medicare approved as a provider of skilled nursing care services;
          and

     (b) is not, other than in name only, an acute care hospital, a home for the aged, a retirement home, a rest home, a community living center, or a place mainly for the treatment of alcoholism.

                                       OR

Meets all of the following standards:

     (a) is licensed as a nursing care facility by the state in which it is licensed;

     (b) is either a freestanding facility or a distinct part of another facility such as a ward, wing, unit or swing-bed of a hospital or other facility;

     (c) provides nursing care to individuals who are not able to care for themselves and who require nursing care;

     (d) provides, as a primary function, nursing care and room and board; and charges for these services;

     (e) provides care under the supervision of a licensed physician, registered nurse (RN) or licensed practical nurse (LPN);

     (f) may provide care by a licensed physical, respiratory, occupational or speech therapist; and

     (g) is not, other than in name only, an acute care hospital, a home for the aged, a retirement home, a rest home, a community living center, or a place mainly for the treatment of alcoholism.

We will not waive withdrawal charges if confinement is due to one or more of the following causes:

     (a) mental, nervous, emotional or personality disorder without demonstrable organic disease, including, but not limited to, neurosis, psychoneurosis, psychopathy or psychosis

     (b) the voluntary taking or injection of drugs, unless prescribed or administered by a licensed physician

     (c) the voluntary taking of any drugs prescribed by a licensed physician and intentionally not taken as prescribed

     (d) sensitivity to drugs voluntarily taken, unless prescribed by a physician

     (e) drug addiction, unless addiction results from the voluntary taking of drugs prescribed by a licensed physician, or the involuntary taking of drugs.

FILING A CLAIM: You must provide the Company with written notice of a claim during continued confinement after the 90-day qualifying period, or within sixty days after such confinement ends.

The maximum withdrawal amount for which we will waive the withdrawal charge is the Contract Value on the next valuation date following written proof of claim, less any Purchase Payments made within a one-year period before confinement in an eligible nursing home begins, less any Purchase Payment made on or after the Annuitant's 71st birthday.

We will pay any withdrawal requested under the scope of this waiver as soon as we receive proper written proof of your claim, and we will pay the withdrawal in a lump sum. You should consult with your tax adviser regarding the tax impact of any withdrawals taken from your Contract.

                                   APPENDIX F

--------------------------------------------------------------------------------

               CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The Statement of Additional Information contains more specific information and financial statements relating to the Separate Account and MetLife Insurance Company of Connecticut or MetLife Life and Annuity Company of Connecticut. A list of the contents of the Statement of Additional Information is set forth below:

                     The Insurance Company
                     Principal Underwriter
                     Distribution and Principal Underwriting Agreement Valuation of Assets
                     Federal Tax Considerations
                     Independent Registered Public Accounting Firm Condensed Financial Information
                     Financial Statements

--------------------------------------------------------------------------------

Copies of the Statement of Additional Information dated April 30, 2007 are available without charge. To request a copy, please clip this coupon on the line above, enter your name and address in the spaces provided below, and mail to MetLife Insurance Company of Connecticut/MetLife Life and Annuity Company of Connecticut, One Cityplace, 185 Asylum Street, 3CP, Hartford, Connecticut 06103-3415. For the MetLife Insurance Company of Connecticut Statement of Additional Information please request MIC-Book-18, and for the MetLife Life and Annuity Company of Connecticut Statement of Additional Information please request MLAC-Book-18.

Name: -------------------------------------------------

Address: ----------------------------------------------

CHECK BOX:

[ ] MIC-Book-18

[ ] MLAC-Book-18

                                    PRIMELITE

                       STATEMENT OF ADDITIONAL INFORMATION

                                      DATED

                                DECEMBER 7, 2007

                                       FOR

           METLIFE OF CT SEPARATE ACCOUNT PF II FOR VARIABLE ANNUITIES

                                    ISSUED BY

                    METLIFE INSURANCE COMPANY OF CONNECTICUT

This Statement of Additional Information ("SAI") contains information in addition to the information described in the Prospectus for the variable annuity contracts (the "Contracts") offered by MetLife Insurance Company of Connecticut (the "Company", "we" or "our"). Effective December 7, 2007, Contracts formerly issued by MetLife Life and Annuity Company of Connecticut ("MLAC") have become Contracts of the Company as a result of the merger of MLAC with and into the Company with the Company as the surviving company.

This SAI is not a prospectus but relates to, and should be read in conjunction with the Prospectus dated April 30, 2007, as supplemented on December 7, 2007. A copy of the Individual Variable Annuity Contract Prospectus may be obtained by writing to MetLife Insurance Company of Connecticut, Annuity Investor Services, One Cityplace, Hartford, Connecticut 06103-3415 or by accessing the Securities and Exchange Commission's website at http://www.sec.gov.

                                TABLE OF CONTENTS

                                                                                   ITEM
                                                                                   ----
THE INSURANCE COMPANY...........................................................      2
PRINCIPAL UNDERWRITER...........................................................      2
DISTRIBUTION AND PRINCIPAL UNDERWRITING AGREEMENT...............................      2
VALUATION OF ASSETS.............................................................      4
FEDERAL TAX CONSIDERATIONS......................................................      5
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM...................................      9
FINANCIAL STATEMENTS............................................................      1

                              THE INSURANCE COMPANY

MetLife Insurance Company of Connecticut is a stock insurance company chartered in 1863 in Connecticut and continuously engaged in the insurance business since that time. The Company is licensed to conduct life insurance business in all states of the United States, the District of Columbia, Puerto Rico, Guam, the U.S. and British Virgin Islands and the Bahamas. The Company is a wholly-owned subsidiary of MetLife, Inc., a publicly traded company. MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The Company's Home Office is located at One Cityplace, Hartford, Connecticut 06103-3415.

Before December 7, 2007, all Contracts were issued by MLAC, a stock life insurance company chartered in 1973 in Connecticut. On December 7, 2007, MLAC, an indirect wholly-owned subsidiary of MetLife, Inc. and a direct wholly-owned subsidiary of the Company, merged with and into the Company. Upon consummation of the merger, MLAC's separate corporate existence ceased by operation of law, and the Company assumed legal ownership of all of the assets of MLAC, including the Separate Account and its assets. As a result of the merger, the Company also has become responsible for all of the MLAC's liabilities and obligations, including those created under Contracts initially issued by MLAC and outstanding on the date of the merger. Such Contracts have thereby become variable contracts funded by a separate account of the Company, and each Owner thereof has become a contract owner of the Company.

STATE REGULATION. The Company is subject to the laws of the state of Connecticut governing insurance companies and to regulation by the Insurance Commissioner of the state of Connecticut (the "Commissioner"). An annual statement covering the operations of the Company for the preceding year, as well as its financial condition as of December 31 of such year, must be filed with the Commissioner in a prescribed format on or before March 1 of each year. The Company's books and assets are subject to review or examination by the Commissioner or his agents at all times, and a full examination of its operations is conducted at least once every four years.

The Company is also subject to the insurance laws and regulations of all other states in which it is licensed to operate. However, the insurance departments of each of these states generally apply the laws of the home state (jurisdiction of domicile) in determining the field of permissible investments.

THE SEPARATE ACCOUNT. MetLife of CT Separate Account PF II for Variable Annuities (the "Separate Account") meets the definition of a separate account under the federal securities laws, and complies with the provisions of the 1940 Act. Additionally, the operations of the Separate Account are subject to the provisions of Section 38a-433 of the Connecticut General Statutes, which authorizes the Commissioner to adopt regulations under it. Section 38a-433 contains no restrictions on the investments of the Separate Account, and the Commissioner has adopted no regulations under the Section that affect the Separate Account. The Company holds title to the assets of the Separate Account. The assets are kept physically segregated and are held separate and apart from the Company's general corporate assets. Records are maintained of all purchases and redemptions of the Underlying Funds held in each of the Variable Funding Options.

                              PRINCIPAL UNDERWRITER

MetLife Investors Distribution Company ("MLIDC") serves as principal underwriter for the Separate Account and the Contracts. The offering is continuous. MLIDC's principal executive offices are located at 5 Park Plaza, Suite 1900, Irvine, CA 92614. MLIDC is affiliated with the Company and the Separate Account.

                DISTRIBUTION AND PRINCIPAL UNDERWRITING AGREEMENT

Information about the distribution of the Contracts is contained in the prospectus (see "Other Information -- Distribution of the Variable Annuity Contracts"). Additional information is provided below.

Under the terms of the Distribution and Principal Underwriting Agreement among the Separate Account, MLIDC and the Company, MLIDC acts as agent for the distribution of the Contracts and as principal underwriter for the Contracts. The Company reimburses MLIDC for certain sales and overhead expenses connected with sales functions.

The following table shows the amount of commissions paid to and the amount of commissions retained by the Distributor and Principal Underwriter over the past three years.

                            UNDERWRITING COMMISSIONS

                                                    UNDERWRITING COMMISSIONS PAID       AMOUNT OF UNDERWRITING
                                                      TO THE DISTRIBUTOR BY THE      COMMISSIONS RETAINED BY THE
YEAR                                                          COMPANY(+)                     DISTRIBUTOR
----                                                -----------------------------    ---------------------------
2006                                                         $ 62,664,479                         $0
                                                             ------------                         --
          2005                                               $ 90,942,874                         $0
                                                             ------------                         --
          2004                                               $104,087,148                         $0
                                                             ------------                         --


(+)MLAC merged with and into the Company on December 7, 2007. Underwriting commissions paid before that date were paid by MLAC.

The Company and MLIDC have also entered into preferred distribution arrangements with certain broker-dealer firms. These arrangements are sometimes called "shelf space" arrangements. Under these arrangements, the Company and MLIDC pay separate, additional compensation to the broker-dealer firms for services the broker-dealer firms provide in connection with the distribution of the Company's products. These services may include providing the Company with access to the distribution network of the broker-dealer firms, the hiring and training of the broker-dealer firms' sales personnel, the sponsoring of conferences and seminars by the broker-dealer firms, or general marketing services performed by the broker-dealer firms. The broker-dealer firms may also provide other services or incur other costs in connection with distributing the Company's products.

These preferred distribution arrangements will not be offered to all broker-dealer firms and the terms of such arrangements may differ between broker-dealer firms. Compensation payable under such arrangements may be based on aggregate, net or anticipated sales of the Contract, total assets attributable to sales of the Contract by registered representatives of the broker-dealer firms or based on the length of time that a Contract owner has owned the Contract. Any such compensation payable to a broker-dealer firm will be made by MLIDC or the Company out of their own assets and will not result in any additional direct charge to you. Such compensation may cause the broker-dealer firms and their registered representatives to favor the Company's products. The amount of additional compensation (non-commission amounts) paid to selected broker-dealer firms during 2006 ranged from $2,289 to $5,893,669. The amount of commissions paid to selected broker-dealer firms during 2006 ranged from $650,170 to $26,200,094. The amount of total compensation (includes non-commission as well as commission amounts) paid to selected broker-dealer firms during 2006 ranged from $652,459 to $32,093,763.

The following list sets forth the names of broker-dealer firms that have entered into preferred distribution arrangements with the Company and MLIDC under which the broker-dealer firms received additional compensation in 2006 in connection with the sale of our variable annuity contracts, variable life policies and other insurance products (including the Contracts). The broker-dealer firms are listed in alphabetical order:

Citicorp Investment Services
Citigroup Global Markets Inc. (d/b/a Smith Barney)
DWS Scudder Distributors, Inc.
Merrill Lynch, Pierce, Fenner & Smith, Incorporated
Morgan Stanley DW, Inc.
PFS Investments, Inc. (d/b/a Primerica)
Pioneer Funds Distributor, Inc.
Tower Square Securities, Inc.

There are other broker-dealer firms who receive compensation for servicing our contracts, and the account value of the contracts or the amount of added purchase payments received may be included in determining their additional compensation, if any.

REDUCTION OR ELIMINATION OF THE WITHDRAWAL CHARGE. We may reduce or eliminate the withdrawal charge under the Contract when certain sales or administration of the Contract result in savings or reduced expenses and/or risks. We will not reduce or eliminate the withdrawal charge where such reduction or elimination would be unfairly discriminatory to any person.

                               VALUATION OF ASSETS

FUNDING OPTIONS. The value of the assets of each Funding Option is determined at 4:00 p.m. eastern time on each business day, unless we need to close earlier due to an emergency. A business day is any day the New York Stock Exchange is open. It is expected that the Exchange will be closed on Saturdays and Sundays and on the observed holidays of New Year's Day, Martin Luther King, Jr. Day, President's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. Each security traded on a national securities exchange is valued at the last reported sale price on the business day. If there has been no sale on that day, then the value of the security is taken to be the mean between the reported bid and asked prices on the business day or on the basis of quotations received from a reputable broker or any other recognized source.

THE CONTRACT VALUE. The value of an Accumulation Unit on any business day is determined by multiplying the value on the preceding business day by the net investment factor for the valuation period just ended. The net investment factor is used to measure the investment performance of a Funding Option from one valuation period to the next. The net investment factor for a Funding Option for any valuation period is equal to the sum of 1.000000 plus the net investment rate (the gross investment rate less any applicable Funding Option deductions during the valuation period relating to the mortality and expense risk charge and the administrative expense charge). The gross investment rate of a Funding Option is equal to (a) minus (b), divided by (c) where:

        (a) = investment income plus capital gains and losses (whether realized or unrealized);

        (b)  = any deduction for applicable taxes (presently zero); and

        (c) = the value of the assets of the funding option at the beginning of the valuation period.

The gross investment rate may be either positive or negative. A Funding Option's investment income includes any distribution whose ex-dividend date occurs during the valuation period.

ACCUMULATION UNIT VALUE. The value of the Accumulation Unit for each Funding Option was initially established at $1.00. The value of an Accumulation Unit on any business day is determined by multiplying the value on the preceding business day by the net investment factor for the valuation period just ended. The net investment factor is calculated for each Funding Option and takes into account the investment performance, expenses and the deduction of certain expenses.

ANNUITY UNIT VALUE. The initial Annuity Unit value applicable to each Funding Option was established at $1.00. An Annuity Unit value as of any business day is equal to (a) the value of the Annuity Unit on the preceding business day, multiplied by (b) the corresponding net investment factor for the business day just ended, divided by (c) the assumed net investment factor for the valuation period. (For example, the assumed net investment factor based on an annual assumed net investment rate of 3.0% for a valuation period of one day is
1.000081 and, for a period of two days, is 1.000081 x 1.000081.)

CALCULATION OF MONEY MARKET YIELD

From time to time, we may quote in advertisements and sales literature the adjusted and unadjusted effective yield for a money market Subaccount for a 7-day period, as described below. On a Contract-specific basis, the effective yield is computed at each month-end according to the following formula:

        Effective Yield = ((Base Return + 1) to the power of (365 / 7)) - 1

Where:

Base Return = (AUV Change -- Contract Charge Adjustment) / Prior AUV.

AUV Change = Current AUV -- Prior AUV.

Contract Charge Adjustment = Average AUV * Period Charge.

Average AUV = (Current AUV + Prior AUV) / 2.

Period Charge = Annual Contract Fee * (7/365).

Prior AUV = Unit value as of 7 days prior.

Current AUV = Unit value as of the reporting period (last day of the month).

We may also quote the effective yield of a money market Subaccount for the same 7-day period, determined on an unadjusted basis (which does not deduct Contract-level charges), according to the same formula but where:

Base Return = AUV Change / Prior AUV

Because of the charges and deductions imposed under the Contract, the yield for the Subaccount will be lower than the yield for the corresponding Underlying Fund. The yields on amounts held in the Subaccount normally will fluctuate on a daily basis. Therefore, the disclosed yield for any given past period is not an indication or representation of future yields or rates of return. The actual yield for the Subaccount is affected by changes in interest rates on money market securities, average portfolio maturity of the Underlying Fund, the types and qualities of portfolio securities held by the Underlying Fund, and the Underlying Fund's operating expenses. Yields on amounts held in the Subaccount may also be presented for periods other than a 7-day period.

                           FEDERAL TAX CONSIDERATIONS

The following description of the federal income tax consequences under this Contract is general in nature and is therefore not exhaustive and is not intended to cover all situations. Because of the complexity of the law and the fact that the tax results will vary according to the factual status of the individual involved, a person contemplating purchase of an annuity contract and by a Contract Owner or beneficiary who may make elections under a Contract should consult with a qualified tax or legal adviser.

MANDATORY DISTRIBUTIONS FOR QUALIFIED PLANS

Federal tax law requires that minimum annual distributions begin by April 1st of the calendar year following the later of calendar year in which a participant under a qualified plan or a Section 403(b) annuity attains age 70 1/2 or retires. Minimum annual distributions under an IRA must begin by April 1(st) of the calendar year in which the Contract Owner attains 70 1/2 regardless of when he or she retires. Distributions must also begin or be continued according to the minimum distribution rules under the Code following the death of the Contract Owner or the annuitant. You should note that the U.S. Treasury recently issued regulations clarifying the operation of the required minimum distribution rules.

NONQUALIFIED ANNUITY CONTRACTS

Individuals may purchase tax-deferred annuities without any contribution limits. The purchase payments receive no tax benefit, deduction or deferral, but taxes on the increases in the value of the contract are generally deferred until distribution and transfers between the various investment options are not subject to tax. Generally, if an annuity contract is owned by other than an individual (or an entity such as a trust or other "look-through" entity which owns for an individual's benefit), the owner will be taxed each year on the increase in the value of the contract. An exception applies for purchase payments made before March 1, 1986. The benefits of tax deferral of income earned under a non-qualified annuity should be compared with the relative federal tax rates on income from other types of investments (dividends and capital gains, taxable at 15% or less) relative to the ordinary income treatment received on annuity income and interest received on fixed instruments (notes, bonds, etc.).

If two or more annuity contracts are purchased from the same insurer within the same calendar year, such annuity contract will be aggregated for federal income tax purposes. As a result, distributions from any of them will be taxed based upon the amount of income in all of the same calendar year series of annuities. This will generally have the effect of causing taxes to be paid sooner on the deferred gain in the contracts.

Those receiving partial distributions made before the maturity date will generally be taxed on an income-first basis to the extent of income in the contract. If you are exchanging another annuity contract for this annuity, certain pre-August 14, 1982 deposits into an annuity contract that have been placed in the contract by means of a tax-deferred exchange under Section 1035 of the Code may be withdrawn first without income tax liability. This information on deposits must be provided to the Company by the other insurance company at the time of the exchange. There is income in the contract generally to the extent the cash value exceeds the investment in the contract. The investment in the contract is equal to the amount of premiums paid less any amount received previously which was excludable from gross income. Any direct or indirect borrowing against the value of the contract or pledging of the contract as security for a loan will be treated as a cash distribution under the tax law.

In order to be treated as an annuity contract for federal income tax purposes,
Section 72(s) of the Code requires any non-qualified contract to contain certain provisions specifying how your interest in the contract will be distributed in the event of the death of an owner of the contract. Specifically, Section 72(s) requires that (a) if an owner dies on or after the annuity starting date, but prior to the time the entire interest in the contract has been distributed, the entire interest in the contract will be distributed at least as rapidly as under the method of distribution being used as of the date of such owner's death; and
(b) if any owner dies prior to the annuity starting date, the entire interest in the contract will be distributed within five years after the date of such owner's death. These requirements will be considered satisfied as to any portion of an owner's interest which is payable to or for the benefit of a designated beneficiary and which is distributed over the life of such designated beneficiary or over a period not extending beyond the life expectancy of that beneficiary, provided that such distributions begin within one year of the owner's death. The designated beneficiary refers to a natural person designated by the owner as a beneficiary and to whom ownership of the contract passes by reason of death. However, if the designated beneficiary is the surviving spouse of the deceased owner, the contract may be continued with the surviving spouse as the successor-owner. Contracts will be administered by the Company in accordance with these rules and the Company will make a notification when payments should be commenced. Special rules apply regarding distribution requirements when an annuity is owned by a trust or other entity for the benefit of one or more individuals.

INDIVIDUAL RETIREMENT ANNUITIES

To the extent of earned income for the year and not exceeding the applicable limit for the taxable year, an individual may make contributions, which in some cases may be deductible, to an individual retirement annuity (IRA). The applicable limit is $4,000 for calendar year 2007, $5,000 for 2008, and may be indexed for inflation in future years. Additional "catch-up" contributions may be made to an IRA by individuals age 50 or over. There are certain limits on the deductible amount based on the adjusted gross income of the individual and spouse and based on their participation in a retirement plan. If an individual is married and the spouse does not have earned income, the individual may establish IRAs for the individual and spouse. Purchase payments may then be made annually into IRAs for both spouses in the maximum amount of 100% of earned income up to a combined limit based on the individual limits outlined above.

The Code provides for the purchase of a Simplified Employee Pension (SEP) plan. A SEP is funded through an IRA with an annual employer contribution limit of up to $45,000 for each participant. The Internal Revenue Services has not reviewed the contract for qualifications as an IRA, and has not addressed in a ruling of general applicability whether a death benefit provision such as the optional enhanced death benefit in the contract comports with IRA qualification requirements.

SIMPLE PLAN IRA FORM

Employers may establish a savings incentive match plan for employees ("SIMPLE plan") under which employees can make elective salary reduction contributions to an IRA based on a percentage of compensation of up to the applicable limit for the taxable year. The applicable limit is $10,500 in 2007 (which may be indexed for inflation for future years). (Alternatively, the employer can establish a SIMPLE cash or deferred arrangement under IRS Section 401(k)). Under a SIMPLE plan IRA, the employer must either make a matching contribution or a nonelective contribution based on the prescribed formulas for all eligible employees. Early withdrawals are subject to the 10% early withdrawal penalty generally applicable to IRAs, except that an early withdrawal by an employee under a SIMPLE plan IRA, within the first two years of participation, shall be subject to a 25% early withdrawal tax.

ROTH IRAS

Section 408A of the Code permits certain individuals to contribute to a Roth IRA. Eligibility to make contributions is based upon income, and the applicable limits vary based on marital status and/or whether the contribution is a rollover contribution from another IRA or an annual contribution. Contributions to a Roth IRA, which are subject to certain limitations (similar to the annual limits for the traditional IRA's), are not deductible and must be made in cash or as a rollover or transfer from another Roth IRA or other IRA. A conversion of a "traditional" IRA to a Roth IRA may be subject to tax and other special rules apply. You should consult a tax adviser before combining any converted amounts with other Roth IRA contributions, including any other conversion amounts from other tax years.

Qualified distributions from a Roth IRA are tax-free. A qualified distribution requires that the Roth IRA has been held for at least 5 years, and the distribution is made after age 59 1/2, on death or disability of the owner, or for a limited amount ($10,000) for a qualified first time home purchase for the owner or certain relatives. Income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during five taxable years starting with the year in which the first contribution is made to any Roth IRA of the individual.

QUALIFIED PENSION AND PROFIT-SHARING PLANS

Like most other contributions made under a qualified pension or profit-sharing plan, purchase payments made by an employer are not currently taxable to the participant and increases in the value of a contract are not subject to taxation until received by a participant or beneficiary.

Distributions are generally taxable to the participant or beneficiary as ordinary income in the year of receipt. Any distribution that is considered the participant's "investment in the contract" is treated as a return of capital and is not taxable. Under a qualified plan, the investment in the contract may be zero.

The annual limits that apply to the amounts that may be contributed to a defined contribution plan for 2007 is $45,000. The limit on employee salary reduction deferrals (commonly referred to as "401(k) contributions") is $15,500 in 2007. The annual limit may be indexed for inflation in future years. Additional "catch-up contributions" may be made by individuals age 50 or over.

Amounts attributable to salary reduction contributions under Code Section 401(k) and income thereon may not be withdrawn prior to severance from employment, death, total and permanent disability, attainment of age 59 1/2, or in the case of hardship.

SECTION 403(B) PLANS

Under Code section 403(b), payments made by public school systems and certain tax exempt organizations to purchase annuity contracts for their employees are excludable from the gross income of the employee, subject to certain limitations. However, these payments may be subject to FICA (Social Security) taxes. A qualified contract issued as a tax-sheltered annuity under section 403(b) will be amended as necessary to conform to the requirements of the Code. The annual limits under Code Section 403(b) for employee salary reduction deferrals are increased under the same rules applicable to 401(k) plans ($15,500 in 2007).

Code section 403(b)(11) restricts this distribution under Code section 403(b) annuity contracts of: (1) elective contributions made in years beginning after December 31, 1998; (2) earnings on those contributions; and (3) earnings in such years on amounts held as of the close of the last year beginning before January 1, 1989. Distribution of those amounts may only occur upon death of the employee, attainment of age 59 1/2, separation from service, disability, or financial hardship. In addition, income attributable to elective contributions may not be distributed in the case of hardship.

FEDERAL INCOME TAX WITHHOLDING

The portion of a distribution, which is taxable income to the recipient, will be subject to federal income tax withholding as follows:

1. ELIGIBLE ROLLOVER DISTRIBUTION FROM SECTION 403(B) PLANS OR ARRANGEMENTS, FROM QUALIFIED PENSION AND PROFIT-SHARING PLANS, OR FROM 457 PLANS SPONSORED BY GOVERNMENTAL ENTITIES

There is a mandatory 20% tax withholding for plan distributions that are eligible for rollover to an IRA or to another qualified retirement plan (including a 457 plan sponsored by a governmental entity) but that are not directly rolled over. A distribution made directly to a participant or beneficiary may avoid this result if:

     (a) a periodic settlement distribution is elected based upon a life or life expectancy calculation, or

     (b) a term-for-years settlement distribution is elected for a period of ten years or more, payable at least annually, or

     (c) a minimum required distribution as defined under the tax law is taken after the attainment of the age of 70 1/2 or as otherwise required by law, or

     (d)  the distribution is a hardship distribution.

A distribution including a rollover that is not a direct rollover will be subject to the 20% withholding, and the 10% additional tax penalty on premature withdrawals may apply to any amount not added back in the rollover. The 20% withholding may be recovered when the participant or beneficiary files a personal income tax return for the year if a rollover was completed within 60 days of receipt of the funds, except to the extent that the participant or spousal beneficiary is otherwise underwithheld or short on estimated taxes for that year.

2.   OTHER NON-PERIODIC DISTRIBUTIONS (FULL OR PARTIAL REDEMPTIONS)

To the extent not subject to 20% mandatory withholding as described in 1. above, the portion of a non-periodic distribution, which constitutes taxable income, will be subject to federal income tax withholding, if the aggregate distributions exceed $200 for the year, unless the recipient elects not to have taxes withheld. If no such election is made, 10% of the taxable portion of the distribution will be withheld as federal income tax; provided that the recipient may elect any other percentage. Election forms will be provided at the time distributions are requested. This form of withholding applies to all annuity programs.

3. PERIODIC DISTRIBUTIONS (DISTRIBUTIONS PAYABLE OVER A PERIOD GREATER THAN ONE YEAR)

The portion of a periodic distribution, which constitutes taxable income, will be subject to federal income tax withholding under the wage withholding tables as if the recipient were married claiming three exemptions. A recipient may elect not to have income taxes withheld or have income taxes withheld at a different rate by providing a completed election form. Election forms will be provided at the time distributions are requested. This form of withholding applies to all annuity programs.

Recipients who elect not to have withholding made are liable for payment of federal income tax on the taxable portion of the distribution. Recipients may also be subject to penalties under the estimated tax payment rules if withholding and estimated tax payments are not sufficient to cover tax liabilities.

Recipients who do not provide a social security number or other taxpayer identification number will not be permitted to elect out of withholding. Additionally, U.S. citizens residing outside of the country, or U.S. legal residents temporarily residing outside the country, are subject to different withholding rules and generally cannot elect out of withholding.

                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements of MetLife of CT Separate Account PF II for Variable Annuities (formerly, The Travelers Separate Account PF II for Variable Annuities) and the consolidated financial statements and financial statement schedules of MetLife Insurance Company of Connecticut ("MetLife Connecticut") (formerly known as "The Travelers Insurance Company") and its subsidiaries (collectively the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a Transfer Agreement entered into on October 11, 2006 between MetLife Connecticut and MetLife Investors Group, Inc. ("MLIG"), both subsidiaries of MetLife, Inc. ("MetLife"), pursuant to which MetLife Connecticut acquired all of the stock of MetLife Investors USA Insurance Company ("MLI-USA") from MLIG. As the transaction was between entities under common control, the transaction was recorded and accounted for in a manner similar to a pooling-of-interests from July 1, 2005 (the "Acquisition Date"); further, as MLI-USA has been controlled by MetLife for longer than MetLife Connecticut, all amounts reported for periods prior to the Acquisition Date are those of MLI-USA) included in this Statement of Additional Information have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The principal business address of Deloitte & Touche LLP is 201 East Kennedy Boulevard, Suite 1200, Tampa, FL 33602-5827.

ANNUAL REPORT
December 31, 2006

                     MetLife of CT Separate Account PF II
                            for Variable Annuities
                                      of
               MetLife Life and Annuity Company of Connecticut

           REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Policyholders of
MetLife of CT Separate Account PF II for Variable Annuities and the Board of Directors of MetLife Life and Annuity Company of Connecticut:

We have audited the accompanying statement of assets and liabilities of the Subaccounts (as disclosed in Appendix A) comprising MetLife of CT Separate Account PF II for Variable Annuities (formerly, The Travelers Separate Account PF II for Variable Annuities) (the "Separate Account") of MetLife Life and Annuity Company of Connecticut (formerly, The Travelers Life and Annuity Company) ("MLAC") as of December 31, 2006, the related statement of operations for the period in the year then ended, and the statements of changes in net assets for each of the periods in the two years then ended. These financial statements are the responsibility of the Separate Account's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial highlights of the Separate Account included in footnote 5 for the periods in the three years ended December 31, 2004, were audited by other auditors whose report, dated March 21, 2005, expressed an unqualified opinion on those financial highlights.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Separate Account is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Separate Account's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2006, by correspondence with the custodian. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of each of the Subaccounts comprising the Separate Account of MLAC as of December 31, 2006, the results of their operations for the period in the year then ended, and the changes in their net assets for each of the periods in the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants

Tampa, Florida
March 19, 2007
(December 7, 2007 as to Note 7)

                                  APPENDIX A

AIM V.I. Capital Appreciation Subaccount (Series II)

AIM V.I. Core Equity Subaccount (Series II)

AIM V.I. Premier Equity Subaccount (Series II)

AllianceBernstein Global Technology Subaccount (Class B)

AllianceBernstein Large-Cap Growth Subaccount (Class B)

American Funds Global Growth Subaccount (Class 2)

American Funds Growth Subaccount (Class 2)

American Funds Growth-Income Subaccount (Class 2)

FTVIPT Mutual Shares Securities Subaccount (Class 2)

FTVIPT Templeton Growth Securities Subaccount (Class 2)

LMPIS Dividend Strategy Subaccount

LMPIS Government Subaccount (Class A)

LMPIS Growth and Income Subaccount

LMPIS Premier Selections All Cap Growth Subaccount

LMPLS Balanced Subaccount

LMPLS Growth Subaccount

LMPLS High Growth Subaccount

LMPVPII Appreciation Subaccount

LMPVPII Capital and Income Subaccount

LMPVPII Fundamental Value Subaccount

LMPVPIII Adjustable Rate Income Subaccount

LMPVPIII Aggressive Growth Subaccount

LMPVPIII High Income Subaccount

LMPVPIII International All Cap Growth Subaccount

LMPVPIII Large Cap Growth Subaccount

LMPVPIII Large Cap Value Subaccount

LMPVPIII Mid Cap Core Subaccount

LMPVPIII Money Market Subaccount

LMPVPIII Social Awareness Stock Subaccount

LMPVPIV Multiple Discipline Subaccount-All Cap Growth and Value

LMPVPIV Multiple Discipline Subaccount-Balanced All Cap Growth and Value

LMPVPIV Multiple Discipline Subaccount-Global All Cap Growth and Value

LMPVPIV Multiple Discipline Subaccount-Large Cap Growth and Value

LMPVPV Small Cap Growth Opportunities Subaccount

MIST BlackRock Large-Cap Core Subaccount (Class A)

MIST Lord Abbett Bond Debenture Subaccount (Class A)

MIST Lord Abbett Growth and Income Subaccount (Class B)

MIST Oppenheimer Capital Appreciation Subaccount (Class B)

MIST Pioneer Strategic Income Subaccount (Class A)

MSF BlackRock Aggressive Growth Subaccount (Class D)

MSF BlackRock Bond Income Subaccount (Class E)

MSF MFS(R) Total Return Subaccount (Class F)

MSF T. Rowe Price Large Cap Growth Subaccount (Class B)

MSF Western Asset Management U.S. Government Subaccount (Class A)

Oppenheimer Capital Appreciation Subaccount/VA (Service Shares)

Oppenheimer Main Street/VA Subaccount (Service Shares)

Pioneer Fund VCT Subaccount (Class II)

Pioneer Mid Cap Value VCT Subaccount (Class II)

Putnam VT International Equity Subaccount (Class IB)

Putnam VT Small Cap Value Subaccount (Class IB)

Travelers Convertible Securities Subaccount

Travelers Managed Income Subaccount

Travelers Mercury Large Cap Core Subaccount

Travelers MFS(R) Mid Cap Growth Subaccount

Travelers MFS(R) Total Return Subaccount

Travelers Pioneer Strategic Income Subaccount

Travelers U.S. Government Securities Subaccount

UIF Equity and Income Subaccount (Class II)

UIF U.S. Real Estate Securities Subaccount (Class I)

Van Kampen LIT Comstock Subaccount (Class II)

Van Kampen LIT Growth and Income Subaccount (Class II)

Van Kampen LIT Strategic Growth Subaccount (Class II)

VIP Equity - Income Subaccount (Service Class 2)

VIP Growth Subaccount (Service Class 2)

VIP Mid Cap Subaccount (Service Class 2)

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
                     STATEMENT OF ASSETS AND LIABILITIES
                              December 31, 2006

                                             AIM V.I. Capital                          AllianceBernstein   AllianceBernstein
                                               Appreciation     AIM V.I. Core Equity   Global Technology   Large-Cap Growth
                                                Subaccount           Subaccount           Subaccount          Subaccount
                                               (Series II)          (Series II)            (Class B)           (Class B)
                                               -----------          -----------            ---------           ---------

Assets:
 Investments at market value .............      $1,631,674           $2,025,486           $1,512,227          $2,011,534
                                                ----------           ----------           ----------          ----------
    Total Assets .........................       1,631,674            2,025,486            1,512,227           2,011,534
                                                ----------           ----------           ----------          ----------
Liabilities:
 Payables:
   Insurance charges......................             135                  169                  128                 158
   Administrative fees....................              13                   17                   12                  16
 Due to MetLife Life and Annuity Company
   of Connecticut.........................              --                   80                1,255               1,561
                                                ----------           ----------           ----------          ----------
    Total Liabilities ....................             148                  266                1,395               1,735
                                                ----------           ----------           ----------          ----------
Net Assets: ..............................      $1,631,526           $2,025,220           $1,510,832          $2,009,799
                                                ==========           ==========           ==========          ==========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
             STATEMENT OF ASSETS AND LIABILITIES  --  (Continued)
                              December 31, 2006

                                                     American Funds                       American Funds     FTVIPT Mutual
                                                     Global Growth     American Funds     Growth-Income    Shares Securities
                                                       Subaccount     Growth Subaccount     Subaccount        Subaccount
                                                       (Class 2)          (Class 2)         (Class 2)          (Class 2)
                                                       ---------          ---------         ---------          ---------

Assets:
 Investments at market value .....................    $16,592,370        $43,807,019       $33,981,610        $67,819,068
                                                      -----------        -----------       -----------        -----------
    Total Assets .................................     16,592,370         43,807,019        33,981,610         67,819,068
                                                      -----------        -----------       -----------        -----------
Liabilities:
 Payables:
   Insurance charges..............................          1,397              3,675             2,854              5,568
   Administrative fees............................            136                360               279                557
 Due to MetLife Life and Annuity Company of
   Connecticut....................................            301             12,030               227             15,642
                                                      -----------        -----------       -----------        -----------
    Total Liabilities ............................          1,834             16,065             3,360             21,767
                                                      -----------        -----------       -----------        -----------
Net Assets: ......................................    $16,590,536        $43,790,954       $33,978,250        $67,797,301
                                                      ===========        ===========       ===========        ===========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
             STATEMENT OF ASSETS AND LIABILITIES  --  (Continued)
                              December 31, 2006

 FTVIPT Templeton
Growth Securities                         LMPIS Government                          LMPIS Premier
    Subaccount         LMPIS Dividend        Subaccount       LMPIS Growth and   Selections All Cap   LMPLS Balanced
    (Class 2)       Strategy Subaccount       (Class A)      Income Subaccount    Growth Subaccount     Subaccount
    ---------       -------------------       ---------      -----------------    -----------------     ----------

   $36,493,624          $46,134,401          $95,441,669        $53,551,657          $17,320,293       $152,353,619
   -----------          -----------          -----------        -----------          -----------       ------------
    36,493,624           46,134,401           95,441,669         53,551,657           17,320,293        152,353,619
   -----------          -----------          -----------        -----------          -----------       ------------

         2,963                3,414                7,742              4,154                1,214             11,016
           300                  379                  784                440                  143              1,252
        11,430                3,570                6,499                150                  520              1,053
   -----------          -----------          -----------        -----------          -----------       ------------
        14,693                7,363               15,025              4,744                1,877             13,321
   -----------          -----------          -----------        -----------          -----------       ------------
   $36,478,931          $46,127,038          $95,426,644        $53,546,913          $17,318,416       $152,340,298
   ===========          ===========          ===========        ===========          ===========       ============

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
             STATEMENT OF ASSETS AND LIABILITIES  --  (Continued)
                              December 31, 2006

                                                                                           LMPVPV Small Cap       LMPVPII
                                                      LMPLS Growth   LMPLS High Growth   Growth Opportunities   Appreciation
                                                       Subaccount       Subaccount            Subaccount         Subaccount
                                                       ----------       ----------            ----------         ----------

Assets:
 Investments at market value ......................   $84,716,204       $56,416,754          $17,872,614        $460,654,160
                                                      -----------       -----------          -----------        ------------
    Total Assets ..................................    84,716,204        56,416,754           17,872,614         460,654,160
                                                      -----------       -----------          -----------        ------------
Liabilities:
 Payables:
   Insurance charges...............................         5,904             3,909                1,341              34,839
   Administrative fees.............................           696               464                  147               3,786
 Due to MetLife Life and Annuity Company of
   Connecticut.....................................            --                10                  100               5,060
                                                      -----------       -----------          -----------        ------------
    Total Liabilities .............................         6,600             4,383                1,588              43,685
                                                      -----------       -----------          -----------        ------------
Net Assets: .......................................   $84,709,604       $56,412,371          $17,871,026        $460,610,475
                                                      ===========       ===========          ===========        ============

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
             STATEMENT OF ASSETS AND LIABILITIES  --  (Continued)
                              December 31, 2006

LMPVPII Capital        LMPVPII        LMPVPIII Adjustable                                                    LMPVPIII
   and Income     Fundamental Value       Rate Income       LMPVPIII Aggressive     LMPVPIII High     International All Cap
   Subaccount         Subaccount           Subaccount        Growth Subaccount    Income Subaccount     Growth Subaccount
   ----------         ----------           ----------        -----------------    -----------------     -----------------


  $34,415,126        $349,870,551          $2,966,069           $409,744,732         $92,458,329           $53,256,956
  -----------        ------------          ----------           ------------         -----------           -----------
   34,415,126         349,870,551           2,966,069            409,744,732          92,458,329            53,256,956
  -----------        ------------          ----------           ------------         -----------           -----------

        2,878              27,811                 244                 31,814               7,183                 3,834
          283               2,875                  25                  3,368                 760                   437
       13,782              23,784                  --                 24,528               7,200                   312
  -----------        ------------          ----------           ------------         -----------           -----------
       16,943              54,470                 269                 59,710              15,143                 4,583
  -----------        ------------          ----------           ------------         -----------           -----------
  $34,398,183        $349,816,081          $2,965,800           $409,685,022         $92,443,186           $53,252,373
  ===========        ============          ==========           ============         ===========           ===========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
             STATEMENT OF ASSETS AND LIABILITIES  --  (Continued)
                              December 31, 2006

                                              LMPVPIII Large Cap   LMPVPIII Large Cap   LMPVPIII Mid Cap    LMPVPIII Money
                                              Growth Subaccount     Value Subaccount    Core Subaccount    Market Subaccount
                                              -----------------     ----------------    ---------------    -----------------

Assets:
 Investments at market value ..............      $27,627,586          $81,982,404         $39,405,605         $62,378,614
                                                 -----------          -----------         -----------         -----------
    Total Assets ..........................       27,627,586           81,982,404          39,405,605          62,378,614
                                                 -----------          -----------         -----------         -----------
Liabilities:
 Payables:
   Insurance charges.......................            2,191                5,731               3,093               4,746
   Administrative fees.....................              227                  674                 324                 512
 Due to MetLife Life and Annuity Company
   of Connecticut..........................               --                   90               1,911               9,863
                                                 -----------          -----------         -----------         -----------
    Total Liabilities .....................            2,418                6,495               5,328              15,121
                                                 -----------          -----------         -----------         -----------
Net Assets: ...............................      $27,625,168          $81,975,909         $39,400,277         $62,363,493
                                                 ===========          ===========         ===========         ===========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
             STATEMENT OF ASSETS AND LIABILITIES  --  (Continued)
                              December 31, 2006

                        LMPVPIV               LMPVPIV               LMPVPIV                 LMPVPIV
    LMPVPIII      Multiple Discipline   Multiple Discipline   Multiple Discipline          Multiple          MIST BlackRock
     Social           Subaccount-           Subaccount-           Subaccount-       Discipline Subaccount-   Large-Cap Core
Awareness Stock      All Cap Growth       Balanced All Cap       Global All Cap        Large Cap Growth        Subaccount
   Subaccount          and Value          Growth and Value      Growth and Value           and Value            (Class A)
   ----------          ---------          ----------------      ----------------           ---------            ---------

  $20,164,904          $4,987,760            $4,853,605            $3,128,263             $1,834,899           $58,419,208
  -----------          ----------            ----------            ----------             ----------           -----------
   20,164,904           4,987,760             4,853,605             3,128,263              1,834,899            58,419,208
  -----------          ----------            ----------            ----------             ----------           -----------
        1,512                 414                   400                   260                    157                 4,056
          166                  41                    40                    26                     15                   480
        1,561                 570                    --                    10                     --                    --
  -----------          ----------            ----------            ----------             ----------           -----------
        3,239               1,025                   440                   296                    172                 4,536
  -----------          ----------            ----------            ----------             ----------           -----------
  $20,161,665          $4,986,735            $4,853,165            $3,127,967             $1,834,727           $58,414,672
  ===========          ==========            ==========            ==========             ==========           ===========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
             STATEMENT OF ASSETS AND LIABILITIES  --  (Continued)
                              December 31, 2006

                                              MIST Lord Abbett   MIST Lord Abbett      MIST Oppenheimer       MIST Pioneer
                                               Bond Debenture    Growth and Income   Capital Appreciation   Strategic Income
                                                 Subaccount         Subaccount            Subaccount           Subaccount
                                                 (Class A)           (Class B)            (Class B)            (Class A)
                                                 ---------           ---------            ---------            ---------

Assets:
 Investments at market value ..............     $25,838,592         $8,552,299            $6,918,732          $46,133,254
                                                -----------         ----------            ----------          -----------
    Total Assets ..........................      25,838,592          8,552,299             6,918,732           46,133,254
                                                -----------         ----------            ----------          -----------
Liabilities:
 Payables:
   Insurance charges.......................           2,149                713                   571                3,776
   Administrative fees.....................             212                 70                    57                  379
 Due to MetLife Life and Annuity Company
   of Connecticut..........................             449                 80                    --               18,021
                                                -----------         ----------            ----------          -----------
    Total Liabilities .....................           2,810                863                   628               22,176
                                                -----------         ----------            ----------          -----------
Net Assets: ...............................     $25,835,782         $8,551,436            $6,918,104          $46,111,078
                                                ===========         ==========            ==========          ===========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
             STATEMENT OF ASSETS AND LIABILITIES  --  (Continued)
                              December 31, 2006

                                                                       MSF Western Asset
  MSF BlackRock     MSF BlackRock    MSF MFS(R)    MSF T. Rowe Price       Management
Aggressive Growth    Bond Income    Total Return    Large Cap Growth    U.S. Government    Pioneer Fund VCT
    Subaccount        Subaccount     Subaccount        Subaccount          Subaccount         Subaccount
    (Class D)         (Class E)       (Class F)        (Class B)           (Class A)          (Class II)
    ---------         ---------       ---------        ---------           ---------          ----------


   $56,977,680       $42,328,037    $200,659,864       $4,094,758          $9,233,254         $3,816,855
   -----------       -----------    ------------       ----------          ----------         ----------
    56,977,680        42,328,037     200,659,864        4,094,758           9,233,254          3,816,855
   -----------       -----------    ------------       ----------          ----------         ----------

         3,987             3,531          15,224              340                 670                314
           468               348           1,649               34                  75                 31
           550                10           2,741               15                  --              1,561
   -----------       -----------    ------------       ----------          ----------         ----------
         5,005             3,889          19,614              389                 745              1,906
   -----------       -----------    ------------       ----------          ----------         ----------
   $56,972,675       $42,324,148    $200,640,250       $4,094,369          $9,232,509         $3,814,949
   ===========       ===========    ============       ==========          ==========         ==========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
             STATEMENT OF ASSETS AND LIABILITIES  --  (Continued)
                              December 31, 2006

                                                     Pioneer Mid Cap        Putnam VT            Putnam VT       UIF Equity
                                                        Value VCT      International Equity   Small Cap Value    and Income
                                                       Subaccount           Subaccount          Subaccount       Subaccount
                                                       (Class II)           (Class IB)          (Class IB)       (Class II)
                                                       ----------           ----------          ----------       ----------

Assets:
 Investments at market value .....................     $26,738,551          $9,327,771          $23,647,471     $168,178,399
                                                       -----------          ----------          -----------     ------------
    Total Assets .................................      26,738,551           9,327,771           23,647,471      168,178,399
                                                       -----------          ----------          -----------     ------------
Liabilities:
 Payables:
   Insurance charges..............................           2,178                 731                1,926           13,830
   Administrative fees............................             220                  77                  194            1,382
 Due to MetLife Life and Annuity Company of
   Connecticut....................................             617                 360                  376           36,788
                                                       -----------          ----------          -----------     ------------
    Total Liabilities ............................           3,015               1,168                2,496           52,000
                                                       -----------          ----------          -----------     ------------
 Net Assets: .....................................     $26,735,536          $9,326,603          $23,644,975     $168,126,399
                                                       ===========          ==========          ===========     ============

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
             STATEMENT OF ASSETS AND LIABILITIES  --  (Concluded)
                              December 31, 2006

                                                Van Kampen LIT     Van Kampen LIT
 UIF U.S. Real Estate      Van Kampen LIT     Growth and Income   Strategic Growth   VIP Equity-Income      VIP Mid Cap
Securities Subaccount   Comstock Subaccount       Subaccount         Subaccount          Subaccount          Subaccount
      (Class I)              (Class II)           (Class II)         (Class II)      (Service Class 2)   (Service Class 2)
      ---------              ----------           ----------         ----------      -----------------   -----------------


     $29,917,133            $220,727,328         $150,742,527        $60,605,361        $12,627,701         $36,473,815
     -----------            ------------         ------------        -----------        -----------         -----------
      29,917,133             220,727,328          150,742,527         60,605,361         12,627,701          36,473,815
     -----------            ------------         ------------        -----------        -----------         -----------

           2,388                  17,128               11,601              4,530              1,034               2,949
             246                   1,814                1,239                498                104                 299
           1,501                  22,357                4,406                832                 62              18,459
     -----------            ------------         ------------        -----------        -----------         -----------
           4,135                  41,299               17,246              5,860              1,200              21,707
     -----------            ------------         ------------        -----------        -----------         -----------
     $29,912,998            $220,686,029         $150,725,281        $60,599,501        $12,626,501         $36,452,108
     ===========            ============         ============        ===========        ===========         ===========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
                           STATEMENT OF OPERATIONS
                     For the year ended December 31, 2006

                                     AIM V.I. Capital                               AIM V.I. Premier     AllianceBernstein
                                       Appreciation         AIM V.I. Core Equity    Equity Subaccount    Global Technology
                                  Subaccount (Series II)   Subaccount (Series II)      (Series II)      Subaccount (Class B)
                                  ----------------------   ----------------------      -----------      --------------------

Investment Income:
 Dividends ....................          $     --                 $ 10,181              $  11,027             $     --
                                         --------                 --------              ---------             --------
Expenses:
 Insurance charges ............            24,149                   18,159                  7,564               23,482
 Administrative fees ..........             2,386                    1,775                    734                2,296
                                         --------                 --------              ---------             --------
    Total expenses ............            26,535                   19,934                  8,298               25,778
                                         --------                 --------              ---------             --------
     Net investment income
       (loss)..................           (26,535)                  (9,753)                 2,729              (25,778)
                                         --------                 --------              ---------             --------
Realized Gain (Loss) and
 Unrealized Gain (Loss) on
 Investments:
   Realized gain distribution..                --                       --                     --                   --
   Realized gain (loss) on sale
    of investments ............            55,038                    6,840                251,635               71,040
                                         --------                 --------              ---------             --------
     Realized gain (loss) .....            55,038                    6,840                251,635               71,040
                                         --------                 --------              ---------             --------
   Change in unrealized gain
    (loss) on investments .....            32,520                  150,590               (182,399)              61,141
                                         --------                 --------              ---------             --------
 Net increase (decrease) in
   net assets resulting from
   operations..................          $ 61,023                 $147,677              $  71,965             $106,403
                                         ========                 ========              =========             ========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
                   STATEMENT OF OPERATIONS  --  (Continued)
                     For the year ended December 31, 2006

                                       AllianceBernstein        American Funds       American Funds        American Funds
                                        Large-Cap Growth        Global Growth       Growth Subaccount      Growth-Income
                                      Subaccount (Class B)   Subaccount (Class 2)       (Class 2)       Subaccount (Class 2)
                                      --------------------   --------------------       ---------       --------------------

Investment Income:
 Dividends ........................         $     --              $  118,458           $  334,074            $  496,919
                                            --------              ----------           ----------            ----------
Expenses:
 Insurance charges ................           27,287                 204,032              605,276               470,495
 Administrative fees ..............            2,838                  19,914               59,139                46,013
                                            --------              ----------           ----------            ----------
    Total expenses ................           30,125                 223,946              664,415               516,508
                                            --------              ----------           ----------            ----------
     Net investment income (loss) .          (30,125)               (105,488)            (330,341)              (19,589)
                                            --------              ----------           ----------            ----------
Realized Gain (Loss) and
 Unrealized Gain (Loss) on
 Investments:
   Realized gain distribution......               --                      --              255,702               743,561
   Realized gain (loss) on sale of
    investments ...................           63,834                 138,442              271,300               191,025
                                            --------              ----------           ----------            ----------
     Realized gain (loss) .........           63,834                 138,442              527,002               934,586
                                            --------              ----------           ----------            ----------
   Change in unrealized gain (loss)
    on investments ................          (75,094)              2,201,755            2,911,358             2,937,430
                                            --------              ----------           ----------            ----------
 Net increase (decrease) in net
   assets resulting from operations         $(41,385)             $2,234,709           $3,108,019            $3,852,427
                                            ========              ==========           ==========            ==========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
                   STATEMENT OF OPERATIONS  --  (Continued)
                     For the year ended December 31, 2006

    FTVIPT Mutual        FTVIPT Templeton                                                                         LMPIS Premier
  Shares Securities      Growth Securities       LMPIS Dividend       LMPIS Government      LMPIS Growth and   Selections All Cap
Subaccount (Class 2)   Subaccount (Class 2)   Strategy Subaccount   Subaccount (Class A)   Income Subaccount    Growth Subaccount
--------------------   --------------------   -------------------   --------------------   -----------------    -----------------


     $  778,033             $  401,104            $   943,822            $3,847,603            $  404,715          $       --
     ----------             ----------            -----------            ----------            ----------          ----------

        885,221                450,565                619,832             1,442,421               762,196             238,320
         88,348                 45,331                 69,057               146,315                80,802              27,885
     ----------             ----------            -----------            ----------            ----------          ----------
        973,569                495,896                688,889             1,588,736               842,998             266,205
     ----------             ----------            -----------            ----------            ----------          ----------
       (195,536)               (94,792)               254,933             2,258,867              (438,283)           (266,205)
     ----------             ----------            -----------            ----------            ----------          ----------


      1,981,448              1,117,448                     --                    --                17,593             560,481
        292,050                246,343             (1,131,734)             (727,155)            1,097,822             (38,892)
     ----------             ----------            -----------            ----------            ----------          ----------
      2,273,498              1,363,791             (1,131,734)             (727,155)            1,115,415             521,589
     ----------             ----------            -----------            ----------            ----------          ----------
      6,954,419              4,338,464              7,773,864               648,268             4,777,425             761,222
     ----------             ----------            -----------            ----------            ----------          ----------
     $9,032,381             $5,607,463            $ 6,897,063            $2,179,980            $5,454,557          $1,016,606
     ==========             ==========            ===========            ==========            ==========          ==========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
                   STATEMENT OF OPERATIONS  --  (Continued)
                     For the year ended December 31, 2006

                                                                                                          LMPVPV Small Cap
                                                    LMPLS Balanced   LMPLS Growth   LMPLS High Growth   Growth Opportunities
                                                      Subaccount      Subaccount       Subaccount            Subaccount
                                                    --------------   ------------   -----------------   --------------------

Investment Income:
 Dividends ......................................     $4,247,741      $1,603,307       $  582,844            $       --
                                                      ----------      ----------       ----------            ----------
Expenses:
 Insurance charges ..............................      2,077,728       1,118,567          750,472               246,972
 Administrative fees ............................        236,246         132,004           89,118                27,180
                                                      ----------      ----------       ----------            ----------
   Total expenses................................      2,313,974       1,250,571          839,590               274,152
                                                      ----------      ----------       ----------            ----------
    Net investment income (loss) ................      1,933,767         352,736         (256,746)             (274,152)
                                                      ----------      ----------       ----------            ----------
Realized Gain (Loss) and Unrealized Gain (Loss)
 on Investments:
   Realized gain distribution....................             --              --               --             1,189,718
   Realized gain (loss) on sale of investments...      1,259,208        (986,043)         140,801               455,051
                                                      ----------      ----------       ----------            ----------
    Realized gain (loss) ........................      1,259,208        (986,043)         140,801             1,644,769
                                                      ----------      ----------       ----------            ----------
   Change in unrealized gain (loss) on
    investments .................................      6,603,532       6,675,759        4,480,282               433,440
                                                      ----------      ----------       ----------            ----------
 Net increase (decrease) in net assets resulting
   from operations...............................     $9,796,507      $6,042,452       $4,364,337            $1,804,057
                                                      ==========      ==========       ==========            ==========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
                   STATEMENT OF OPERATIONS  --  (Continued)
                     For the year ended December 31, 2006

   LMPVPII                                LMPVPII        LMPVPIII Adjustable
Appreciation   LMPVPII Capital and   Fundamental Value       Rate Income       LMPVPIII Aggressive     LMPVPIII High
 Subaccount     Income Subaccount        Subaccount           Subaccount        Growth Subaccount    Income Subaccount
------------   -------------------   -----------------   -------------------   -------------------   -----------------


 $ 4,892,651        $  598,084          $ 5,389,303            $134,111            $        --          $ 7,025,140
 -----------        ----------          -----------            --------            -----------          -----------

   6,254,675           465,972            4,892,115              48,746              5,834,402            1,300,062
     680,684            45,795              505,744               4,843                618,747              137,638
 -----------        ----------          -----------            --------            -----------          -----------
   6,935,359           511,767            5,397,859              53,589              6,453,149            1,437,700
 -----------        ----------          -----------            --------            -----------          -----------
  (2,042,708)           86,317               (8,556)             80,522             (6,453,149)           5,587,440
 -----------        ----------          -----------            --------            -----------          -----------
  12,855,895           217,865           13,660,420                  --                437,935                   --


   8,495,253           120,576            5,013,995               5,016              6,669,940           (1,262,595)
 -----------        ----------          -----------            --------            -----------          -----------
  21,351,148           338,441           18,674,415               5,016              7,107,875           (1,262,595)
 -----------        ----------          -----------            --------            -----------          -----------
  36,172,722         2,286,421           28,346,410              (9,066)            27,189,244            3,778,828
 -----------        ----------          -----------            --------            -----------          -----------
 $55,481,162        $2,711,179          $47,012,269            $ 76,472            $27,843,970          $ 8,103,673
 ===========        ==========          ===========            ========            ===========          ===========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
                   STATEMENT OF OPERATIONS  --  (Continued)
                     For the year ended December 31, 2006


                                                LMPVPIII
                                          International All Cap   LMPVPIII Large Cap   LMPVPIII Large Cap   LMPVPIII Mid Cap
                                            Growth Subaccount     Growth Subaccount     Value Subaccount    Core Subaccount
                                          ---------------------   ------------------   ------------------   ----------------

Investment Income:
 Dividends ............................        $ 1,048,735            $  42,228           $   978,740          $  210,015
                                               -----------            ---------           -----------          ----------
Expenses:
 Insurance charges ....................            662,563              413,367             1,036,819             560,247
 Administrative fees ..................             75,711               42,855               122,052              58,674
                                               -----------            ---------           -----------          ----------
   Total expenses......................            738,274              456,222             1,158,871             618,921
                                               -----------            ---------           -----------          ----------
    Net investment income (loss) ......            310,461             (413,994)             (180,131)           (408,906)
                                               -----------            ---------           -----------          ----------
Realized Gain (Loss) and Unrealized
 Gain (Loss) on Investments:
   Realized gain distribution..........          1,071,879                   --             1,439,916           4,794,482
   Realized gain (loss) on sale of
    investments .......................           (194,082)             679,571               582,591           1,159,030
                                               -----------            ---------           -----------          ----------
    Realized gain (loss) ..............            877,797              679,571             2,022,507           5,953,512
                                               -----------            ---------           -----------          ----------
   Change in unrealized gain (loss) on
    investments .......................          9,682,639              437,572            10,625,536            (796,241)
                                               -----------            ---------           -----------          ----------
 Net increase (decrease) in net assets
   resulting from operations...........        $10,870,897            $ 703,149           $12,467,912          $4,748,365
                                               ===========            =========           ===========          ==========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
                   STATEMENT OF OPERATIONS  --  (Continued)
                     For the year ended December 31, 2006

                                         LMPVPIV Multiple         LMPVPIV Multiple
                    LMPVPIII Social   Discipline Subaccount-   Discipline Subaccount-
  LMPVPIII Money    Awareness Stock     All Cap Growth and        Balanced All Cap
Market Subaccount      Subaccount              Value              Growth and Value
-----------------   ---------------   ----------------------   ----------------------

    $3,096,813         $  102,726            $ 30,345                 $ 73,835
    ----------         ----------            --------                 --------
       956,297            284,386              68,562                   70,364
       103,086             31,166               6,754                    6,966
    ----------         ----------            --------                 --------
     1,059,383            315,552              75,316                   77,330
    ----------         ----------            --------                 --------
     2,037,430           (212,826)            (44,971)                  (3,495)
    ----------         ----------            --------                 --------
            --                 --             226,771                  139,929
            --            121,447              55,962                   46,407
    ----------         ----------            --------                 --------
            --            121,447             282,733                  186,336
    ----------         ----------            --------                 --------
            --          1,236,016             282,843                  207,944
    ----------         ----------            --------                 --------
    $2,037,430         $1,144,637            $520,605                 $390,785
    ==========         ==========            ========                 ========

   LMPVPIV Multiple         LMPVPIV Multiple
Discipline Subaccount-   Discipline Subaccount-
    Global All Cap          Large Cap Growth
   Growth and Value             and Value
----------------------   ----------------------

       $ 35,715                 $ 13,753
       --------                 --------
         46,565                   27,737
          4,577                    2,655
       --------                 --------
         51,142                   30,392
       --------                 --------
        (15,427)                 (16,639)
       --------                 --------
         78,808                   45,105
         70,348                   22,497
       --------                 --------
        149,156                   67,602
       --------                 --------
        234,774                  120,228
       --------                 --------
       $368,503                 $171,191
       ========                 ========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
                   STATEMENT OF OPERATIONS  --  (Continued)
                     For the year ended December 31, 2006


                                      MIST BlackRock        MIST Lord Abbett       MIST Lord Abbett       MIST Oppenheimer
                                      Large-Cap Core         Bond Debenture       Growth and Income     Capital Appreciation
                                   Subaccount (Class A)   Subaccount (Class A)   Subaccount (Class B)   Subaccount (Class B)
                                   --------------------   --------------------   --------------------   --------------------

Investment Income:
 Dividends .....................        $       --             $       --              $     --               $     --
                                        ----------             ----------              --------               --------
Expenses:
 Insurance charges .............           493,965                260,705                84,758                 67,927
 Administrative fees ...........            58,492                 25,733                 8,362                  6,748
                                        ----------             ----------              --------               --------
   Total expenses...............           552,457                286,438                93,120                 74,675
                                        ----------             ----------              --------               --------
    Net investment income
     (loss) ....................          (552,457)              (286,438)              (93,120)               (74,675)
                                        ----------             ----------              --------               --------
Realized Gain (Loss) and
 Unrealized Gain (Loss) on
 Investments:
   Realized gain distribution...                --                     --                    --                     --
   Realized gain (loss) on sale
    of investments .............           (79,263)                41,378                10,508                 (8,121)
                                        ----------             ----------              --------               --------
    Realized gain (loss) .......           (79,263)                41,378                10,508                 (8,121)
                                        ----------             ----------              --------               --------
   Change in unrealized gain
    (loss) on investments ......         3,843,311              1,431,073               677,684                187,092
                                        ----------             ----------              --------               --------
 Net increase (decrease) in net
   assets resulting from
   operations...................        $3,211,591             $1,186,013              $595,072               $104,296
                                        ==========             ==========              ========               ========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
                   STATEMENT OF OPERATIONS  --  (Continued)
                     For the year ended December 31, 2006

                                                                                                                MSF Western Asset
    MIST Pioneer           MSF BlackRock      MSF BlackRock Bond    MSF MFS(R) Total     MSF T. Rowe Price       Management U.S.
  Strategic Income       Aggressive Growth     Income Subaccount   Return Subaccount     Large Cap Growth          Government
Subaccount (Class A)   Subaccount (Class D)        (Class E)           (Class F)       Subaccount (Class B)   Subaccount (Class A)
--------------------   --------------------   ------------------   -----------------   --------------------   --------------------

     $2,123,213             $        --           $       --          $        --            $     --               $     --
     ----------             -----------           ----------          -----------            --------               --------
        451,162                 506,254              438,892            1,848,390              41,280                 78,875
         45,194                  59,484               43,225              200,448               4,075                  8,888
     ----------             -----------           ----------          -----------            --------               --------
        496,356                 565,738              482,117            2,048,838              45,355                 87,763
     ----------             -----------           ----------          -----------            --------               --------
      1,626,857                (565,738)            (482,117)          (2,048,838)            (45,355)               (87,763)
     ----------             -----------           ----------          -----------            --------               --------
             --                      --                   --                   --                  --                     --
         50,090                (602,257)              77,058              299,644                (414)                54,014
     ----------             -----------           ----------          -----------            --------               --------
         50,090                (602,257)              77,058              299,644                (414)                54,014
     ----------             -----------           ----------          -----------            --------               --------
       (119,753)               (752,253)           1,960,953           14,932,019             315,602                337,290
     ----------             -----------           ----------          -----------            --------               --------
     $1,557,194             $(1,920,248)          $1,555,894          $13,182,825            $269,833               $303,541
     ==========             ===========           ==========          ===========            ========               ========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
                   STATEMENT OF OPERATIONS  --  (Continued)
                     For the year ended December 31, 2006

                                  Oppenheimer Capital
                                     Appreciation         Oppenheimer Main                                Pioneer Mid Cap
                                     Subaccount/VA      Street/VA Subaccount     Pioneer Fund VCT            Value VCT
                                   (Service Shares)       (Service Shares)     Subaccount (Class II)   Subaccount (Class II)
                                  -------------------   --------------------   ---------------------   ---------------------

Investment Income:
 Dividends ....................       $    12,116           $    82,740              $ 37,208               $        --
                                      -----------           -----------              --------               -----------
Expenses:
 Insurance charges ............            32,552                41,836                50,418                   366,877
 Administrative fees ..........             3,211                 4,125                 4,950                    36,901
                                      -----------           -----------              --------               -----------
   Total expenses..............            35,763                45,961                55,368                   403,778
                                      -----------           -----------              --------               -----------
    Net investment income
     (loss) ...................           (23,647)               36,779               (18,160)                 (403,778)
                                      -----------           -----------              --------               -----------
Realized Gain (Loss) and
 Unrealized Gain (Loss) on
 Investments:
   Realized gain distribution..                --                    --                    --                 6,458,894
   Realized gain (loss) on sale
    of investments ............         1,416,485             2,007,564                83,938                   (75,963)
                                      -----------           -----------              --------               -----------
    Realized gain (loss) ......         1,416,485             2,007,564                83,938                 6,382,931
                                      -----------           -----------              --------               -----------
   Change in unrealized gain
    (loss) on investments .....        (1,103,817)           (1,581,351)              385,895                (3,520,087)
                                      -----------           -----------              --------               -----------
 Net increase (decrease) in
   net assets resulting from
   operations..................       $   289,021           $   462,992              $451,673               $ 2,459,066
                                      ===========           ===========              ========               ===========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
                   STATEMENT OF OPERATIONS  --  (Continued)
                     For the year ended December 31, 2006


      Putnam VT         Putnam VT Small Cap                                               Travelers Mercury   Travelers MFS(R) Mid
 International Equity     Value Subaccount    Travelers Convertible   Travelers Managed     Large Cap Core         Cap Growth
Subaccount (Class IB)        (Class IB)       Securities Subaccount   Income Subaccount       Subaccount           Subaccount
---------------------   -------------------   ---------------------   -----------------   -----------------   --------------------

      $   32,950             $   64,138             $  214,512           $   929,370         $   132,699          $         --
      ----------             ----------             ----------           -----------         -----------          ------------
          97,155                317,369                122,956               222,012             257,013               280,871
          10,056                 31,850                 12,102                21,863              30,447                33,034
      ----------             ----------             ----------           -----------         -----------          ------------
         107,211                349,219                135,058               243,875             287,460               313,905
      ----------             ----------             ----------           -----------         -----------          ------------
         (74,261)              (285,081)                79,454               685,495            (154,761)             (313,905)
      ----------             ----------             ----------           -----------         -----------          ------------
              --              1,963,925                336,016                    --           1,937,697             3,632,001
         154,595                197,792              1,730,644            (3,474,264)         (4,852,905)          (47,643,863)
      ----------             ----------             ----------           -----------         -----------          ------------
         154,595              2,161,717              2,066,660            (3,474,264)         (2,915,208)          (44,011,862)
      ----------             ----------             ----------           -----------         -----------          ------------
       1,417,596              1,019,412               (572,661)            2,353,369           6,877,929            48,219,423
      ----------             ----------             ----------           -----------         -----------          ------------
      $1,497,930             $2,896,048             $1,573,453           $  (435,400)        $ 3,807,960          $  3,893,656
      ==========             ==========             ==========           ===========         ===========          ============

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
                   STATEMENT OF OPERATIONS  --  (Continued)
                     For the year ended December 31, 2006

                                                               Travelers Pioneer      Travelers U.S.        UIF Equity and
                                      Travelers MFS(R) Total   Strategic Income    Government Securities   Income Subaccount
                                        Return Subaccount         Subaccount            Subaccount            (Class II)
                                      ----------------------   -----------------   ---------------------   -----------------
Investment Income:

 Dividends ........................        $ 2,676,353             $      --             $ 454,632            $ 1,790,046
                                           -----------             ---------             ---------            -----------
Expenses:
 Insurance charges ................            904,848               189,045                31,555              2,334,226
 Administrative fees ..............             98,380                18,858                 3,190                232,427
                                           -----------             ---------             ---------            -----------
   Total expenses..................          1,003,228               207,903                34,745              2,566,653
                                           -----------             ---------             ---------            -----------
    Net investment income (loss) ..          1,673,125              (207,903)              419,887               (776,607)
                                           -----------             ---------             ---------            -----------
Realized Gain (Loss) and
 Unrealized Gain (Loss) on
 Investments:
   Realized gain distribution......          2,904,953                    --               110,619              3,405,694
   Realized gain (loss) on sale of
    investments ...................          3,005,906              (124,860)             (763,822)               928,099
                                           -----------             ---------             ---------            -----------
    Realized gain (loss) ..........          5,910,859              (124,860)             (653,203)             4,333,793
                                           -----------             ---------             ---------            -----------
   Change in unrealized gain (loss)
    on investments ................         (1,041,286)              698,829               (23,764)            12,518,580
                                           -----------             ---------             ---------            -----------
 Net increase (decrease) in net
   assets resulting from operations        $ 6,542,698             $ 366,066             $(257,080)           $16,075,766
                                           ===========             =========             =========            ===========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
                   STATEMENT OF OPERATIONS  --  (Continued)
                     For the year ended December 31, 2006

    UIF U.S. Real         Van Kampen LIT         Van Kampen LIT          Van Kampen LIT      VIP Equity - Income       VIP Growth
  Securities Estate    Comstock Subaccount     Growth and Income        Strategic Growth          Subaccount           Subaccount
Subaccount (Class I)        (Class II)       Subaccount (Class II)   Subaccount (Class II)    (Service Class 2)    (Service Class 2)
--------------------   -------------------   ---------------------   ---------------------   -------------------   -----------------

     $  221,750            $ 2,688,916            $ 1,400,731             $        --             $  315,354           $   5,642
     ----------            -----------            -----------             -----------             ----------           ---------
        292,977              2,980,644              2,018,540                 874,893                159,849              18,307
         30,067                316,035                215,759                  96,535                 15,879               1,789
     ----------            -----------            -----------             -----------             ----------           ---------
        323,044              3,296,679              2,234,299                 971,428                175,728              20,096
     ----------            -----------            -----------             -----------             ----------           ---------
       (101,294)              (607,763)              (833,568)               (971,428)               139,626             (14,454)
     ----------            -----------            -----------             -----------             ----------           ---------
      1,331,314             12,501,676              9,304,032                      --              1,324,259                  --
         78,083              2,696,138              2,783,059              (2,683,813)               126,718             596,232
     ----------            -----------            -----------             -----------             ----------           ---------
      1,409,397             15,197,814             12,087,091              (2,683,813)             1,450,977             596,232
     ----------            -----------            -----------             -----------             ----------           ---------
      4,829,149             13,642,293              7,956,216               4,238,328                205,842            (436,547)
     ----------            -----------            -----------             -----------             ----------           ---------
     $6,137,252            $28,232,344            $19,209,739             $   583,087             $1,796,445           $ 145,231
     ==========            ===========            ===========             ===========             ==========           =========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
                   STATEMENT OF OPERATIONS  --  (Concluded)
                     For the year ended December 31, 2006

                                                                                                              VIP Mid Cap
                                                                                                              Subaccount
                                                                                                           (Service Class 2)
                                                                                                           -----------------

Investment Income:
 Dividends .............................................................................................      $   50,135
                                                                                                              ----------
Expenses:
 Insurance charges .....................................................................................         489,809
 Administrative fees ...................................................................................          49,512
                                                                                                              ----------
   Total expenses.......................................................................................         539,321
                                                                                                              ----------
    Net investment income (loss) .......................................................................        (489,186)
                                                                                                              ----------
Realized Gain (Loss) and
 Unrealized Gain (Loss) on
 Investments:
   Realized gain distribution...........................................................................       3,342,824
   Realized gain (loss) on sale of investments..........................................................         317,240
                                                                                                              ----------
    Realized gain (loss) ...............................................................................       3,660,064
                                                                                                              ----------
   Change in unrealized gain (loss) on investments......................................................        (240,023)
                                                                                                              ----------
 Net increase (decrease) in net assets resulting from operations .......................................      $2,930,855
                                                                                                              ==========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
                     STATEMENTS OF CHANGES IN NET ASSETS
                For the years ended December 31, 2006 and 2005

                                                         AIM V.I. Capital
                                                           Appreciation           AIM V.I. Core         AIM V.I. Premier
                                                            Subaccount          Equity Subaccount      Equity Subaccount
                                                            (Series II)            (Series II)            (Series II)
                                                      -----------------------   -----------------   ------------------------
                                                         2006         2005         2006      2005      2006          2005
                                                         ----         ----         ----      ----      ----          ----

Operations:
 Net investment income (loss) .....................   $  (26,535)  $  (21,975)  $   (9,753)  $ --   $     2,729   $  (13,029)
 Realized gain (loss) .............................       55,038       27,108        6,840     --       251,635       10,927
 Change in unrealized gain (loss) on investments ..       32,520       83,719      150,590     --      (182,399)      53,293
                                                      ----------   ----------   ----------   ----   -----------   ----------
   Net increase (decrease) in net assets resulting
    from operations ...............................       61,023       88,852      147,677     --        71,965       51,191
                                                      ----------   ----------   ----------   ----   -----------   ----------
Unit Transactions:
 Participant purchase payments ....................      105,644      152,212       79,101     --        19,311      203,301
 Participant transfers from other funding options .      378,022      108,127    2,038,627     --        29,296       84,398
 Administrative charges ...........................         (888)        (791)        (686)    --            (7)        (596)
 Contract surrenders ..............................     (218,913)    (117,295)     (48,072)    --       (24,332)     (56,315)
 Participant transfers to other funding options ...     (148,894)     (62,642)    (178,698)    --    (1,551,132)     (36,056)
 Other receipts/(payments) ........................          (64)          --      (12,729)    --            --       (5,328)
                                                      ----------   ----------   ----------   ----   -----------   ----------
   Net increase (decrease) in net assets resulting
    from unit transactions ........................      114,907       79,611    1,877,543     --    (1,526,864)     189,404
                                                      ----------   ----------   ----------   ----   -----------   ----------
   Net increase (decrease) in net assets...........      175,930      168,463    2,025,220     --    (1,454,899)     240,595
Net Assets:
   Beginning of year...............................    1,455,596    1,287,133           --     --     1,454,899    1,214,304
                                                      ----------   ----------   ----------   ----   -----------   ----------
   End of year.....................................   $1,631,526   $1,455,596   $2,025,220   $ --   $        --   $1,454,899
                                                      ==========   ==========   ==========   ====   ===========   ==========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
             STATEMENTS OF CHANGES IN NET ASSETS  --  (Continued)
                For the years ended December 31, 2006 and 2005

                                                   AllianceBernstein         AllianceBernstein           American Funds
                                                   Global Technology         Large-Cap Growth            Global Growth
                                                      Subaccount                Subaccount                 Subaccount
                                                       (Class B)                 (Class B)                 (Class 2)
                                                -----------------------   -----------------------   ------------------------
                                                   2006         2005         2006         2005         2006          2005
                                                   ----         ----         ----         ----         ----          ----

Operations:
 Net investment income (loss) ...............   $  (25,778)  $  (25,395)  $  (30,125)  $  (20,271)  $  (105,488)  $  (61,058)
 Realized gain (loss) .......................       71,040       23,611       63,834       47,831       138,442       22,591
 Change in unrealized gain (loss) on
   investments...............................       61,141       37,360      (75,094)     136,811     2,201,755      891,421
                                                ----------   ----------   ----------   ----------   -----------   ----------
   Net increase (decrease) in net assets
    resulting from operations ...............      106,403       35,576      (41,385)     164,371     2,234,709      852,954
                                                ----------   ----------   ----------   ----------   -----------   ----------
Unit Transactions:
 Participant purchase payments ..............      113,608      124,959      175,367       69,512     2,440,476    3,564,351
 Participant transfers from other funding
   options...................................      111,188      177,702      856,978      600,553     5,679,345    1,031,860
 Administrative charges .....................         (610)        (686)        (869)        (595)       (3,378)      (1,562)
 Contract surrenders ........................     (109,174)    (182,359)    (172,154)    (208,393)     (963,145)    (332,093)
 Participant transfers to other funding
   options...................................     (272,779)     (54,928)    (484,570)     (93,771)   (1,245,013)    (351,629)
 Other receipts/(payments) ..................       (1,456)          --          256       (2,502)     (129,951)          15
                                                ----------   ----------   ----------   ----------   -----------   ----------
   Net increase (decrease) in net assets
    resulting from unit transactions ........     (159,223)      64,688      375,008      364,804     5,778,334    3,910,942
                                                ----------   ----------   ----------   ----------   -----------   ----------
   Net increase (decrease) in net assets.....      (52,820)     100,264      333,623      529,175     8,013,043    4,763,896
Net Assets:
   Beginning of year.........................    1,563,652    1,463,388    1,676,176    1,147,001     8,577,493    3,813,597
                                                ----------   ----------   ----------   ----------   -----------   ----------
   End of year...............................   $1,510,832   $1,563,652   $2,009,799   $1,676,176   $16,590,536   $8,577,493
                                                ==========   ==========   ==========   ==========   ===========   ==========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
             STATEMENTS OF CHANGES IN NET ASSETS  --  (Continued)
                For the years ended December 31, 2006 and 2005

                                   American Funds                  FTVIPT                      FTVIPT
      American Funds               Growth-Income               Mutual Shares              Templeton Growth
     Growth Subaccount               Subaccount            Securities Subaccount       Securities Subaccount
         (Class 2)                   (Class 2)                   (Class 2)                   (Class 2)
--------------------------   -------------------------   -------------------------   -------------------------
    2006           2005          2006          2005          2006          2005          2006          2005
    ----           ----          ----          ----          ----          ----          ----          ----

$   (330,341)  $  (163,690)  $   (19,589)  $    (6,945)  $  (195,536)  $  (267,711)  $   (94,792)  $  (100,721)
     527,002        20,025       934,586       104,739     2,273,498       130,186     1,363,791        76,850
   2,911,358     3,280,657     2,937,430       885,917     6,954,419     3,343,478     4,338,464     1,365,864
------------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
   3,108,019     3,136,992     3,852,427       983,711     9,032,381     3,205,953     5,607,463     1,341,993
------------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
   7,534,312    13,092,593     4,455,237    11,097,349     6,635,559    15,511,019     4,252,850     7,187,120
   7,791,181     4,326,446     3,418,626     2,469,185    12,261,789     9,978,867     7,993,697     4,012,544
      (9,204)       (4,509)       (6,036)       (3,432)      (14,305)       (7,489)       (9,687)       (5,408)
  (2,154,820)   (1,033,021)   (2,079,864)   (1,117,615)   (3,624,915)   (1,967,586)   (1,988,436)     (835,252)
  (2,839,381)   (1,105,101)   (1,376,801)     (686,832)   (3,162,553)   (1,470,945)   (2,185,030)     (803,946)
    (296,343)      (27,560)      (55,039)       (5,803)      (45,325)      (76,959)     (282,484)      (14,371)
------------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
  10,025,745    15,248,848     4,356,123    11,752,852    12,050,250    21,966,907     7,780,910     9,540,687
------------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
  13,133,764    18,385,840     8,208,550    12,736,563    21,082,631    25,172,860    13,388,373    10,882,680
  30,657,190    12,271,350    25,769,700    13,033,137    46,714,670    21,541,810    23,090,558    12,207,878
------------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
$ 43,790,954   $30,657,190   $33,978,250   $25,769,700   $67,797,301   $46,714,670   $36,478,931   $23,090,558
============   ===========   ===========   ===========   ===========   ===========   ===========   ===========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
             STATEMENTS OF CHANGES IN NET ASSETS  --  (Continued)
                For the years ended December 31, 2006 and 2005


                                                 LMPIS Dividend              LMPIS Government
                                              Strategy Subaccount          Subaccount (Class A)
                                           -------------------------   ---------------------------
                                               2006          2005          2006           2005
                                               ----          ----          ----           ----

Operations:
 Net investment income (loss) ..........   $   254,933   $   193,109   $  2,258,867   $  2,986,506
 Realized gain (loss) ..................    (1,131,734)   (1,465,774)      (727,155)      (168,156)
 Change in unrealized gain (loss) on
   investments..........................     7,773,864       355,981        648,268     (2,942,310)
                                           -----------   -----------   ------------   ------------
   Net increase (decrease) in net assets
    resulting from operations ..........     6,897,063      (916,684)     2,179,980       (123,960)
                                           -----------   -----------   ------------   ------------
Unit Transactions:
 Participant purchase payments. ........       779,877     2,963,974      3,046,759     10,342,014
 Participant transfers from other
   funding options......................     1,419,923     1,746,309      7,434,928      7,810,247
 Administrative charges ................       (36,003)      (40,365)       (41,449)       (48,793)
 Contract surrenders ...................    (5,324,062)   (4,999,691)   (11,084,468)   (11,249,832)
 Participant transfers to other funding
   options..............................    (4,787,137)   (4,618,050)    (9,255,979)   (10,273,887)
 Other receipts/(payments) .............      (293,527)     (251,473)      (599,430)      (623,548)
                                           -----------   -----------   ------------   ------------
   Net increase (decrease) in net assets
    resulting from unit transactions ...    (8,240,929)   (5,199,296)   (10,499,639)    (4,043,799)
                                           -----------   -----------   ------------   ------------
   Net increase (decrease) in net
    assets..............................    (1,343,866)   (6,115,980)    (8,319,659)    (4,167,759)
Net Assets:
   Beginning of year....................    47,470,904    53,586,884    103,746,303    107,914,062
                                           -----------   -----------   ------------   ------------
   End of year..........................   $46,127,038   $47,470,904   $ 95,426,644   $103,746,303
                                           ===========   ===========   ============   ============

                                                LMPIS Growth and
                                               Income Subaccount
                                           -------------------------
                                               2006          2005
                                               ----          ----

Operations:
 Net investment income (loss) ..........   $  (438,283)  $  (435,402)
 Realized gain (loss) ..................     1,115,415       373,586
 Change in unrealized gain (loss) on
   investments..........................     4,777,425     1,225,128
                                           -----------   -----------
   Net increase (decrease) in net assets
    resulting from operations ..........     5,454,557     1,163,312
                                           -----------   -----------
Unit Transactions:
 Participant purchase payments. ........     1,043,039     3,419,720
 Participant transfers from other
   funding options......................     1,360,047     1,724,276
 Administrative charges ................       (27,783)      (30,013)
 Contract surrenders ...................    (6,744,985)   (5,985,306)
 Participant transfers to other funding
   options..............................    (2,405,860)   (3,181,675)
 Other receipts/(payments) .............      (427,924)     (279,377)
                                           -----------   -----------
   Net increase (decrease) in net assets
    resulting from unit transactions ...    (7,203,466)   (4,332,375)
                                           -----------   -----------
   Net increase (decrease) in net
    assets..............................    (1,748,909)   (3,169,063)
Net Assets:
   Beginning of year....................    55,295,822    58,464,885
                                           -----------   -----------
   End of year..........................   $53,546,913   $55,295,822
                                           ===========   ===========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
             STATEMENTS OF CHANGES IN NET ASSETS  --  (Continued)
                For the years ended December 31, 2006 and 2005

           LMPIS
    Premier Selections
      All Cap Growth                    LMPLS                         LMPLS                      LMPLS High
        Subaccount               Balanced Subaccount            Growth Subaccount             Growth Subaccount
--------------------------   ---------------------------   ---------------------------   --------------------------
    2006           2005          2006           2005           2006           2005           2006           2005
    ----           ----          ----           ----           ----           ----           ----           ----

$   (266,205)  $  (267,705)  $  1,933,767   $  1,300,243   $    352,736   $     26,197   $   (256,746)  $  (635,516)
     521,589      (359,181)     1,259,208        500,707       (986,043)    (2,006,625)       140,801      (834,724)
     761,222     1,523,854      6,603,532       (266,673)     6,675,759      4,803,980      4,480,282     4,147,273
------------   -----------   ------------   ------------   ------------   ------------   ------------   -----------
   1,016,606       896,968      9,796,507      1,534,277      6,042,452      2,823,552      4,364,337     2,677,033
------------   -----------   ------------   ------------   ------------   ------------   ------------   -----------
     160,386       481,991      1,671,243      6,385,193        979,796      1,328,435        451,678     1,035,321
     307,486       260,749      2,237,920      3,806,697        441,186        821,661        379,743       468,376
     (16,079)      (19,061)       (89,439)      (102,776)       (81,282)       (93,239)       (62,723)      (71,922)
  (2,096,015)   (2,171,290)   (18,715,764)   (19,667,517)   (10,926,934)   (10,420,289)    (8,142,984)   (7,191,947)
  (1,700,884)   (1,515,330)    (8,031,524)    (6,911,409)    (3,955,106)    (5,038,374)    (3,991,685)   (3,282,901)
    (318,986)      (93,093)    (2,963,822)    (2,468,533)      (850,523)      (544,723)      (205,921)     (411,951)
------------   -----------   ------------   ------------   ------------   ------------   ------------   -----------
  (3,664,092)   (3,056,034)   (25,891,386)   (18,958,345)   (14,392,863)   (13,946,529)   (11,571,892)   (9,455,024)
------------   -----------   ------------   ------------   ------------   ------------   ------------   -----------
  (2,647,486)   (2,159,066)   (16,094,879)   (17,424,068)    (8,350,411)   (11,122,977)    (7,207,555)   (6,777,991)
  19,965,902    22,124,968    168,435,177    185,859,245     93,060,015    104,182,992     63,619,926    70,397,917
------------   -----------   ------------   ------------   ------------   ------------   ------------   -----------
$ 17,318,416   $19,965,902   $152,340,298   $168,435,177   $ 84,709,604   $ 93,060,015   $ 56,412,371   $63,619,926
============   ===========   ============   ============   ============   ============   ============   ===========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
             STATEMENTS OF CHANGES IN NET ASSETS  --  (Continued)
                For the years ended December 31, 2006 and 2005

                                                     LMPVPV
                                                Small Cap Growth                 LMPVPII
                                            Opportunities Subaccount     Appreciation Subaccount
                                           -------------------------   ---------------------------
                                               2006          2005          2006           2005
                                               ----          ----          ----           ----

Operations:
 Net investment income (loss) ..........   $  (274,152)  $  (257,160)  $ (2,042,708)  $ (3,021,307)
 Realized gain (loss) ..................     1,644,769     2,124,203     21,351,148      2,448,594
 Change in unrealized gain (loss) on
   investments..........................       433,440    (1,347,960)    36,172,722     12,667,994
                                           -----------   -----------   ------------   ------------
   Net increase (decrease) in net assets
    resulting from operations ..........     1,804,057       519,083     55,481,162     12,095,281
                                           -----------   -----------   ------------   ------------
Unit Transactions:
 Participant purchase payments .........       866,019       842,457     12,169,048     37,366,865
 Participant transfers from other
   funding options......................     2,183,104     1,718,824     10,737,489     14,775,055
 Administrative charges. ...............       (10,010)      (11,217)      (293,215)      (316,767)
 Contract surrenders ...................    (1,849,109)   (1,710,451)   (49,227,890)   (47,202,418)
 Participant transfers to other funding
   options..............................    (2,267,398)   (2,145,654)   (19,976,209)   (18,782,884)
 Other receipts/(payments) .............       (96,991)      (62,652)    (3,363,015)    (2,609,439)
                                           -----------   -----------   ------------   ------------
   Net increase (decrease) in net assets
    resulting from unit transactions ...    (1,174,385)   (1,368,693)   (49,953,792)   (16,769,588)
                                           -----------   -----------   ------------   ------------
   Net increase (decrease) in net assets       629,672      (849,610)     5,527,370     (4,674,307)
Net Assets:
   Beginning of year....................    17,241,354    18,090,964    455,083,105    459,757,412
                                           -----------   -----------   ------------   ------------
   End of year..........................   $17,871,026   $17,241,354   $460,610,475   $455,083,105
                                           ===========   ===========   ============   ============

                                                    LMPVPII
                                                  Capital and
                                               Income Subaccount
                                           -------------------------
                                               2006          2005
                                               ----          ----

Operations:
 Net investment income (loss) ..........   $    86,317   $   130,473
 Realized gain (loss) ..................       338,441       224,336
 Change in unrealized gain (loss) on
   investments..........................     2,286,421       135,050
                                           -----------   -----------
   Net increase (decrease) in net assets
    resulting from operations ..........     2,711,179       489,859
                                           -----------   -----------
Unit Transactions:
 Participant purchase payments .........     8,193,479    16,631,472
 Participant transfers from other
   funding options......................     5,890,614     5,656,936
 Administrative charges. ...............        (5,500)         (468)
 Contract surrenders ...................    (1,568,566)     (215,836)
 Participant transfers to other funding
   options..............................    (2,214,210)     (689,530)
 Other receipts/(payments) .............      (481,246)           --
                                           -----------   -----------
   Net increase (decrease) in net assets
    resulting from unit transactions ...     9,814,571    21,382,574
                                           -----------   -----------
   Net increase (decrease) in net assets    12,525,750    21,872,433
Net Assets:
   Beginning of year....................    21,872,433            --
                                           -----------   -----------
   End of year..........................   $34,398,183   $21,872,433
                                           ===========   ===========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
             STATEMENTS OF CHANGES IN NET ASSETS  --  (Continued)
                For the years ended December 31, 2006 and 2005

                                       LMPVPIII                     LMPVPIII
     LMPVPII Fundamental            Adjustable Rate            Aggressive Growth               LMPVPIII High
      Value Subaccount             Income Subaccount               Subaccount                Income Subaccount
----------------------------   ------------------------   ---------------------------   --------------------------
     2006           2005           2006         2005          2006           2005           2006           2005
     ----           ----           ----         ----          ----           ----           ----           ----

$      (8,556)  $ (1,967,817)  $    80,522   $   55,333   $ (6,453,149)  $ (5,883,278)  $  5,587,440   $ 5,958,411
   18,674,415     20,612,107         5,016        1,892      7,107,875      1,397,467     (1,262,595)     (764,598)
   28,346,410     (8,432,563)       (9,066)     (42,567)    27,189,244     41,767,609      3,778,828    (4,265,579)
-------------   ------------   -----------   ----------   ------------   ------------   ------------   -----------
   47,012,269     10,211,727        76,472       14,658     27,843,970     37,281,798      8,103,673       928,234
-------------   ------------   -----------   ----------   ------------   ------------   ------------   -----------
   11,490,189     37,039,910       699,491    1,918,940     17,522,919     43,632,330      4,255,817    16,535,078
   10,979,352     14,838,287       670,165      503,640     17,065,642     14,805,575      5,404,516     6,571,392
     (157,570)      (157,696)         (520)        (332)      (259,136)      (267,277)       (38,114)      (40,365)
  (29,110,713)   (26,394,702)     (255,292)    (328,511)   (37,161,953)   (34,219,675)   (10,239,390)   (9,001,225)
  (18,685,981)   (13,923,046)   (1,130,052)    (424,037)   (22,851,159)   (22,555,508)    (6,561,143)   (8,866,941)
   (1,408,413)    (1,595,171)      (31,332)          --     (1,761,412)    (1,409,151)      (808,842)     (577,204)
-------------   ------------   -----------   ----------   ------------   ------------   ------------   -----------
  (26,893,136)     9,807,582       (47,540)   1,669,700    (27,445,099)       (13,706)    (7,987,156)    4,620,735
-------------   ------------   -----------   ----------   ------------   ------------   ------------   -----------
   20,119,133     20,019,309        28,932    1,684,358        398,871     37,268,092        116,517     5,548,969
  329,696,948    309,677,639     2,936,868    1,252,510    409,286,151    372,018,059     92,326,669    86,777,700
-------------   ------------   -----------   ----------   ------------   ------------   ------------   -----------
$ 349,816,081   $329,696,948   $ 2,965,800   $2,936,868   $409,685,022   $409,286,151   $ 92,443,186   $92,326,669
=============   ============   ===========   ==========   ============   ============   ============   ===========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
             STATEMENTS OF CHANGES IN NET ASSETS  --  (Continued)
                For the years ended December 31, 2006 and 2005

                                                    LMPVPIII
                                                 International                  LMPVPIII
                                                 All Cap Growth             Large Cap Growth
                                                   Subaccount                  Subaccount
                                           -------------------------   -------------------------
                                               2006          2005          2006          2005
                                               ----          ----          ----          ----

Operations:
 Net investment income (loss) ..........   $   310,461   $   (44,869)  $  (413,994)  $  (439,749)
 Realized gain (loss) ..................       877,797    (1,375,186)      679,571       360,766
 Change in unrealized gain (loss) on
   investments..........................     9,682,639     5,942,446       437,572     1,119,475
                                           -----------   -----------   -----------   -----------
   Net increase (decrease) in net assets
    resulting from operations ..........    10,870,897     4,522,391       703,149     1,040,492
                                           -----------   -----------   -----------   -----------
Unit Transactions:
 Participant purchase payments .........       975,632     1,753,293       687,442     1,879,350
 Participant transfers from other
   funding options......................     2,474,823     1,732,367     1,847,775     2,197,188
 Administrative charges ................       (46,894)      (48,375)      (13,656)      (15,639)
 Contract surrenders ...................    (5,434,846)   (4,430,985)   (3,134,291)   (2,895,076)
 Participant transfers to other funding
   options..............................    (3,722,072)   (3,238,658)   (2,925,819)   (2,539,853)
 Other receipts/(payments) .............      (567,632)     (286,052)     (335,775)     (156,648)
                                           -----------   -----------   -----------   -----------
   Net increase (decrease) in net assets
    resulting from unit transactions ...    (6,320,989)   (4,518,410)   (3,874,324)   (1,530,678)
                                           -----------   -----------   -----------   -----------
   Net increase (decrease) in net assets     4,549,908         3,981    (3,171,175)     (490,186)
Net Assets:
   Beginning of year....................    48,702,465    48,698,484    30,796,343    31,286,529
                                           -----------   -----------   -----------   -----------
   End of year..........................   $53,252,373   $48,702,465   $27,625,168   $30,796,343
                                           ===========   ===========   ===========   ===========

                                                     LMPVPIII
                                                 Large Cap Value
                                                    Subaccount
                                           ---------------------------
                                               2006           2005
                                               ----           ----

Operations:
 Net investment income (loss) ..........   $   (180,131)  $    104,613
 Realized gain (loss) ..................      2,022,507       (977,140)
 Change in unrealized gain (loss) on
   investments..........................     10,625,536      4,791,069
                                           ------------   ------------
   Net increase (decrease) in net assets
    resulting from operations ..........     12,467,912      3,918,542
                                           ------------   ------------
Unit Transactions:
 Participant purchase payments .........        840,870      1,673,073
 Participant transfers from other
   funding options......................      1,236,848        850,021
 Administrative charges ................        (68,911)       (77,018)
 Contract surrenders ...................     (9,957,682)    (9,765,945)
 Participant transfers to other funding
   options..............................     (4,562,991)    (3,705,894)
 Other receipts/(payments) .............       (497,662)      (748,010)
                                           ------------   ------------
   Net increase (decrease) in net assets
    resulting from unit transactions ...    (13,009,528)   (11,773,773)
                                           ------------   ------------
   Net increase (decrease) in net assets       (541,616)    (7,855,231)
Net Assets:
   Beginning of year....................     82,517,525     90,372,756
                                           ------------   ------------
   End of year..........................   $ 81,975,909   $ 82,517,525
                                           ============   ============

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
             STATEMENTS OF CHANGES IN NET ASSETS  --  (Continued)
                For the years ended December 31, 2006 and 2005

                                                                                               LMPVPIV
         LMPVPIII                      LMPVPIII                     LMPVPIII             Multiple Discipline
       Mid Cap Core                  Money Market               Social Awareness          Subaccount-All Cap
        Subaccount                    Subaccount                Stock Subaccount           Growth and Value
--------------------------   ---------------------------   -------------------------   -----------------------
    2006           2005          2006           2005           2006          2005         2006         2005
    ----           ----          ----           ----           ----          ----         ----         ----

$   (408,906)  $  (351,594)  $  2,037,430   $    950,502   $  (212,826)  $  (190,892)  $  (44,971)  $  (44,369)
   5,953,512     3,481,771             --             --       121,447       (49,395)     282,733       95,851
    (796,241)     (709,973)            --             --     1,236,016       828,582      282,843      104,101
------------   -----------   ------------   ------------   -----------   -----------   ----------   ----------
   4,748,365     2,420,204      2,037,430        950,502     1,144,637       588,295      520,605      155,583
------------   -----------   ------------   ------------   -----------   -----------   ----------   ----------
   1,098,587     3,067,758      8,451,830     24,426,168       222,535     1,010,418      137,534    1,312,364
   1,326,335     1,589,437     15,959,584     12,110,020       416,051       499,990      669,305      532,690
     (19,738)      (20,667)       (33,316)       (38,122)      (13,271)      (15,292)      (1,335)        (882)
  (3,286,489)   (2,904,179)   (10,505,685)   (13,350,708)   (2,120,159)   (2,246,748)    (175,636)    (106,922)
  (2,987,420)   (2,584,810)   (25,634,301)   (36,035,824)   (1,492,694)   (1,815,169)    (335,665)    (303,613)
    (370,431)      (98,904)    (1,723,422)    (1,140,174)     (299,168)     (162,201)        (624)          --
------------   -----------   ------------   ------------   -----------   -----------   ----------   ----------
  (4,239,156)     (951,365)   (13,485,310)   (14,028,640)   (3,286,706)   (2,729,002)     293,579    1,433,637
------------   -----------   ------------   ------------   -----------   -----------   ----------   ----------
     509,209     1,468,839    (11,447,880)   (13,078,138)   (2,142,069)   (2,140,707)     814,184    1,589,220
  38,891,068    37,422,229     73,811,373     86,889,511    22,303,734    24,444,441    4,172,551    2,583,331
------------   -----------   ------------   ------------   -----------   -----------   ----------   ----------
$ 39,400,277   $38,891,068   $ 62,363,493   $ 73,811,373   $20,161,665   $22,303,734   $4,986,735   $4,172,551
============   ===========   ============   ============   ===========   ===========   ==========   ==========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
             STATEMENTS OF CHANGES IN NET ASSETS  --  (Continued)
                For the years ended December 31, 2006 and 2005

                                                   LMPVPIV                   LMPVPIV                   LMPVPIV
                                             Multiple Discipline       Multiple Discipline       Multiple Discipline
                                             Subaccount-Balanced        Subaccount-Global          Subaccount-Large
                                                All Cap Growth            All Cap Growth              Cap Growth
                                                  and Value                 and Value                 and Value
                                           -----------------------   -----------------------   -----------------------
                                              2006         2005         2006         2005         2006         2005
                                              ----         ----         ----         ----         ----         ----

Operations:
 Net investment income (loss) ..........   $   (3,495)  $   (8,327)  $  (15,427)  $  (16,566)  $  (16,639)  $  (15,874)
 Realized gain (loss) ..................      186,336       52,026      149,156       36,543       67,602       32,573
 Change in unrealized gain (loss) on
   investments..........................      207,944       96,658      234,774      112,007      120,228       21,858
                                           ----------   ----------   ----------   ----------   ----------   ----------
   Net increase (decrease) in net assets
    resulting from operations ..........      390,785      140,357      368,503      131,984      171,191       38,557
                                           ----------   ----------   ----------   ----------   ----------   ----------
Unit Transactions:
 Participant purchase payments .........      280,970    1,897,984      312,895    1,105,111       54,416      349,685
 Participant transfers from other
   funding options......................      433,114      810,502      537,349      370,840      302,108      260,124
 Administrative charges ................         (980)        (433)        (770)        (360)        (407)        (247)
 Contract surrenders ...................     (266,797)     (99,586)    (190,061)     (77,229)    (217,538)     (66,651)
 Participant transfers to other funding
   options..............................     (514,297)    (422,263)    (413,852)    (196,527)    (161,940)    (178,919)
 Other receipts/(payments) .............       (7,352)          --     (114,149)          --           --           --
                                           ----------   ----------   ----------   ----------   ----------   ----------
   Net increase (decrease) in net assets
    resulting from unit transactions ...      (75,342)   2,186,204      131,412    1,201,835      (23,361)     363,992
                                           ----------   ----------   ----------   ----------   ----------   ----------
   Net increase (decrease) in net
    assets..............................      315,443    2,326,561      499,915    1,333,819      147,830      402,549
Net Assets:
   Beginning of year....................    4,537,722    2,211,161    2,628,052    1,294,233    1,686,897    1,284,348
                                           ----------   ----------   ----------   ----------   ----------   ----------
   End of year..........................   $4,853,165   $4,537,722   $3,127,967   $2,628,052   $1,834,727   $1,686,897
                                           ==========   ==========   ==========   ==========   ==========   ==========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
             STATEMENTS OF CHANGES IN NET ASSETS  --  (Continued)
                For the years ended December 31, 2006 and 2005

                                                                     MIST
       MIST                 MIST                 MIST            Oppenheimer
 BlackRock Large-     Lord Abbett Bond       Lord Abbett           Capital
        Cap               Debenture           Growth and         Appreciation
  Core Subaccount        Subaccount       Income Subaccount       Subaccount
     (Class A)            (Class A)           (Class B)           (Class B)
------------------   ------------------   -----------------   -----------------
    2006      2005       2006      2005      2006      2005      2006      2005
    ----      ----       ----      ----      ----      ----      ----      ----

$  (552,457)  $ --   $  (286,438)  $ --   $  (93,120)  $ --   $  (74,675)  $ --
    (79,263)    --        41,378     --       10,508     --       (8,121)    --
  3,843,311     --     1,431,073     --      677,684     --      187,092     --
-----------   ----   -----------   ----   ----------   ----   ----------   ----
  3,211,591     --     1,186,013     --      595,072     --      104,296     --
-----------   ----   -----------   ----   ----------   ----   ----------   ----
    277,579     --       196,758     --       46,489     --       74,735     --
 62,297,046     --    27,483,364     --    8,532,001     --    7,301,911     --
    (57,401)    --        (5,668)    --       (3,399)    --       (2,813)    --
 (4,514,242)    --    (1,738,610)    --     (418,858)    --     (326,868)    --
 (2,407,793)    --    (1,150,423)    --     (196,330)    --     (251,253)    --
   (392,108)    --      (135,652)    --       (3,539)    --       18,096     --
-----------   ----   -----------   ----   ----------   ----   ----------   ----
 55,203,081     --    24,649,769     --    7,956,364     --    6,813,808     --
-----------   ----   -----------   ----   ----------   ----   ----------   ----
 58,414,672     --    25,835,782     --    8,551,436     --    6,918,104     --
         --     --            --     --           --     --           --     --
-----------   ----   -----------   ----   ----------   ----   ----------   ----
$58,414,672   $ --   $25,835,782   $ --   $8,551,436   $ --   $6,918,104   $ --
===========   ====   ===========   ====   ==========   ====   ==========   ====

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
             STATEMENTS OF CHANGES IN NET ASSETS  --  (Continued)
                For the years ended December 31, 2006 and 2005

                                                                        MSF
                                                  MIST               BlackRock               MSF
                                            Pioneer Strategic       Aggressive         BlackRock Bond
                                            Income Subaccount    Growth Subaccount    Income Subaccount
                                                (Class A)            (Class D)            (Class E)
                                           ------------------   ------------------   ------------------
                                               2006      2005       2006      2005       2006      2005
                                               ----      ----       ----      ----       ----      ----

Operations:
 Net investment income (loss) ..........   $ 1,626,857   $ --   $  (565,738)  $ --   $  (482,117)  $ --
 Realized gain (loss) ..................        50,090     --      (602,257)    --        77,058     --
 Change in unrealized gain (loss) on
   investments..........................      (119,753)    --      (752,253)    --     1,960,953     --
                                           -----------   ----   -----------   ----   -----------   ----
   Net increase (decrease) in net assets
    resulting from operations ..........     1,557,194     --    (1,920,248)    --     1,555,894     --
                                           -----------   ----   -----------   ----   -----------   ----
Unit Transactions:
 Participant purchase payments .........     2,923,136     --       340,621     --       447,131     --
 Participant transfers from other
   funding options......................    48,066,493     --    68,229,137     --    45,712,962     --
 Administrative charges ................        (9,315)    --       (69,062)    --       (12,072)    --
 Contract surrenders ...................    (2,660,113)    --    (4,748,248)    --    (2,418,132)    --
 Participant transfers to other funding
   options..............................    (3,598,930)    --    (4,421,274)    --    (2,813,291)    --
 Other receipts/(payments) .............      (167,387)    --      (438,251)    --      (148,344)    --
                                           -----------   ----   -----------   ----   -----------   ----
   Net increase (decrease) in net assets
    resulting from unit transactions ...    44,553,884     --    58,892,923     --    40,768,254     --
                                           -----------   ----   -----------   ----   -----------   ----
   Net increase (decrease) in net assets    46,111,078     --    56,972,675     --    42,324,148     --
Net Assets:
   Beginning of year....................            --     --            --     --            --     --
                                           -----------   ----   -----------   ----   -----------   ----
   End of year..........................   $46,111,078   $ --   $56,972,675   $ --   $42,324,148   $ --
                                           ===========   ====   ===========   ====   ===========   ====

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
             STATEMENTS OF CHANGES IN NET ASSETS  --  (Continued)
                For the years ended December 31, 2006 and 2005

                          MSF T. Rowe          MSF Western
     MSF MFS(R)              Price          Asset Management           Oppenheimer
    Total Return        Large Cap Growth     U.S. Government      Capital Appreciation
     Subaccount            Subaccount          Subaccount             Subaccount/VA
      (Class F)            (Class B)            (Class A)           (Service Shares)
--------------------   -----------------   ------------------   ------------------------
     2006       2005      2006      2005       2006      2005       2006         2005
     ----       ----      ----      ----       ----      ----       ----         ----

$  (2,048,838)  $ --   $  (45,355)  $ --   $   (87,763)  $ --   $   (23,647)  $  (56,106)
      299,644     --         (414)    --        54,014     --     1,416,485      100,926
   14,932,019     --      315,602     --       337,290     --    (1,103,817)     155,689
-------------   ----   ----------   ----   -----------   ----   -----------   ----------
   13,182,825     --      269,833     --       303,541     --       289,021      200,509
-------------   ----   ----------   ----   -----------   ----   -----------   ----------
    1,650,877     --       57,300     --       858,536     --       122,587      675,871
  207,591,242     --    4,387,129     --    11,128,651     --       267,161      538,786
      (98,295)    --       (1,410)    --        (1,859)    --           (15)      (2,497)
  (13,273,176)    --     (353,520)    --      (502,578)    --      (249,984)    (423,858)
   (7,282,714)    --     (264,963)    --    (2,535,020)    --    (6,866,608)    (227,934)
   (1,130,509)    --           --     --       (18,762)    --        (4,128)         (21)
-------------   ----   ----------   ----   -----------   ----   -----------   ----------
  187,457,425     --    3,824,536     --     8,928,968     --    (6,730,987)     560,347
-------------   ----   ----------   ----   -----------   ----   -----------   ----------
  200,640,250     --    4,094,369     --     9,232,509     --    (6,441,966)     760,856
           --     --           --     --            --     --     6,441,966    5,681,110
-------------   ----   ----------   ----   -----------   ----   -----------   ----------
$ 200,640,250   $ --   $4,094,369   $ --   $ 9,232,509   $ --   $        --   $6,441,966
=============   ====   ==========   ====   ===========   ====   ===========   ==========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
             STATEMENTS OF CHANGES IN NET ASSETS  --  (Continued)
                For the years ended December 31, 2006 and 2005

                                                  Oppenheimer                                            Pioneer
                                                Main Street/VA              Pioneer Fund              Mid Cap Value
                                                  Subaccount               VCT Subaccount             VCT Subaccount
                                               (Service Shares)              (Class II)                 (Class II)
                                           ------------------------   -----------------------   -------------------------
                                               2006         2005         2006         2005          2006          2005
                                               ----         ----         ----         ----          ----          ----

Operations:
 Net investment income (loss) ..........   $    36,779   $  (40,707)  $  (18,160)  $  (16,822)  $  (403,778)  $  (222,185)
 Realized gain (loss) ..................     2,007,564      157,823       83,938       80,139     6,382,931       983,075
 Change in unrealized gain (loss) on
   investments..........................    (1,581,351)     211,606      385,895       69,502    (3,520,087)      157,457
                                           -----------   ----------   ----------   ----------   -----------   -----------
   Net increase (decrease) in net assets
    resulting from operations ..........       462,992      328,722      451,673      132,819     2,459,066       918,347
                                           -----------   ----------   ----------   ----------   -----------   -----------
Unit Transactions:
 Participant purchase payments .........       200,470      653,879      143,184      584,981     2,597,449     6,986,873
 Participant transfers from other
   funding options......................       211,968      573,851      674,504      265,442     4,385,877     5,951,975
 Administrative charges ................           (11)      (3,076)      (1,048)        (769)       (8,718)       (5,443)
 Contract surrenders ...................      (239,090)    (703,899)    (370,826)    (282,305)   (1,570,049)     (932,117)
 Participant transfers to other funding
   options..............................    (8,897,659)    (422,629)     (91,267)    (299,793)   (2,889,223)   (1,577,788)
 Other receipts/(payments) .............       (34,192)     (11,972)     (14,030)     (25,102)      (86,568)      (19,442)
                                           -----------   ----------   ----------   ----------   -----------   -----------
   Net increase (decrease) in net assets
    resulting from unit transactions ...    (8,758,514)      86,154      340,517      242,454     2,428,768    10,404,058
                                           -----------   ----------   ----------   ----------   -----------   -----------
   Net increase (decrease) in net assets    (8,295,522)     414,876      792,190      375,273     4,887,834    11,322,405
Net Assets:
   Beginning of year....................     8,295,522    7,880,646    3,022,759    2,647,486    21,847,702    10,525,297
                                           -----------   ----------   ----------   ----------   -----------   -----------
   End of year..........................   $        --   $8,295,522   $3,814,949   $3,022,759   $26,735,536   $21,847,702
                                           ===========   ==========   ==========   ==========   ===========   ===========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
             STATEMENTS OF CHANGES IN NET ASSETS  --  (Continued)
                For the years ended December 31, 2006 and 2005

        Putnam VT                  Putnam VT                    Travelers
  International Equity          Small Cap Value                Convertible
       Subaccount                  Subaccount                  Securities
       (Class IB)                  (Class IB)                  Subaccount
------------------------   -------------------------   --------------------------
    2006         2005          2006          2005          2006           2005
    ----         ----          ----          ----          ----           ----

$   (74,261)  $  (11,281)  $  (285,081)  $  (193,246)  $     79,454   $   227,468
    154,595       51,494     2,161,717       846,541      2,066,660       561,788
  1,417,596      328,370     1,019,412        90,295       (572,661)   (1,087,798)
-----------   ----------   -----------   -----------   ------------   -----------
  1,497,930      368,583     2,896,048       743,590      1,573,453      (298,542)
-----------   ----------   -----------   -----------   ------------   -----------
    418,059      535,850     2,611,569     3,879,305        499,479     2,813,457
  4,763,409    1,123,977     5,089,733     4,487,144        951,082     2,180,973
     (2,713)      (1,246)       (8,058)       (4,751)           (49)       (5,307)
   (556,484)    (212,562)   (1,702,484)     (786,071)      (848,073)   (2,204,459)
 (1,097,158)    (258,704)   (1,841,688)   (1,776,903)   (26,282,312)   (2,228,762)
    (13,564)      (4,076)      (70,431)      (39,167)       (43,231)      (27,161)
-----------   ----------   -----------   -----------   ------------   -----------
  3,511,549    1,183,239     4,078,641     5,759,557    (25,723,104)      528,741
-----------   ----------   -----------   -----------   ------------   -----------
  5,009,479    1,551,822     6,974,689     6,503,147    (24,149,651)      230,199
  4,317,124    2,765,302    16,670,286    10,167,139     24,149,651    23,919,452
-----------   ----------   -----------   -----------   ------------   -----------
$ 9,326,603   $4,317,124   $23,644,975   $16,670,286   $         --   $24,149,651
===========   ==========   ===========   ===========   ============   ===========

         Travelers
      Managed Income
        Subaccount
--------------------------
    2006           2005
    ----           ----

$    685,495   $   899,516
  (3,474,264)     (145,809)
   2,353,369      (897,083)
------------   -----------
    (435,400)     (143,376)
------------   -----------
     829,083     8,799,910
   1,411,227     3,839,772
        (111)      (12,812)
  (1,630,758)   (3,957,540)
 (46,280,638)   (7,687,167)
    (134,789)      (41,620)
------------   -----------
 (45,805,986)      940,543
------------   -----------
 (46,241,386)      797,167
  46,241,386    45,444,219
------------   -----------
$         --   $46,241,386
============   ===========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
             STATEMENTS OF CHANGES IN NET ASSETS  --  (Continued)
                For the years ended December 31, 2006 and 2005


                                                Travelers Mercury              Travelers MFS(R)
                                                  Large Cap Core                Mid Cap Growth
                                                    Subaccount                    Subaccount
                                           ---------------------------   ---------------------------
                                               2006           2005           2006           2005
                                               ----           ----           ----           ----

Operations:
 Net investment income (loss). .........   $   (154,761)  $   (890,421)  $   (313,905)  $   (990,026)
 Realized gain (loss) ..................     (2,915,208)    (2,356,216)   (44,011,862)   (10,602,869)
 Change in unrealized gain (loss) on
   investments..........................      6,877,929      9,416,185     48,219,423     12,172,002
                                           ------------   ------------   ------------   ------------
   Net increase (decrease) in net assets
    resulting from operations ..........      3,807,960      6,169,548      3,893,656        579,107
                                           ------------   ------------   ------------   ------------
Unit Transactions:
 Participant purchase payments. ........         93,255        404,554        442,111      1,431,550
 Participant transfers from other
   funding options......................        300,842      1,110,451        328,035      1,115,367
 Administrative charges. ...............         (1,046)       (66,168)        (1,259)       (85,166)
 Contract surrenders ...................     (2,565,239)    (7,017,541)    (2,621,323)    (8,079,409)
Participant transfers to other funding
 options ...............................    (63,388,502)    (4,470,432)   (69,107,112)    (5,512,468)
 Other receipts/(payments) .............        (76,940)      (495,254)      (245,616)      (403,489)
                                           ------------   ------------   ------------   ------------
   Net increase (decrease) in net assets
    resulting from unit transactions ...    (65,637,630)   (10,534,390)   (71,205,164)   (11,533,615)
                                           ------------   ------------   ------------   ------------
   Net increase (decrease) in net assets    (61,829,670)    (4,364,842)   (67,311,508)   (10,954,508)
Net Assets:
   Beginning of year....................     61,829,670     66,194,512     67,311,508     78,266,016
                                           ------------   ------------   ------------   ------------
   End of year..........................   $         --   $ 61,829,670   $         --   $ 67,311,508
                                           ============   ============   ============   ============

                                                 Travelers MFS(R)
                                                   Total Return
                                                    Subaccount
                                           ----------------------------
                                                2006           2005
                                                ----           ----

Operations:
 Net investment income (loss). .........   $   1,673,125   $  1,294,871
 Realized gain (loss) ..................       5,910,859     10,307,436
 Change in unrealized gain (loss) on
   investments..........................      (1,041,286)    (8,723,634)
                                           -------------   ------------
   Net increase (decrease) in net assets
    resulting from operations ..........       6,542,698      2,878,673
                                           -------------   ------------
Unit Transactions:
 Participant purchase payments. ........       4,296,016     18,156,932
 Participant transfers from other
   funding options......................       3,401,705     16,253,599
 Administrative charges. ...............          (1,420)      (108,083)
 Contract surrenders ...................      (8,340,724)   (21,430,580)
Participant transfers to other funding
 options ...............................    (207,414,592)   (11,326,098)
 Other receipts/(payments) .............      (1,147,834)    (1,366,214)
                                           -------------   ------------
   Net increase (decrease) in net assets
    resulting from unit transactions ...    (209,206,849)       179,556
                                           -------------   ------------
   Net increase (decrease) in net assets    (202,664,151)     3,058,229
Net Assets:
   Beginning of year....................     202,664,151    199,605,922
                                           -------------   ------------
   End of year..........................   $          --   $202,664,151
                                           =============   ============

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
             STATEMENTS OF CHANGES IN NET ASSETS  --  (Continued)
                For the years ended December 31, 2006 and 2005

                                     Travelers                    UIF Equity              UIF U.S. Real Estate
     Travelers Pioneer            U.S. Government                 and Income                   Securities
     Strategic Income                Securities                   Subaccount                   Subaccount
        Subaccount                   Subaccount                   (Class II)                   (Class I)
--------------------------   -------------------------   ---------------------------   -------------------------
    2006           2005          2006          2005          2006           2005           2006          2005
    ----           ----          ----          ----          ----           ----           ----          ----

$   (207,903)  $ 1,031,451   $   419,887   $   (26,872)  $   (776,607)  $ (1,064,915)  $  (101,294)  $   (31,421)
    (124,860)        9,333      (653,203)      (10,985)     4,333,793      1,118,331     1,409,397        62,186
     698,829      (593,939)      (23,764)       23,764     12,518,580      6,447,937     4,829,149       532,577
------------   -----------   -----------   -----------   ------------   ------------   -----------   -----------
     366,066       446,845      (257,080)      (14,093)    16,075,766      6,501,353     6,137,252       563,342
------------   -----------   -----------   -----------   ------------   ------------   -----------   -----------
   6,078,834    21,605,729     2,185,499     3,053,602     15,139,002     49,271,062     3,656,609     4,235,574
   3,911,520     9,127,379     1,013,125     3,551,079     20,281,087     20,318,871    13,493,184     6,831,005
         (61)       (3,787)          (25)         (404)       (34,643)       (20,307)       (7,647)       (1,978)
  (1,163,136)   (1,459,725)     (163,882)     (108,893)   (11,567,486)    (6,110,446)   (1,499,270)     (212,586)
 (43,453,950)   (2,950,580)   (7,959,192)   (1,291,196)    (8,084,829)    (5,019,856)   (2,597,546)     (662,829)
    (193,167)      (49,318)           --        (8,540)    (1,265,997)      (327,825)      (22,112)           --
------------   -----------   -----------   -----------   ------------   ------------   -----------   -----------
 (34,819,960)   26,269,698    (4,924,475)    5,195,648     14,467,134     58,111,499    13,023,218    10,189,186
------------   -----------   -----------   -----------   ------------   ------------   -----------   -----------
 (34,453,894)   26,716,543    (5,181,555)    5,181,555     30,542,900     64,612,852    19,160,470    10,752,528
  34,453,894     7,737,351     5,181,555            --    137,583,499     72,970,647    10,752,528            --
------------   -----------   -----------   -----------   ------------   ------------   -----------   -----------
$         --   $34,453,894   $        --   $ 5,181,555   $168,126,399   $137,583,499   $29,912,998   $10,752,528
============   ===========   ===========   ===========   ============   ============   ===========   ===========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
             STATEMENTS OF CHANGES IN NET ASSETS  --  (Continued)
                For the years ended December 31, 2006 and 2005

                                                                                Van Kampen LIT
                                                  Van Kampen LIT                  Growth and
                                                     Comstock                       Income
                                                    Subaccount                    Subaccount
                                                    (Class II)                    (Class II)
                                           ---------------------------   ---------------------------
                                               2006           2005           2006           2005
                                               ----           ----           ----           ----

Operations:
 Net investment income (loss) ..........   $   (607,763)  $ (1,200,050)  $   (833,568)  $   (925,392)
 Realized gain (loss) ..................     15,197,814      6,811,431     12,087,091      4,318,318
 Change in unrealized gain (loss) on
   investments..........................     13,642,293       (448,222)     7,956,216      6,933,802
                                           ------------   ------------   ------------   ------------
   Net increase (decrease) in net assets
    resulting from operations ..........     28,232,344      5,163,159     19,209,739     10,326,728
                                           ------------   ------------   ------------   ------------
Unit Transactions:
 Participant purchase payments .........      9,267,203     28,990,336      5,020,434     14,178,256
 Participant transfers from other
   funding options......................     10,730,340     16,298,186      9,011,780     10,524,483
 Administrative charges ................        (99,747)       (97,755)       (63,413)       (63,402)
 Contract surrenders ...................    (17,685,357)   (16,190,535)   (13,955,424)   (11,851,714)
 Participant transfers to other funding
   options..............................    (11,632,620)   (10,736,790)    (7,842,716)    (7,070,282)
 Other receipts/(payments) .............     (1,366,746)      (811,314)      (582,812)    (1,422,827)
                                           ------------   ------------   ------------   ------------
   Net increase (decrease) in net assets
    resulting from unit transactions ...    (10,786,927)    17,452,128     (8,412,151)     4,294,514
                                           ------------   ------------   ------------   ------------
   Net increase (decrease) in net assets     17,445,417     22,615,287     10,797,588     14,621,242
Net Assets:
   Beginning of year....................    203,240,612    180,625,325    139,927,693    125,306,451
                                           ------------   ------------   ------------   ------------
   End of year..........................   $220,686,029   $203,240,612   $150,725,281   $139,927,693
                                           ============   ============   ============   ============

                                                 Van Kampen LIT
                                                Strategic Growth
                                                   Subaccount
                                                   (Class II)
                                           -------------------------
                                               2006          2005
                                               ----          ----

Operations:
 Net investment income (loss) ..........   $  (971,428)  $(1,014,977)
 Realized gain (loss) ..................    (2,683,813)   (3,072,589)
 Change in unrealized gain (loss) on
   investments..........................     4,238,328     8,004,016
                                           -----------   -----------
   Net increase (decrease) in net assets
    resulting from operations ..........       583,087     3,916,450
                                           -----------   -----------
Unit Transactions:
 Participant purchase payments .........     1,338,161     2,934,926
 Participant transfers from other
   funding options......................     2,576,641     1,518,707
 Administrative charges ................       (52,010)      (60,211)
 Contract surrenders ...................    (6,717,704)   (6,251,366)
 Participant transfers to other funding
   options..............................    (5,440,584)   (4,745,058)
 Other receipts/(payments) .............      (658,161)     (364,918)
                                           -----------   -----------
   Net increase (decrease) in net assets
    resulting from unit transactions ...    (8,953,657)   (6,967,920)
                                           -----------   -----------
   Net increase (decrease) in net assets    (8,370,570)   (3,051,470)
Net Assets:
   Beginning of year....................    68,970,071    72,021,541
                                           -----------   -----------
   End of year..........................   $60,599,501   $68,970,071
                                           ===========   ===========

  The accompanying notes are an integral part of these financial statements.

                     METLIFE OF CT SEPARATE ACCOUNT PF II
                            FOR VARIABLE ANNUITIES
             STATEMENTS OF CHANGES IN NET ASSETS  --  (Concluded)
                For the years ended December 31, 2006 and 2005


   VIP Equity - Income            VIP Growth                 VIP Mid Cap
       Subaccount                 Subaccount                  Subaccount
    (Service Class 2)          (Service Class 2)          (Service Class 2)
------------------------   ------------------------   -------------------------
    2006         2005          2006         2005          2006          2005
    ----         ----          ----         ----          ----          ----

$   139,626   $  (30,790)  $   (14,454)  $  (39,443)  $  (489,186)  $  (271,072)
  1,450,977      307,278       596,232       25,941     3,660,064       426,602
    205,842       67,016      (436,547)     127,089      (240,023)    2,636,139
-----------   ----------   -----------   ----------   -----------   -----------
  1,796,445      343,504       145,231      113,587     2,930,855     2,791,669
-----------   ----------   -----------   ----------   -----------   -----------
    481,264    1,872,154       458,267      732,933     3,427,232     6,220,729
  3,271,291      960,528       397,717      396,448    13,593,344     8,052,327
     (3,377)      (2,094)          (10)      (1,065)      (12,848)       (5,610)
   (663,102)    (437,539)     (120,755)    (146,681)   (2,759,760)   (1,048,864)
 (1,166,577)    (486,653)   (4,211,083)    (162,457)   (5,272,816)   (2,330,975)
    (25,193)      (8,031)       (6,860)      (9,852)      (84,717)      (43,696)
-----------   ----------   -----------   ----------   -----------   -----------
  1,894,306    1,898,365    (3,482,724)     809,326     8,890,435    10,843,911
-----------   ----------   -----------   ----------   -----------   -----------
  3,690,751    2,241,869    (3,337,493)     922,913    11,821,290    13,635,580
  8,935,750    6,693,881     3,337,493    2,414,580    24,630,818    10,995,238
-----------   ----------   -----------   ----------   -----------   -----------
$12,626,501   $8,935,750   $        --   $3,337,493   $36,452,108   $24,630,818
===========   ==========   ===========   ==========   ===========   ===========

  The accompanying notes are an integral part of these financial statements.

                        NOTES TO FINANCIAL STATEMENTS

1. BUSINESS

MetLife of CT Separate Account PF II for Variable Annuities ("Separate Account PF II") (formerly, The Travelers Separate Account PF II for Variable Annuities) is a separate account of MetLife Life and Annuity Company of Connecticut (the "Company") (formerly, The Travelers Life and Annuity Company), an indirect wholly owned subsidiary of MetLife, Inc., a Delaware corporation, and is available for funding certain variable annuity contracts issued by the Company. Separate Account PF II, established on July 30, 1997, is registered under the Investment Company Act of 1940, as amended, as a unit investment trust. The products supported by Separate Account PF II are PrimElite Annuity (formerly, Travelers Life & Annuity PrimElite Annuity) and PrimElite II Annuity (formerly, Travelers Life & Annuity PrimElite II Annuity).

Separate Account PF II is divided into Subaccounts, each of which is treated as an individual separate account for financial reporting purposes. Each Subaccount invests in shares of the corresponding portfolios, series and funds (with the same name) of registered investment management companies (collectively, the "Funds") which are presented below. For convenience, the portfolios, series or funds are referred to as "portfolios".


AIM Variable Insurance Funds                                   Legg Mason Partners Variable Portfolios IV
AllianceBernstein Variable Product Series Fund, Inc.           Met Investors Series Trust
American Funds Insurance Series                                Metropolitan Series Fund, Inc.
Franklin Templeton Variable Insurance Products Trust           Pioneer Variable Contracts Trust
Legg Mason Partners Investment Series                          Putnam Variable Trust
Legg Mason Partners Lifestyle Series, Inc.                     Universal Institutional Funds, Inc.
Legg Mason Partners Variable Portfolios V                      Van Kampen Life Investment Trust
Legg Mason Partners Variable Portfolios II                     Variable Insurance Products Fund
Legg Mason Partners Variable Portfolios III, Inc.

Participant purchase payments applied to Separate Account PF II are invested in one or more Subaccounts in accordance with the selection made by the contract owner. The following Subaccounts were available for investment as of December 31, 2006 (the share class indicated in parentheses is that of the portfolio in which the Subaccount invests):

   AIM V.I. Capital Appreciation Subaccount (Series II)
   AIM V.I. Core Equity Subaccount (Series II)
   AllianceBernstein Global Technology Subaccount (Class B)
   AllianceBernstein Large-Cap Growth Subaccount (Class B)
   American Funds Global Growth Subaccount (Class 2)
   American Funds Growth Subaccount (Class 2)
   American Funds Growth-Income Subaccount (Class 2)
   FTVIPT Mutual Shares Securities Subaccount (Class 2)
   FTVIPT Templeton Growth Securities Subaccount (Class 2)
   LMPIS Dividend Strategy Subaccount
   LMPIS Government Subaccount (Class A)
   LMPIS Growth and Income Subaccount
   LMPIS Premier Selections All Cap Growth Subaccount
   LMPLS Balanced Subaccount
   LMPLS Growth Subaccount
   LMPLS High Growth Subaccount
   LMPVPV Small Cap Growth Opportunities Subaccount
   LMPVPII Appreciation Subaccount
   LMPVPII Capital and Income Subaccount
   LMPVPII Fundamental Value Subaccount
   LMPVPIII Adjustable Rate Income Subaccount
   LMPVPIII Aggressive Growth Subaccount
   LMPVPIII High Income Subaccount
   LMPVPIII International All Cap Growth Subaccount

   LMPVPIII Large Cap Growth Subaccount
   LMPVPIII Large Cap Value Subaccount
   LMPVPIII Mid Cap Core Subaccount
   LMPVPIII Money Market Subaccount
   LMPVPIII Social Awareness Stock Subaccount
   LMPVPIV Multiple Discipline Subaccount-All Cap Growth and Value
   LMPVPIV Multiple Discipline Subaccount-Balanced All Cap Growth and Value LMPVPIV Multiple Discipline Subaccount-Global All Cap Growth and Value LMPVPIV Multiple Discipline Subaccount-Large Cap Growth and Value
   MIST BlackRock Large-Cap Core Subaccount (Class A)
   MIST Lord Abbett Bond Debenture Subaccount (Class A)
   MIST Lord Abbett Growth and Income Subaccount (Class B)
   MIST Oppenheimer Capital Appreciation Subaccount (Class B)
   MIST Pioneer Strategic Income Subaccount (Class A)
   MSF BlackRock Aggressive Growth Subaccount (Class D)
   MSF BlackRock Bond Income Subaccount (Class E)
   MSF MFS(R) Total Return Subaccount (Class F)
   MSF T. Rowe Price Large Cap Growth Subaccount (Class B)
   MSF Western Asset Management U.S. Government Subaccount (Class A) Pioneer Fund VCT Subaccount (Class II)
   Pioneer Mid Cap Value VCT Subaccount (Class II)
   Putnam VT International Equity Subaccount (Class IB)
   Putnam VT Small Cap Value Subaccount (Class IB)
   UIF Equity and Income Subaccount (Class II)
   UIF U.S. Real Estate Securities Subaccount (Class I)
   Van Kampen LIT Comstock Subaccount (Class II)
   Van Kampen LIT Growth and Income Subaccount (Class II)
   Van Kampen LIT Strategic Growth Subaccount (Class II)
   VIP Equity - Income Subaccount (Service Class 2)
   VIP Mid Cap Subaccount (Service Class 2)

   The operations of the Subaccounts changed as follows during the years ending December 31, 2006 and 2005:

   For the year ended December 31, 2006:

   Mergers:

   Old Portfolio                                                 New Portfolio
   -------------                                                 -------------

   AIM V.I. Premier Equity Portfolio (a)                         AIM V.I. Core Equity Portfolio (b)
   Travelers Convertible Securities Portfolio (a)                Lord Abbett Bond Debenture Portfolio (b)
   Travelers Mercury Large-Cap Core Portfolio (a)                Mercury Large-Cap Core Portfolio (b)
   Travelers Pioneer Strategic Income Portfolio (a)              Pioneer Strategic Income Portfolio (b)
   Travelers MFS Mid Cap Growth Portfolio (a)                    BlackRock Aggressive Growth Portfolio (b)
   Travelers MFS Total Return Portfolio (a)                      MFS Total Return Portfolio (b)
   Travelers Travelers Managed Income Portfolio (a)              BlackRock Bond Income Portfolio (b)
   Travelers U.S. Government Securities Portfolio (a)            Western Asset Management U.S. Government Portfolio (b)

   (a)  For the period January 1, 2006 to April 30, 2006

   (b)  For the period May 1, 2006 to December 31, 2006

   Substitutions:

   Old Portfolio                                                 New Portfolio
   -------------                                                 -------------

   VIP Growth Portfolio (c)                                      T. Rowe Price Large Cap Growth Portfolio (d)
   Oppenheimer Main Street Fund/VA (c)                           Lord Abbett Growth and Income Portfolio (d)
   Oppenheimer Capital Appreciation Fund/VA (c)                  Oppenheimer Capital Appreciation Portfolio (d)

   (c)  For the period January 1, 2006 to April 30, 2006

   (d)  For the period May 1, 2006 to December 31, 2006

1. BUSINESS  --  (Concluded)

   Name Changes:

   Old Name                                                      New Name
   --------                                                      --------

   Greenwich Street Series Appreciation Subaccount               LMPVPII Appreciation Subaccount
   Greenwich Street Series Capital and Income Subaccount         LMPVPII Capital and Income Subaccount
   Greenwich Street Series Fundamental Value Subaccount          LMPVPII Fundamental Value Subaccount
   Smith Barney Allocation Series Inc.-Select Balanced           LMPLS Lifestyle Balanced Subaccount
   Subaccount
   Smith Barney Allocation Series Inc.-Select Growth             LMPLS Lifestyle Growth Subaccount
   Subaccount
   Smith Barney Allocation Series Inc.-Select High Growth        LMPLS Lifestyle High Growth Subaccount
   Subaccount
   SB Government Subaccount                                      LMPIS Government Subaccount
   Smith Barney Dividend Strategy Subaccount                     LMPIS Dividend Strategy Subaccount
   Smith Barney Growth and Income Subaccount                     LMPIS Growth and Income Subaccount
   Smith Barney Premier Selections All Cap Growth Subaccount     LMPIS Premier Selections All Cap Growth Subaccount
   Multiple Discipline Portfolio-All Cap Growth and Value        LMPVPIV Multiple Discipline Portfolio-All Cap Growth and
   Subaccount                                                    Value Subaccount
   Multiple Discipline Portfolio-Balanced All Cap Growth and     LMPVPIV Multiple Discipline Portfolio-Balanced All Cap
   Value Subaccount                                              Growth and Value Subaccount
   Multiple Discipline Portfolio-Global All Cap Growth and       LMPVPIV Multiple Discipline Portfolio-Global All Cap
   Value Subaccount                                              Growth and Value Subaccount
   Multiple Discipline Portfolio-Large Cap Growth and Value      LMPVPIV Multiple Discipline Portfolio-Large Cap Growth
   Subaccount                                                    and Value Subaccount
   SB Adjustable Rate Income Subaccount                          LMPVPIII Adjustable Rate Income Subaccount
   Smith Barney Aggressive Growth Subaccount                     LMPVPIII Aggressive Growth Subaccount
   Smith Barney High Income Subaccount                           LMPVPIII High Income Portfolio
   Smith Barney International All Cap Growth Subaccount          LMPVPIII International All Cap Growth Subaccount
   Smith Barney Large Capitalization Growth Subaccount           LMPVPIII Large Cap Growth Subaccount
   Smith Barney Large Cap Value Subaccount                       LMPVPIII Large Cap Value Subaccount
   Smith Barney Mid Cap Core Subaccount                          LMPVPIII Mid Cap Core Subaccount
   Smith Barney Money Market Subaccount                          LMPVPIII Money Market Subaccount
   Smith Barney Small Cap Growth Opportunities Subaccount        LMPVPV Small Cap Growth Opportunities Subaccount
   Social Awareness Stock Subaccount                             LMPVPIII Social Awareness Stock Subaccount
   Mercury Large-Cap Core Subaccount                             BlackRock Large-Cap Core Subaccount

   For the year ended December 31, 2005:

   Additions:

   Smith Barney Capital and Income Subaccount
   TST U.S. Government Securities Subaccount
   TST Real Estate Subaccount

Not all funds may be available in all states or to all contract owners.

This report is prepared for the general information of contract owners and is not an offer of units of Separate Account PF II or shares of Separate Account PF II's underlying funds. It should not be used in connection with any offer except in conjunction with the prospectus for Separate Account PF II product(s) offered by the Company and the prospectuses of the underlying funds, which collectively contain all pertinent information, including additional information on charges and expenses.
                                      47

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies consistently followed by Separate Account PF II in the preparation of its financial statements.

Investments are valued daily at the net asset values per share of the underlying funds. Short-term investments are reported at fair value based on quoted market prices. Short-term investments, for which there is no reliable quoted market price, are recorded at amortized cost which approximates fair value. Changes in fair values are recorded in the Statement of Operations.

Security transactions are accounted for on the trade date basis. Realized gains and losses on the sales of investments are computed on the basis of the average cost of the investment sold. Income from dividends and realized gain distributions are recorded on the ex-distribution date.

Included in "Other receipts/(payments)" in the Statement of Changes in Net Assets are primarily contract benefits, which have been re-deposited with the Company and distributions for payouts.

The operations of Separate Account PF II form a part of the total operations of the Company and are not taxed separately. The Company is taxed as a life insurance company under the provisions of the Internal Revenue Code of 1986 (the "Code"). Under existing Federal income tax law, no taxes are payable on the earnings of Separate Account PF II. Separate Account PF II is not taxed as a "regulated investment company" under Subchapter M of the Code.

Net Assets allocated to contracts in the payout period are computed according to the Progressive Annuity Table for the PrimElite product and the Annuity 2000 Table for the PrimElite II product. The assumed investment return is 3.0 percent for all products. The mortality risk is fully borne by the Company and may result in additional amounts being transferred into the variable annuity account by the Company to cover greater longevity of annuitants than expected. Conversely, if amounts allocated exceed amounts required, transfers may be made to the Company.

The financial highlights disclosure is comprised of the units, unit values, net assets, investment income ratio, expense ratios and total returns for each Subaccount. Since each Subaccount offers multiple contract charges, certain information is provided in the form of a range. The range information may reflect varying time periods if assets did not exist with all contract charge options of the Subaccount for the entire year.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. CONTRACT CHARGES

The asset-based charges listed below are deducted, as appropriate, each business day and/or are assessed through the calculation of accumulation and/or annuity unit values:


   -  Mortality and Expense Risks assumed by the Company ("M&E")
   -  Administrative fees paid for administrative expenses ("ADM")
   -  Enhanced Stepped-up Provision, if elected by the contract owner ("E.S.P.")

Below is a table displaying separate account charges with their associated products offered in Separate Account PF II for each funding option.

                                                                                                    Asset-based Charges
                                                                                               -----------------------------
                                                                                                             Optio-
                                                                                                              nal
                                                                                                             ------   Total
                   Separate Account Charge (1)                              Product            M&E    ADM    E.S.P.   Charge
                   ---------------------------                              -------            ---    ---    ------   ------

Separate Account Charge 1.40% ...................................   PrimElite (notes 2-3)      1.25%  0.15%            1.40%
Separate Account Charge 1.65% ...................................   PrimElite II (notes 2-3)   1.50%  0.15%            1.65%
Separate Account Charge 1.90% ...................................   PrimElite II (notes 2-3)   1.50%  0.15%   0.25%    1.90%

(1) Certain accumulation and annuity unit values may not be available through certain Subaccounts.

(2) An amount equal to the underlying fund expenses that are in excess of 0.92% is being waived for the T. Rowe Price Large Cap Growth Subaccount (Class B) of the Metropolitan Series Fund, Inc.

(3) A waiver of 0.15% of the M&E charge applies to the Subaccount investing in the Western Asset Management U.S. Government Subaccount (Class A) of the Metropolitan Series Fund, Inc.

An annual Administrative Charge (prorated for partial periods) is assessed through the redemption of units and paid to the Company to cover contract administrative charges as follows:

       Product                                                                  Administrative Charge
       -------                                                                  ---------------------

       PrimElite............................................   $30
       PrimElite II.........................................   $30 for contract values less than $50,000

No sales charges are deducted from participant purchase payments when they are received. However, a withdrawal charge will apply if purchase payments are withdrawn before they have been in the Contract for eight years. The maximum charge, applied to the amount withdrawn, is 8% decreasing to 0% after eight full years and are assessed through the redemption of units.

Likewise, in the annuity phase, if the Variable Liquidity Benefit is selected, there is a surrender charge associated with the amounts withdrawn. The maximum charge, applied to the amount withdrawn, is 8% decreasing to 0% after eight full years and are assessed through the redemption of units.

For a full explanation of product charges and associated product features and benefits, please refer to your product prospectus.

4. STATEMENT OF INVESTMENTS

                                                           As of and for the period ended December 31, 2006
                                                        -----------------------------------------------------
                                                          No. of        Market        Cost of       Proceeds
                     INVESTMENTS                          Shares         Value       Purchases     from Sales
                     -----------                          ------         -----       ---------     ----------

AIM Variable Insurance Funds (0.1%)
   AIM V.I. Capital Appreciation Subaccount (Series
    II) (Cost $1,319,461)                                   62,975   $  1,631,674   $   431,574   $   343,121
   AIM V.I. Core Equity Subaccount (Series II)
    (Cost $1,874,896)                                       74,962      2,025,486     2,133,249       265,193
   AIM V.I. Premier Equity Subaccount (Series II)
    (Cost $0.00)                                                --             --        54,010     1,578,213
                                                        ----------   ------------   -----------   -----------
     Total (Cost $3,194,357)                               137,937   $  3,657,160   $ 2,618,833   $ 2,186,527
                                                        ==========   ============   ===========   ===========
AllianceBernstein Variable Products Series Fund, Inc.
 (0.1%)
   AllianceBernstein Global Technology Subaccount
    (Class B) (Cost $1,214,212)                             89,270   $  1,512,227   $   223,878   $   407,556
   AllianceBernstein Large-Cap Growth Subaccount
    (Class B) (Cost $1,779,880)                             76,281      2,011,534       905,771       559,226
                                                        ----------   ------------   -----------   -----------
     Total (Cost $2,994,092)                               165,551   $  3,523,761   $ 1,129,649   $   966,782
                                                        ==========   ============   ===========   ===========
American Funds Insurance Series (2.6%)
   American Funds Global Growth Subaccount (Class 2)
    (Cost $13,085,093)                                     712,425   $ 16,592,370   $ 6,586,969   $   912,687
   American Funds Growth Subaccount (Class 2) (Cost
    $36,374,727)                                           683,630     43,807,019    12,031,833     2,066,082
   American Funds Growth-Income Subaccount (Class 2)
    (Cost $29,062,755)                                     805,442     33,981,610     6,907,459     1,825,192
                                                        ----------   ------------   -----------   -----------
     Total (Cost $78,522,575)                            2,201,497   $ 94,380,999   $25,526,261   $ 4,803,961
                                                        ==========   ============   ===========   ===========
Franklin Templeton Variable Insurance Products Trust
 (2.9%)
   FTVIPT Mutual Shares Securities Subaccount (Class
    2) (Cost $54,632,208)                                3,313,096   $ 67,819,068   $15,884,129   $ 2,028,328
   FTVIPT Templeton Growth Securities Subaccount
    (Class 2) (Cost $28,575,520)                         2,290,874     36,493,624    10,300,540     1,483,326
                                                        ----------   ------------   -----------   -----------
     Total (Cost $83,207,728)                            5,603,970   $104,312,692   $26,184,669   $ 3,511,654
                                                        ==========   ============   ===========   ===========
Legg Mason Partners Investment Series (5.9%)
   LMPIS Dividend Strategy Subaccount (Cost
    $47,731,329)                                         4,595,060   $ 46,134,401   $ 1,475,871   $ 9,456,443
   LMPIS Government Subaccount (Class A) (Cost
    $100,193,319)                                        8,700,243     95,441,669     6,948,113    15,178,477
   LMPIS Growth and Income Subaccount
    (Cost $43,931,605)                                   4,881,646     53,551,657     1,075,776     8,697,553
   LMPIS Premier Selections All Cap Growth Subaccount
    (Cost $17,261,447)                                   1,294,491     17,320,293       681,875     4,050,595
                                                        ----------   ------------   -----------   -----------
     Total (Cost $209,117,700)                          19,471,440   $212,448,020   $10,181,635   $37,383,068
                                                        ==========   ============   ===========   ===========

                                                                      As of and for the period ended December 31, 2006  --
                                                                                           (Continued)
                                                                     -------------------------------------------------------
                                                                       No. of         Market        Cost of       Proceeds
                           INVESTMENTS                                 Shares         Value        Purchases     from Sales
                           -----------                                 ------         -----        ---------     ----------

Legg Mason Partners Lifestyle Series, Inc. (8.2%)
   LMPLS Balanced Subaccount (Cost $141,443,032)                      12,168,819   $152,353,619   $ 5,432,570   $ 29,383,636
   LMPLS Growth Subaccount (Cost $86,285,447)                          7,392,339     84,716,204     2,079,352     16,116,501
   LMPLS High Growth Subaccount (Cost $52,933,936)                     3,981,422     56,416,754       720,602     12,547,319
                                                                     -----------   ------------   -----------   ------------
     Total (Cost $280,662,415)                                        23,542,580   $293,486,577   $ 8,232,524   $ 58,047,456
                                                                     ===========   ============   ===========   ============
Legg Mason Partners Variable Portfolios V (0.5%)
   LMPVPV Small Cap Growth Opportunities Subaccount
     Total (Cost $15,647,173)                                          1,563,658   $ 17,872,614   $ 2,963,771   $  3,221,713
                                                                     ===========   ============   ===========   ============
Legg Mason Partners Variable Portfolios II (23.6%)
   LMPVPII Appreciation Subaccount (Cost $379,008,195)                17,220,716   $460,654,160   $18,951,404   $ 58,067,326
   LMPVPII Capital and Income Subaccount (Cost $31,993,656)            2,982,247     34,415,126    12,463,433      2,328,741
   LMPVPII Fundamental Value Subaccount (Cost $292,146,501)           15,351,933    349,870,551    21,625,750     34,827,006
                                                                     -----------   ------------   -----------   ------------
     Total (Cost $703,148,352)                                        35,554,896   $844,939,837   $53,040,587   $ 95,223,073
                                                                     ===========   ============   ===========   ============
Legg Mason Partners Variable Portfolios III, Inc. (22.1%)
   LMPVPIII Adjustable Rate Income Subaccount (Cost $3,026,185)          300,209   $  2,966,069   $ 1,318,569   $  1,285,453
   LMPVPIII Aggressive Growth Subaccount (Cost $323,896,875)          25,355,491    409,744,732     5,361,832     38,779,938
   LMPVPIII High Income Subaccount (Cost $102,702,346)                12,648,198     92,458,329     9,847,496     12,236,024
   LMPVPIII International All Cap Growth Subaccount (Cost
    $50,134,797)                                                       3,082,000     53,256,956     3,084,356      8,020,372
   LMPVPIII Large Cap Growth Subaccount (Cost $22,883,725)             1,751,908     27,627,586     1,238,421      5,525,664
   LMPVPIII Large Cap Value Subaccount (Cost $73,802,429)              3,776,251     81,982,404     2,783,307     14,529,772
   LMPVPIII Mid Cap Core Subaccount (Cost $33,963,611)                 2,749,868     39,405,605     5,752,900      5,602,837
   LMPVPIII Money Market Subaccount (Cost $62,378,614)                62,378,614     62,378,614    14,092,761     25,528,637
   LMPVPIII Social Awareness Stock Subaccount (Cost $18,333,587)         747,125     20,164,904       273,619      3,770,839
                                                                     -----------   ------------   -----------   ------------
     Total (Cost $691,122,169)                                       112,789,664   $789,985,199   $43,753,261   $115,279,536
                                                                     ===========   ============   ===========   ============

                                                                       As of and for the period ended December 31, 2006  --
                                                                                           (Continued)
                                                                      ------------------------------------------------------
                                                                        No. of        Market        Cost of       Proceeds
                            INVESTMENTS                                 Shares        Value        Purchases     from Sales
                            -----------                                 ------        -----        ---------     ----------

Legg Mason Partners Variable Portfolios IV (0.4%)
   LMPVPIV Multiple Discipline Subaccount-All Cap Growth and Value
    (Cost $4,486,614)                                                    303,761   $  4,987,760   $  1,196,573   $   720,361
   LMPVPIV Multiple Discipline Subaccount Balanced All Cap Growth
    and Value (Cost $4,474,551)                                          341,563      4,853,605        827,563       766,239
   LMPVPIV Multiple Discipline Subaccount Global All Cap Growth and
    Value Cost $2,705,527)                                               174,276      3,128,263        858,999       664,032
   LMPVPIV Multiple Discipline Subaccount-Large Cap Growth and
    Value (Cost $1,642,781)                                              115,402      1,834,899        389,458       384,261
                                                                      ----------   ------------   ------------   -----------
     Total (Cost $13,309,473)                                            935,002   $ 14,804,527   $  3,272,593   $ 2,534,893
                                                                      ==========   ============   ============   ===========
Met Investors Series Trust (4.1%)
   MIST BlackRock Large-Cap Core Subaccount (Class A) (Cost
    $54,575,897)                                                       5,216,001   $ 58,419,208   $ 61,994,561   $ 7,339,400
   MIST Lord Abbett Bond Debenture Subaccount (Class A) (Cost
    $24,407,519)                                                       2,065,435     25,838,592     26,808,133     2,441,992
   MIST Lord Abbett Growth and Income Subaccount (Class B) (Cost
    $7,874,614)                                                          292,887      8,552,299      8,497,865       633,759
   MIST Oppenheimer Capital Appreciation Subaccount (Class B) (Cost
    $6,731,640)                                                          752,036      6,918,732      7,210,576       470,815
   MIST Pioneer Strategic Income Subaccount (Class A) (Cost
    $46,253,008)                                                       4,876,665     46,133,254     49,108,952     2,906,034
                                                                      ----------   ------------   ------------   -----------
     Total (Cost $139,842,678)                                        13,203,024   $145,862,085   $153,620,087   $13,792,000
                                                                      ==========   ============   ============   ===========
Metropolitan Series Fund, Inc. (8.8%)
   MSF BlackRock Aggressive Growth Subaccount (Class D) (Cost
    $57,729,932)                                                       2,394,020   $ 56,977,680   $ 67,271,061   $ 8,938,872
   MSF BlackRock Bond Income Subaccount (Class E) (Cost
    $40,367,083)                                                         392,326     42,328,037     44,333,663     4,043,637
   MSF MFS(R) Total Return Subaccount (Class F) (Cost $185,727,844)    1,291,497    200,659,864    203,074,115    17,645,915
   MSF T. Rowe Price Large Cap Growth Subaccount (Class B) (Cost
    $3,779,155)                                                          269,569      4,094,758      4,371,729       592,160
   MSF Western Asset Management U.S. Government Subaccount (Class
    A) (Cost $8,895,965)                                                 750,671      9,233,254     11,260,480     2,418,529
                                                                      ----------   ------------   ------------   -----------
     Total (Cost $296,499,979)                                         5,098,083   $313,293,593   $330,311,048   $33,639,113
                                                                      ==========   ============   ============   ===========

                                                                       As of and for the period ended December 31, 2006  --
                                                                                           (Continued)
                                                                      ------------------------------------------------------
                                                                        No. of        Market        Cost of       Proceeds
                            INVESTMENTS                                 Shares        Value        Purchases     from Sales
                            -----------                                 ------        -----        ---------     ----------

Oppenheimer Variable Account Funds (0.0%)
   Oppenheimer Capital Appreciation Subaccount/VA (Service Shares)
    (Cost $0)                                                                 --   $         --   $   284,921   $  7,039,850
   Oppenheimer Main Street/VA Subaccount (Service Shares) (Cost $0)           --             --       468,472      9,190,587
                                                                      ----------   ------------   -----------   ------------
     Total (Cost $0)                                                          --   $         --   $   753,393   $ 16,230,437
                                                                      ==========   ============   ===========   ============
Pioneer Variable Contracts Trust (0.9%)
   Pioneer Fund VCT Subaccount (Class II) (Cost $2,973,631)              154,341   $  3,816,855   $   775,807   $    451,684
   Pioneer Mid Cap Value VCT Subaccount (Class II) (Cost
    $27,791,788)                                                       1,321,075     26,738,551    10,805,766      2,319,854
                                                                      ----------   ------------   -----------   ------------
     Total (Cost $30,765,419)                                          1,475,416   $ 30,555,406   $11,581,573   $  2,771,538
                                                                      ==========   ============   ===========   ============
Putnam Variable Trust (0.9%)
   Putnam VT International Equity Subaccount (Class IB) (Cost
    $7,063,142)                                                          451,927   $  9,327,771   $ 4,250,715   $    812,452
   Putnam VT Small Cap Value Subaccount (Class IB) (Cost
    $20,023,007)                                                         974,350     23,647,471     7,444,694      1,685,469
                                                                      ----------   ------------   -----------   ------------
     Total (Cost $27,086,149)                                          1,426,277   $ 32,975,242   $11,695,409   $  2,497,921
                                                                      ==========   ============   ===========   ============
The Travelers Series Trust (0.0%)
   Travelers Convertible Securities Subaccount (Cost $0)                      --   $         --   $ 1,455,609   $ 26,764,351
   Travelers Managed Income Subaccount (Cost $0)                              --             --     1,274,646     46,397,257
   Travelers Mercury Large Cap Core Subaccount (Cost $0)                      --             --     2,113,866     65,970,960
   Travelers MFS(R) Mid Cap Growth Subaccount (Cost $0)                       --             --     3,634,304     71,523,999
   Travelers MFS(R) Total Return Subaccount (Cost $0)                         --             --     6,489,468    211,126,720
   Travelers Pioneer Strategic Income Subaccount (Cost $0)                    --             --     7,568,704     42,598,133
   Travelers U.S. Government Securities Subaccount (Cost $0)                  --             --     3,395,081      7,789,281
                                                                      ----------   ------------   -----------   ------------
     Total (Cost $0)                                                          --   $         --   $25,931,678   $472,170,701
                                                                      ==========   ============   ===========   ============
Universal Institutional Funds, Inc. (5.5%)
   UIF Equity and Income Subaccount (Class II) (Cost $142,056,683)    11,294,721   $168,178,399   $25,262,498   $  8,120,548
   UIF U.S. Real Estate Securities Subaccount (Class I) (Cost
    $24,555,407)                                                       1,018,976     29,917,133    14,902,799        645,901
                                                                      ----------   ------------   -----------   ------------
     Total (Cost $166,612,090)                                        12,313,697   $198,095,532   $40,165,297   $  8,766,449
                                                                      ==========   ============   ===========   ============

4. STATEMENT OF INVESTMENTS  --  (Concluded)

                                                                       As of and for the period ended December 31, 2006  --
                                                                                            (Concluded)
                                                                       -----------------------------------------------------
                                                                         No. of        Market        Cost of      Proceeds
                            INVESTMENTS                                  Shares        Value        Purchases    from Sales
                            -----------                                  ------        -----        ---------    ----------

Van Kampen Life Investment Trust (12.0%)
   Van Kampen LIT Comstock Subaccount (Class II) (Cost $175,377,833)   15,015,464   $220,727,328   $19,740,048   $18,600,447
   Van Kampen LIT Growth and Income Subaccount (Class II) (Cost
    $113,267,588)                                                       6,864,414    150,742,527    14,452,211    14,382,595
   Van Kampen LIT Strategic Growth Subaccount (Class II) (Cost
    $74,134,365)                                                        2,123,524     60,605,361       585,350    10,507,418
                                                                       ----------   ------------   -----------   -----------
     Total (Cost $362,779,786)                                         24,003,402   $432,075,216   $34,777,609   $43,490,460
                                                                       ==========   ============   ===========   ===========
Variable Insurance Products Fund (1.4%)
   VIP Equity - Income Subaccount (Service Class 2) (Cost
    $11,270,281)                                                          488,121   $ 12,627,701   $ 4,445,636   $ 1,086,656
   VIP Growth Subaccount (Service Class 2) (Cost $0)                           --             --       746,449     4,243,782
   VIP Mid Cap Subaccount (Service Class 2) (Cost $31,524,443)          1,064,929     36,473,815    14,809,072     3,044,406
                                                                       ----------   ------------   -----------   -----------
     Total (Cost $42,794,724)                                           1,553,050   $ 49,101,516   $20,001,157   $ 8,374,844
                                                                       ==========   ============   ===========   ===========

5. FINANCIAL HIGHLIGHTS

                               Year              Unit Value       Net     Investment(1)   Expense Ratio(2)    Total Return(3)
                              Ended    Units      Lowest to     Assets       Income          Lowest to           Lowest to
                              Dec 31   (000s)    Highest ($)    ($000s)     Ratio (%)       Highest (%)         Highest (%)
                              ------   ------    -----------    -------     ---------       -----------         -----------

AIM Variable Insurance
 Funds
 AIM V.I. Capital
   Appreciation Subaccount
   (Series II)                 2006     1,462   1.085 - 1.360    1,632          --          1.40 - 1.90            4.03 - 4.62
                               2005     1,375   1.043 - 1.300    1,456          --          1.40 - 1.90            4.25 - 6.80
                               2004     1,307   0.979 - 0.986    1,287          --          1.65 - 1.90            4.37 - 4.56
                               2003       955   0.938 - 0.943      899          --          1.65 - 1.90          26.76 - 27.09
                               2002       418   0.740 - 0.742      310          --          1.65 - 1.90      (25.80) - (20.94)
 AIM V.I. Core Equity
   Subaccount (Series II)      2006     1,879   1.076 - 1.080    2,025        0.58          1.40 - 1.90            6.51 - 7.80
 AIM V.I. Premier Equity
   Subaccount (Series II)      2006        --   0.938 - 0.948       --        0.73          1.65 - 1.90            4.80 - 4.87
                               2005     1,613   0.895 - 0.904    1,455        0.70          1.65 - 1.90            3.47 - 3.67
                               2004     1,395   0.865 - 0.872    1,214        0.37          1.65 - 1.90            3.47 - 3.81
                               2003     1,129   0.836 - 0.840      948        0.31          1.65 - 1.90          22.58 - 22.81
                               2002       654   0.682 - 0.684      447        0.68          1.65 - 1.90      (31.60) - (26.82)
AllianceBernstein Variable
 Products Series Fund,
 Inc.
 AllianceBernstein Global
   Technology Subaccount
   (Class B)                   2006     1,694   0.883 - 0.894    1,511          --          1.65 - 1.90            6.39 - 6.56
                               2005     1,867   0.830 - 0.839    1,564          --          1.65 - 1.90            1.72 - 2.07
                               2004     1,781   0.816 - 0.822    1,463          --          1.65 - 1.90            3.03 - 3.27
                               2003     1,399   0.792 - 0.796    1,112          --          1.65 - 1.90          41.18 - 41.39
                               2002       359   0.561 - 0.563      202          --          1.65 - 1.90      (43.70) - (39.81)
 AllianceBernstein Large-
   Cap Growth Subaccount
   (Class B)                   2006     1,919   0.957 - 1.312    2,010          --          1.40 - 1.90        (2.45) - (2.02)
                               2005     1,586   0.981 - 1.339    1,676          --          1.40 - 1.90          12.63 - 13.19
                               2004     1,308   0.871 - 0.877    1,147          --          1.65 - 1.90            6.35 - 6.56
                               2003     1,025   0.819 - 0.823      844          --          1.65 - 1.90          20.97 - 21.39
                               2002       356   0.677 - 0.678      242          --          1.65 - 1.90      (32.20) - (23.93)
American Funds Insurance
 Series
 American Funds Global
   Growth Subaccount
   (Class 2)                   2006     8,655   1.902 - 1.919   16,591        0.89          1.65 - 1.90          18.14 - 18.46
                               2005     5,300   1.610 - 1.620    8,577        0.65          1.65 - 1.90          11.96 - 12.19
                               2004     2,643   1.438 - 1.444    3,814        0.42          1.65 - 1.90          11.39 - 11.68
                               2003       605   1.291 - 1.293      782        0.01          1.65 - 1.90          19.98 - 20.62
 American Funds Growth
   Subaccount (Class 2)        2006    25,660   1.693 - 1.709   43,791        0.85          1.65 - 1.90            8.11 - 8.44
                               2005    19,473   1.566 - 1.576   30,657        0.86          1.65 - 1.90          14.06 - 14.29
                               2004     8,905   1.373 - 1.379   12,271        0.25          1.65 - 1.90          10.37 - 10.67
                               2003     2,127   1.244 - 1.246    2,650        0.24          1.65 - 1.90          11.95 - 11.97
 American Funds Growth-
   Income Subaccount
   (Class 2)                   2006    21,233   1.588 - 1.602   33,978        1.62          1.65 - 1.90          13.02 - 13.30
                               2005    18,244   1.405 - 1.414   25,770        1.64          1.65 - 1.90            3.84 - 4.12
                               2004     9,600   1.353 - 1.358   13,033        1.29          1.65 - 1.90            8.33 - 8.55
                               2003     2,376   1.249 - 1.251    2,972        1.95          1.65 - 1.90          15.83 - 16.08

                               Year               Unit Value       Net     Investment(1)   Expense Ratio(2)    Total Return(3)
                              Ended     Units      Lowest to     Assets       Income          Lowest to           Lowest to
                              Dec 31   (000s)     Highest ($)    ($000s)     Ratio (%)       Highest (%)         Highest (%)
                              ------   ------     -----------    -------     ---------       -----------         -----------

Franklin Templeton
 Variable Insurance
 Products Trust
 FTVIPT Mutual Shares
   Securities Subaccount
   (Class 2)                   2006     44,963   1.481 - 1.607    67,797       1.32          1.40 - 1.90          16.16 - 16.70
                               2005     36,186   1.275 - 1.377    46,715       0.85          1.40 - 1.90           8.51 - 10.07
                               2004     18,207   1.175 - 1.184    21,542       0.73          1.65 - 1.90          10.54 - 10.76
                               2003      8,464   1.063 - 1.069     9,041       0.87          1.65 - 1.90          22.75 - 23.16
                               2002      2,199   0.866 - 0.868     1,908       0.91          1.65 - 1.90      (13.20) - (12.79)
 FTVIPT Templeton Growth
   Securities Subaccount
   (Class 2)                   2006     23,490   1.505 - 1.753    36,479       1.33          1.40 - 1.90          19.54 - 20.15
                               2005     18,006   1.259 - 1.459    23,091       1.05          1.40 - 1.90            6.88 - 7.83
                               2004     10,291   1.178 - 1.187    12,208       1.17          1.65 - 1.90          13.82 - 14.13
                               2003      5,613   1.035 - 1.040     5,836       1.48          1.65 - 1.90          29.70 - 30.00
                               2002      2,404   0.798 - 0.800     1,923       2.15          1.65 - 1.90      (20.00) - (16.70)
Legg Mason Partners
 Investment Series
 LMPIS Dividend Strategy
   Subaccount                  2006     54,058   0.779 - 1.033    46,127       2.05          1.40 - 1.90          15.65 - 16.27
                               2005     65,203   0.670 - 0.890    47,471       1.87          1.40 - 1.90        (2.00) - (1.62)
                               2004     73,480   0.681 - 0.907    53,587       0.91          1.40 - 1.90            1.47 - 1.95
                               2003     80,743   0.668 - 0.892    57,190       0.45          1.40 - 1.90          21.17 - 21.68
                               2002     81,876   0.549 - 0.734    46,672       0.61          1.40 - 1.90      (26.99) - (20.52)
 LMPIS Government
   Subaccount (Class A)        2006     84,627   1.088 - 1.274    95,427       3.95          1.40 - 1.90            2.06 - 2.66
                               2005     93,987   1.066 - 1.241   103,746       4.42          1.40 - 1.90          (0.37) - 0.16
                               2004     97,222   1.070 - 1.239   107,914       3.79          1.40 - 1.90            1.13 - 1.56
                               2003     98,982   1.058 - 1.220   109,473       3.01          1.40 - 1.90        (1.21) - (0.65)
                               2002     78,932   1.071 - 1.228    90,657       4.45          1.40 - 1.90            5.10 - 6.41
 LMPIS Growth and Income
   Subaccount                  2006     49,080   0.975 - 1.199    53,547       0.75          1.40 - 1.90          10.34 - 10.92
                               2005     56,308   0.879 - 1.084    55,296       0.78          1.40 - 1.90            1.90 - 2.45
                               2004     61,420   0.858 - 1.061    58,465       1.17          1.40 - 1.90            6.15 - 6.72
                               2003     56,233   0.804 - 0.997    49,145       0.65          1.40 - 1.90          27.84 - 28.43
                               2002     47,149   0.626 - 0.778    30,934       0.81          1.40 - 1.90      (23.28) - (21.18)
 LMPIS Premier Selections
   All Cap Growth
   Subaccount                  2006     17,962   0.954 - 1.070    17,318         --          1.40 - 1.90            5.38 - 5.76
                               2005     21,917   0.902 - 1.014    19,966       0.12          1.40 - 1.90            4.26 - 4.88
                               2004     25,495   0.860 - 0.969    22,125         --          1.40 - 1.90            0.94 - 1.42
                               2003     27,014   0.848 - 0.958    23,019         --          1.40 - 1.90          31.81 - 32.50
                               2002     29,623   0.640 - 0.725    19,001       0.06          1.40 - 1.90      (27.85) - (22.29)
Legg Mason Partners
 Lifestyle Series, Inc.
 LMPLS Balanced Subaccount     2006    115,195   1.236 - 1.348   152,340       2.70          1.40 - 1.90            6.19 - 6.65
                               2005    135,703   1.164 - 1.264   168,435       2.21          1.40 - 1.90            0.61 - 1.12
                               2004    150,891   1.157 - 1.250   185,859       2.37          1.40 - 1.90            5.57 - 6.11
                               2003    153,411   1.096 - 1.178   178,916       2.67          1.40 - 1.90          17.98 - 18.63
                               2002    161,674   0.929 - 0.993   159,766       6.72          1.40 - 1.90        (7.80) - (6.43)

                               Year               Unit Value       Net     Investment(1)   Expense Ratio(2)    Total Return(3)
                              Ended     Units      Lowest to     Assets       Income          Lowest to           Lowest to
                              Dec 31   (000s)     Highest ($)    ($000s)     Ratio (%)       Highest (%)         Highest (%)
                              ------   ------     -----------    -------     ---------       -----------         -----------

Legg Mason Partners
 Lifestyle Series, Inc.
 (Continued)
 LMPLS Growth Subaccount       2006     70,002   1.209 - 1.227    84,710        1.82         1.40 - 1.90            6.78 - 7.37
                               2005     82,537   1.126 - 1.146    93,060        1.45         1.40 - 1.90            2.81 - 3.21
                               2004     95,427   1.091 - 1.112   104,183        1.55         1.40 - 1.90            6.67 - 7.17
                               2003    105,572   1.018 - 1.041   107,533        1.68         1.40 - 1.90          27.31 - 28.05
                               2002    116,858   0.795 - 0.815    92,908       10.77         1.40 - 1.90      (19.13) - (14.75)
 LMPLS High Growth
   Subaccount                  2006     45,160   1.229 - 1.250    56,412        0.98         1.40 - 1.90            7.43 - 7.94
                               2005     54,965   1.144 - 1.158    63,620        0.43         1.40 - 1.90            4.00 - 4.61
                               2004     63,590   1.100 - 1.108    70,398        0.39         1.40 - 1.90            8.59 - 9.06
                               2003     70,417   1.013 - 1.018    71,448        0.62         1.40 - 1.90          34.17 - 34.97
                               2002     78,953   0.752 - 0.756    59,368        1.10         1.40 - 1.90      (24.80) - (24.32)
Legg Mason Partners
 Variable Portfolios V
 LMPVPV Small Cap Growth
   Opportunities
   Subaccount                  2006     13,623   1.285 - 1.350    17,871          --         1.40 - 1.90          10.81 - 11.35
                               2005     14,654   1.154 - 1.215    17,241          --         1.40 - 1.90            2.91 - 3.41
                               2004     15,920   1.116 - 1.178    18,091        0.08         1.40 - 1.90          13.39 - 13.99
                               2003     14,922   0.979 - 1.036    14,817          --         1.40 - 1.90          39.32 - 40.06
                               2002     11,907   0.699 - 0.742     8,402          --         1.40 - 1.90      (26.73) - (21.94)
Legg Mason Partners
 Variable Portfolios II
 LMPVPII Appreciation
   Subaccount                  2006    355,607   1.238 - 1.336   460,610        1.08         1.40 - 1.90          12.65 - 13.22
                               2005    396,560   1.099 - 1.180   455,083        0.85         1.40 - 1.90            2.33 - 2.88
                               2004    409,904   1.074 - 1.147   459,757        1.16         1.40 - 1.90            6.76 - 7.20
                               2003    379,091   1.006 - 1.070   399,416        0.70         1.40 - 1.90          22.24 - 22.85
                               2002    346,509   0.823 - 0.871   299,834        1.48         1.40 - 1.90      (18.67) - (15.04)
 LMPVPII Capital and
   Income Subaccount           2006     29,276   1.171 - 1.176    34,398        1.96         1.65 - 1.90            9.13 - 9.40
                               2005     20,354   1.073 - 1.075    21,872        2.28         1.65 - 1.90            7.30 - 7.50
 LMPVPII Fundamental Value
   Subaccount                  2006    265,537   1.240 - 1.353   349,816        1.60         1.40 - 1.90          14.68 - 15.13
                               2005    287,839   1.077 - 1.177   329,697        0.97         1.40 - 1.90            2.73 - 3.36
                               2004    279,822   1.042 - 1.142   309,678        0.73         1.40 - 1.90            6.18 - 6.65
                               2003    221,360   0.977 - 1.073   227,937        0.75         1.40 - 1.90          36.05 - 36.83
                               2002    154,875   0.714 - 0.787   114,837        1.36         1.40 - 1.90      (22.48) - (18.45)

                               Year               Unit Value       Net     Investment(1)   Expense Ratio(2)    Total Return(3)
                              Ended     Units      Lowest to     Assets       Income          Lowest to           Lowest to
                              Dec 31   (000s)     Highest ($)    ($000s)     Ratio (%)       Highest (%)         Highest (%)
                              ------   ------     -----------    -------     ---------       -----------         -----------

Legg Mason Partners
 Variable Portfolios III,
 Inc.
 LMPVPIII Adjustable Rate
   Income Subaccount           2006      2,893   1.018 - 1.033     2,966        4.15         1.40 - 1.90            2.21 - 2.68
                               2005      2,934   0.996 - 1.006     2,937        4.52         1.40 - 1.90            0.40 - 0.70
                               2004      1,260   0.992 - 0.994     1,253        2.10         1.65 - 1.90        (0.60) - (0.20)
 LMPVPIII Aggressive
   Growth Subaccount           2006    371,099   1.090 - 1.115   409,685          --         1.40 - 1.90            6.69 - 7.28
                               2005    397,314   1.016 - 1.042   409,286          --         1.40 - 1.90           9.55 - 10.08
                               2004    397,565   0.923 - 0.949   372,018          --         1.40 - 1.90            7.90 - 8.46
                               2003    340,214   0.851 - 0.877   292,990          --         1.40 - 1.90          32.07 - 32.55
                               2002    280,641   0.642 - 0.663   181,364          --         1.40 - 1.90      (33.54) - (25.51)
 LMPVPIII High Income
   Subaccount                  2006     69,415   1.207 - 1.435    92,443        7.66         1.40 - 1.90            8.92 - 9.43
                               2005     76,004   1.103 - 1.314    92,327        8.18         1.40 - 1.90            0.70 - 1.19
                               2004     73,082   1.090 - 1.302    86,778        9.00         1.40 - 1.90            8.39 - 9.00
                               2003     64,059   1.000 - 1.199    68,139        8.73         1.40 - 1.90          25.08 - 25.63
                               2002     51,069   0.796 - 0.956    41,652       26.25         1.40 - 1.90        (4.56) - (3.15)
 LMPVPIII International
   All Cap Growth
   Subaccount                  2006     45,961   1.098 - 1.441    53,252        2.08         1.40 - 1.90          23.52 - 24.07
                               2005     52,324   0.885 - 1.164    48,702        1.36         1.40 - 1.90           9.61 - 10.21
                               2004     58,086   0.803 - 1.059    48,698        0.94         1.40 - 1.90          15.62 - 16.21
                               2003     61,479   0.691 - 0.913    43,760        1.08         1.40 - 1.90          25.03 - 25.64
                               2002     64,910   0.550 - 0.729    36,138        0.95         1.40 - 1.90      (26.67) - (20.89)
 LMPVPIII Large Cap Growth
   Subaccount                  2006     25,210   1.032 - 1.123    27,625        0.15         1.40 - 1.90            2.59 - 3.20
                               2005     29,028   1.000 - 1.092    30,796        0.13         1.40 - 1.90            3.25 - 3.73
                               2004     30,640   0.964 - 1.055    31,287        0.39         1.40 - 1.90        (1.51) - (1.03)
                               2003     23,690   0.974 - 1.069    24,273        0.03         1.40 - 1.90          44.82 - 45.37
                               2002      9,415   0.670 - 0.736     6,548        0.48         1.40 - 1.90      (25.80) - (20.48)
 LMPVPIII Large Cap Value
   Subaccount                  2006     68,173   1.198 - 1.254    81,976        1.20         1.40 - 1.90          16.03 - 16.65
                               2005     80,060   1.027 - 1.078    82,518        1.54         1.40 - 1.90            4.51 - 5.01
                               2004     92,136   0.978 - 1.029    90,373        1.85         1.40 - 1.90            8.50 - 9.15
                               2003    102,011   0.896 - 0.946    91,665        1.71         1.40 - 1.90          25.30 - 25.84
                               2002    113,574   0.712 - 0.753    80,980        3.68         1.40 - 1.90      (27.30) - (20.65)
 LMPVPIII Mid Cap Core
   Subaccount                  2006     29,735   1.260 - 1.363    39,400        0.54         1.40 - 1.90          12.64 - 13.21
                               2005     33,190   1.113 - 1.207    38,891        0.63         1.40 - 1.90            6.32 - 6.81
                               2004     34,125   1.042 - 1.133    37,422          --         1.40 - 1.90            8.29 - 8.88
                               2003     30,314   0.957 - 1.043    30,451          --         1.40 - 1.90          27.36 - 27.94
                               2002     22,187   0.748 - 0.817    17,209        0.12         1.40 - 1.90      (20.26) - (15.98)
 LMPVPIII Money Market
   Subaccount                  2006     57,641   1.006 - 1.158    62,363        4.51         1.40 - 1.90            2.65 - 3.12
                               2005     70,318   0.980 - 1.123    73,811        2.75         1.40 - 1.90            0.93 - 1.45
                               2004     83,653   0.971 - 1.107    86,890        0.89         1.40 - 1.90        (1.02) - (0.54)
                               2003     93,504   0.981 - 1.113    98,976        0.67         1.40 - 1.90        (1.31) - (0.71)
                               2002    111,874   0.994 - 1.121   121,508        1.26         1.40 - 1.90        (0.50) - (0.18)
 LMPVPIII Social Awareness
   Stock Subaccount            2006     21,107   0.882 - 1.076    20,162        0.49         1.40 - 1.90            5.67 - 6.27
                               2005     24,805   0.830 - 1.016    22,304        0.68         1.40 - 1.90            2.34 - 2.85
                               2004     28,151   0.807 - 0.989    24,444        0.77         1.40 - 1.90            4.25 - 4.81
                               2003     27,384   0.770 - 0.947    22,350        0.60         1.40 - 1.90          26.44 - 27.06
                               2002     25,387   0.606 - 0.747    15,894        0.93         1.40 - 1.90      (25.92) - (22.23)

                               Year               Unit Value       Net     Investment(1)   Expense Ratio(2)    Total Return(3)
                              Ended     Units      Lowest to     Assets       Income          Lowest to           Lowest to
                              Dec 31   (000s)     Highest ($)    ($000s)     Ratio (%)       Highest (%)         Highest (%)
                              ------   ------     -----------    -------     ---------       -----------         -----------

Legg Mason Partners
 Variable Portfolios IV
 LMPVPIV Multiple
   Discipline Subaccount-
   All Cap Growth and
   Value                       2006      4,301   1.152 - 1.168     4,987       0.67          1.40 - 1.90          11.52 - 11.98
                               2005      4,023   1.033 - 1.043     4,173       0.42          1.40 - 1.90            3.30 - 7.30
                               2004      2,578   1.000 - 1.003     2,583       0.63          1.65 - 1.90            0.60 - 1.42
 LMPVPIV Multiple
   Discipline Subaccount-
   Balanced All Cap Growth
   and Value                   2006      4,360   1.105 - 1.121     4,853       1.59          1.40 - 1.90            8.33 - 8.94
                               2005      4,432   1.020 - 1.029     4,538       1.45          1.40 - 1.90            2.31 - 3.94
                               2004      2,214   0.997 - 0.999     2,211       1.64          1.65 - 1.90            3.74 - 5.17
 LMPVPIV Multiple
   Discipline Subaccount-
   Global All Cap Growth
   and Value                   2006      2,562   1.213 - 1.230     3,128       1.17          1.40 - 1.90          13.05 - 13.57
                               2005      2,440   1.073 - 1.083     2,628       0.88          1.40 - 1.90            4.58 - 7.23
                               2004      1,259   1.026 - 1.029     1,294       0.85          1.65 - 1.90            4.26 - 5.34
 LMPVPIV Multiple
   Discipline Subaccount-
   Large Cap Growth and
   Value                       2006      1,634   1.117 - 1.133     1,835       0.78          1.40 - 1.90          10.16 - 10.75
                               2005      1,659   1.014 - 1.023     1,687       0.70          1.40 - 1.90            1.60 - 3.75
                               2004      1,286   0.998 - 1.000     1,284       1.51          1.65 - 1.90            1.83 - 4.39
Met Investors Series Trust
 MIST BlackRock Large-Cap
   Core Subaccount (Class
   A)                          2006     52,707   1.100 - 1.264    58,415         --          1.40 - 1.90            5.67 - 6.08
 MIST Lord Abbett Bond
   Debenture Subaccount
   (Class A)                   2006     19,727   1.258 - 1.314    25,836         --          1.40 - 1.90            4.59 - 4.92
 MIST Lord Abbett Growth
   and Income Subaccount
   (Class B)                   2006      7,953   1.074 - 1.077     8,551         --          1.40 - 1.90            7.29 - 7.59
 MIST Oppenheimer Capital
   Appreciation Subaccount
   (Class B)                   2006      6,867   1.006 - 1.009     6,918         --          1.40 - 1.90            1.21 - 1.51
 MIST Pioneer Strategic
   Income Subaccount
   (Class A)                   2006     40,367   1.134 - 1.150    46,111       4.77          1.40 - 1.90            3.37 - 3.70
Metropolitan Series Fund,
 Inc.
 MSF BlackRock Aggressive
   Growth Subaccount
   (Class D)                   2006     54,875   0.811 - 1.069    56,973         --          1.40 - 1.90        (2.64) - (2.29)
 MSF BlackRock Bond Income
   Subaccount (Class E)        2006     38,027   1.042 - 1.116    42,324         --          1.40 - 1.90            3.57 - 3.99
 MSF MFS(R) Total Return
   Subaccount (Class F)        2006    140,118   1.321 - 1.538   200,640         --          1.40 - 1.90            6.70 - 7.03
 MSF T. Rowe Price Large
   Cap Growth Subaccount
   (Class B)                   2006      3,833   1.067 - 1.070     4,094         --          1.40 - 1.90            6.91 - 7.21
 MSF Western Asset
   Management U.S.
   Government Subaccount
   (Class A)                   2006      9,170   1.002 - 1.011     9,233         --          1.25 - 1.75            3.30 - 3.69
Oppenheimer Variable
 Account Funds
 Oppenheimer Capital
   Appreciation
   Subaccount/VA (Service
   Shares)                     2006         --   1.031 - 1.312        --       0.18          1.40 - 1.90            4.46 - 4.54
                               2005      6,425   0.987 - 1.255     6,442       0.73          1.40 - 1.90            2.92 - 8.10
                               2004      5,884   0.959 - 0.966     5,681       0.22          1.65 - 1.90            4.58 - 4.77
                               2003      4,665   0.917 - 0.922     4,296       0.26          1.65 - 1.90          28.25 - 28.59
                               2002      2,015   0.715 - 0.717     1,444       0.03          1.65 - 1.90      (28.30) - (25.98)
 Oppenheimer Main
   Street/VA Subaccount
   (Service Shares)            2006         --   1.154 - 1.351        --       0.97          1.40 - 1.90            5.58 - 5.71
                               2005      7,492   1.093 - 1.278     8,296       1.17          1.40 - 1.90            3.80 - 8.67
                               2004      7,433   1.053 - 1.061     7,881       0.67          1.65 - 1.90            7.01 - 7.28
                               2003      6,211   0.984 - 0.989     6,136       0.67          1.65 - 1.90          24.09 - 24.40
                               2002      2,607   0.793 - 0.795     2,072       0.02          1.65 - 1.90      (21.56) - (20.50)

                               Year              Unit Value       Net     Investment(1)   Expense Ratio(2)    Total Return(3)
                              Ended    Units      Lowest to     Assets       Income          Lowest to           Lowest to
                              Dec 31   (000s)    Highest ($)    ($000s)     Ratio (%)       Highest (%)         Highest (%)
                              ------   ------    -----------    -------     ---------       -----------         -----------

Pioneer Variable Contracts
 Trust
 Pioneer Fund VCT
   Subaccount (Class II)       2006     2,991   1.234 - 1.487    3,815         1.13         1.40 - 1.90          14.15 - 14.74
                               2005     2,765   1.081 - 1.296    3,023         1.11         1.40 - 1.90            3.94 - 4.60
                               2004     2,530   1.040 - 1.048    2,647         0.99         1.65 - 1.90            8.79 - 9.17
                               2003     1,639   0.956 - 0.960    1,573         0.95         1.65 - 1.90          21.17 - 21.37
                               2002       777   0.789 - 0.791      614         1.07         1.65 - 1.90      (20.90) - (20.62)
 Pioneer Mid Cap Value VCT
   Subaccount (Class II)       2006    16,115   1.633 - 1.709   26,736           --         1.40 - 1.90          10.19 - 10.69
                               2005    14,562   1.482 - 1.544   21,848         0.19         1.40 - 1.90            5.63 - 8.81
                               2004     7,450   1.403 - 1.414   10,525         0.26         1.65 - 1.90          19.40 - 19.83
                               2003     4,176   1.175 - 1.180    4,925         0.24         1.65 - 1.90          34.59 - 34.86
                               2002     1,953   0.873 - 0.875    1,709         0.28         1.65 - 1.90      (12.50) - (10.83)
Putnam Variable Trust
 Putnam VT International
   Equity Subaccount
   (Class IB)                  2006     5,493   1.596 - 1.882    9,327         0.49         1.40 - 1.90          25.27 - 25.97
                               2005     3,301   1.274 - 1.494    4,317         1.31         1.40 - 1.90          10.11 - 15.19
                               2004     2,374   1.157 - 1.166    2,765         1.44         1.65 - 1.90          13.99 - 14.31
                               2003     2,032   1.015 - 1.020    2,071         0.74         1.65 - 1.90          26.09 - 26.39
                               2002     1,040   0.805 - 0.807      839         0.05         1.65 - 1.90      (19.90) - (19.30)
 Putnam VT Small Cap Value
   Subaccount (Class IB)       2006    13,041   1.771 - 1.949   23,645         0.30         1.40 - 1.90          15.07 - 15.67
                               2005    10,665   1.539 - 1.685   16,670         0.15         1.40 - 1.90           5.05 - 14.86
                               2004     6,893   1.465 - 1.476   10,167         0.30         1.65 - 1.90          23.84 - 24.14
                               2003     3,906   1.183 - 1.189    4,642         0.27         1.65 - 1.90          46.77 - 47.15
                               2002     2,071   0.806 - 0.808    1,673         0.03         1.65 - 1.90      (23.96) - (19.20)
The Travelers Series Trust
 Travelers Convertible
   Securities Subaccount       2006        --   1.199 - 1.254       --         0.86         1.40 - 1.90            6.52 - 6.67
                               2005    20,550   1.124 - 1.177   24,150         2.62         1.40 - 1.90          (1.52) - 6.54
                               2004    20,075   1.183 - 1.192   23,919         2.61         1.65 - 1.90            4.23 - 4.56
                               2003    11,667   1.135 - 1.140   13,298         5.10         1.65 - 1.90          23.91 - 24.18
                               2002     4,099   0.916 - 0.918    3,763        14.10         1.65 - 1.90        (8.20) - (4.08)
 Travelers Managed Income
   Subaccount                  2006        --   1.002 - 1.076       --         2.06         1.40 - 1.90        (1.02) - (0.89)
                               2005    42,647   1.011 - 1.086   46,241         3.63         1.40 - 1.90        (0.56) - (0.10)
                               2004    41,758   1.081 - 1.089   45,444         5.07         1.65 - 1.90            0.93 - 1.11
                               2003    30,502   1.071 - 1.077   32,822         6.58         1.65 - 1.90            6.36 - 6.74
                               2002     9,306   1.007 - 1.009    9,391        28.76         1.65 - 1.90            0.90 - 1.61
 Travelers Mercury Large
   Cap Core Subaccount         2006        --   1.037 - 1.194       --         0.21         1.40 - 1.90            6.01 - 6.25
                               2005    62,862   0.976 - 1.125   61,830           --         1.40 - 1.90           9.97 - 10.53
                               2004    74,342   0.883 - 1.021   66,195         0.54         1.40 - 1.90          13.69 - 14.23
                               2003    82,282   0.773 - 0.895   64,047         0.67         1.40 - 1.90          18.96 - 19.47
                               2002    91,792   0.647 - 0.751   59,610         0.56         1.40 - 1.90      (26.14) - (20.78)
 Travelers MFS(R) Mid Cap
   Growth Subaccount           2006        --   0.833 - 1.094       --           --         1.40 - 1.90            5.71 - 5.91
                               2005    66,906   0.788 - 1.033   67,312           --         1.40 - 1.90            1.16 - 1.67
                               2004    78,670   0.779 - 1.016   78,266           --         1.40 - 1.90          11.93 - 12.51
                               2003    85,984   0.696 - 0.903   76,465           --         1.40 - 1.90          34.62 - 35.18
                               2002    91,848   0.517 - 0.668   60,948           --         1.40 - 1.90      (49.58) - (41.22)

                               Year               Unit Value       Net     Investment(1)   Expense Ratio(2)    Total Return(3)
                              Ended     Units      Lowest to     Assets       Income          Lowest to           Lowest to
                              Dec 31   (000s)     Highest ($)    ($000s)     Ratio (%)       Highest (%)         Highest (%)
                              ------   ------     -----------    -------     ---------       -----------         -----------

The Travelers Series Trust
 (Continued)
 Travelers MFS(R) Total
   Return Subaccount           2006         --   1.238 - 1.437        --        1.32         1.40 - 1.90            3.08 - 3.31
                               2005    155,667   1.201 - 1.391   202,664        2.16         1.40 - 1.90            1.01 - 1.53
                               2004    154,254   1.189 - 1.370   199,606        2.82         1.40 - 1.90            9.38 - 9.95
                               2003    140,353   1.087 - 1.246   167,426        2.48         1.40 - 1.90          14.30 - 14.84
                               2002    121,655   0.951 - 1.085   129,043        6.29         1.40 - 1.90        (7.58) - (5.08)
 Travelers Pioneer
   Strategic Income
   Subaccount                  2006         --   1.097 - 1.109        --          --         1.40 - 1.90            0.92 - 1.09
                               2005     31,549   1.087 - 1.097    34,454        6.66         1.40 - 1.90            1.68 - 2.24
                               2004      7,226   1.069 - 1.071     7,737       17.32         1.65 - 1.90            7.10 - 7.33
 Travelers U.S. Government
   Securities Subaccount       2006         --   0.970 - 0.975        --        6.90         1.40 - 1.90        (3.77) - (3.56)
                               2005      5,133   1.008 - 1.011     5,182          --         1.40 - 1.90          (0.69) - 0.90
Universal Institutional
 Funds, Inc.
 UIF Equity and Income
   Subaccount (Class II)       2006    113,021   1.474 - 1.501   168,126        1.15         1.40 - 1.90          10.41 - 11.02
                               2005    102,450   1.335 - 1.352   137,583        0.65         1.40 - 1.90            5.37 - 7.73
                               2004     57,396   1.267 - 1.272    72,971          --         1.65 - 1.90            9.41 - 9.75
                               2003     16,285   1.158 - 1.159    18,879        1.16         1.65 - 1.90           8.63 - 14.07
 UIF U.S. Real Estate
   Securities Subaccount
   (Class I)                   2006     18,763   1.587 - 1.600    29,913        1.10         1.40 - 1.90          35.53 - 36.17
                               2005      9,162   1.171 - 1.175    10,753        0.48         1.40 - 1.90          17.10 - 17.50
Van Kampen Life Investment
 Trust
 Van Kampen LIT Comstock
   Subaccount (Class II)       2006    151,101   1.386 - 1.558   220,686        1.28         1.40 - 1.90          13.79 - 14.47
                               2005    158,534   1.218 - 1.361   203,241        0.91         1.40 - 1.90            2.18 - 2.64
                               2004    143,416   1.192 - 1.326   180,625        0.74         1.40 - 1.90          15.28 - 15.81
                               2003    124,966   1.034 - 1.145   137,449        0.78         1.40 - 1.90          28.29 - 28.94
                               2002    105,447   0.806 - 0.888    91,424        0.42         1.40 - 1.90      (20.57) - (17.59)
 Van Kampen LIT Growth and
   Income Subaccount
   (Class II)                  2006    103,494   1.428 - 1.483   150,725        0.97         1.40 - 1.90          13.75 - 14.33
                               2005    109,784   1.249 - 1.300   139,928        0.84         1.40 - 1.90            7.70 - 8.23
                               2004    106,443   1.154 - 1.204   125,306        0.73         1.40 - 1.90          12.00 - 12.48
                               2003    101,462   1.026 - 1.073   105,963        0.69         1.40 - 1.90          25.23 - 25.89
                               2002     84,918   0.815 - 0.854    69,996        0.63         1.40 - 1.90      (15.89) - (12.70)
 Van Kampen LIT Strategic
   Growth Subaccount
   (Class II)                  2006    101,290   0.490 - 0.929    60,600          --         1.40 - 1.90            0.66 - 1.24
                               2005    118,715   0.484 - 0.920    68,970        0.01         1.40 - 1.90            5.56 - 6.14
                               2004    134,324   0.456 - 0.869    72,022          --         1.40 - 1.90            4.86 - 5.31
                               2003    142,382   0.433 - 0.827    69,738          --         1.40 - 1.90          24.70 - 25.14
                               2002    143,919   0.346 - 0.662    53,250        0.05         1.40 - 1.90      (33.59) - (29.49)

5. FINANCIAL HIGHLIGHTS  --  (Concluded)

                               Year              Unit Value       Net     Investment(1)   Expense Ratio(2)    Total Return(3)
                              Ended    Units      Lowest to     Assets       Income          Lowest to           Lowest to
                              Dec 31   (000s)    Highest ($)    ($000s)     Ratio (%)       Highest (%)         Highest (%)
                              ------   ------    -----------    -------     ---------       -----------         -----------

Variable Insurance
 Products Fund
 VIP Equity - Income
   Subaccount (Service
   Class 2)                    2006     8,902   1.378 - 1.575   12,627        2.98          1.40 - 1.90          17.68 - 18.33
                               2005     7,527   1.171 - 1.331    8,936        1.28          1.40 - 1.90            3.63 - 8.83
                               2004     5,885   1.130 - 1.139    6,694        1.22          1.65 - 1.90            9.18 - 9.41
                               2003     4,053   1.035 - 1.041    4,215        1.21          1.65 - 1.90          27.46 - 27.89
                               2002     2,149   0.812 - 0.814    1,747          --          1.65 - 1.90      (20.93) - (18.60)
 VIP Growth Subaccount
   (Service Class 2)           2006        --   0.963 - 1.278       --        0.15          1.40 - 1.90            4.00 - 4.24
                               2005     3,544   0.926 - 1.226    3,337        0.24          1.40 - 1.90           3.58 - 11.35
                               2004     2,684   0.894 - 0.901    2,415        0.11          1.65 - 1.90            1.13 - 1.46
                               2003     1,979   0.884 - 0.888    1,756        0.08          1.65 - 1.90          30.00 - 30.40
                               2002     1,107   0.680 - 0.681      754          --          1.65 - 1.90      (31.90) - (27.19)
 VIP Mid Cap Subaccount
   (Service Class 2)           2006    18,954   1.885 - 2.002   36,452        0.15          1.40 - 1.90          10.30 - 10.85
                               2005    14,215   1.709 - 1.806   24,631          --          1.40 - 1.90          15.79 - 20.48
                               2004     7,402   1.476 - 1.487   10,995          --          1.65 - 1.90          22.39 - 22.69
                               2003     3,121   1.206 - 1.212    3,783        0.18          1.65 - 1.90          35.66 - 35.87
                               2002     1,614   0.889 - 0.892    1,439          --          1.65 - 1.90       (10.80) - (9.84)

-------

(1) These amounts represent the dividends, excluding distributions of capital gains, received by the Subaccount from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that are assessed against contract owner accounts either through reductions in the unit values or the redemption of units. The recognition of investment income by the Subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the Subaccount invests.

(2) These amounts represent the annualized contract expenses of the separate account, consisting primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying fund have been excluded.

(3) These amounts represent the total return for the period indicated, including changes in the value of the underlying fund, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. The total return is calculated for each period indicated or from the effective date through the end of the reporting period. As the total return is presented as a range of minimum to maximum values, based on the product grouping representing the minimum and maximum expense ratio amounts, some individual contract total returns are not within the ranges presented.

6. Schedules of Accumulation and Annuity Units for the years ended December 31, 2006 and 2005

                                              AIM V.I. Capital       AIM V.I. Core           AIM V.I.
                                                Appreciation            Equity            Premier Equity
                                                 Subaccount           Subaccount        Subaccount (Series
                                                (Series II)           (Series II)               II)
                                           ---------------------   ----------------   ----------------------
                                              2006        2005        2006     2005      2006         2005
                                              ----        ----        ----     ----      ----         ----

Accumulation and annuity units
 beginning of year .....................   1,374,795   1,307,179          --     --    1,613,389   1,395,194
Accumulation units purchased and
 transferred from other funding options      424,951     249,832   2,114,976     --       52,282     330,115
Accumulation units redeemed and
 transferred to other funding options ..    (337,256)   (182,216)   (235,537)    --   (1,665,671)   (111,920)
Annuity units ..........................          --          --          --     --           --          --
                                           ---------   ---------   ---------    ---   ----------   ---------
Accumulation and annuity units end of
 year ..................................   1,462,490   1,374,795   1,879,439     --           --   1,613,389
                                           =========   =========   =========    ===   ==========   =========

                                             AllianceBernstein       AllianceBernstein         American Funds
                                             Global Technology        Large-Cap Growth          Global Growth
                                            Subaccount (Class B)    Subaccount (Class B)    Subaccount (Class 2)
                                           ---------------------   ---------------------   ----------------------
                                              2006        2005        2006        2005        2006         2005
                                              ----        ----        ----        ----        ----         ----

Accumulation and annuity units
 beginning of year .....................   1,867,266   1,780,951   1,586,493   1,307,981    5,300,236   2,642,852
Accumulation units purchased and
 transferred from other funding options      274,518     389,342     895,957     570,656    4,694,288   3,118,444
Accumulation units redeemed and
 transferred to other funding options ..    (448,219)   (303,027)   (563,477)   (292,144)  (1,339,186)   (461,060)
Annuity units ..........................          --          --          --          --           --          --
                                           ---------   ---------   ---------   ---------   ----------   ---------
Accumulation and annuity units end of
 year ..................................   1,693,565   1,867,266   1,918,973   1,586,493    8,655,338   5,300,236
                                           =========   =========   =========   =========   ==========   =========

                                                American Funds            American Funds            FTVIPT Mutual
                                              Growth Subaccount           Growth-Income           Shares Securities
                                                  (Class 2)            Subaccount (Class 2)      Subaccount (Class 2)
                                           -----------------------   -----------------------   -----------------------
                                              2006         2005         2006         2005         2006         2005
                                              ----         ----         ----         ----         ----         ----

Accumulation and annuity units
 beginning of year .....................   19,473,456    8,905,291   18,243,746    9,600,418   36,186,317   18,206,779
Accumulation units purchased and
 transferred from other funding options     9,458,825   12,081,851    5,348,805    9,976,434   13,714,098   20,885,031
Accumulation units redeemed and
 transferred to other funding options ..   (3,272,216)  (1,513,686)  (2,359,517)  (1,333,106)  (4,937,276)  (2,905,493)
Annuity units ..........................           --           --           --           --           --           --
                                           ----------   ----------   ----------   ----------   ----------   ----------
Accumulation and annuity units end of
 year ..................................   25,660,065   19,473,456   21,233,034   18,243,746   44,963,139   36,186,317
                                           ==========   ==========   ==========   ==========   ==========   ==========

6. Schedules of Accumulation and Annuity Units for the years ended December 31, 2006 and 2005 -- (Continued)

                                               FTVIPT Templeton
                                              Growth Securities            LMPIS Dividend             LMPIS Government
                                             Subaccount (Class 2)       Strategy Subaccount         Subaccount (Class A)
                                           -----------------------   -------------------------   -------------------------
                                              2006         2005          2006          2005          2006          2005
                                              ----         ----          ----          ----          ----          ----

Accumulation and annuity units
 beginning of year .....................   18,005,873   10,291,237    65,203,020    73,479,980    93,987,275    97,221,575
Accumulation units purchased and
 transferred from other funding options     8,663,403    9,082,729     2,626,189     5,781,854     9,520,979    16,669,240
Accumulation units redeemed and
 transferred to other funding options ..   (3,179,728)  (1,368,093)  (13,771,038)  (14,058,814)  (18,881,426)  (19,901,878)
Annuity units ..........................           --           --            --            --            31        (1,662)
                                           ----------   ----------   -----------   -----------   -----------   -----------
Accumulation and annuity units end of
 year ..................................   23,489,548   18,005,873    54,058,171    65,203,020    84,626,859    93,987,275
                                           ==========   ==========   ===========   ===========   ===========   ===========

                                                                           LMPIS Premier
                                               LMPIS Growth and          Selections All Cap           LMPLS Balanced
                                               Income Subaccount         Growth Subaccount              Subaccount
                                           ------------------------   -----------------------   -------------------------
                                              2006          2005         2006         2005          2006          2005
                                              ----          ----         ----         ----          ----          ----

Accumulation and annuity units
 beginning of year .....................   56,308,290    61,420,160   21,917,024   25,494,966   135,702,985   150,891,117
Accumulation units purchased and
 transferred from other funding options     2,252,652     5,134,291      499,274      826,886     3,203,980     8,710,772
Accumulation units redeemed and
 transferred to other funding options ..   (9,480,667)  (10,246,161)  (4,454,474)  (4,404,828)  (23,711,711)  (23,892,326)
Annuity units ..........................           --            --           --           --          (294)       (6,578)
                                           ----------   -----------   ----------   ----------   -----------   -----------
Accumulation and annuity units end of
 year ..................................   49,080,275    56,308,290   17,961,824   21,917,024   115,194,960   135,702,985
                                           ==========   ===========   ==========   ==========   ===========   ===========

                                                                                                       LMPVPV Small Cap
                                                  LMPIS Growth             LMPIS High Growth         Growth Opportunities
                                                   Subaccount                  Subaccount                 Subaccount
                                           -------------------------   -------------------------   -----------------------
                                               2006          2005          2006          2005         2006         2005
                                               ----          ----          ----          ----         ----         ----

Accumulation and annuity units
 beginning of year .....................    82,536,763    95,426,722    54,964,521    63,589,893   14,654,067   15,920,029
Accumulation units purchased and
 transferred from other funding options      1,243,210     1,974,439       703,346     1,378,183    2,393,328    2,267,396
Accumulation units redeemed and
 transferred to other funding options ..   (13,777,740)  (14,864,398)  (10,507,827)  (10,003,555)  (3,423,998)  (3,533,358)
Annuity units ..........................            --            --            --            --           --           --
                                           -----------   -----------   -----------   -----------   ----------   ----------
Accumulation and annuity units end of
 year ..................................    70,002,233    82,536,763    45,160,040    54,964,521   13,623,397   14,654,067
                                           ===========   ===========   ===========   ===========   ==========   ==========

6. Schedules of Accumulation and Annuity Units for the years ended December 31, 2006 and 2005 -- (Continued)

                                              LMPVPII Appreciation       LMPVPII Capital and        LMPVPII Fundamental
                                                   Subaccount             Income Subaccount           Value Subaccount
                                           -------------------------   -----------------------   -------------------------
                                               2006          2005         2006         2005          2006          2005
                                               ----          ----         ----         ----          ----          ----

Accumulation and annuity units
 beginning of year .....................   396,560,396   409,904,256   20,354,496           --   287,838,802   279,821,666
Accumulation units purchased and
 transferred from other funding options     19,685,948    47,896,597   12,734,909   21,202,329    18,619,508    46,760,117
Accumulation units redeemed and
 transferred to other funding options ..   (60,632,177)  (61,233,233)  (3,813,655)    (847,833)  (40,906,071)  (38,726,057)
Annuity units ..........................        (7,043)       (7,224)          --           --       (15,250)      (16,924)
                                           -----------   -----------   ----------   ----------   -----------   -----------
Accumulation and annuity units end of
 year ..................................   355,607,124   396,560,396   29,275,750   20,354,496   265,536,989   287,838,802
                                           ===========   ===========   ==========   ==========   ===========   ===========

                                             LMPVPIII Adjustable
                                                 Rate Income           LMPVPIII Aggressive            LMPVPIII High
                                                 Subaccount             Growth Subaccount           Income Subaccount
                                           ----------------------   -------------------------   -------------------------
                                              2006         2005         2006          2005          2006          2005
                                              ----         ----         ----          ----          ----          ----

Accumulation and annuity units
 beginning of year .....................    2,934,313   1,260,025   397,313,986   397,565,075    76,003,513    73,082,057
Accumulation units purchased and
 transferred from other funding options     1,360,455   2,429,898    32,333,095    61,461,436     7,492,347    18,321,492
Accumulation units redeemed and
 transferred to other funding options ..   (1,401,546)   (755,610)  (58,540,210)  (61,704,840)  (14,080,498)  (15,400,036)
Annuity units ..........................           --          --        (7,498)       (7,685)           --            --
                                           ----------   ---------   -----------   -----------   -----------   -----------
Accumulation and annuity units end of
 year ..................................    2,893,222   2,934,313   371,099,373   397,313,986    69,415,362    76,003,513
                                           ==========   =========   ===========   ===========   ===========   ===========

                                            LMPVPIII International
                                                   All Cap              LMPVPIII Large Cap         LMPVPIII Large Cap
                                              Growth Subaccount         Growth Subaccount           Value Subaccount
                                           -----------------------   -----------------------   -------------------------
                                              2006         2005         2006         2005          2006          2005
                                              ----         ----         ----         ----          ----          ----

Accumulation and annuity units
 beginning of year .....................   52,324,057   58,086,243   29,027,556   30,639,841    80,059,801    92,136,087
Accumulation units purchased and
 transferred from other funding options     3,161,129    3,730,872    2,448,790    4,051,997     1,867,392     2,515,557
Accumulation units redeemed and
 transferred to other funding options ..   (9,524,131)  (9,493,058)  (6,266,603)  (5,664,282)  (13,753,726)  (14,591,843)
Annuity units ..........................           --           --           --           --            --            --
                                           ----------   ----------   ----------   ----------   -----------   -----------
Accumulation and annuity units end of
 year ..................................   45,961,055   52,324,057   25,209,743   29,027,556    68,173,467    80,059,801
                                           ==========   ==========   ==========   ==========   ===========   ===========

6. Schedules of Accumulation and Annuity Units for the years ended December 31, 2006 and 2005 -- (Continued)

                                                                                                         LMPVPIII
                                               LMPVPIII Mid Cap        LMPVPIII Money Market         Social Awareness
                                               Core Subaccount               Subaccount              Stock Subaccount
                                           -----------------------   -------------------------   -----------------------
                                              2006         2005          2006          2005         2006         2005
                                              ----         ----          ----          ----         ----         ----

Accumulation and annuity units
 beginning of year .....................   33,189,619   34,124,864    70,318,443    83,653,240   24,804,920   28,151,430
Accumulation units purchased and
 transferred from other funding options     1,960,671    4,192,860    23,615,055    36,201,373      694,124    1,622,327
Accumulation units redeemed and
 transferred to other funding options ..   (5,414,973)  (5,128,105)  (36,292,272)  (49,536,028)  (4,392,094)  (4,968,837)
Annuity units ..........................           --           --          (136)         (142)          --           --
                                           ----------   ----------   -----------   -----------   ----------   ----------
Accumulation and annuity units end of
 year ..................................   29,735,317   33,189,619    57,641,090    70,318,443   21,106,950   24,804,920
                                           ==========   ==========   ===========   ===========   ==========   ==========

                                              LMPVPIV Multiple        LMPVPIV Multiple        LMPVPIV Multiple
                                                 Discipline              Discipline              Discipline
                                                Subaccount-             Subaccount-             Subaccount-
                                             All Cap Growth and       Balanced All Cap         Global All Cap
                                                   Value              Growth and Value        Growth and Value
                                           ---------------------   ---------------------   ---------------------
                                              2006        2005        2006        2005        2006        2005
                                              ----        ----        ----        ----        ----        ----

Accumulation and annuity units
 beginning of year .....................   4,022,665   2,577,790   4,431,652   2,214,315   2,439,955   1,258,969
Accumulation units purchased and
 transferred from other funding options      761,889   1,856,806     681,598   2,739,928     756,327   1,441,405
Accumulation units redeemed and
 transferred to other funding options ..    (483,769)   (411,931)   (753,683)   (522,591)   (634,148)   (260,419)
Annuity units ..........................          --          --          --          --          --          --
                                           ---------   ---------   ---------   ---------   ---------   ---------
Accumulation and annuity units end of
 year ..................................   4,300,785   4,022,665   4,359,567   4,431,652   2,562,134   2,439,955
                                           =========   =========   =========   =========   =========   =========

                                              LMPVPIV Multiple
                                                 Discipline          MIST BlackRock     MIST Lord Abbett
                                                Subaccount-          Large-Cap Core      Bond Debenture
                                            Large Cap Growth and       Subaccount          Subaccount
                                                   Value               (Class A)           (Class A)
                                           ---------------------   -----------------   -----------------
                                              2006        2005        2006      2005      2006      2005
                                              ----        ----        ----      ----      ----      ----

Accumulation and annuity units
 beginning of year .....................   1,658,927   1,285,783           --     --           --     --
Accumulation units purchased and
 transferred from other funding options      342,888     619,488   59,888,119     --   22,127,399     --
Accumulation units redeemed and
 transferred to other funding options ..    (367,850)   (246,344)  (7,180,946)    --   (2,400,058)    --
Annuity units ..........................          --          --           --     --           --     --
                                           ---------   ---------   ----------    ---   ----------    ---
Accumulation and annuity units end of
 year ..................................   1,633,965   1,658,927   52,707,173     --   19,727,341     --
                                           =========   =========   ==========    ===   ==========    ===

6. Schedules of Accumulation and Annuity Units for the years ended December 31, 2006 and 2005 -- (Continued)

                                               MIST Lord            MIST
                                                Abbett           Oppenheimer
                                              Growth and           Capital          MIST Pioneer
                                                Income          Appreciation      Strategic Income
                                              Subaccount         Subaccount          Subaccount
                                               (Class B)          (Class B)          (Class A)
                                           ----------------   ----------------   -----------------
                                              2006     2005      2006     2005      2006      2005
                                              ----     ----      ----     ----      ----      ----

Accumulation and annuity units
 beginning of year .....................          --     --          --     --           --     --
Accumulation units purchased and
 transferred from other funding options    8,569,201     --   7,446,797     --   46,130,887     --
Accumulation units redeemed and
 transferred to other funding options ..    (616,344)    --    (579,672)    --   (5,763,665)    --
Annuity units ..........................          --     --          --     --           --     --
                                           ---------    ---   ---------    ---   ----------    ---
Accumulation and annuity units end of
 year ..................................   7,952,857     --   6,867,125     --   40,367,222     --
                                           =========    ===   =========    ===   ==========    ===

                                             MSF BlackRock
                                               Aggressive        MSF BlackRock      MSF MFS(R) Total
                                                 Growth           Bond Income            Return
                                               Subaccount          Subaccount       Subaccount (Class
                                               (Class D)           (Class E)               F)
                                           -----------------   -----------------   ------------------
                                              2006      2005      2006      2005       2006      2005
                                              ----      ----      ----      ----       ----      ----

Accumulation and annuity units
 beginning of year .....................           --     --           --     --            --     --
Accumulation units purchased and
 transferred from other funding options    64,701,691     --   42,977,548     --   156,010,422     --
Accumulation units redeemed and
 transferred to other funding options ..   (9,826,869)    --   (4,950,148)    --   (15,904,962)    --
Annuity units ..........................           --     --           --     --        12,312     --
                                           ----------    ---   ----------    ---   -----------    ---
Accumulation and annuity units end of
 year ..................................   54,874,822     --   38,027,400     --   140,117,772     --
                                           ==========    ===   ==========    ===   ===========    ===

                                              MSF T. Rowe        MSF Western
                                                 Price              Asset
                                               Large Cap       Management U.S.      Oppenheimer Capital
                                                Growth            Government           Appreciation
                                              Subaccount          Subaccount           Subaccount/VA
                                               (Class B)          (Class A)          (Service Shares)
                                           ----------------   -----------------   ----------------------
                                              2006     2005      2006      2005      2006         2005
                                              ----     ----      ----      ----      ----         ----

Accumulation and annuity units
 beginning of year .....................          --     --           --     --    6,425,333   5,884,040
Accumulation units purchased and
 transferred from other funding options    4,459,180     --   12,251,822     --      338,162   1,220,672
Accumulation units redeemed and
 transferred to other funding options ..    (626,355)    --   (3,081,614)    --   (6,763,495)   (679,379)
Annuity units ..........................          --     --           --     --           --          --
                                           ---------    ---   ----------    ---   ----------   ---------
Accumulation and annuity units end of
 year ..................................   3,832,825     --    9,170,208     --           --   6,425,333
                                           =========    ===   ==========    ===   ==========   =========

6. Schedules of Accumulation and Annuity Units for the years ended December 31, 2006 and 2005 -- (Continued)

                                               Oppenheimer Main
                                                   Street/              Pioneer Fund VCT      Pioneer Mid Cap Value
                                                VA Subaccount          Subaccount (Class               VCT
                                               (Service Shares)               II)             Subaccount (Class II)
                                           -----------------------   ---------------------   -----------------------
                                              2006         2005         2006        2005        2006         2005
                                              ----         ----         ----        ----        ----         ----

Accumulation and annuity units
 beginning of year .....................    7,492,224    7,432,543   2,764,563   2,530,333   14,562,188    7,450,254
Accumulation units purchased and
 transferred from other funding options       345,295    1,124,950     640,520     804,018    4,493,588    8,880,783
Accumulation units redeemed and
 transferred to other funding options ..   (7,837,519)  (1,065,269)   (414,318)   (569,788)  (2,941,086)  (1,768,849)
Annuity units ..........................           --           --          --          --           --           --
                                           ----------   ----------   ---------   ---------   ----------   ----------
Accumulation and annuity units end of
 year ..................................           --    7,492,224   2,990,765   2,764,563   16,114,690   14,562,188
                                           ==========   ==========   =========   =========   ==========   ==========

                                                  Putnam VT           Putnam VT Small Cap
                                            International Equity        Value Subaccount        Travelers Convertible
                                            Subaccount (Class IB)          (Class IB)           Securities Subaccount
                                           ----------------------   -----------------------   ------------------------
                                              2006         2005        2006         2005          2006         2005
                                              ----         ----        ----         ----          ----         ----

Accumulation and annuity units
 beginning of year .....................    3,301,487   2,373,716   10,664,811    6,892,595    20,550,110   20,075,298
Accumulation units purchased and
 transferred from other funding options     3,302,709   1,309,003    4,501,130    5,543,370     1,197,066    4,349,128
Accumulation units redeemed and
 transferred to other funding options ..   (1,110,957)   (381,232)  (2,125,288)  (1,771,154)  (21,747,176)  (3,874,316)
Annuity units ..........................           --          --           --           --            --           --
                                           ----------   ---------   ----------   ----------   -----------   ----------
Accumulation and annuity units end of
 year ..................................    5,493,239   3,301,487   13,040,653   10,664,811            --   20,550,110
                                           ==========   =========   ==========   ==========   ===========   ==========

                                               Travelers Managed        Travelers Mercury Large
                                               Income Subaccount          Cap Core Subaccount
                                           -------------------------   -------------------------
                                               2006          2005          2006          2005
                                               ----          ----          ----          ----

Accumulation and annuity units
 beginning of year .....................    42,647,316    41,758,254    62,861,929    74,342,477
Accumulation units purchased and
 transferred from other funding options      2,078,784    11,669,709       379,182     1,579,384
Accumulation units redeemed and
 transferred to other funding options ..   (44,726,100)  (10,780,647)  (63,241,111)  (13,059,932)
Annuity units ..........................            --            --            --            --
                                           -----------   -----------   -----------   -----------
Accumulation and annuity units end of
 year ..................................            --    42,647,316            --    62,861,929
                                           ===========   ===========   ===========   ===========

                                            Travelers MFS(R) Mid Cap
                                               Growth Subaccount
                                           -------------------------
                                               2006          2005
                                               ----          ----

Accumulation and annuity units
 beginning of year .....................    66,906,144    78,670,208
Accumulation units purchased and
 transferred from other funding options        820,358     3,004,586
Accumulation units redeemed and
 transferred to other funding options ..   (67,726,502)  (14,759,357)
Annuity units ..........................            --        (9,293)
                                           -----------   -----------
Accumulation and annuity units end of
 year ..................................            --    66,906,144
                                           ===========   ===========

6. Schedules of Accumulation and Annuity Units for the years ended December 31, 2006 and 2005 -- (Continued)

                                                                            Travelers Pioneer           Travelers U.S.
                                                Travelers MFS(R)                Strategic                 Government
                                             Total Return Subaccount        Income Subaccount       Securities Subaccount
                                           --------------------------   ------------------------   -----------------------
                                               2006           2005          2006         2005         2006         2005
                                               ----           ----          ----         ----         ----         ----

Accumulation and annuity units
 beginning of year .....................    155,667,144   154,254,057    31,548,678    7,225,563    5,132,975           --
Accumulation units purchased and
 transferred from other funding options       6,085,021    27,889,745     9,086,664   28,441,589    3,205,790    6,544,315
Accumulation units redeemed and
 transferred to other funding options ..   (161,740,226)  (26,475,841)  (40,635,342)  (4,118,474)  (8,338,765)  (1,411,340)
Annuity units ..........................        (11,939)         (817)           --           --           --           --
                                           ------------   -----------   -----------   ----------   ----------   ----------
Accumulation and annuity units end of
 year ..................................             --   155,667,144            --   31,548,678           --    5,132,975
                                           ============   ===========   ===========   ==========   ==========   ==========

                                                                        UIF U.S. Real Estate
                                             UIF Equity and Income           Securities          Van Kampen LIT Comstock
                                             Subaccount (Class II)      Subaccount (Class I)      Subaccount (Class II)
                                           -------------------------   ----------------------   -------------------------
                                               2006          2005         2006         2005         2006          2005
                                               ----          ----         ----         ----         ----          ----

Accumulation and annuity units
 beginning of year .....................   102,450,017    57,396,409    9,162,426          --   158,534,295   143,415,760
Accumulation units purchased and
 transferred from other funding options     25,616,411    53,929,045   12,560,475   9,939,678    15,353,116    37,390,123
Accumulation units redeemed and
 transferred to other funding options ..   (15,045,846)   (8,875,437)  (2,959,923)   (777,252)  (22,786,451)  (22,271,588)
Annuity units ..........................            --            --           --          --            --            --
                                           -----------   -----------   ----------   ---------   -----------   -----------
Accumulation and annuity units end of
 year ..................................   113,020,582   102,450,017   18,762,978   9,162,426   151,100,960   158,534,295
                                           ===========   ===========   ==========   =========   ===========   ===========

                                             Van Kampen LIT Growth
                                                      and               Van Kampen LIT Strategic      VIP Equity Income
                                            Income Subaccount (Class    Growth Subaccount (Class     Subaccount (Service
                                                      II)                         II)                     Class 2)
                                           -------------------------   -------------------------   ----------------------
                                               2006          2005          2006          2005         2006         2005
                                               ----          ----          ----          ----         ----         ----

Accumulation and annuity units
 beginning of year .....................   109,783,523   106,442,501   118,714,696   134,324,389    7,526,690   5,885,498
Accumulation units purchased and
 transferred from other funding options     10,554,679    20,301,524     5,646,381     6,395,217    2,796,596   2,458,630
Accumulation units redeemed and
 transferred to other funding options ..   (16,844,238)  (16,960,502)  (23,071,176)  (22,004,910)  (1,421,594)   (817,438)
Annuity units ..........................            --            --            --            --           --          --
                                           -----------   -----------   -----------   -----------   ----------   ---------
Accumulation and annuity units end of
 year ..................................   103,493,964   109,783,523   101,289,901   118,714,696    8,901,692   7,526,690
                                           ===========   ===========   ===========   ===========   ==========   =========

6. Schedules of Accumulation and Annuity Units for the years ended December 31, 2006 and 2005 -- (Concluded)


                                            VIP Growth Subaccount    VIP Mid Cap Subaccount
                                              (Service Class 2)        (Service Class 2)
                                           ----------------------   -----------------------
                                              2006         2005        2006         2005
                                              ----         ----        ----         ----

Accumulation and annuity units
 beginning of year .....................    3,543,724   2,683,855   14,215,465    7,401,898
Accumulation units purchased and
 transferred from other funding options       820,729   1,219,253    9,129,344    9,009,968
Accumulation units redeemed and
 transferred to other funding options ..   (4,364,453)   (359,384)  (4,391,096)  (2,196,401)
Annuity units ..........................           --          --           --           --
                                           ----------   ---------   ----------   ----------
Accumulation and annuity units end of
 year ..................................           --   3,543,724   18,953,713   14,215,465
                                           ==========   =========   ==========   ==========

                NOTES TO FINANCIAL STATEMENTS  --  (Concluded)

7. SUBSEQUENT EVENT

On December 7, 2007, the Company merged with and into MetLife Insurance Company of Connecticut ("MICC"). Upon consummation of the merger, the Company's separate corporate existence ceased by operation of law, and MICC assumed legal ownership of all the assets of the Company, including the Separate Account and its assets. As a result of the merger, MICC also has become responsible for all of the Company's liabilities and obligations, including those created under Contracts initially issued by the Company and outstanding on the date of the merger. Such Contracts have thereby become variable annuity contracts funded by a Separate Account of MICC, and each owner thereof has become a contractholder of MICC.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of MetLife Insurance Company of Connecticut:

     We have audited the accompanying consolidated balance sheets of MetLife Insurance Company of Connecticut ("MetLife Connecticut") (formerly known as "The Travelers Insurance Company") and its subsidiaries (collectively the "Company") as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedules listed in the Index to Consolidated Financial Statements and Schedules. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements and financial statement schedules based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of MetLife Insurance Company of Connecticut and its subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

     As described in Notes 1 and 3 to the consolidated financials statements, on October 11, 2006, MetLife Connecticut entered into a Transfer Agreement with MetLife Investors Group, Inc. ("MLIG"), both subsidiaries of MetLife, Inc. ("MetLife"), pursuant to which MetLife Connecticut acquired all of the stock of MetLife Investors USA Insurance Company ("MLI-USA") from MLIG. As the transaction was between entities under common control, the transaction was recorded and accounted for in a manner similar to a pooling-of-interests from July 1, 2005 (the "Acquisition Date"); further, as MLI-USA has been controlled by MetLife for longer than MetLife Connecticut, all amounts reported for periods prior to the Acquisition Date are those of MLI-USA.


/S/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
New York, New York
March 30, 2007

(October 30, 2007 as to Note 20)

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2006 AND 2005

                 (IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)


                                                                   2006       2005
                                                                 --------   --------
ASSETS
Investments:
  Fixed maturity securities available-for-sale, at estimated fair value (amortized cost: $48,406 and $53,231,
     respectively).............................................  $ 47,846   $ 52,589
  Trading securities, at fair value (cost: $0 and $457,
     respectively).............................................        --        452
  Equity securities available-for-sale, at estimated fair value
     (cost: $777 and $424, respectively).......................       795        421
  Mortgage and consumer loans..................................     3,595      2,543
  Policy loans.................................................       918        916
  Real estate and real estate joint ventures held-for-
     investment................................................       173         91
  Real estate held-for-sale....................................         7          5
  Other limited partnership interests..........................     1,082      1,252
  Short-term investments.......................................       777      1,769
  Other invested assets........................................     1,241      1,057
                                                                 --------   --------
     Total investments.........................................    56,434     61,095
Cash and cash equivalents......................................       649        571
Accrued investment income......................................       597        602
Premiums and other receivables.................................     8,410      7,008
Deferred policy acquisition costs and value of business
  acquired.....................................................     5,111      4,914
Current income tax recoverable.................................        94         48
Deferred income tax assets.....................................     1,007      1,120
Goodwill.......................................................       953        924
Other assets...................................................       765        442
Separate account assets........................................    50,067     44,524
                                                                 --------   --------
     Total assets..............................................  $124,087   $121,248
                                                                 ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Future policy benefits.......................................  $ 19,654   $ 18,344
  Policyholder account balances................................    35,099     37,840
  Other policyholder funds.....................................     1,513      1,293
  Long-term debt -- affiliated.................................       435        435
  Payables for collateral under securities loaned and other
     transactions..............................................     9,155      9,737
  Other liabilities............................................       749      1,642
  Separate account liabilities.................................    50,067     44,524
                                                                 --------   --------
     Total liabilities.........................................   116,672    113,815
                                                                 --------   --------
CONTINGENCIES, COMMITMENTS AND GUARANTEES (NOTE 12)
Stockholders' Equity:
  Common stock, par value $2.50 per share; 40,000,000 shares authorized; 34,595,317 shares issued and outstanding at
     December 31, 2006 and 2005................................        86         86
  Additional paid-in capital...................................     7,123      7,180
  Retained earnings............................................       520        581
  Accumulated other comprehensive income (loss)................      (314)      (414)
                                                                 --------   --------
     Total stockholders' equity................................     7,415      7,433
                                                                 --------   --------
     Total liabilities and stockholders' equity................  $124,087   $121,248
                                                                 ========   ========




          See accompanying notes to consolidated financial statements.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                        CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

                                  (IN MILLIONS)


                                                              2006     2005    2004
                                                             ------   ------   ----
REVENUES
Premiums...................................................  $  308   $  281   $  9
Universal life and investment-type product policy fees.....   1,268      862    159
Net investment income......................................   2,839    1,438    207
Other revenues.............................................     212      132     26
Net investment gains (losses)..............................    (521)    (198)    (9)
                                                             ------   ------   ----
  Total revenues...........................................   4,106    2,515    392
                                                             ------   ------   ----
EXPENSES
Policyholder benefits and claims...........................     792      570     18
Interest credited to policyholder account balances.........   1,316      720    153
Other expenses.............................................   1,173      678    179
                                                             ------   ------   ----
  Total expenses...........................................   3,281    1,968    350
                                                             ------   ------   ----
Income before provision for income tax.....................     825      547     42
Provision for income tax...................................     228      156     17
                                                             ------   ------   ----
Income before cumulative effect of a change in accounting,
  net of income tax........................................     597      391     25
Cumulative effect of a change in accounting, net of income
  tax......................................................      --       --      2
                                                             ------   ------   ----
Net income.................................................  $  597   $  391   $ 27
                                                             ======   ======   ====




          See accompanying notes to consolidated financial statements.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

                                  (IN MILLIONS)


                                                                               ACCUMULATED OTHER
                                                                          COMPREHENSIVE INCOME (LOSS)
                                                                          ---------------------------
                                                                                NET         FOREIGN
                                                    ADDITIONAL              UNREALIZED      CURRENCY
                                            COMMON    PAID-IN   RETAINED    INVESTMENT    TRANSLATION
                                             STOCK    CAPITAL   EARNINGS  GAINS (LOSSES)   ADJUSTMENT   TOTAL
                                            ------  ----------  --------  --------------  -----------  ------
BALANCE AT JANUARY 1, 2004 (NOTE 3).......    $11     $  171      $ 163        $  32          $--      $  377
Capital contribution from MetLife
  Investors Group, Inc. ..................               300                                              300
Comprehensive income (loss):
  Net income..............................                           27                                    27
  Other comprehensive income (loss):
     Unrealized gains (losses) on
       derivative instruments,  net of
       income tax.........................                                        (2)                      (2)
                                                                                                       ------
     Other comprehensive income (loss)....                                                                 (2)
                                                                                                       ------
  Comprehensive income (loss).............                                                                 25
                                              ---     ------      -----        -----          ---      ------
BALANCE AT DECEMBER 31, 2004..............     11        471        190           30           --         702
MetLife Insurance Company of Connecticut's
  common stock purchased by MetLife, Inc.
  (Notes 2 and 3).........................     75      6,709                                            6,784
Comprehensive income (loss):
  Net income..............................                          391                                   391
  Other comprehensive income (loss):
     Unrealized gains (losses) on
       derivative instruments,  net of
       income tax.........................                                        (1)                      (1)
     Unrealized investment gains (losses),
       net of related offsets and income
       tax................................                                      (445)                    (445)
     Foreign currency translation
       adjustments........................                                                      2           2
                                                                                                       ------
     Other comprehensive income (loss)....                                                               (444)
                                                                                                       ------
  Comprehensive income (loss).............                                                                (53)
                                              ---     ------      -----        -----          ---      ------
BALANCE AT DECEMBER 31, 2005..............     86      7,180        581         (416)           2       7,433
Revisions of purchase price pushed down to
  MetLife Insurance Company of
  Connecticut's net assets acquired (Note
  2)......................................                40                                               40
Dividend paid to MetLife, Inc. ...........              (259)      (658)                                 (917)
Capital contribution of intangible assets
  from MetLife,  Inc., net of income tax
  (Notes 8 and 14)........................               162                                              162
Comprehensive income (loss):
  Net income..............................                          597                                   597
  Other comprehensive income (loss):
     Unrealized gains (losses) on
       derivative instruments,  net of
       income tax.........................                                        (5)                      (5)
     Unrealized investment gains (losses),
       net of related offsets and income
       tax................................                                       107                      107
     Foreign currency translation
       adjustments, net of  income tax....                                                     (2)         (2)
                                                                                                       ------
     Other comprehensive income (loss)....                                                                100
                                                                                                       ------
  Comprehensive income (loss).............                                                                697
                                              ---     ------      -----        -----          ---      ------
BALANCE AT DECEMBER 31, 2006..............    $86     $7,123      $ 520        $(314)         $--      $7,415
                                              ===     ======      =====        =====          ===      ======




          See accompanying notes to consolidated financial statements.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

                                  (IN MILLIONS)


                                                                   2006       2005       2004
                                                                 --------   --------   -------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income....................................................   $    597   $    391   $    27
Adjustments to reconcile net income to net cash provided by
  operating activities:
     Depreciation and amortization expenses...................          6          4        --
     Amortization of premiums and accretion of discounts
       associated with investments, net.......................         74        112        21
     (Gains) losses from sales of investments and businesses,
       net....................................................        521        198         9
     Equity earnings of real estate joint ventures and other
       limited partnership interests..........................        (83)       (19)       --
     Interest credited to policyholder account balances.......      1,316        720       153
     Universal life and investment-type product policy fees...     (1,268)      (862)     (159)
     Change in accrued investment income......................          2        (68)       --
     Change in premiums and other receivables.................       (509)      (415)   (1,108)
     Change in deferred policy acquisition costs, net.........       (234)      (211)     (165)
     Change in insurance-related liabilities..................        234        812        17
     Change in trading securities.............................        (43)       103        --
     Change in income tax payable.............................        156        298        --
     Change in income tax recoverable.........................         --         --       (29)
     Change in other assets...................................        586        574       140
     Change in other liabilities..............................       (351)      (876)     (106)
     Other, net...............................................         --          2        --
                                                                 --------   --------   -------
Net cash provided by (used in) operating activities...........      1,004        763    (1,200)
                                                                 --------   --------   -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Sales, maturities and repayments of:
     Fixed maturity securities................................     27,706     24,008     1,521
     Equity securities........................................        218        221         2
     Mortgage and consumer loans..............................      1,034        748        72
     Real estate and real estate joint ventures...............        126         65        --
     Other limited partnership interests......................        762        173        --
  Purchases of:
     Fixed maturity securities................................    (23,840)   (32,850)   (1,482)
     Equity securities........................................       (109)        --        --
     Mortgage and consumer loans..............................     (2,092)      (500)      (42)
     Real estate and real estate joint ventures...............        (56)       (13)       --
     Other limited partnership interests......................       (343)      (330)       --
  Net change in policy loans..................................         (2)         3        --
  Net change in short-term investments........................        991        599         7
  Net change in other invested assets.........................       (316)       233         1
  Other, net..................................................          1          3        --
                                                                 --------   --------   -------
Net cash provided by (used in) investing activities...........      4,080     (7,640)       79
                                                                 --------   --------   -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Policyholder account balances:
     Deposits.................................................      8,185     11,230     4,541
     Withdrawals..............................................    (11,637)   (12,369)   (3,898)
  Net change in payables for collateral under securities
     loaned and other transactions............................       (582)     7,675       122
  Long-term debt issued.......................................         --        400        --
  Dividends on common stock...................................       (917)        --        --
  Capital contribution from MetLife Investors Group, Inc. ....         --         --       300
  Contribution of MetLife Insurance Company of Connecticut
     from MetLife, Inc., net of cash received  of $0, $443 and
     $0, respectively.........................................         --        443        --
  Other, net..................................................        (55)       (75)       --
                                                                 --------   --------   -------
Net cash (used in) provided by financing activities...........     (5,006)     7,304     1,065
                                                                 --------   --------   -------
Change in cash and cash equivalents...........................         78        427       (56)
Cash and cash equivalents, beginning of year..................        571        144       200
                                                                 --------   --------   -------
CASH AND CASH EQUIVALENTS, END OF YEAR........................   $    649   $    571   $   144
                                                                 ========   ========   =======

Supplemental disclosures of cash flow information:
  Net cash paid during the year for:
     Interest.................................................   $     31   $     18   $     2
                                                                 ========   ========   =======
     Income tax...............................................   $     81   $     87   $    (2)
                                                                 ========   ========   =======
  Non-cash transactions during the year:
     Net assets of MetLife Insurance Company of Connecticut
       acquired by MetLife, Inc. and contributed to MLI-USA
       net of cash received of $443 million...................   $     --   $  6,341   $    --
                                                                 ========   ========   =======
     Contribution of other intangible assets, net of deferred
       income tax.............................................   $    162   $     --   $    --
                                                                 ========   ========   =======
     Contribution of goodwill from MetLife, Inc. .............   $     29   $     --   $    --
                                                                 ========   ========   =======




--------
See Note 2 for further discussion of the net assets of MetLife Insurance Company of Connecticut acquired by MetLife, Inc. and contributed to MLI-USA.
See Note 19 for non-cash reinsurance transactions.

          See accompanying notes to consolidated financial statements.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES

  BUSINESS

     "MICC" or the "Company" refers to MetLife Insurance Company of Connecticut (formerly, The Travelers Insurance Company), a Connecticut corporation incorporated in 1863 ("MetLife Connecticut"), and its subsidiaries, including MetLife Life and Annuity Company of Connecticut ("MLAC", formerly The Travelers Life and Annuity Company) and MetLife Investors USA Insurance Company ("MLI-USA"). The Company is a subsidiary of MetLife, Inc. ("MetLife"). The Company offers individual annuities, individual life insurance, and institutional protection and asset accumulation products.

     On July 1, 2005 (the "Acquisition Date"), MetLife Connecticut became a wholly-owned subsidiary of MetLife. MetLife Connecticut, together with substantially all of Citigroup Inc.'s ("Citigroup") international insurance businesses, excluding Primerica Life Insurance Company and its subsidiaries ("Primerica") (collectively, "Travelers"), were acquired by MetLife from Citigroup (the "Acquisition") for $12.1 billion. See Note 2 for further information on the Acquisition.

     On October 11, 2006, MetLife transferred MLI-USA to MetLife Connecticut. See Note 3.

     On February 14, 2006, a Certificate of Amendment was filed with the State of Connecticut Office of the Secretary of the State changing the name of The Travelers Insurance Company to MetLife Insurance Company of Connecticut, effective May 1, 2006.

     Since the Company is a member of a controlled group of affiliated companies, its results may not be indicative of those of a stand-alone entity.

  BASIS OF PRESENTATION

     The accompanying consolidated financial statements include the accounts of
(i) MLI-USA and effective July 1, 2005, MetLife Connecticut and its subsidiaries (See Notes 2 and 3); (ii) partnerships and joint ventures in which the Company has control; and (iii) variable interest entities ("VIEs") for which the Company is deemed to be the primary beneficiary. Intercompany accounts and transactions have been eliminated.

     The Company uses the equity method of accounting for investments in equity securities in which it has more than a 20% interest and for real estate joint ventures and other limited partnership interests in which it has more than a minor equity interest or more than a minor influence over the joint ventures and partnership's operations, but does not have a controlling interest and is not the primary beneficiary. The Company uses the cost method of accounting for real estate joint ventures and other limited partnership interests in which it has a minor equity investment and virtually no influence over the joint ventures and partnership's operations.

     Minority interest related to consolidated entities included in other liabilities was $43 million and $180 million at December 31, 2006 and 2005, respectively. At December 31, 2005, the Company was the majority owner of Tribeca Citigroup Investments Ltd. ("Tribeca") and consolidated the fund within its consolidated financial statements. During the second quarter of 2006, the Company's ownership interests in Tribeca declined to a position whereby Tribeca is no longer consolidated. See Note 4 for further information.

     Certain amounts in the prior year periods' consolidated financial statements have been reclassified to conform with the 2006 presentation.

  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND CRITICAL ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to adopt accounting policies and make estimates and

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


assumptions that affect amounts reported in the consolidated financial statements. The most critical estimates include those used in determining:

(i) the fair value of investments in the absence of quoted market values;
(ii)     investment impairments;
(iii)    the recognition of income on certain investments;
(iv) the application of the consolidation rules to certain investments;
(v)      the fair value of and accounting for derivatives;
(vi) the capitalization and amortization of deferred policy acquisition costs ("DAC") and the establishment and amortization of value of business acquired ("VOBA");
(vii)    the measurement of goodwill and related impairment, if any;
(viii)   the liability for future policyholder benefits;
(ix) accounting for income taxes and the valuation of deferred income tax assets;
(x)      accounting for reinsurance transactions; and
(xi)     the liability for litigation and regulatory matters.


     A description of such critical estimates is incorporated within the discussion of the related accounting policies which follow. The application of purchase accounting requires the use of estimation techniques in determining the fair value of the assets acquired and liabilities assumed -- the most significant of which relate to the aforementioned critical estimates. In applying these policies, management makes subjective and complex judgments that frequently require estimates about matters that are inherently uncertain. Many of these policies, estimates and related judgments are common in the insurance and financial services industries; others are specific to the Company's businesses and operations. Actual results could differ from these estimates.

  Investments

     The Company's principal investments are in fixed maturity and equity securities, mortgage and consumer loans, policy loans, real estate, real estate joint ventures and other limited partnerships, short-term investments and other invested assets. The accounting policies related to each are as follows:

          Fixed Maturity and Equity Securities. The Company's fixed maturity and equity securities are classified as available-for-sale, except for trading securities, and are reported at their estimated fair value. Unrealized investment gains and losses on these securities are recorded as a separate component of other comprehensive income or loss, net of policyholder related amounts and deferred income taxes. All security transactions are recorded on a trade date basis. Investment gains and losses on sales of securities are determined on a specific identification basis.

          Interest income on fixed maturity securities is recorded when earned using an effective yield method giving effect to amortization of premiums and accretion of discounts. Dividends on equity securities are recorded when declared. These dividends and interest income are recorded as part of net investment income.

          Included within fixed maturity securities are loan-backed securities including mortgage-backed and asset-backed securities. Amortization of the premium or discount from the purchase of these securities considers the estimated timing and amount of prepayments of the underlying loans. Actual prepayment experience is periodically reviewed and effective yields are recalculated when differences arise between the prepayments originally anticipated and the actual prepayments received and currently anticipated. Prepayment assumptions for single class and multi-class mortgage-backed and asset-backed securities are obtained from broker-dealer survey values or internal estimates. For credit-sensitive mortgage-backed and asset-backed securities and certain prepayment-sensitive securities, the effective yield is recalculated on a prospective basis.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     For all other mortgage-backed and asset-backed securities, the effective yield is recalculated on a retrospective basis.

          The cost of fixed maturity and equity securities is adjusted for impairments in value deemed to be other-than-temporary in the period in which the determination is made. These impairments are included within net investment gains (losses) and the cost basis of the fixed maturity and equity securities is reduced accordingly. The Company does not change the revised cost basis for subsequent recoveries in value.

          The assessment of whether impairments have occurred is based on management's case-by-case evaluation of the underlying reasons for the decline in fair value. The Company's review of its fixed maturity and equity securities for impairments includes an analysis of the total gross unrealized losses by three categories of securities: (i) securities where the estimated fair value had declined and remained below cost or amortized cost by less than 20%; (ii) securities where the estimated fair value had declined and remained below cost or amortized cost by 20% or more for less than six months; and (iii) securities where the estimated fair value had declined and remained below cost or amortized cost by 20% or more for six months or greater.

          Additionally, management considers a wide range of factors about the security issuer and uses its best judgment in evaluating the cause of the decline in the estimated fair value of the security and in assessing the prospects for near-term recovery. Inherent in management's evaluation of the security are assumptions and estimates about the operations of the issuer and its future earnings potential. Considerations used by the Company in the impairment evaluation process include, but are not limited to: (i) the length of time and the extent to which the market value has been below cost or amortized cost; (ii) the potential for impairments of securities when the issuer is experiencing significant financial difficulties; (iii) the potential for impairments in an entire industry sector or sub-sector; (iv) the potential for impairments in certain economically depressed geographic locations; (v) the potential for impairments of securities where the issuer, series of issuers or industry has suffered a catastrophic type of loss or has exhausted natural resources; (vi) the Company's ability and intent to hold the security for a period of time sufficient to allow for the recovery of its value to an amount equal to or greater than cost or amortized cost (See also Note 4);
     (vii) unfavorable changes in forecasted cash flows on asset-backed securities; and (viii) other subjective factors, including concentrations and information obtained from regulators and rating agencies.

          Trading Securities. The Company's trading securities portfolio, principally consisting of fixed maturity and equity securities, supports investment strategies that involve the active and frequent purchase and sale of securities and the execution of short sale agreements and supports asset and liability matching strategies for certain insurance products. Trading securities and short sale agreement liabilities are recorded at fair value with subsequent changes in fair value recognized in net investment income. Related dividends and investment income are also included in net investment income. Beginning in the second quarter of 2006, the Company no longer holds a trading securities portfolio. (See also Note
     4)

          Securities Lending. Securities loaned transactions are treated as financing arrangements and are recorded at the amount of cash received. The Company obtains collateral in an amount equal to 102% of the fair value of the securities loaned. The Company monitors the market value of the securities loaned on a daily basis with additional collateral obtained as necessary. Substantially all of the Company's securities loaned transactions are with large brokerage firms. Income and expenses associated with securities loaned transactions are reported as investment income and investment expense, respectively, within net investment income.

          Mortgage and Consumer Loans. Mortgage and consumer loans are stated at unpaid principal balance, adjusted for any unamortized premium or discount, deferred fees or expenses, net of valuation allowances. Interest income is accrued on the principal amount of the loan based on the loan's contractual interest rate. Amortization of premiums and discounts is recorded using the effective yield method. Interest income,

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     amortization of premiums and discounts, and prepayment fees are reported in net investment income. Loans are considered to be impaired when it is probable that, based upon current information and events, the Company will be unable to collect all amounts due under the contractual terms of the loan agreement. Valuation allowances are established for the excess carrying value of the loan over the present value of expected future cash flows discounted at the loan's original effective interest rate, the value of the loan's collateral if the loan is in the process of foreclosure or otherwise collateral dependent, or the loan's market value if the loan is being sold. The Company also establishes allowances for loan losses when a loss contingency exists for pools of loans with similar characteristics, such as mortgage loans based on similar property types or loan to value risk factors. A loss contingency exists when the likelihood that a future event will occur is probable based on past events. Interest income earned on impaired loans is accrued on the principal amount of the loan based on the loan's contractual interest rate. However, interest ceases to be accrued for loans on which interest is generally more than 60 days past due and/or where the collection of interest is not considered probable. Cash receipts on such impaired loans are recorded as a reduction of the recorded investment. Gains and losses from the sale of loans and changes in valuation allowances are reported in net investment gains (losses).

          Policy Loans. Policy loans are stated at unpaid principal balances. Interest income on such loans is recorded as earned using the contractually agreed upon interest rate. Generally, interest is capitalized on the policy's anniversary date.

          Real Estate. Real estate held-for-investment, including related improvements, is stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful life of the asset (typically 20 to 55 years). Rental income is recognized on a straight-line basis over the term of the respective leases. The Company classifies a property as held-for-sale if it commits to a plan to sell a property within one year and actively markets the property in its current condition for a price that is reasonable in comparison to its fair value. The Company classifies the results of operations and the gain or loss on sale of a property that either has been disposed of or classified as held-for-sale as discontinued operations, if the ongoing operations of the property will be eliminated from the ongoing operations of the Company and if the Company will not have any significant continuing involvement in the operations of the property after the sale. Real estate held-for-sale is stated at the lower of depreciated cost or fair value less expected disposition costs. Real estate is not depreciated while it is classified as held-for-sale. The Company periodically reviews its properties held-for-investment for impairment and tests properties for recoverability whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable and the carrying value of the property exceeds its fair value. Properties whose carrying values are greater than their undiscounted cash flows are written down to their fair value, with the impairment loss included in net investment gains (losses). Impairment losses are based upon the estimated fair value of real estate, which is generally computed using the present value of expected future cash flows from the real estate discounted at a rate commensurate with the underlying risks. Real estate acquired upon foreclosure of commercial and agricultural mortgage loans is recorded at the lower of estimated fair value or the carrying value of the mortgage loan at the date of foreclosure.

          Real Estate Joint Ventures and Other Limited Partnership
     Interests. The Company uses the equity method of accounting for investments in real estate joint ventures and other limited partnership interests in which it has more than a minor equity interest or more than a minor influence over the joint ventures and partnership's operations, but does not have a controlling interest and is not the primary beneficiary. The Company uses the cost method of accounting for real estate joint ventures and other limited partnership interests in which it has a minor equity investment and virtually no influence over the joint ventures and the partnership's operations. In addition to the investees performing regular evaluations for the impairment of underlying investments, the Company routinely evaluates its investments in real estate joint ventures and limited partnerships for impairments. For its cost method investments, it follows an impairment analysis which

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     is similar to the process followed for its fixed maturity and equity securities as described previously. For equity method investees, the Company considers financial and other information provided by the investee, other known information and inherent risks in the underlying investments, as well as future capital commitments, in determining whether an impairment has occurred. When an other-than-temporary impairment is deemed to have occurred, the Company records a realized capital loss within net investment gains (losses) to record the investment at its fair value.

          Short-term Investments. Short-term investments include investments with remaining maturities of one year or less, but greater than three months, at the time of acquisition and are stated at amortized cost, which approximates fair value.

          Other Invested Assets. Other invested assets consist primarily of stand-alone derivatives with positive fair values.

          Estimates and Uncertainties. The Company's investments are exposed to three primary sources of risk: credit, interest rate and market valuation. The financial statement risks, stemming from such investment risks, are those associated with the recognition of impairments, the recognition of income on certain investments and the determination of fair values.

          The determination of the amount of allowances and impairments, as applicable, are described above by investment type. The determination of such allowances and impairments is highly subjective and is based upon the Company's periodic evaluation and assessment of known and inherent risks associated with the respective asset class. Such evaluations and assessments are revised as conditions change and new information becomes available. Management updates its evaluations regularly and reflects changes in allowances and impairments in operations as such evaluations are revised.

          The recognition of income on certain investments (e.g. loan-backed securities including mortgage-backed and asset-backed securities, certain investment transactions, trading securities, etc.) is dependent upon market conditions, which could result in prepayments and changes in amounts to be earned.

          The fair values of publicly held fixed maturity securities and publicly held equity securities are based on quoted market prices or estimates from independent pricing services. However, in cases where quoted market prices are not available, such as for private fixed maturity securities, fair values are estimated using present value or valuation techniques. The determination of fair values is based on: (i) valuation methodologies; (ii) securities the Company deems to be comparable; and
     (iii) assumptions deemed appropriate given the circumstances. The fair value estimates are made at a specific point in time, based on available market information and judgments about financial instruments, including estimates of the timing and amounts of expected future cash flows and the credit standing of the issuer or counterparty. Factors considered in estimating fair value include: coupon rate, maturity, estimated duration, call provisions, sinking fund requirements, credit rating, industry sector of the issuer, and quoted market prices of comparable securities. The use of different methodologies and assumptions may have a material effect on the estimated fair value amounts.

          Additionally, when the Company enters into certain real estate joint ventures and other limited partnerships for which the Company may be deemed to be the primary beneficiary under Financial Accounting Standards Board ("FASB") Interpretation ("FIN") No. 46(r), Consolidation of Variable Interest Entities -- An Interpretation of ARB No. 51, it may be required to consolidate such investments. The accounting rules for the determination of the primary beneficiary are complex and require evaluation of the contractual rights and obligations associated with each party involved in the entity, an estimate of the entity's expected losses and expected residual returns and the allocation of such estimates to each party.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

          The use of different methodologies and assumptions as to the timing and amount of impairments, recognition of income and the determination of the fair value of investments may have a material effect on the amounts presented within the consolidated financial statements.

  Derivative Financial Instruments

     Derivatives are financial instruments whose values are derived from interest rates, foreign currency exchange rates, or other financial indices. Derivatives may be exchange-traded or contracted in the over-the-counter market. The Company uses a variety of derivatives, including swaps, forwards, futures and option contracts, to manage the risk associated with variability in cash flows or changes in fair values related to the Company's financial instruments. The Company also uses derivative instruments to hedge its currency exposure associated with net investments in certain foreign operations. To a lesser extent, the Company uses credit derivatives to synthetically replicate investment risks and returns which are not readily available in the cash market. The Company also purchases certain securities, issues certain insurance policies and investment contracts and engages in certain reinsurance contracts that have embedded derivatives.

     Freestanding derivatives are carried on the Company's consolidated balance sheet either as assets within other invested assets or as liabilities within other liabilities at fair value as determined by quoted market prices or through the use of pricing models. The determination of fair value, when quoted market values are not available, is based on valuation methodologies and assumptions deemed appropriate under the circumstances. Derivative valuations can be affected by changes in interest rates, foreign currency exchange rates, financial indices, credit spreads, market volatility, and liquidity. Values can also be affected by changes in estimates and assumptions used in pricing models. Such assumptions include estimates of volatility, interest rates, foreign currency exchange rates, other financial indices and credit ratings. Essential to the analysis of the fair value is a risk of counterparty default. The use of different assumptions may have a material effect on the estimated derivative fair value amounts as well as the amount of reported net income.

     If a derivative is not designated as an accounting hedge or its use in managing risk does not qualify for hedge accounting pursuant to Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133") as amended, changes in the fair value of the derivative are reported in net investment gains (losses). The fluctuations in fair value of derivatives which have not been designated for hedge accounting can result in significant volatility in net income.

     To qualify for hedge accounting, at the inception of the hedging relationship, the Company formally documents its risk management objective and strategy for undertaking the hedging transaction, as well as its designation of the hedge as either (i) a hedge of the fair value of a recognized asset or liability or an unrecognized firm commitment ("fair value hedge"); (ii) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow hedge"); or (iii) a hedge of a net investment in a foreign operation. In this documentation, the Company sets forth how the hedging instrument is expected to hedge the designated risks related to the hedged item and sets forth the method that will be used to retrospectively and prospectively assess the hedging instrument's effectiveness and the method which will be used to measure ineffectiveness. A derivative designated as a hedging instrument must be assessed as being highly effective in offsetting the designated risk of the hedged item. Hedge effectiveness is formally assessed at inception and periodically throughout the life of the designated hedging relationship. Assessments and measurement of hedge effectiveness are also subject to interpretation and estimation, and different interpretations or estimates may have a material effect on the amount reported in net income.

     The accounting for derivatives is complex and interpretations of the primary accounting standards continue to evolve in practice. Judgment is applied in determining the availability and application of hedge accounting designations and the appropriate accounting treatment under these accounting standards. If it was determined that hedge accounting designations were not appropriately applied, reported net income could be materially affected.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


Differences in judgment as to the availability and application of hedge accounting designations and the appropriate accounting treatment may result in a differing impact on the consolidated financial statements of the Company from that previously reported.

     Under a fair value hedge, changes in the fair value of the hedging derivative, including amounts measured as ineffectiveness, and changes in the fair value of the hedged item related to the designated risk being hedged, are reported within net investment gains (losses). The fair values of the hedging derivatives are exclusive of any accruals that are separately reported in the consolidated statement of income within interest income or interest expense to match the location of the hedged item.

     Under a cash flow hedge, changes in the fair value of the hedging derivative measured as effective are reported within other comprehensive income
(loss), a separate component of stockholders' equity, and the deferred gains or losses on the derivative are reclassified into the consolidated statement of income when the Company's earnings are affected by the variability in cash flows of the hedged item. Changes in the fair value of the hedging instrument measured as ineffectiveness are reported within net investment gains (losses). The fair values of the hedging derivatives are exclusive of any accruals that are separately reported in the consolidated statement of income within interest income or interest expense to match the location of the hedged item.

     In a hedge of a net investment in a foreign operation, changes in the fair value of the hedging derivative that are measured as effective are reported within other comprehensive income (loss) consistent with the translation adjustment for the hedged net investment in the foreign operation. Changes in the fair value of the hedging instrument measured as ineffectiveness are reported within net investment gains (losses).

     The Company discontinues hedge accounting prospectively when: (i) it is determined that the derivative is no longer highly effective in offsetting changes in the fair value or cash flows of a hedged item; (ii) the derivative expires, is sold, terminated, or exercised; (iii) it is no longer probable that the hedged forecasted transaction will occur; (iv) a hedged firm commitment no longer meets the definition of a firm commitment; or (v) the derivative is de-designated as a hedging instrument.

     When hedge accounting is discontinued because it is determined that the derivative is not highly effective in offsetting changes in the fair value or cash flows of a hedged item, the derivative continues to be carried on the consolidated balance sheet at its fair value, with changes in fair value recognized currently in net investment gains (losses). The carrying value of the hedged recognized asset or liability under a fair value hedge is no longer adjusted for changes in its fair value due to the hedged risk, and the cumulative adjustment to its carrying value is amortized into income over the remaining life of the hedged item. Provided the hedged forecasted transaction is still probable of occurrence, the changes in fair value of derivatives recorded in other comprehensive income (loss) related to discontinued cash flow hedges are released into the consolidated statement of income when the Company's earnings are affected by the variability in cash flows of the hedged item.

     When hedge accounting is discontinued because it is no longer probable that the forecasted transactions will occur by the end of the specified time period or the hedged item no longer meets the definition of a firm commitment, the derivative continues to be carried on the consolidated balance sheet at its fair value, with changes in fair value recognized currently in net investment gains (losses). Any asset or liability associated with a recognized firm commitment is derecognized from the consolidated balance sheet, and recorded currently in net investment gains (losses). Deferred gains and losses of a derivative recorded in other comprehensive income (loss) pursuant to the cash flow hedge of a forecasted transaction are recognized immediately in net investment gains (losses).

     In all other situations in which hedge accounting is discontinued, the derivative is carried at its fair value on the consolidated balance sheet, with changes in its fair value recognized in the current period as net investment gains (losses).

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company is also a party to financial instruments that contain terms which are deemed to be embedded derivatives. The Company assesses each identified embedded derivative to determine whether it is required to be bifurcated under SFAS 133. If the instrument would not be accounted for in its entirety at fair value and it is determined that the terms of the embedded derivative are not clearly and closely related to the economic characteristics of the host contract, and that a separate instrument with the same terms would qualify as a derivative instrument, the embedded derivative is bifurcated from the host contract and accounted for as a freestanding derivative. Such embedded derivatives are carried on the consolidated balance sheet at fair value with the host contract and changes in their fair value are reported currently in net investment gains (losses). If the Company is unable to properly identify and measure an embedded derivative for separation from its host contract, the entire contract is carried on the balance sheet at fair value, with changes in fair value recognized in the current period in net investment gains (losses). Additionally, the Company may elect to carry an entire contract on the balance sheet at fair value, with changes in fair value recognized in the current period in net investment gains (losses) if that contract contains an embedded derivative that requires bifurcation. There is a risk that embedded derivatives requiring bifurcation may not be identified and reported at fair value in the consolidated financial statements and that their related changes in fair value could materially affect reported net income.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents.

  Property, Equipment, Leasehold Improvements and Computer Software

     Property, equipment and leasehold improvements, which are included in other assets, are stated at cost, less accumulated depreciation and amortization. Depreciation is determined using either the straight-line or sum-of-the-years-digits method over the estimated useful lives of the assets, as appropriate. Estimated lives generally range from five to ten years for leasehold improvements and three to seven years for all other property and equipment.

     Computer software, which is included in other assets, is stated at cost, less accumulated amortization. Purchased software costs, as well as internal and external costs incurred to develop internal-use computer software during the application development stage, are capitalized. Such costs are amortized generally over a four-year period using the straight-line method. The cost basis of computer software was $52 million and $2 million at December 31, 2006 and 2005, respectively. Accumulated amortization was $3 million at December 31, 2006 and the computer software was fully amortized at December 31, 2005. Related amortization expense was $3 million and $1 million for the years ended December 31, 2006 and 2005, respectively. There was no amortization expense for the year ended December 31, 2004.

  Deferred Policy Acquisition Costs and Value of Business Acquired

     The Company incurs significant costs in connection with acquiring new and renewal insurance business. Costs that vary with and relate to the production of new business are deferred as DAC. Such costs consist principally of commissions and agency and policy issue expenses. VOBA is an intangible asset that reflects the estimated fair value of in-force contracts in a life insurance company acquisition and represents the portion of the purchase price that is allocated to the value of the right to receive future cash flows from the business in-force at the acquisition date. VOBA is based on actuarially determined projections, by each block of business, of future policy and contract charges, premiums, mortality and morbidity, separate account performance, surrenders, operating expenses, investment returns and other factors. Actual experience on the purchased business may vary from these projections. The recovery of DAC and VOBA is dependent upon the future profitability of the related business. DAC and VOBA are aggregated in the financial statements for reporting purposes.

     DAC related to internally replaced contracts are generally expensed at the date of replacement.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     DAC and VOBA on life insurance or investment-type contracts are amortized in proportion to gross premiums or gross profits, depending on the type of contract as described below.

     The Company amortizes DAC and VOBA related to non-participating traditional contracts (term insurance and non-participating whole life insurance) over the entire premium paying period in proportion to the present value of actual historic and expected future gross premiums. The present value of expected premiums is based upon the premium requirement of each policy and assumptions for mortality, morbidity, persistency, and investment returns at policy issuance, or policy acquisition as it relates to VOBA, that include provisions for adverse deviation and are consistent with the assumptions used to calculate future policyholder benefit liabilities. These assumptions are not revised after policy issuance or acquisition unless the DAC or VOBA balance is deemed to be unrecoverable from future expected profits. Absent a premium deficiency, variability in amortization after policy issuance or acquisition is caused only by variability in premium volumes.

     The Company amortizes DAC and VOBA related to fixed and variable universal life contracts and fixed and variable deferred annuity contracts over the estimated lives of the contracts in proportion to actual and expected future gross profits. The amortization includes interest based on rates in effect at inception or acquisition of the contracts. The amount of future gross profits is dependent principally upon returns in excess of the amounts credited to policyholders, mortality, persistency, interest crediting rates, expenses to administer the business, creditworthiness of reinsurance counterparties, the effect of any hedges used, and certain economic variables, such as inflation. Of these factors, the Company anticipates that investment returns, expenses, and persistency are reasonably likely to impact significantly the rate of DAC and VOBA amortization. Each reporting period, the Company updates the estimated gross profits with the actual gross profits for that period. When the actual gross profits change from previously estimated gross profits, the cumulative DAC and VOBA amortization is re-estimated and adjusted by a cumulative charge or credit to current operations. When actual gross profits exceed those previously estimated, the DAC and VOBA amortization will increase, resulting in a current period charge to earnings. The opposite result occurs when the actual gross profits are below the previously estimated gross profits. Each reporting period, the Company also updates the actual amount of business remaining in-force, which impacts expected future gross profits.

     Separate account rates of return on variable universal life contracts and variable deferred annuity contracts affect in-force account balances on such contracts each reporting period. Returns that are higher than the Company's long-term expectation produce higher account balances, which increases the Company's future fee expectations and decreases future benefit payment expectations on minimum death benefit guarantees, resulting in higher expected future gross profits. The opposite result occurs when returns are lower than the Company's long-term expectation. The Company's practice to determine the impact of gross profits resulting from returns on separate accounts assumes that long-term appreciation in equity markets is not changed by short-term market fluctuations, but is only changed when sustained interim deviations are expected. The Company monitors these changes and only changes the assumption when its long-term expectation changes.

     The Company also reviews periodically other long-term assumptions underlying the projections of estimated gross profits. These include investment returns, policyholder dividend scales, interest crediting rates, mortality, persistency, and expenses to administer business. Management annually updates assumptions used in the calculation of estimated gross profits which may have significantly changed. If the update of assumptions causes expected future gross profits to increase, DAC and VOBA amortization will decrease, resulting in a current period increase to earnings. The opposite result occurs when the assumption update causes expected future gross profits to decrease.

  Sales Inducements

     The Company has two different types of sales inducements which are included in other assets: (i) the policyholder receives a bonus whereby the policyholder's initial account balance is increased by an amount equal to

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


a specified percentage of the customer's deposit; and (ii) the policyholder receives a higher interest rate using a dollar cost averaging method than would have been received based on the normal general account interest rate credited. The Company defers sales inducements and amortizes them over the life of the policy using the same methodology and assumptions used to amortize DAC.

  Goodwill

     Goodwill is the excess of cost over the fair value of net assets acquired. Goodwill is not amortized but is tested for impairment at least annually or more frequently if events or circumstances, such as adverse changes in the business climate, indicate that there may be justification for conducting an interim test. Impairment testing is performed using the fair value approach, which requires the use of estimates and judgment, at the "reporting unit" level. A reporting unit is the operating segment or a business one level below the operating segment, if discrete financial information is prepared and regularly reviewed by management at that level. For purposes of goodwill impairment testing, goodwill within Corporate & Other is allocated to reporting units within the Company's business segments. If the carrying value of a reporting unit's goodwill exceeds its fair value, the excess is recognized as an impairment and recorded as a charge against net income. The fair values of the reporting units are determined using a market multiple and a discounted cash flow model. The critical estimates necessary in determining fair value are projected earnings, comparative market multiples and the discount rate.

  Liability for Future Policy Benefits and Policyholder Account Balances

     The Company establishes liabilities for amounts payable under insurance policies, including traditional life insurance, traditional annuities and non-medical health insurance. Generally, amounts are payable over an extended period of time and related liabilities are calculated as the present value of future expected benefits to be paid reduced by the present value of future expected premiums. Such liabilities are established based on methods and underlying assumptions in accordance with GAAP and applicable actuarial standards. Principal assumptions used in the establishment of liabilities for future policy benefits are mortality, morbidity, policy lapse, renewal, retirement, investment returns, inflation, expenses and other contingent events as appropriate to the respective product type. Utilizing these assumptions, liabilities are established on a block of business basis.

     Future policy benefit liabilities for non-participating traditional life insurance policies are equal to the aggregate of the present value of future benefit payments and related expenses less the present value of future net premiums. Assumptions as to mortality and persistency are based upon the Company's experience when the basis of the liability is established. Interest rates for future policy benefit liabilities on non-participating traditional life insurance range from 4% to 7%.

     Future policy benefit liabilities for individual and group traditional fixed annuities after annuitization are equal to the present value of expected future payments. Interest rates used in establishing such liabilities range from 3% to 9%.

     Future policy benefit liabilities for non-medical health insurance are calculated using the net level premium method and assumptions as to future morbidity, withdrawals and interest, which provide a margin for adverse deviation. The interest rate used in establishing such liabilities is 4%.

     Future policy benefit liabilities for disabled lives are estimated using the present value of benefits method and experience assumptions as to claim terminations, expenses and interest. The interest rate used in establishing such liabilities is 4%.

     Liabilities for unpaid claims and claim expenses for the Company's workers' compensation business are included in future policyholder benefits and are estimated based upon the Company's historical experience and other actuarial assumptions that consider the effects of current developments, anticipated trends and risk

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


management programs, reduced for anticipated subrogation. The effects of changes in such estimated liabilities are included in the results of operations in the period in which the changes occur.

     The Company establishes future policy benefit liabilities for minimum death and income benefit guarantees relating to certain annuity contracts and secondary guarantees relating to certain life policies as follows:

     - Annuity guaranteed death benefit ("GMDB") liabilities are determined by estimating the expected value of death benefits in excess of the projected account balance and recognizing the excess ratably over the accumulation period based on total expected assessments. The Company regularly evaluates estimates used and adjusts the additional liability balance, with a related charge or credit to benefit expense, if actual experience or other evidence suggests that earlier assumptions should be revised. The assumptions used in estimating the GMDB liabilities are consistent with those used for amortizing DAC, and are thus subject to the same variability and risk. The assumptions of investment performance and volatility are consistent with the historical experience of the Standard & Poor's 500 Index ("S&P"). The benefits used in calculating the liabilities are based on the average benefits payable over a range of scenarios.

     - Guaranteed income benefit ("GMIB") liabilities are determined by estimating the expected value of the income benefits in excess of the projected account balance at any future date of annuitization and recognizing the excess ratably over the accumulation period based on total expected assessments. The Company regularly evaluates estimates used and adjusts the additional liability balance, with a related charge or credit to benefit expense, if actual experience or other evidence suggests that earlier assumptions should be revised. The assumptions used for estimating the GMIB liabilities are consistent with those used for estimating the GMDB liabilities. In addition, the calculation of guaranteed annuitization benefit liabilities incorporates an assumption for the percentage of the potential annuitizations that may be elected by the contractholder.

     - Liabilities for universal and variable life secondary guarantees are determined by estimating the expected value of death benefits payable when the account balance is projected to be zero and recognizing those benefits ratably over the accumulation period based on total expected assessments. The Company regularly evaluates estimates used and adjusts the additional liability balances, with a related charge or credit to benefit expense, if actual experience or other evidence suggests that earlier assumptions should be revised. The assumptions used in estimating the secondary and paid up guarantee liabilities are consistent with those used for amortizing DAC, and are thus subject to the same variability and risk. The assumptions of investment performance and volatility for variable products are consistent with historical S&P experience. The benefits used in calculating the liabilities are based on the average benefits payable over a range of scenarios.

     The Company establishes policyholder account balances ("PAB") for guaranteed minimum benefit riders relating to certain variable annuity products as follows:

     - Guaranteed minimum withdrawal benefit riders ("GMWB") guarantee the contractholder a return of their purchase payment via partial withdrawals, even if the account value is reduced to zero, provided that the contractholder's cumulative withdrawals in a contract year do not exceed a certain limit. The initial guaranteed withdrawal amount is equal to the initial benefit base as defined in the contract (typically, the initial purchase payments plus applicable bonus amounts). The GMWB is an embedded derivative, which is measured at fair value separately from the host variable annuity product.

     - Guaranteed minimum accumulation benefit riders ("GMAB") provide the contractholder, after a specified period of time determined at the time of issuance of the variable annuity contract, with a minimum accumulation of their purchase payments even if the account value is reduced to zero. The initial guaranteed accumulation amount is equal to the initial benefit base as defined in the contract (typically, the initial

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


       purchase payments plus applicable bonus amounts). The GMAB is also an embedded derivative, which is measured at fair value separately from the host variable annuity product.

     - For both GMWB and GMAB, the initial benefit base is increased by additional purchase payments made within a certain time period and decreases by benefits paid and/or withdrawal amounts. After a specified period of time, the benefit base may also increase as a result of an optional reset as defined in the contract.

     - The fair values of the GMWB and GMAB riders are calculated based on actuarial and capital market assumptions related to the projected cash flows, including benefits and related contract charges, over the lives of the contracts, incorporating expectations concerning policyholder behavior. In measuring the fair value of GMWBs and GMABs, the Company attributes a portion of the fees collected from the policyholder equal to the present value of expected future guaranteed minimum withdrawal and accumulation benefits (at inception). The changes in fair value are reported in net investment gains (losses). Any additional fees represent "excess" fees and are reported in universal life and investment-type product policy fees. These riders may be more costly than expected in volatile or declining markets, causing an increase in liabilities for future policy benefits, negatively affecting net income.

     The Company issues both GMWBs and GMABs directly and assumes risk relating to GMWBs and GMABs issued by an affiliate through a financing agreement. Some of the risks associated with GMWBs and GMABs directly written and assumed were transferred to a different affiliate through another financing agreement and included in premiums and other receivables.

     The Company periodically reviews its estimates of actuarial liabilities for future policy benefits and compares them with its actual experience. Differences between actual experience and the assumptions used in pricing these policies, guarantees and riders and in the establishment of the related liabilities result in variances in profit and could result in losses. The effects of changes in such estimated liabilities are included in the results of operations in the period in which the changes occur.

     PABs relate to investment-type contracts and universal life-type policies. Investment-type contracts principally include traditional individual fixed annuities in the accumulation phase and non-variable group annuity contracts. PABs are equal to: (i) policy account values, which consist of an accumulation of gross premium payments; (ii) credited interest, ranging from 0.5% to 12%, less expenses, mortality charges, and withdrawals; and (iii) fair value purchase accounting adjustments relating to the Acquisition.

  Other Policyholder Funds

     Other policyholder funds include policy and contract claims and unearned revenue liabilities.

     The liability for policy and contract claims generally relates to incurred but not reported death, disability, and long-term care claims as well as claims which have been reported but not yet settled. The liability for these claims is based on the Company's estimated ultimate cost of settling all claims. The Company derives estimates for the development of incurred but not reported claims principally from actuarial analyses of historical patterns of claims and claims development for each line of business. The methods used to determine these estimates are continually reviewed. Adjustments resulting from this continuous review process and differences between estimates and payments for claims are recognized in policyholder benefits and claims expense in the period in which the estimates are changed or payments are made.

     The unearned revenue liability relates to universal life-type and investment-type products and represents policy charges for services to be provided in future periods. The charges are deferred as unearned revenue and amortized using the product's estimated gross profits, similar to DAC. Such amortization is recorded in universal life and investment-type product policy fees.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Recognition of Insurance Revenue and Related Benefits

     Premiums related to traditional life and annuity policies with life contingencies are recognized as revenues when due from policyholders. Policyholder benefits and expenses are provided against such revenues to recognize profits over the estimated lives of the policies. When premiums are due over a significantly shorter period than the period over which benefits are provided, any excess profit is deferred and recognized into operations in a constant relationship to insurance in-force or, for annuities, the amount of expected future policy benefit payments. Premiums related to non-medical health and disability contracts are recognized on a pro rata basis over the applicable contract term.

     Deposits related to universal life-type and investment-type products are credited to PABs. Revenues from such contracts consist of amounts assessed against PABs for mortality, policy administration and surrender charges and are recorded in universal life and investment-type product policy fees in the period in which services are provided. Amounts that are charged to operations include interest credited and benefit claims incurred in excess of related PABs.

     Premiums related to workers' compensation contracts are recognized as revenue on a pro rata basis over the applicable contract term.

     Premiums, policy fees, policyholder benefits and expenses are presented net of reinsurance.

  Other Revenues

     Other revenues include advisory fees, broker-dealer commissions and fees and administrative service fees. Such fees and commissions are recognized in the period in which services are performed.

  Income Taxes

     The Company and its includable life insurance subsidiaries file a consolidated U.S. federal income tax return in accordance with the provisions of the Internal Revenue Code of 1986, as amended ("Code"). Non-includable subsidiaries file either a separate individual corporate tax return or a separate consolidated tax return. Prior to the transfer of MLI-USA to MetLife Connecticut, MLI-USA joined MetLife's includable affiliates in filing a federal income tax return. MLI-USA joined MetLife Connecticut's includable affiliates as of October 11, 2006.

     The Company's accounting for income taxes represents management's best estimate of various events and transactions.

     Deferred income tax assets and liabilities resulting from temporary differences between the financial reporting and tax bases of assets and liabilities are measured at the balance sheet date using enacted tax rates expected to apply to taxable income in the years the temporary differences are expected to reverse.

     For U.S. federal income tax purposes, an election in 2005 under Internal Revenue Code Section 338 was made by the Company's parent, MetLife. As a result of this election, the tax basis in the acquired assets and liabilities was adjusted as of the Acquisition Date and the related deferred income tax asset established for the taxable difference from the book basis.

     The realization of deferred income tax assets depends upon the existence of sufficient taxable income within the carryback or carryforward periods under the tax law in the applicable tax jurisdiction. Valuation allowances are established when management determines, based on available information, that it is more likely than not that deferred income tax assets will not be realized. Significant judgment is required in determining whether valuation

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


allowances should be established as well as the amount of such allowances. When making such determination, consideration is given to, among other things, the following:

    (i) future taxable income exclusive of reversing temporary differences and carryforwards;
    (ii)    future reversals of existing taxable temporary differences;
    (iii)   taxable income in prior carryback years; and
    (iv)    tax planning strategies.


     The Company may be required to change its provision for income taxes in certain circumstances. Examples of such circumstances include when the ultimate deductibility of certain items is challenged by taxing authorities or when estimates used in determining valuation allowances on deferred income tax assets significantly change or when receipt of new information indicates the need for adjustment in valuation allowances. Additionally, future events such as changes in tax legislation could have an impact on the provision for income tax and the effective tax rate. Any such changes could significantly affect the amounts reported in the consolidated financial statements in the year these changes occur.

     The Company classifies interest recognized as interest expense and penalties recognized as a component of income tax.

  Reinsurance

     The Company enters into reinsurance transactions as both a provider and a purchaser of reinsurance for its insurance products.

     For each of its reinsurance contracts, the Company determines if the contract provides indemnification against loss or liability relating to insurance risk in accordance with applicable accounting standards. The Company reviews all contractual features, particularly those that may limit the amount of insurance risk to which the reinsurer is subject or features that delay the timely reimbursement of claims.

     For reinsurance of existing in-force blocks of long-duration contracts that transfer significant insurance risk, the difference, if any, between the amounts paid (received), and the liabilities ceded (assumed) related to the underlying contracts is considered the net cost of reinsurance at the inception of the contract. The net cost of reinsurance is recorded as an adjustment to DAC and recognized as a component of other expenses on a basis consistent with the way the acquisition costs on the underlying reinsured contracts would be recognized. Subsequent amounts paid (received) on the reinsurance of in-force blocks, as well as amounts paid (received) related to new business, are recorded as ceded (assumed) premiums and ceded (assumed) future policy benefit liabilities are established.

     The assumptions used to account for long-duration reinsurance contracts are consistent with those used for the underlying contracts. Ceded policyholder and contract related liabilities, other than those currently due, are reported gross on the balance sheet.

     Amounts currently recoverable under reinsurance contracts are included in premiums and other receivables and amounts currently payable are included in other liabilities. Such assets and liabilities relating to reinsurance contracts with the same reinsurer may be recorded net on the balance sheet, if a right of offset exists within the reinsurance contract.

     Premiums, fees and policyholder benefits and claims include amounts assumed under reinsurance contracts and are net of reinsurance ceded.

     If the Company determines that a reinsurance contract does not expose the reinsurer to a reasonable possibility of a significant loss from insurance risk, the Company records the contract as a deposit, net of related expenses. Deposits received are included in other liabilities and deposits made are included within other assets. As amounts

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


are paid or received, consistent with the underlying contracts, the deposit assets or liabilities are adjusted. Interest on such deposits is recorded as other revenue or other expenses, as appropriate. Periodically, the Company evaluates the adequacy of the expected payments or recoveries and adjusts the deposit asset or liability through other revenue or other expenses, as appropriate.

     Amounts received from reinsurers for policy administration are reported in other revenues.

     Accounting for reinsurance requires extensive use of assumptions and estimates, particularly related to the future performance of the underlying business and the potential impact of counterparty credit risks. The Company periodically reviews actual and anticipated experience compared to the aforementioned assumptions used to establish assets and liabilities relating to ceded and assumed reinsurance and evaluates the financial strength of counterparties to its reinsurance agreements using criteria similar to that evaluated in the security impairment process discussed previously.

  Separate Accounts

     Separate accounts are established in conformity with insurance laws and are generally not chargeable with liabilities that arise from any other business of the Company. Separate account assets are subject to general account claims only to the extent the value of such assets exceeds the separate account liabilities. The Company reports separately, as assets and liabilities, investments held in separate accounts and liabilities of the separate accounts if (i) such separate accounts are legally recognized; (ii) assets supporting the contract liabilities are legally insulated from the Company's general account liabilities; (iii) investments are directed by the contractholder; and (iv) all investment performance, net of contract fees and assessments, is passed through to the contractholder. The Company reports separate account assets meeting such criteria at their fair value. Investment performance (including investment income, net investment gains (losses) and changes in unrealized gains (losses)) and the corresponding amounts credited to contractholders of such separate accounts are offset within the same line in the consolidated statements of income.

     The Company's revenues reflect fees charged to the separate accounts, including mortality charges, risk charges, policy administration fees, investment management fees and surrender charges. Separate accounts not meeting the above criteria are combined on a line-by-line basis with the Company's general account assets, liabilities, revenues and expenses.

  Employee Benefit Plans

     Eligible employees, sales representatives and retirees of the Company are provided pension, postretirement and postemployment benefits under plans sponsored and administered by Metropolitan Life Insurance Company ("Metropolitan Life"), an affiliate of the Company. The Company's obligation and expense related to these benefits is limited to the amount of associated expense allocated from Metropolitan Life.

  Foreign Currency

     Balance sheet accounts are translated at the exchange rates in effect at each year-end and income and expense accounts are translated at the average rates of exchange prevailing during the year. Translation adjustments are charged or credited directly to other comprehensive income or loss. Gains and losses from foreign currency transactions are reported as net investment gains (losses) in the period in which they occur.

  Discontinued Operations

     The results of operations of a component of the Company that either has been disposed of or is classified as held-for-sale are reported in discontinued operations if the operations and cash flows of the component have been or will be eliminated from the ongoing operations of the Company as a result of the disposal transaction and the

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


Company will not have any significant continuing involvement in the operations of the component after the disposal transaction.

  Litigation Contingencies

     The Company is a party to a number of legal actions and regulatory investigations. Given the inherent unpredictability of these matters, it is difficult to estimate the impact on the Company's consolidated financial position. Liabilities are established when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. On a quarterly and annual basis, the Company reviews relevant information with respect to liabilities for litigation, regulatory investigations and litigation-related contingencies to be reflected in the Company's consolidated financial statements. It is possible that an adverse outcome in certain of the Company's litigation and regulatory investigations, or the use of different assumptions in the determination of amounts recorded could have a material effect upon the Company's consolidated net income or cash flows in particular quarterly or annual periods.

  ADOPTION OF NEW ACCOUNTING PRONOUNCEMENTS

  Derivative Financial Instruments

     The Company has adopted guidance relating to derivative financial instruments as follows:

     - Effective January 1, 2006, the Company adopted prospectively SFAS No. 155, Accounting for Certain Hybrid Instruments ("SFAS 155"). SFAS 155 amends SFAS No. 133 and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("SFAS 140"). SFAS 155 allows financial instruments that have embedded derivatives to be accounted for as a whole, eliminating the need to bifurcate the derivative from its host, if the holder elects to account for the whole instrument on a fair value basis. In addition, among other changes, SFAS 155:

      (i) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133;
      (ii) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation;
      (iii) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and
      (iv) amends SFAS 140 to eliminate the prohibition on a qualifying special-purpose entity ("QSPE") from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial interest.


     The adoption of SFAS 155 did not have a material impact on the Company's consolidated financial statements.

     - Effective October 1, 2006, the Company adopted SFAS 133 Implementation Issue No. B40, Embedded Derivatives: Application of Paragraph 13(b) to Securitized Interests in Prepayable Financial Assets ("Issue B40"). Issue B40 clarifies that a securitized interest in prepayable financial assets is not subject to the conditions in paragraph 13(b) of SFAS 133, if it meets both of the following criteria: (i) the right to accelerate the settlement if the securitized interest cannot be controlled by the investor; and (ii) the securitized interest itself does not contain an embedded derivative (including an interest rate-related derivative) for which bifurcation would be required other than an embedded derivative that results solely from the embedded call options in the underlying financial assets. The adoption of Issue B40 did not have a material impact on the Company's consolidated financial statements.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     - Effective January 1, 2006, the Company adopted prospectively SFAS 133 Implementation Issue No. B38, Embedded Derivatives: Evaluation of Net Settlement with Respect to the Settlement of a Debt Instrument through Exercise of an Embedded Put Option or Call Option ("Issue B38") and SFAS 133 Implementation Issue No. B39, Embedded Derivatives: Application of Paragraph 13(b) to Call Options That Are Exercisable Only by the Debtor ("Issue B39"). Issue B38 clarifies that the potential settlement of a debtor's obligation to a creditor occurring upon exercise of a put or call option meets the net settlement criteria of SFAS 133. Issue B39 clarifies that an embedded call option, in which the underlying is an interest rate or interest rate index, that can accelerate the settlement of a debt host financial instrument should not be bifurcated and fair valued if the right to accelerate the settlement can be exercised only by the debtor (issuer/borrower) and the investor will recover substantially all of its initial net investment. The adoption of Issues B38 and B39 did not have a material impact on the Company's consolidated financial statements.

  Other Pronouncements

     Effective November 15, 2006, the Company adopted U.S. Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements ("SAB 108"). SAB 108 provides guidance on how prior year misstatements should be considered when quantifying misstatements in current year financial statements for purposes of assessing materiality. SAB 108 requires that registrants quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in quantifying a misstatement that, when relevant quantitative and qualitative factors are considered, is material. SAB 108 permits companies to initially apply its provisions by either restating prior financial statements or recording a cumulative effect adjustment to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment to retained earnings for errors that were previously deemed immaterial but are material under the guidance in SAB 108. The adoption of SAB 108 did not have a material impact on the Company's consolidated financial statements.

     Effective January 1, 2006, the Company adopted SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3 ("SFAS 154"). SFAS 154 requires retrospective application to prior periods' financial statements for a voluntary change in accounting principle unless it is deemed impracticable. It also requires that a change in the method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate rather than a change in accounting principle. The adoption of SFAS 154 did not have a material impact on the Company's consolidated financial statements.

     In June 2005, the Emerging Issues Task Force ("EITF") reached consensus on Issue No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights ("EITF 04-5"). EITF 04-5 provides a framework for determining whether a general partner controls and should consolidate a limited partnership or a similar entity in light of certain rights held by the limited partners. The consensus also provides additional guidance on substantive rights. EITF 04-5 was effective after June 29, 2005 for all newly formed partnerships and for any pre-existing limited partnerships that modified their partnership agreements after that date. For all other limited partnerships, EITF 04-5 required adoption by January 1, 2006 through a cumulative effect of a change in accounting principle recorded in opening equity or applied retrospectively by adjusting prior period financial statements. The adoption of the provisions of EITF 04-5 did not have a material impact on the Company's consolidated financial statements.

     Effective November 9, 2005, the Company prospectively adopted the guidance in FASB Staff Position ("FSP") No. FAS 140-2, Clarification of the Application of Paragraphs 40(b) and 40(c) of FAS 140 ("FSP 140-2"). FSP 140-2 clarified certain criteria relating to derivatives and beneficial interests when considering whether an entity qualifies as a QSPE. Under FSP 140-2, the criteria must only be met at the date the QSPE issues beneficial interests or when a derivative financial instrument needs to be replaced upon the occurrence of a specified event

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


outside the control of the transferor. The adoption of FSP 140-2 did not have a material impact on the Company's consolidated financial statements.

     Effective July 1, 2005, the Company adopted SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29 ("SFAS 153"). SFAS 153 amended prior guidance to eliminate the exception for nonmonetary exchanges of similar productive assets and replaced it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS 153 were required to be applied prospectively for fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 did not have a material impact on the Company's consolidated financial statements.

     In June 2005, the FASB completed its review of EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments ("EITF 03-1"). EITF 03-1 provides accounting guidance regarding the determination of when an impairment of debt and marketable equity securities and investments accounted for under the cost method should be considered other-than-temporary and recognized in income. EITF 03-1 also requires certain quantitative and qualitative disclosures for debt and marketable equity securities classified as available-for-sale or held-to-maturity under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. The FASB decided not to provide additional guidance on the meaning of other-than-temporary impairment but has issued FSP Nos. FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments ("FSP 115-1"), which nullifies the accounting guidance on the determination of whether an investment is other-than-temporarily impaired as set forth in EITF 03-1. As required by FSP 115-1, the Company adopted this guidance on a prospective basis, which had no material impact on the Company's consolidated financial statements, and has provided the required disclosures.

     Effective July 1, 2004, the Company adopted EITF Issue No. 03-16, Accounting for Investments in Limited Liability Companies ("EITF 03-16"). EITF 03-16 provides guidance regarding whether a limited liability company should be viewed as similar to a corporation or similar to a partnership for purposes of determining whether a noncontrolling investment should be accounted for using the cost method or the equity method of accounting. EITF 03-16 did not have a material impact on the Company's consolidated financial statements.

     Effective January 1, 2004, the Company adopted Statement of Position ("SOP") 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long Duration Contracts and for Separate Accounts ("SOP 03-1"), as interpreted by a Technical Practice Aid ("TPA"), issued by the American Institute of Certified Public Accountants ("AICPA") and FSP No. 97-1, Situations in Which Paragraphs 17(b) and 20 of FASB Statement No. 97, Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments, Permit or Require Accrual of an Unearned Revenue Liability ("FSP 97-1"). SOP 03-1 provides guidance on: (i) the classification and valuation of long-duration contract liabilities; (ii) the accounting for sales inducements; and (iii) separate account presentation and valuation. As a result of the adoption of SOP 03-1, effective January 1, 2004, the Company decreased the liability for future policyholder benefits for changes in the methodology relating to various guaranteed death and annuitization benefits and for determining liabilities for certain universal life insurance contracts by $2 million, which was reported as a cumulative effect of a change in accounting. This amount is net of corresponding changes in DAC, including unearned revenue liability, under certain variable annuity and life contracts and income tax. The application of SOP 03-1 increased the Company's 2004 net income by $3 million, including the cumulative effect of the adoption.

  FUTURE ADOPTION OF NEW ACCOUNTING PRONOUNCEMENTS

     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS 159"). SFAS 159 permits all entities the option to measure most financial instruments and certain

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


other items at fair value at specified election dates and to report related unrealized gains and losses in earnings. The fair value option will generally be applied on an instrument-by-instrument basis and is generally an irrevocable election. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is evaluating which eligible financial instruments, if any, it will elect to account for at fair value under SFAS 159 and the related impact on the Company's consolidated financial statements.

     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value in GAAP and requires enhanced disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements. The pronouncement is effective for fiscal years beginning after November 15, 2007. The guidance in SFAS 157 will be applied prospectively with the exception of:
(i) block discounts of financial instruments; and (ii) certain financial and hybrid instruments measured at initial recognition under SFAS 133 which is to be applied retrospectively as of the beginning of initial adoption (a limited form of retrospective application). The Company is currently evaluating the impact of SFAS 157 on the Company's consolidated financial statements. Implementation of SFAS 157 will require additional disclosures in the Company's consolidated financial statements.

     In June 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes -- an interpretation of FASB Statement No. 109 ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income tax recognized in a company's financial statements. FIN 48 requires companies to determine whether it is "more likely than not" that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recorded in the financial statements. It also provides guidance on the recognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. Previously recorded income tax benefits that no longer meet this standard are required to be charged to earnings in the period that such determination is made. FIN 48 will also require significant additional disclosures. FIN 48 is effective for fiscal years beginning after December 15, 2006. Based upon the Company's evaluation work completed to date, the Company expects to recognize a reduction to the January 1, 2007 balance of retained earnings of less than $1 million.

     In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets -- an amendment of FASB Statement No. 140 ("SFAS 156"). Among other requirements, SFAS 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations. SFAS 156 will be applied prospectively and is effective for fiscal years beginning after September 15, 2006. The Company does not expect SFAS 156 to have a material impact on the Company's consolidated financial statements.

     In September 2005, the AICPA issued SOP 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection With Modifications or Exchanges of Insurance Contracts ("SOP 05-1"). SOP 05-1 provides guidance on accounting by insurance enterprises for DAC on internal replacements of insurance and investment contracts other than those specifically described in SFAS No. 97, Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments. SOP 05-1 defines an internal replacement as a modification in product benefits, features, rights, or coverages that occurs by the exchange of a contract for a new contract, or by amendment, endorsement, or rider to a contract, or by the election of a feature or coverage within a contract. It is effective for internal replacements occurring in fiscal years beginning after December 15, 2006.

     In addition, in February 2007, related TPAs were issued by the AICPA to provide further clarification of SOP 05-1. The TPAs are effective concurrently with the adoption of the SOP. Based on the Company's interpretation of SOP 05-1 and related TPAs, the adoption of SOP 05-1 will result in a reduction to DAC and VOBA relating primarily to the Company's group life and health insurance contracts that contain certain rate reset provisions. The Company estimates that the adoption of SOP 05-1 as of January 1, 2007 will result in a cumulative effect adjustment of between $75 million and $95 million, net of income tax, which will be recorded as a reduction

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


to retained earnings. In addition, the Company estimates that accelerated DAC and VOBA amortization will reduce 2007 net income by approximately $5 million to $15 million, net of income tax.

2. ACQUISITION OF METLIFE INSURANCE COMPANY OF CONNECTICUT BY METLIFE, INC. FROM CITIGROUP INC.

     On the Acquisition Date, MetLife Connecticut became a subsidiary of MetLife. MetLife Connecticut, together with substantially all of Citigroup Inc.'s international insurance businesses, excluding Primerica Life Insurance Company and its subsidiaries, were acquired by MetLife from Citigroup for $12.1 billion. Prior to the Acquisition, MetLife Connecticut was a subsidiary of Citigroup Insurance Holding Company ("CIHC"). Primerica was distributed via dividend from MetLife Connecticut to CIHC on June 30, 2005 in contemplation of the Acquisition. The total consideration paid by MetLife for the purchase consisted of $11.0 billion in cash and 22,436,617 shares of MetLife's common stock with a market value of $1.0 billion to Citigroup and $100 million in other transaction costs.

     In accordance with FASB SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, the Acquisition was accounted for by MetLife using the purchase method of accounting, which requires that the assets and liabilities of MetLife Connecticut be identified and measured at their fair value as of the acquisition date.

     Final Purchase Price Allocation and Goodwill

     The purchase price paid by MetLife has been allocated to the assets acquired and liabilities assumed using management's best estimate of their fair values as of the Acquisition Date. The computation of the purchase price and the allocation of the purchase price to the net assets acquired based upon their respective fair values as of July 1, 2005, and the resulting goodwill, as revised, are presented below.

     Based upon MetLife's method of allocating the purchase price to the entities acquired, the purchase price attributed to MetLife Connecticut increased by $40 million. The increase in purchase price was a result of additional consideration paid in 2006 by MetLife to Citigroup of $115 million and an increase in transaction costs of $3 million, offset by a $4 million reduction in restructuring costs for a total purchase price increase of $114 million.

     The allocation of purchase price was updated as a result of the additional purchase price attributed to MetLife Connecticut of $40 million, an increase of $15 million in the value of the future policy benefit liabilities and other policyholder funds resulting from the finalization of the evaluation of the Travelers underwriting criteria, an increase in securities of $24 million resulting from the finalization of the determination of the fair value of such securities, an increase in other liabilities of $2 million due to the receipt of additional information, all resulting in a net impact of the aforementioned adjustments increasing deferred income tax assets by $4 million. Goodwill increased by $29 million as a consequence of such revisions to the purchase price and the purchase price allocation.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                      AS OF JULY 1, 2005
                                                                      ------------------
                                                                         (IN MILLIONS)
TOTAL PURCHASE PRICE PAID BY METLIFE.......................                 $12,084
  Purchase price attributed to other affiliates............                   5,260
                                                                            -------
  Purchase price attributed to MetLife Connecticut.........                   6,824
NET ASSETS OF METLIFE CONNECTICUT ACQUIRED PRIOR TO
  PURCHASE ACCOUNTING ADJUSTMENTS..........................  $8,207
ADJUSTMENTS TO REFLECT ASSETS ACQUIRED AT FAIR VALUE:
  Fixed maturity securities available-for-sale.............      (2)
  Mortgage loans on real estate............................      72
  Real estate and real estate joint ventures held-for-
     investment............................................      39
  Other limited partnership interests......................      48
  Other invested assets....................................     (36)
  Premiums and other receivables...........................   1,001
  Elimination of historical deferred policy acquisition
     costs.................................................  (3,052)
  Value of business acquired...............................   3,490
  Value of distribution agreements and customer
     relationships acquired................................      73
  Net deferred income tax asset............................   1,751
  Elimination of historical goodwill.......................    (196)
  Other assets.............................................     (11)
ADJUSTMENTS TO REFLECT LIABILITIES ASSUMED AT FAIR VALUE:
  Future policy benefits...................................  (3,766)
  Policyholder account balances............................  (1,870)
  Other liabilities........................................     191
                                                             ------
NET FAIR VALUE OF ASSETS ACQUIRED AND LIABILITIES ASSUMED..                   5,939
                                                                            -------
GOODWILL RESULTING FROM THE ACQUISITION ATTRIBUTED TO
  METLIFE CONNECTICUT......................................                 $   885
                                                                            =======



     Goodwill resulting from the Acquisition has been allocated to the Company's segments, as well as Corporate & Other, as follows:

                                                                        AS OF JULY 1, 2005
                                                                        ------------------
                                                                           (IN MILLIONS)
Institutional....................................................              $312
Individual.......................................................               163
Corporate & Other................................................               410
                                                                               ----
  TOTAL..........................................................              $885
                                                                               ====



     The entire amount of goodwill is expected to be deductible for income tax purposes.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

CONDENSED STATEMENT OF NET ASSETS ACQUIRED

     The condensed statement of net assets acquired reflects the fair value of MetLife Connecticut's net assets as follows:

                                                                   AS OF JULY 1, 2005
                                                                   ------------------
                                                                      (IN MILLIONS)
ASSETS
  Fixed maturity securities available-for-sale...................        $41,210
  Trading securities.............................................            555
  Equity securities available-for-sale...........................            641
  Mortgage loans on real estate..................................          2,363
  Policy loans...................................................            884
  Real estate and real estate joint ventures held-for-
     investment..................................................            126
  Other limited partnership interests............................          1,120
  Short-term investments.........................................          2,225
  Other invested assets..........................................          1,205
                                                                         -------
     Total investments...........................................         50,329
  Cash and cash equivalents......................................            443
  Accrued investment income......................................            494
  Premiums and other receivables.................................          4,688
  Value of business acquired.....................................          3,490
  Goodwill.......................................................            885
  Other intangible assets........................................             73
  Deferred income tax asset......................................          1,178
  Other assets...................................................            730
  Separate account assets........................................         30,427
                                                                         -------
     Total assets acquired.......................................         92,737
                                                                         -------

LIABILITIES:
  Future policy benefits.........................................         17,565
  Policyholder account balances..................................         34,251
  Other policyholder funds.......................................            115
  Current income tax.............................................             36
  Other liabilities..............................................          3,519
  Separate account liabilities...................................         30,427
                                                                         -------
     Total liabilities assumed...................................         85,913
                                                                         -------
     Net assets acquired.........................................        $ 6,824
                                                                         =======



  Other Intangible Assets

     VOBA reflects the estimated fair value of in-force contracts acquired and represents the portion of the purchase price that is allocated to the value of the right to receive future cash flows from the life insurance and annuity contracts in-force at the Acquisition Date. VOBA is based on actuarially determined projections, by each block of

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


business, of future policy and contract charges, premiums, mortality and morbidity, separate account performance, surrenders, operating expenses, investment returns and other factors. Actual experience on the purchased business may vary from these projections. If estimated gross profits or premiums differ from expectations, the amortization of VOBA is adjusted to reflect actual experience.

     The value of the other identifiable intangibles reflects the estimated fair value of MetLife Connecticut's distribution agreements and customer relationships acquired at July 1, 2005 and will be amortized in relation to the expected economic benefits of the agreements. If actual experience under the distribution agreements or with customer relationships differs from expectations, the amortization of these intangibles will be adjusted to reflect actual experience. See Notes 8 and 14 for additional information on the value of distribution agreements ("VODA") acquired from Citigroup.

     The use of discount rates was necessary to establish the fair value of VOBA, as well as the other identifiable intangible assets. In selecting the appropriate discount rates, management considered its weighted average cost of capital, as well as the weighted average cost of capital required by market participants. A discount rate of 11.5% was used to value these intangible assets.

     The fair values of business acquired, distribution agreements and customer relationships acquired are as follows:

                                                                             WEIGHTED AVERAGE
                                                      AS OF JULY 1, 2005   AMORTIZATION PERIOD
                                                      ------------------   -------------------
                                                         (IN MILLIONS)          (IN YEARS)
Value of business acquired..........................        $3,490                  16
Value of distribution agreements and customer
  relationships acquired............................            73                  16
                                                            ------
  Total value of intangible assets acquired,
     excluding goodwill.............................        $3,563                  16
                                                            ======



3.  CONTRIBUTION OF METLIFE CONNECTICUT FROM METLIFE, INC.

     On October 11, 2006, MetLife Connecticut and MetLife Investors Group, Inc. ("MLIG"), both subsidiaries of MetLife, entered into a Transfer Agreement ("Transfer Agreement"), pursuant to which MetLife Connecticut agreed to acquire all of the outstanding stock of MLI-USA from MLIG in exchange for shares of MetLife Connecticut's common stock. To effectuate the exchange of shares, MetLife returned 10,000,000 shares just prior to the closing of the transaction and retained 30,000,000 shares representing 100% of the then issued and outstanding shares of MetLife Connecticut. MetLife Connecticut issued 4,595,317 new shares to MLIG in exchange for all of the outstanding common stock of MLI-USA. After the closing of the transaction, 34,595,317 shares of MetLife Connecticut's common stock are outstanding, of which MLIG holds 4,595,317 shares, with the remaining shares held by MetLife.

     In connection with the Transfer Agreement on October 11, 2006, MLIG transferred to MetLife Connecticut certain assets and liabilities, including goodwill, VOBA and deferred income tax liabilities, which remain outstanding from MetLife's acquisition of MLIG on October 30, 1997. The assets and liabilities have been included in the financial data of the Company for all periods presented.

     The transfer of MLI-USA to MetLife Connecticut was a transaction between entities under common control. Since MLI-USA was the original entity under common control, for financial statement reporting purposes, MLI-USA is considered the accounting acquirer of MetLife Connecticut. Accordingly, all financial data included in these financial statements periods prior to July 1, 2005 is that of MLI-USA. For periods subsequent to July 1, 2005, MetLife Connecticut has been combined with MLI-USA in a manner similar to a pooling of interests. Information

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


regarding the consolidated statements of income of the Company for the years ended December 31, 2006 and 2005 is as follows:

                                                                                              UNAUDITED
                                                                                         ------------------
                                                                                         THREE MONTHS ENDED      YEAR ENDED
                                                    UNAUDITED                             DECEMBER 31, 2006  DECEMBER 31, 2006
                         --------------------------------------------------------------  ------------------  -----------------
                                      NINE MONTHS ENDED SEPTEMBER 30, 2006
                         --------------------------------------------------------------
                                                   ASSETS AND LIABILITIES
                                                         OUTSTANDING
                                                       FROM METLIFE'S
                                                         ACQUISITION       CONSOLIDATED
                         MICC HISTORICAL  MLI-USA          OF MLIG            COMPANY             CONSOLIDATED COMPANY
                         ---------------  -------  ----------------------  ------------  -------------------------------------
                                                            (IN MILLIONS)
Total revenues.........       $2,509        $623             $--              $3,132            $974               $4,106
Total expenses.........       $1,905        $486             $--              $2,391            $890               $3,281
                              ------        ----             ---              ------            ----               ------
Income before provision
  for income tax.......          604         137              --                 741            $ 84                  825
Provision for income
  tax..................          177          35              --                 212            $ 16                  228
                              ------        ----             ---              ------            ----               ------
Net income.............       $  427        $102             $--              $  529            $ 68               $  597
                              ======        ====             ===              ======            ====               ======





                                                                   YEAR ENDED DECEMBER 31, 2005
                                                         -----------------------------------------------
                                                                   ASSETS AND LIABILITIES
                                      SIX MONTHS ENDED                   OUTSTANDING
                                     DECEMBER 31, 2005                 FROM METLIFE'S
                                     -----------------                   ACQUISITION        CONSOLIDATED
                                      MICC HISTORICAL    MLI-USA           OF MLIG             COMPANY
                                     -----------------   -------   ----------------------   ------------
                                                                (IN MILLIONS)
Total revenues.....................        $1,749          $766              $--               $2,515
Total expenses.....................        $1,410          $561              $(3)              $1,968
                                           ------          ----              ---               ------
Income before provision for income
  tax..............................           339           205                3                  547
Provision for income tax...........            98            57                1                  156
                                           ------          ----              ---               ------
Net income.........................        $  241          $148              $ 2               $  391
                                           ======          ====              ===               ======




     The par value of the common stock presented in the statement of stockholders' equity for periods prior to the Acquisition Date has been adjusted to reflect the par value of the MetLife Connecticut shares issued to MLIG in exchange for MLI-USA's common stock. Information regarding the adjustments to stockholders' equity is as follows:

                                                                                     ACCUMULATED
                                                                                        OTHER
                                                                                    COMPREHENSIVE
                                                                                       INCOME
                                                                                  ----------------
                                                          ADDITIONAL               NET UNREALIZED
                                             COMMON         PAID IN    RETAINED   INVESTMENT GAINS
                                              STOCK         CAPITAL    EARNINGS       (LOSSES)       TOTAL
                                             ------       ----------   --------   ----------------   -----
Balance of MLI-USA's equity at January 1,
  2004                                         $ 2           $ 98        $163            $39          $302
Issuance of MetLife Connecticut's common
  stock to MLIG                                 11  (1)       (11)         --             --            --
Elimination of MLI-USA's common stock           (2) (2)         2          --             --            --
Assets and liabilities outstanding from
  MetLife's acquisition of MLIG                 --             82          --             (7)           75
                                               ---           ----        ----            ---          ----
Balance of MICC's equity at January 1, 2004    $11           $171        $163            $32          $377
                                               ===           ====        ====            ===          ====


                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

--------

   (1) Represents the issuance of 4,595,317 shares of MetLife Connecticut's common stock, at $2.50 par value, by MetLife Connecticut to MLIG in exchange for all the outstanding common stock of MLI-USA, for a total adjustment of $11 million.

   (2) Represents the elimination of MLI-USA's common stock of $2 million.

The par value of the MetLife Connecticut common stock purchased by MetLife has been adjusted to reflect the return of the MetLife Connecticut common stock by MetLife in connection with the transfer of MetLife Connecticut to MLI-USA as follows:

                                                                                    ACCUMULATED
                                                                                       OTHER
                                                                                   COMPREHENSIVE
                                                                                      INCOME
                                                                                 ----------------
                                                         ADDITIONAL               NET UNREALIZED
                                            COMMON         PAID IN    RETAINED   INVESTMENT GAINS
                                             STOCK         CAPITAL    EARNINGS       (LOSSES)        TOTAL
                                            ------       ----------   --------   ----------------   ------
MetLife Connecticut's common stock
  purchased by MetLife in the Acquisition
  on July 1, 2005                            $100          $6,684        $--            $--         $6,784
Return of MetLife Connecticut's common
  stock from MetLife                          (25) (1)         25         --             --             --
                                             ----          ------        ---            ---         ------
MetLife Connecticut's common stock
  purchased by MetLife on July 1, 2005, as
  adjusted                                   $ 75          $6,709        $--            $--         $6,784
                                             ====          ======        ===            ===         ======



--------

   (1) Represents the return of 10,000,000 shares of MetLife Connecticut's common stock, at $2.50 par value, by MetLife to MetLife Connecticut in anticipation of the acquisition of MLI-USA by MetLife Connecticut, for a total adjustment of $25 million.

     The following unaudited pro forma condensed consolidated financial information presents the results of operations for the Company assuming the MetLife Connecticut acquisition had been effected as of January 1, 2005. This unaudited pro forma information does not necessarily represent what the Company's actual results of operations would have been if the acquisition had occurred as of the date indicated or what such results would be for any future periods.

                                                                                  UNAUDITED
                                                                    ------------------------------------
                                                    YEAR ENDED      SIX MONTHS ENDED       YEAR ENDED
                                                DECEMBER 31, 2005     JUNE 30, 2005    DECEMBER 31, 2005
                                                -----------------   ----------------   -----------------
                                                   CONSOLIDATED         PRO FORMA          PRO FORMA
                                                                          MICC
                                                     COMPANY           HISTORICAL             MICC
                                                -----------------   ----------------   -----------------
                                                                      (IN MILLIONS)

Total revenues                                        $2,515             $2,324              $4,839
Total expenses                                        $1,968             $1,523              $3,491
                                                      ------             ------              ------
Income before provision for income tax                   547                801               1,348
Provision for income tax                                 156                226                 382
                                                      ------             ------              ------
Net income                                            $  391             $  575              $  966
                                                      ======             ======              ======


                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  INVESTMENTS

  FIXED MATURITY AND EQUITY SECURITIES AVAILABLE-FOR-SALE

     The following tables present the cost or amortized cost, gross unrealized gain and loss, and estimated fair value of the Company's fixed maturity and equity securities, the percentage that each sector represents by the total fixed maturity securities holdings and by the total equity securities holdings at:

                                                              DECEMBER 31, 2006
                                               ----------------------------------------------
                                                               GROSS
                                                COST OR      UNREALIZED
                                               AMORTIZED   -------------    ESTIMATED    % OF
                                                  COST     GAIN     LOSS   FAIR VALUE   TOTAL
                                               ---------   ----     ----   ----------   -----
                                                                (IN MILLIONS)
U.S. corporate securities....................   $17,331    $101     $424     $17,008     35.5%
Residential mortgage-backed securities.......    11,951      40       78      11,913     24.9
Foreign corporate securities.................     5,563      64      128       5,499     11.5
U.S. Treasury/agency securities..............     5,455       7      126       5,336     11.2
Commercial mortgage-backed securities........     3,353      19       47       3,325      6.9
Asset-backed securities......................     3,158      14       10       3,162      6.6
State and political subdivision securities...     1,062       6       38       1,030      2.2
Foreign government securities................       533      45        5         573      1.2
                                                -------    ----     ----     -------    -----
  Total fixed maturity securities............   $48,406    $296     $856     $47,846    100.0%
                                                =======    ====     ====     =======    =====
Non-redeemable preferred stock...............   $   671    $ 22     $  9     $   684     86.0%
Common stock.................................       106       6        1         111     14.0
                                                -------    ----     ----     -------    -----
  Total equity securities....................   $   777    $ 28     $ 10     $   795    100.0%
                                                =======    ====     ====     =======    =====





                                                              DECEMBER 31, 2005
                                               ----------------------------------------------
                                                               GROSS
                                                COST OR      UNREALIZED
                                               AMORTIZED   -------------    ESTIMATED    % OF
                                                  COST     GAIN     LOSS   FAIR VALUE   TOTAL
                                               ---------   ----     ----   ----------   -----
                                                                (IN MILLIONS)
U.S. corporate securities....................   $18,416    $ 96     $415     $18,097     34.3%
Residential mortgage-backed securities.......    12,398      17      131      12,284     23.4
Foreign corporate securities.................     5,733      50      143       5,640     10.7
U.S. Treasury/agency securities..............     6,448      24       61       6,411     12.2
Commercial mortgage-backed securities........     5,157      12       82       5,087      9.7
Asset-backed securities......................     3,899      10       16       3,893      7.4
State and political subdivision securities...       633      --       25         608      1.2
Foreign government securities................       547      25        3         569      1.1
                                                -------    ----     ----     -------    -----
  Total fixed maturity securities............   $53,231    $234     $876     $52,589    100.0%
                                                =======    ====     ====     =======    =====
Non-redeemable preferred stock...............   $   327    $  1     $  5     $   323     76.7%
Common stock.................................        97       4        3          98     23.3
                                                -------    ----     ----     -------    -----
  Total equity securities....................   $   424    $  5     $  8     $   421    100.0%
                                                =======    ====     ====     =======    =====


                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company held foreign currency derivatives with notional amounts of $472 million and $275 million to hedge the exchange rate risk associated with foreign denominated fixed maturity securities at December 31, 2006 and 2005, respectively.

     Excluding investments in U.S. Treasury securities and obligations of U.S. government corporations and agencies, the Company is not exposed to any significant concentration of credit risk in its fixed maturity securities portfolio.

     The Company held fixed maturity securities at estimated fair values that were below investment grade or not rated by an independent rating agency that totaled $3.2 billion and $3.3 billion at December 31, 2006 and 2005, respectively. These securities had a net unrealized gain (loss) of $51 million and ($33) million at December 31, 2006 and 2005, respectively. Non-income producing fixed maturity securities were $6 million and $3 million at December 31, 2006 and 2005, respectively. Unrealized gains (losses) associated with non-income producing fixed maturity securities were $1 million and ($5) million at December 31, 2006 and 2005, respectively.

     The cost or amortized cost and estimated fair value of fixed maturity securities, by contractual maturity date (excluding scheduled sinking funds), are shown below:

                                                                  DECEMBER 31,
                                                -----------------------------------------------
                                                         2006                     2005
                                                ----------------------   ----------------------
                                                 COST OR                  COST OR
                                                AMORTIZED    ESTIMATED   AMORTIZED    ESTIMATED
                                                   COST     FAIR VALUE      COST     FAIR VALUE
                                                ---------   ----------   ---------   ----------
                                                                 (IN MILLIONS)
Due in one year or less.......................   $ 1,620      $ 1,616     $ 1,411      $ 1,405
Due after one year through five years.........     9,843        9,733      10,594       10,490
Due after five years through ten years........     7,331        7,226       9,556        9,382
Due after ten years...........................    11,150       10,871      10,216       10,048
                                                 -------      -------     -------      -------
  Subtotal....................................    29,944       29,446      31,777       31,325
Mortgage-backed and asset-backed securities...    18,462       18,400      21,454       21,264
                                                 -------      -------     -------      -------
  Total fixed maturity securities.............   $48,406      $47,846     $53,231      $52,589
                                                 =======      =======     =======      =======



     Fixed maturity securities not due at a single maturity date have been included in the above table in the year of final contractual maturity. Actual maturities may differ from contractual maturities due to the exercise of prepayment options.

     Sales or disposals of fixed maturity and equity securities classified as available-for-sale are as follows:

                                                           YEARS ENDED DECEMBER 31,
                                                  -----------------------------------------
                                                      2006            2005           2004
                                                  ------------   --------------   ---------
                                                                (IN MILLIONS)
Proceeds........................................  $     23,901   $       22,241   $     473
Gross investment gains..........................       $    73          $    48        $  6
Gross investment losses.........................       $  (519)         $  (347)       $(10)

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  UNREALIZED LOSS FOR FIXED MATURITY AND EQUITY SECURITIES AVAILABLE-FOR-SALE

     The following tables present the estimated fair values and gross unrealized loss of the Company's fixed maturity securities (aggregated by sector) and equity securities in an unrealized loss position, aggregated by length of time that the securities have been in a continuous unrealized loss position at:

                                                                 DECEMBER 31, 2006
                                      ----------------------------------------------------------------------
                                                                EQUAL TO OR GREATER
                                        LESS THAN 12 MONTHS       THAN 12 MONTHS               TOTAL
                                      ----------------------  ----------------------  ----------------------
                                                     GROSS                   GROSS                   GROSS
                                       ESTIMATED  UNREALIZED   ESTIMATED  UNREALIZED   ESTIMATED  UNREALIZED
                                      FAIR VALUE     LOSS     FAIR VALUE     LOSS     FAIR VALUE     LOSS
                                      ----------  ----------  ----------  ----------  ----------  ----------
                                                    (IN MILLIONS, EXCEPT NUMBER OF SECURITIES)
U.S. corporate securities...........    $ 4,895      $104       $ 7,543      $320       $12,438      $424
Residential mortgage-backed
  securities........................      4,113        20         3,381        58         7,494        78
Foreign corporate securities........      1,381        29         2,547        99         3,928       128
U.S. Treasury/agency securities.....      2,995        48         1,005        78         4,000       126
Commercial mortgage-backed
  securities........................        852         6         1,394        41         2,246        47
Asset-backed securities.............        965         3           327         7         1,292        10
State and political subdivision
  securities........................         29         2           414        36           443        38
Foreign government securities.......         51         1            92         4           143         5
                                        -------      ----       -------      ----       -------      ----
Total fixed maturity securities.....    $15,281      $213       $16,703      $643       $31,984      $856
                                        =======      ====       =======      ====       =======      ====
Equity securities...................    $   149      $  3       $   188      $  7       $   337      $ 10
                                        =======      ====       =======      ====       =======      ====
Total number of securities in an
  unrealized loss position..........      1,955                   2,318                   4,273
                                        =======                 =======                 =======





                                                                 DECEMBER 31, 2005
                                      ----------------------------------------------------------------------
                                                                EQUAL TO OR GREATER
                                        LESS THAN 12 MONTHS       THAN 12 MONTHS               TOTAL
                                      ----------------------  ----------------------  ----------------------
                                                     GROSS                   GROSS                   GROSS
                                       ESTIMATED  UNREALIZED   ESTIMATED  UNREALIZED   ESTIMATED  UNREALIZED
                                      FAIR VALUE     LOSS     FAIR VALUE     LOSS     FAIR VALUE     LOSS
                                      ----------  ----------  ----------  ----------  ----------  ----------
                                                    (IN MILLIONS, EXCEPT NUMBER OF SECURITIES)
U.S. corporate securities...........    $14,412      $413        $ 40         $ 2       $14,452      $415
Residential mortgage-backed
  securities........................      9,142       129          61           2         9,203       131
Foreign corporate securities........      4,409       142          23           1         4,432       143
U.S. Treasury/agency securities.....      4,171        61          --          --         4,171        61
Commercial mortgage-backed
  securities........................      4,040        82           5          --         4,045        82
Asset-backed securities.............      1,890        16          11          --         1,901        16
State and political subdivision
  securities........................        550        25          --          --           550        25
Foreign government securities.......        155         3           2          --           157         3
                                        -------      ----        ----         ---       -------      ----
Total fixed maturity securities.....    $38,769      $871        $142         $ 5       $38,911      $876
                                        =======      ====        ====         ===       =======      ====
Equity securities...................    $   214      $  8        $ --         $--       $   214      $  8
                                        =======      ====        ====         ===       =======      ====
Total number of securities in an
  unrealized loss position..........      5,061                    47                     5,108
                                        =======                  ====                   =======


                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  AGING OF GROSS UNREALIZED LOSS FOR FIXED MATURITY AND EQUITY SECURITIES AVAILABLE-FOR-SALE

     The following tables present the cost or amortized cost, gross unrealized loss and number of securities for fixed maturity securities and equity securities, where the estimated fair value had declined and remained below cost or amortized cost by less than 20%, or 20% or more at:

                                                      DECEMBER 31, 2006
                                     ---------------------------------------------------
                                                            GROSS
                                          COST OR        UNREALIZED        NUMBER OF
                                      AMORTIZED COST       LOSSES          SECURITIES
                                     ----------------  --------------  -----------------
                                       LESS             LESS            LESS
                                       THAN    20% OR   THAN   20% OR   THAN     20% OR
                                        20%     MORE     20%    MORE     20%      MORE
                                     --------  ------  ------  ------  ------  ---------
                                          (IN MILLIONS, EXCEPT NUMBER OF SECURITIES)
Less than six months...............   $12,922    $ 9    $150     $ 4    1,537      15
Six months or greater but less than
  nine months......................       568     --       6      --       78       1
Nine months or greater but less
  than twelve months...............     2,134     14      52       4      323       1
Twelve months or greater...........    17,540     --     650      --    2,318      --
                                      -------    ---    ----     ---    -----      --
  Total............................   $33,164    $23    $858     $ 8    4,256      17
                                      =======    ===    ====     ===    =====      ==





                                                      DECEMBER 31, 2005
                                     ---------------------------------------------------
                                                            GROSS
                                          COST OR        UNREALIZED        NUMBER OF
                                      AMORITIZED COST      LOSSES          SECURITIES
                                     ----------------  --------------  -----------------
                                       LESS             LESS            LESS
                                       THAN    20% OR   THAN   20% OR   THAN     20% OR
                                        20%     MORE     20%    MORE     20%      MORE
                                     --------  ------  ------  ------  ------  ---------
                                          (IN MILLIONS, EXCEPT NUMBER OF SECURITIES)
Less than six months...............   $39,461    $81    $844     $30    4,960      50
Six months or greater but less than
  nine months......................       204     --       2      --       16      --
Nine months or greater but less
  than twelve months...............       116     --       3      --       35      --
Twelve months or greater...........       147     --       5      --       47      --
                                      -------    ---    ----     ---    -----      --
  Total............................   $39,928    $81    $854     $30    5,058      50
                                      =======    ===    ====     ===    =====      ==



     At December 31, 2006, $858 million of unrealized losses related to securities with an unrealized loss position of less than 20% of cost or amortized cost, which represented 3% of the cost or amortized cost of such securities. At December 31, 2005, $854 million of unrealized losses related to securities with an unrealized loss position of less than 20% of cost or amortized cost, which represented 2% of the cost or amortized cost of such securities.

     At December 31, 2006, $8 million of unrealized losses related to securities with an unrealized loss position of 20% or more of cost or amortized cost, which represented 35% of the cost or amortized cost of such securities. Of such unrealized losses of $8 million, $4 million related to securities that were in an unrealized loss position for a period of less than six months. At December 31, 2005, $30 million of unrealized losses related to securities with an unrealized loss position of 20% or more of cost or amortized cost, which represented 37% of the cost or amortized cost of such securities. Of such unrealized losses of $30 million, all related to securities that were in an unrealized loss position for a period of less than six months.

     The Company held two fixed maturity securities and equity securities each with a gross unrealized loss at December 31, 2006 of greater than $10 million. These securities represented 3%, or $25 million in the aggregate, of the gross unrealized loss on fixed maturity and equity securities.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     At December 31, 2006 and 2005, the Company had $866 million and $884 million, respectively, of gross unrealized loss related to its fixed maturity and equity securities. These securities are concentrated, calculated as a percentage of gross unrealized loss, as follows:

                                                                       DECEMBER
                                                                         31,
                                                                     -----------
                                                                     2006   2005
                                                                     ----   ----
SECTOR:
  U.S. corporate securities........................................    49%    47%
  Residential mortgage-backed securities...........................     9     15
  Foreign corporate securities.....................................    15     16
  U.S. Treasury/agency securities..................................    15      7
  Commercial mortgage-backed securities............................     5      9
  Other............................................................     7      6
                                                                      ---    ---
     Total.........................................................   100%   100%
                                                                      ===    ===
INDUSTRY:
  Industrial.......................................................    26%    25%
  Finance..........................................................    18     17
  Government.......................................................    15      7
  Mortgage-backed..................................................    14     24
  Utility..........................................................    10      6
  Other............................................................    17     21
                                                                      ---    ---
     Total.........................................................   100%   100%
                                                                      ===    ===



     As described more fully in Note 1, the Company performs a regular evaluation, on a security-by-security basis, of its investment holdings in accordance with its impairment policy in order to evaluate whether such securities are other-than-temporarily impaired. One of the criteria which the Company considers in its other-than-temporary impairment analysis is its intent and ability to hold securities for a period of time sufficient to allow for the recovery of their value to an amount equal to or greater than cost or amortized cost. The Company's intent and ability to hold securities considers broad portfolio management objectives such as asset/liability duration management, issuer and industry segment exposures, interest rate views and the overall total return focus. In following these portfolio management objectives, changes in facts and circumstances that were present in past reporting periods may trigger a decision to sell securities that were held in prior reporting periods. Decisions to sell are based on current conditions or the Company's need to shift the portfolio to maintain its portfolio management objectives including liquidity needs or duration targets on asset/liability managed portfolios. The Company attempts to anticipate these types of changes and if a sale decision has been made on an impaired security and that security is not expected to recover prior to the expected time of sale, the security will be deemed other-than-temporarily impaired in the period that the sale decision was made and an other-than-temporary impairment loss will be recognized.

     Based upon the Company's current evaluation of the securities in accordance with its impairment policy, the cause of the decline being principally attributable to the general rise in rates during the holding period, and the Company's current intent and ability to hold the fixed maturity and equity securities with unrealized losses for a period of time sufficient for them to recover, the Company has concluded that the aforementioned securities are not other-than-temporarily impaired.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  SECURITIES LENDING

     The Company participates in a securities lending program whereby blocks of securities, which are included in fixed maturity and equity securities, are loaned to third parties, primarily major brokerage firms. The Company requires a minimum of 102% of the fair value of the loaned securities to be separately maintained as collateral for the loans. Securities with a cost or amortized cost of $8.8 billion and $9.4 billion and an estimated fair value of $8.6 billion and $9.3 billion were on loan under the program at December 31, 2006 and 2005, respectively. Securities loaned under such transactions may be sold or repledged by the transferee. The Company was liable for cash collateral under its control of $8.9 billion and $9.6 billion at December 31, 2006 and 2005, respectively. Security collateral of $83 million and $174 million on deposit from customers in connection with the securities lending transactions at December 31, 2006 and 2005, respectively, may not be sold or repledged and is not reflected in the consolidated financial statements.

  ASSETS ON DEPOSIT

     The Company had investment assets on deposit with regulatory agencies with a fair market value of $20 million and $25 million at December 31, 2006 and 2005, respectively, consisting primarily of fixed maturity and equity securities.

  MORTGAGE AND CONSUMER LOANS

     Mortgage and consumer loans are categorized as follows:

                                                                  DECEMBER 31,
                                                      -----------------------------------
                                                            2006               2005
                                                      ----------------   ----------------
                                                      AMOUNT   PERCENT   AMOUNT   PERCENT
                                                      ------   -------   ------   -------
                                                                 (IN MILLIONS)
Commercial mortgage loans...........................  $2,095      58%    $1,173      46%
Agricultural mortgage loans.........................   1,460      41      1,300      51
Consumer loans......................................      46       1         79       3
                                                      ------     ---     ------     ---
  Subtotal..........................................   3,601     100%     2,552     100%
                                                                 ===                ===
Less: Valuation allowances..........................       6                  9
                                                      ------             ------
Mortgage and consumer loans.........................  $3,595             $2,543
                                                      ======             ======



     Mortgage loans are collateralized by properties located in the United States. At December 31, 2006, 27%, 8% and 7% of the value of the Company's mortgage and consumer loans were located in California, Texas and New York, respectively. Generally, the Company, as the lender, only loans up to 75% of the purchase price of the underlying real estate.

     Information regarding loan valuation allowances for mortgage and consumer loans is as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                              2006      2005      2004
                                                              ----      ----      ----
                                                                    (IN MILLIONS)
Balance at January 1,.......................................   $ 9       $ 1       $ 1
Additions...................................................     3         8        --
Deductions..................................................    (6)       --        --
                                                               ---       ---       ---
Balance at December 31,.....................................   $ 6       $ 9       $ 1
                                                               ===       ===       ===


                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A portion of the Company's mortgage and consumer loans was impaired and consists of the following:

                                                                      DECEMBER 31,
                                                            -------------------------------
                                                                 2006             2005
                                                            --------------   --------------
                                                                     (IN MILLIONS)
Impaired loans with valuation allowances..................        $--              $ 2
Impaired loans without valuation allowances...............          8               14
                                                                  ---              ---
  Subtotal................................................          8               16
Less: Valuation allowances on impaired loans..............         --                1
                                                                  ---              ---
  Impaired loans..........................................        $ 8              $15
                                                                  ===              ===



     Mortgage and consumer loans with scheduled payments of 90 days or more past due on which interest is still accruing had an amortized cost of $6 million and $13 million at December 31, 2006 and 2005, respectively. There were no mortgage and consumer loans on which interest is no longer accrued at both December 31, 2006 and 2005. There were no mortgage and consumer loans in foreclosure at both December 31, 2006 and 2005.

  REAL ESTATE AND REAL ESTATE JOINT VENTURES

     Real estate and real estate joint ventures consisted of the following:

                                                                      DECEMBER 31,
                                                            -------------------------------
                                                                 2006             2005
                                                            --------------   --------------
                                                                     (IN MILLIONS)
Real estate...............................................       $ 37              $36
Accumulated depreciation..................................         (1)              --
                                                                 ----              ---
Net real estate...........................................         36               36
Real estate joint ventures................................        144               60
                                                                 ----              ---
Real estate and real estate joint ventures................       $180              $96
                                                                 ====              ===



     The components of real estate and real estate joint ventures are as follows:

                                                                       DECEMBER
                                                                         31,
                                                                     -----------
                                                                     2006   2005
                                                                     ----   ----
                                                                         (IN
                                                                      MILLIONS)
Real estate and real estate joint ventures held-for-investment.....  $173    $91
Real estate held-for-sale..........................................     7      5
                                                                     ----    ---
Real estate and real estate joint ventures.........................  $180    $96
                                                                     ====    ===



     Related depreciation expense was insignificant for all periods presented.

     There were no non-income producing real estate and real estate joint ventures at December 31, 2006. The carrying value of non-income producing real estate and real estate joint ventures was $3 million at December 31, 2005.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Real estate and real estate joint ventures were categorized as follows:

                                                                  DECEMBER 31,
                                                      -----------------------------------
                                                            2006               2005
                                                      ----------------   ----------------
                                                      AMOUNT   PERCENT   AMOUNT   PERCENT
                                                      ------   -------   ------   -------
                                                                 (IN MILLIONS)
Office..............................................   $ 46       26%      $53       55%
Apartments..........................................     --       --         1        1
Retail..............................................     12        7        --       --
Real estate investment funds........................     93       52        --       --
Land................................................      1       --         3        3
Agriculture.........................................     28       15        31       32
Industrial..........................................     --       --         8        9
                                                       ----      ---       ---      ---
  Total.............................................   $180      100%      $96      100%
                                                       ====      ===       ===      ===



     The Company's real estate holdings are primarily located in the United States. At December 31, 2006, 72%, 7% and 6% of the Company's real estate holdings were located in New York, Florida and Texas, respectively.

  NET INVESTMENT INCOME

     The components of net investment income are as follows:

                                                              YEARS ENDED DECEMBER
                                                                       31,
                                                             ----------------------
                                                              2006     2005    2004
                                                             ------   ------   ----
                                                                  (IN MILLIONS)
Fixed maturity securities..................................  $2,719   $1,377   $176
Equity securities..........................................      17        6     --
Mortgage and consumer loans................................     182      113     34
Policy loans...............................................      52       26      2
Real estate and real estate joint ventures.................      29        2     --
Other limited partnership interests........................     238       33     --
Cash, cash equivalents and short-term investments..........     137       71      6
Other......................................................       8       --     --
                                                             ------   ------   ----
  Total investment income..................................   3,382    1,628    218
Less: Investment expenses..................................     543      190     11
                                                             ------   ------   ----
  Net investment income....................................  $2,839   $1,438   $207
                                                             ======   ======   ====



     For the years ended December 31, 2006, 2005 and 2004, affiliated investment income of $29 million, $10 million and $4 million, respectively, related to short-term investments, is included in the table above.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  NET INVESTMENT GAINS (LOSSES)

     The components of net investment gains (losses) are as follows:

                                                              YEARS ENDED DECEMBER
                                                                       31,
                                                              --------------------
                                                               2006    2005   2004
                                                              -----   -----   ----
                                                                  (IN MILLIONS)
Fixed maturity securities...................................  $(497)  $(300)   $(5)
Equity securities...........................................     10       1     --
Mortgage and consumer loans.................................      7      (9)    --
Real estate and real estate joint ventures..................     64       7     --
Other limited partnership interests.........................     (1)     (1)    --
Sales of businesses.........................................     --       2     --
Derivatives.................................................    177      (2)    (4)
Other.......................................................   (281)    104     --
                                                              -----   -----    ---
  Net investment gains (losses).............................  $(521)  $(198)   $(9)
                                                              =====   =====    ===



     For the years ended December 31, 2006, 2005 and 2004, affiliated investment gains (losses) of ($87) million, ($25) million and ($4) million, respectively, are included in the table above.

     The Company periodically disposes of fixed maturity and equity securities at a loss. Generally, such losses are insignificant in amount or in relation to the cost basis of the investment, are attributable to declines in fair value occurring in the period of the disposition or are as a result of management's decision to sell securities based on current conditions or the Company's need to shift the portfolio to maintain its portfolio management objectives.

     Losses from fixed maturity and equity securities deemed other-than-temporarily impaired, included within net investment gains (losses), were $41 million, $0 and $1 million for the years ended December 31, 2006, 2005 and 2004, respectively.

  NET UNREALIZED INVESTMENT GAINS (LOSSES)

     The components of net unrealized investment gains (losses), included in accumulated other comprehensive income (loss), are as follows:

                                                              YEARS ENDED DECEMBER
                                                                       31,
                                                              --------------------
                                                               2006    2005   2004
                                                              -----   -----   ----
                                                                  (IN MILLIONS)
Fixed maturity securities...................................  $(566)  $(639)  $ 97
Equity securities...........................................     17      (4)    --
Derivatives.................................................     (9)     (2)    (4)
Other.......................................................      7     (19)    --
                                                              -----   -----   ----
  Subtotal..................................................   (551)   (664)    93
                                                              -----   -----   ----
Amounts allocated from:
  Future policy benefit loss recognition....................     --     (78)    --
  DAC and VOBA..............................................     66     102    (47)
                                                              -----   -----   ----
  Subtotal..................................................     66      24    (47)
Deferred income tax.........................................    171     224    (16)
                                                              -----   -----   ----
  Subtotal..................................................    237     248    (63)
                                                              -----   -----   ----
     Net unrealized investment gains (losses)...............  $(314)  $(416)  $ 30
                                                              =====   =====   ====


                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The changes in net unrealized investment gains (losses) are as follows:

                                                              YEARS ENDED DECEMBER
                                                                       31,
                                                              --------------------
                                                               2006    2005   2004
                                                              -----   -----   ----
                                                                  (IN MILLIONS)
Balance, January 1,.........................................  $(416)  $  30   $ 32
Unrealized investment gains (losses) during the year........    113    (756)   (14)
Unrealized investment gains (losses) relating to:
  Future policy benefit gain (loss) recognition.............     78     (78)    --
  DAC and VOBA..............................................    (36)    148     10
  Deferred income tax.......................................    (53)    240      2
                                                              -----   -----   ----
Balance, December 31,.......................................  $(314)  $(416)  $ 30
                                                              =====   =====   ====
Net change in unrealized investment gains (losses)..........  $ 102   $(446)  $ (2)
                                                              =====   =====   ====



  TRADING SECURITIES

     MetLife Connecticut was the majority owner of Tribeca on the Acquisition Date. Tribeca was a feeder fund investment structure whereby the feeder fund invests substantially all of its assets in the master fund, Tribeca Global Convertible Instruments, Ltd. The primary investment objective of the master fund is to achieve enhanced risk-adjusted return by investing in domestic and foreign equities and equity-related securities utilizing such strategies as convertible securities arbitrage. At December 31, 2005, the Company was the majority owner of Tribeca and consolidated the fund within its consolidated financial statements. At December 31, 2005, the Company held $452 million of trading securities and $190 million of the short sale agreements associated with the trading securities portfolio, which are included within other liabilities. Net investment income related to the trading activities of Tribeca, which included interest and dividends earned and net realized and unrealized gains (losses), was $12 million and $6 million for the years ended December 31, 2006 and 2005, respectively.

     During the second quarter of 2006, the Company's ownership interests in Tribeca declined to a position whereby Tribeca is no longer consolidated and, as of June 30, 2006, is accounted for under the equity method of accounting. The equity method investment at December 31, 2006 of $82 million was included in other limited partnership interests. Net investment income related to the Company's equity method investment in Tribeca was $9 million for the six months ended December 31, 2006.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  VARIABLE INTEREST ENTITIES

     The following table presents the total assets of and maximum exposure to loss relating to VIEs for which the Company has concluded that it holds significant variable interests but it is not the primary beneficiary and which have not been consolidated:

                                                                   DECEMBER 31, 2006
                                                               ------------------------
                                                                              MAXIMUM
                                                                  TOTAL     EXPOSURE TO
                                                               ASSETS (1)     LOSS (2)
                                                               ----------   -----------
                                                                     (IN MILLIONS)
Asset-backed securitizations.................................    $   866        $ 39
Real estate joint ventures(3)................................        944          63
Other limited partnership interests(4).......................      2,629         193
Other investments(5).........................................     14,839         485
                                                                 -------        ----
  Total......................................................    $19,278        $780
                                                                 =======        ====



--------

   (1) The assets of the asset-backed securitizations are reflected at fair value at December 31, 2006. The assets of the real estate joint ventures, other limited partnership interests and other investments are reflected at the carrying amounts at which such assets would have been reflected on the Company's balance sheet had the Company consolidated the VIE from the date of its initial investment in the entity.

   (2) The maximum exposure to loss of the asset-backed securitizations is equal to the carrying amounts of participation. The maximum exposure to loss relating to real estate joint ventures, other limited partnership interests and other investments is equal to the carrying amounts plus any unfunded commitments, reduced by amounts guaranteed by other partners.

   (3) Real estate joint ventures include partnerships and other ventures which engage in the acquisition, development, management and disposal of real estate investments.

   (4) Other limited partnership interests include partnerships established for the purpose of investing in public and private debt and equity securities, as well as limited partnerships.

   (5) Other investments include securities that are not asset-backed securitizations.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5.  DERIVATIVE FINANCIAL INSTRUMENTS

  TYPES OF DERIVATIVE FINANCIAL INSTRUMENTS

     The following table presents the notional amounts and current market or fair value of derivative financial instruments held at:

                             DECEMBER 31, 2006                    DECEMBER 31, 2005
                     ---------------------------------    ---------------------------------
                                     CURRENT MARKET                       CURRENT MARKET
                                     OR FAIR VALUE                        OR FAIR VALUE
                     NOTIONAL    ---------------------    NOTIONAL    ---------------------
                      AMOUNT     ASSETS    LIABILITIES     AMOUNT     ASSETS    LIABILITIES
                     --------    ------    -----------    --------    ------    -----------
                                                  (IN MILLIONS)
Interest rate
  swaps...........    $ 8,841    $  431        $ 70        $ 6,623    $  356        $ 52
Interest rate
  floors..........      9,021        71          --          2,000        26          --
Interest rate
  caps............      6,715         6          --          3,020        18          --
Financial
  futures.........        602         6           1            228         2           2
Foreign currency
  swaps...........      2,723       580          66          3,110       429          76
Foreign currency
  forwards........        124         1          --            488        18           2
Options...........         --        80           7             --       165           3
Financial
  forwards........        900        --          15             --        --           2
Credit default
  swaps...........      1,231         1           5            987         2           2
                      -------    ------        ----        -------    ------        ----
  Total...........    $30,157    $1,176        $164        $16,456    $1,016        $139
                      =======    ======        ====        =======    ======        ====



     The above table does not include notional values for equity futures, equity financial forwards and equity options. At December 31, 2006 and 2005, the Company owned 290 and 587 equity futures contracts, respectively. Market values of equity futures are included in financial futures in the preceding table. At December 31, 2006 and 2005, the Company owned 85,500 and 75,500 equity financial forwards, respectively. Market values of equity financial forwards are included in financial forwards in the preceding table. At December 31, 2006 and 2005, the Company owned 1,022,900 and 1,420,650 equity options, respectively. Market values of equity options are included in options in the preceding table.

     The following table presents the notional amounts of derivative financial instruments by maturity at December 31, 2006:

                                                          REMAINING LIFE
                    -----------------------------------------------------------------------------------------
                                          AFTER ONE YEAR       AFTER FIVE YEARS
                    ONE YEAR OR LESS    THROUGH FIVE YEARS    THROUGH TEN YEARS    AFTER TEN YEARS     TOTAL
                    ----------------    ------------------    -----------------    ---------------    -------
                                                          (IN MILLIONS)
Interest rate
  swaps...........       $  980               $ 5,570              $ 1,699              $  592        $ 8,841
Interest rate
  floors..........           --                   551                8,470                  --          9,021
Interest rate
  caps............           --                 6,715                   --                  --          6,715
Financial
  futures.........          602                    --                   --                  --            602
Foreign currency
  swaps...........           67                 1,588                  996                  72          2,723
Foreign currency
  forwards........          124                    --                   --                  --            124
Financial
  forwards........           --                    --                   --                 900            900
Credit default
  swaps...........           30                 1,186                   15                  --          1,231
                         ------               -------              -------              ------        -------
  Total...........       $1,803               $15,610              $11,180              $1,564        $30,157
                         ======               =======              =======              ======        =======


                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Interest rate swaps are used by the Company primarily to reduce market risks from changes in interest rates and to alter interest rate exposure arising from mismatches between assets and liabilities (duration mismatches). In an interest rate swap, the Company agrees with another party to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts as calculated by reference to an agreed notional principal amount. These transactions are entered into pursuant to master agreements that provide for a single net payment to be made by the counterparty at each due date.

     The Company also enters into basis swaps to better match the cash flows from assets and related liabilities. In a basis swap, both legs of the swap are floating with each based on a different index. Generally, no cash is exchanged at the outset of the contract and no principal payments are made by either party. A single net payment is usually made by one counterparty at each due date. Basis swaps are included in interest rate swaps in the preceding table.

     Interest rate caps and floors are used by the Company primarily to protect its floating rate liabilities against rises in interest rates above a specified level, and against interest rate exposure arising from mismatches between assets and liabilities (duration mismatches), as well as to protect its minimum rate guarantee liabilities against declines in interest rates below a specified level, respectively.

     In exchange-traded interest rate (Treasury and swap) and equity futures transactions, the Company agrees to purchase or sell a specified number of contracts, the value of which is determined by the different classes of interest rate and equity securities, and to post variation margin on a daily basis in an amount equal to the difference in the daily market values of those contracts. The Company enters into exchange-traded futures with regulated futures commission merchants that are members of the exchange.

     Exchange-traded interest rate (Treasury and swap) futures are used primarily to hedge mismatches between the duration of assets in a portfolio and the duration of liabilities supported by those assets, to hedge against changes in value of securities the Company owns or anticipates acquiring, and to hedge against changes in interest rates on anticipated liability issuances by replicating Treasury or swap curve performance. The value of interest rate futures is substantially impacted by changes in interest rates and they can be used to modify or hedge existing interest rate risk.

     Exchange-traded equity futures are used primarily to hedge liabilities embedded in certain variable annuity products offered by the Company.

     Foreign currency derivatives, including foreign currency swaps, foreign currency forwards and currency option contracts, are used by the Company to reduce the risk from fluctuations in foreign currency exchange rates associated with its assets and liabilities denominated in foreign currencies. The Company also uses foreign currency forwards to hedge the foreign currency risk associated with certain of its net investments in foreign operations.

     In a foreign currency swap transaction, the Company agrees with another party to exchange, at specified intervals, the difference between one currency and another at a forward exchange rate calculated by reference to an agreed upon principal amount. The principal amount of each currency is exchanged at the inception and termination of the currency swap by each party.

     In a foreign currency forward transaction, the Company agrees with another party to deliver a specified amount of an identified currency at a specified future date. The price is agreed upon at the time of the contract and payment for such a contract is made in a different currency at the specified future date.

     The Company enters into currency option contracts that give it the right, but not the obligation, to sell the foreign currency amount in exchange for a functional currency amount within a limited time at a contracted price. The contracts may also be net settled in cash, based on differentials in the foreign exchange rate and the strike price. Currency option contracts are included in options in the preceding table.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Equity index options are used by the Company primarily to hedge minimum guarantees embedded in certain variable annuity products offered by the Company. To hedge against adverse changes in equity indices, the Company enters into contracts to sell the equity index within a limited time at a contracted price. The contracts will be net settled in cash based on differentials in the indices at the time of exercise and the strike price. Equity index options are included in options in the preceding table.

     The Company enters into financial forwards to buy and sell securities. The price is agreed upon at the time of the contract and payment for such a contract is made at a specified future date.

     Equity variance swaps are used by the Company primarily to hedge minimum guarantees embedded in certain variable annuity products offered by the Company. In an equity variance swap, the Company agrees with another party to exchange amounts in the future, based on changes in equity volatility over a defined period. Equity variance swaps are included in financial forwards in the preceding table.

     Certain credit default swaps are used by the Company to hedge against credit-related changes in the value of its investments and to diversify its credit risk exposure in certain portfolios. In a credit default swap transaction, the Company agrees with another party, at specified intervals, to pay a premium to insure credit risk. If a credit event, as defined by the contract, occurs, generally the contract will require the swap to be settled gross by the delivery of par quantities of the referenced investment equal to the specified swap notional in exchange for the payment of cash amounts by the counterparty equal to the par value of the investment surrendered.

     Credit default swaps are also used to synthetically create investments that are either more expensive to acquire or otherwise unavailable in the cash markets. These transactions are a combination of a derivative and usually a U.S. Treasury or Agency security.

  HEDGING

     The following table presents the notional amounts and fair value of derivatives by type of hedge designation at:

                                            DECEMBER 31, 2006                 DECEMBER 31, 2005
                                     -------------------------------   -------------------------------
                                                     FAIR VALUE                        FAIR VALUE
                                     NOTIONAL   --------------------   NOTIONAL   --------------------
                                      AMOUNT    ASSETS   LIABILITIES    AMOUNT    ASSETS   LIABILITIES
                                     --------   ------   -----------   --------   ------   -----------
                                                               (IN MILLIONS)
Fair value.........................   $    69   $   --       $  1       $    71   $   --       $ --
Cash flow..........................       455       42         --           442        2          4
Non-qualifying.....................    29,633    1,134        163        15,943    1,014        135
                                      -------   ------       ----       -------   ------       ----
  Total............................   $30,157   $1,176       $164       $16,456   $1,016       $139
                                      =======   ======       ====       =======   ======       ====



     The following table presents the settlement payments recorded in income for the:

                                                                YEARS ENDED DECEMBER
                                                                        31,
                                                              -----------------------
                                                              2006     2005      2004
                                                              ----     ----      ----
                                                                   (IN MILLIONS)
Qualifying hedges:
  Interest credited to policyholder account balances........   $(9)     $(1)      $--
Non-qualifying hedges:
  Net investment gains (losses).............................    73       (8)       --
                                                               ---      ---       ---
  Total.....................................................   $64      $(9)      $--
                                                               ===      ===       ===


                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  FAIR VALUE HEDGES

     The Company designates and accounts for the following as fair value hedges when they have met the requirements of SFAS 133: (i) interest rate swaps to convert fixed rate investments to floating rate investments; (ii) foreign currency swaps to hedge the foreign currency fair value exposure of foreign currency denominated investments and liabilities; and (iii) interest rate futures to hedge against changes in value of fixed rate securities.

     The Company recognized net investment gains (losses) representing the ineffective portion of all fair value hedges as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                              2006      2005      2004
                                                              ----      ----      ----
                                                                    (IN MILLIONS)
Changes in the fair value of derivatives....................   $(1)      $--       $(1)
Changes in the fair value of the items hedged...............     2        --         1
                                                               ---       ---       ---
Net ineffectiveness of fair value hedging activities........   $ 1       $--       $--
                                                               ===       ===       ===



     All components of each derivative's gain or loss were included in the assessment of hedge ineffectiveness. There were no instances in which the Company discontinued fair value hedge accounting due to a hedged firm commitment no longer qualifying as a fair value hedge.

  CASH FLOW HEDGES

     The Company designates and accounts for the following as cash flow hedges, when they have met the requirements of SFAS 133: (i) interest rate swaps to convert floating rate investments to fixed rate investments; (ii) interest rate swaps to convert floating rate liabilities into fixed rate liabilities; and
(iii) foreign currency swaps to hedge the foreign currency cash flow exposure of foreign currency denominated investments and liabilities.

     For the year ended December 31, 2006, the Company recognized no net investment gains (losses) as the ineffective portion of all cash flow hedges. For the years ended December 31, 2005 and 2004, the Company recognized insignificant net investment gains (losses), which represent the ineffective portion of all cash flow hedges. All components of each derivative's gain or loss were included in the assessment of hedge ineffectiveness. For the years ended December 31, 2006, 2005 and 2004, there were no instances in which the Company discontinued cash flow hedge accounting because the forecasted transactions did not occur on the anticipated date or in the additional time period permitted by SFAS 133. There were no hedged forecasted transactions, other than the receipt or payment of variable interest payments for the years ended December 31, 2006, 2005 and 2004.

     The following table presents the components of other comprehensive income
(loss), before income tax, related to cash flow hedges:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                              2006      2005      2004
                                                              ----      ----      ----
                                                                    (IN MILLIONS)
Balance at January 1,.......................................   $(2)      $(4)      $(2)
Gains (losses) deferred in other comprehensive income (loss)
  on the effective portion of cash flow hedges..............    (7)        2        (2)
                                                               ---       ---       ---
Balance at December 31,.....................................   $(9)      $(2)      $(4)
                                                               ===       ===       ===



     At December 31, 2006, $19 million of the deferred net gain on derivatives accumulated in other comprehensive income (loss) are expected to be reclassified to earnings during the year ending December 31, 2007.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  NON-QUALIFYING DERIVATIVES AND DERIVATIVES FOR PURPOSES OTHER THAN HEDGING

     The Company enters into the following derivatives that do not qualify for hedge accounting under SFAS 133 or for purposes other than hedging: (i) interest rate swaps, purchased caps and floors, and interest rate futures to economically hedge its exposure to interest rate volatility; (ii) foreign currency forwards, swaps and option contracts to economically hedge its exposure to adverse movements in exchange rates; (iii) credit default swaps to minimize its exposure to adverse movements in credit; (iv) equity futures, equity index options and equity variance swaps to economically hedge liabilities embedded in certain variable annuity products; (v) credit default swaps to synthetically create investments; and (vi) basis swaps to better match the cash flows of assets and related liabilities.

     For the years ended December 31, 2006, 2005 and 2004, the Company recognized as net investment gains (losses), excluding embedded derivatives, changes in fair value of $16 million, ($37) million and ($6) million, respectively, related to derivatives that do not qualify for hedge accounting.

  EMBEDDED DERIVATIVES

     The Company has certain embedded derivatives which are required to be separated from their host contracts and accounted for as derivatives. These host contracts include guaranteed minimum withdrawal contracts and guaranteed minimum accumulation contracts. The fair value of the Company's embedded derivative assets was $40 million and $0 at December 31, 2006 and 2005, respectively. The fair value of the Company's embedded derivative liabilities was $3 million and $40 million at December 31, 2006 and 2005, respectively. The amounts recorded and included in net investment gains (losses) for the years ended December 31, 2006 and 2005 were gains of $80 million and $41 million, respectively. There were no amounts recorded and included in net investment gains (losses) for the year ended December 31, 2004.

  CREDIT RISK

     The Company may be exposed to credit-related losses in the event of nonperformance by counterparties to derivative financial instruments. Generally, the current credit exposure of the Company's derivative contracts is limited to the fair value at the reporting date. The credit exposure of the Company's derivative transactions is represented by the fair value of contracts with a net positive fair value at the reporting date.

     The Company manages its credit risk related to over-the-counter derivatives by entering into transactions with creditworthy counterparties, maintaining collateral arrangements and through the use of master agreements that provide for a single net payment to be made by one counterparty to another at each due date and upon termination. Because exchange traded futures are effected through regulated exchanges, and positions are marked to market on a daily basis, the Company has minimal exposure to credit related losses in the event of nonperformance by counterparties to such derivative instruments.

     The Company enters into various collateral arrangements, which require both the pledging and accepting of collateral in connection with its derivative instruments. As of December 31, 2006 and 2005, the Company was obligated to return cash collateral under its control of $273 million and $145 million, respectively. This unrestricted cash collateral is included in cash and cash equivalents and the obligation to return it is included in payables for collateral under securities loaned and other transactions in the consolidated balance sheets. As of December 31, 2006 and 2005, the Company had also accepted collateral consisting of various securities with a fair market value of $410 million and $427 million, respectively, which are held in separate custodial accounts. The Company is permitted by contract to sell or repledge this collateral, but as of December 31, 2006 and 2005, none of the collateral had been sold or repledged.

     In addition, the Company has exchange traded futures, which require the pledging of collateral. As of December 31, 2006 and 2005, the Company pledged collateral of $25 million and $22 million, respectively, which

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


is included in fixed maturity securities. The counterparties are permitted by contract to sell or repledge this collateral.

6.  DEFERRED POLICY ACQUISITION COSTS AND VALUE OF BUSINESS ACQUIRED

     Information regarding DAC and VOBA is as follows:

                                                              DAC     VOBA     TOTAL
                                                            ------   ------   ------
                                                                  (IN MILLIONS)
Balance at January 1, 2004................................  $  502   $   --   $  502
  Capitalizations.........................................     281       --      281
                                                            ------   ------   ------
     Subtotal.............................................     783       --      783
  Less: Amortization related to:
     Net investment gains (losses)........................      (2)      --       (2)
     Unrealized investment gains (losses).................     (10)      --      (10)
     Other expenses.......................................     117       --      117
                                                            ------   ------   ------
       Total amortization.................................     105       --      105
                                                            ------   ------   ------
Balance at December 31, 2004..............................     678       --      678
Contribution of MetLife Connecticut from MetLife (Note
  2)......................................................      --    3,490    3,490
  Capitalizations.........................................     886       --      886
                                                            ------   ------   ------
     Subtotal.............................................   1,564    3,490    5,054
  Less: Amortization related to:
     Net investment gains (losses)........................      --      (26)     (26)
     Unrealized investment gains (losses).................     (41)    (107)    (148)
     Other expenses.......................................     109      205      314
                                                            ------   ------   ------
       Total amortization.................................      68       72      140
                                                            ------   ------   ------
Balance at December 31, 2005..............................   1,496    3,418    4,914
  Capitalizations.........................................     721       --      721
                                                            ------   ------   ------
     Subtotal.............................................   2,217    3,418    5,635
  Less: Amortization related to:
     Net investment gains (losses)........................     (16)     (68)     (84)
     Unrealized investment gains (losses).................     (10)      46       36
     Other expenses.......................................     252      320      572
                                                            ------   ------   ------
       Total amortization.................................     226      298      524
                                                            ------   ------   ------
Balance at December 31, 2006..............................  $1,991   $3,120   $5,111
                                                            ======   ======   ======



     The estimated future amortization expense allocated to other expenses for the next five years for VOBA is $358 million in 2007, $333 million in 2008, $312 million in 2009, $283 million in 2010 and $253 million in 2011.

     Amortization of VOBA and DAC is related to (i) investment gains and losses and the impact of such gains and losses on the amount of the amortization; (ii) unrealized investment gains and losses to provide information regarding the amount that would have been amortized if such gains and losses had been recognized; and (iii) other expenses to provide amounts related to the gross margins or profits originating from transactions other than investment gains and losses.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7.  GOODWILL

     Goodwill is the excess of cost over the fair value of net assets acquired. Information regarding goodwill is as follows:

                                                                      DECEMBER
                                                                        31,
                                                                    -----------
                                                                    2006   2005
                                                                    ----   ----
                                                                        (IN
                                                                     MILLIONS)
Balance at January 1,.............................................  $924   $ 68
Contribution of MetLife Connecticut from MetLife (Note 2).........    29    856
                                                                    ----   ----
Balance at December 31,...........................................  $953   $924
                                                                    ====   ====



8.  INSURANCE

  VALUE OF DISTRIBUTION AGREEMENTS AND CUSTOMER RELATIONSHIPS ACQUIRED

     Information regarding VODA and the value of customer relationships acquired ("VOCRA"), which are reported in other assets, is as follows:

                                                                 YEARS ENDED DECEMBER
                                                                          31,
                                                                ----------------------
                                                                2006     2005     2004
                                                                ----     ----     ----
                                                                     (IN MILLIONS)
Balance at January 1,........................................   $ 72      $--      $--
Contribution of MetLife Connecticut from MetLife (Note 2)....     --       73       --
Contribution of VODA from MetLife............................    167       --       --
Amortization.................................................     (2)      (1)      --
                                                                ----      ---      ---
Balance at December 31,......................................   $237      $72      $--
                                                                ====      ===      ===



     The estimated future amortization expense allocated to other expenses for the next five years for VODA and VOCRA is $5 million in 2007, $7 million in 2008, $9 million in 2009, $11 million in 2010 and $11 million in 2011.

     On September 30, 2006, MLI-USA received a capital contribution from MetLife of $162 million in the form of intangible assets related to VODA of $167 million, net of deferred income tax of $5 million, for which MLI-USA receives the benefit. The VODA originated through MetLife's acquisition of Travelers and is reported within other assets in the amount of $166 million at December 31, 2006.

     The value of the other identifiable intangibles as discussed above reflects the estimated fair value of the Citigroup/Travelers distribution agreement acquired at July 1, 2005 and will be amortized in relation to the expected economic benefits of the agreement. The weighted average amortization period of the other intangible assets is 16 years. If actual experience under the distribution agreements differs from expectations, the amortization of these intangibles will be adjusted to reflect actual experience.

     The use of discount rates was necessary to establish the fair value of the other identifiable intangible assets. In selecting the appropriate discount rates, management considered its weighted average cost of capital as well as the weighted average cost of capital required by market participants. A discount rate of 11.5% was used to value these intangible assets.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  SALES INDUCEMENTS

     Information regarding deferred sales inducements, which are reported in other assets, is as follows:

                                                              YEARS ENDED DECEMBER
                                                                       31,
                                                             ----------------------
                                                             2006     2005     2004
                                                             ----     ----     ----
                                                                  (IN MILLIONS)
Balance at January 1,......................................  $218     $143     $ 94
Capitalization.............................................   129       83       65
Amortization...............................................   (17)      (8)     (16)
                                                             ----     ----     ----
Balance at December 31,....................................  $330     $218     $143
                                                             ====     ====     ====



  SEPARATE ACCOUNTS

     Separate account assets and liabilities at December 31, 2006, include pass-through separate accounts totaling $50.1 billion for which the policyholder assumes all investment risk. Separate account assets and liabilities at December 31, 2005, included two categories of account types: pass-through separate accounts totaling $43.6 billion and separate accounts with a minimum return or account value for which the Company contractually guarantees either a minimum return or account value to the policyholder which totaled $943 million. The average interest rates credited on these contracts were 4.5% at December 31, 2005.

     Fees charged to the separate accounts by the Company (including mortality charges, policy administration fees and surrender charges) are reflected in the Company's revenues as universal life and investment-type product policy fees and totaled $800 million, $467 million and $155 million for the years ended December 31, 2006, 2005 and 2004, respectively.

     For the years ended December 31, 2006, 2005 and 2004, there were no investment gains (losses) on transfers of assets from the general account to the separate accounts.

  OBLIGATIONS UNDER GUARANTEED INTEREST CONTRACT PROGRAM

     The Company issues fixed and floating rate obligations under its guaranteed interest contract ("GIC") program which are denominated in either U.S. dollars or foreign currencies. During the year ended December 31, 2006, there were no new issuances in such obligations and there were repayments of $1.1 billion. During the years ended December 31, 2005 and 2004, there were no new issuances or repayments of such obligations. Accordingly, at December 31, 2006 and 2005, GICs outstanding, which are included in PABs, were $4.6 billion and $5.3 billion, respectively. During the years ended December 31, 2006, 2005 and 2004, interest credited on the contracts, which are included in interest credited to PABs, was $163 million, $80 million and $0, respectively.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  LIABILITIES FOR UNPAID CLAIMS AND CLAIM EXPENSES

     Information regarding the liabilities for unpaid claims and claim expenses relating to group accident and non-medical health policies and contracts, which are reported in future policyholder benefits, is as follows:

                                                  YEARS ENDED DECEMBER 31,
                                                 -------------------------
                                                     2006          2005
                                                 -----------   -----------
                                                       (IN MILLIONS)
Balance at January 1,..........................  $       512   $        --
  Less: Reinsurance recoverables...............         (373)           --
                                                 -----------   -----------
Net balance January 1,.........................          139            --
                                                 -----------   -----------
Contribution of MetLife Connecticut by MetLife
  (Note 2).....................................           --           137
Incurred related to:
  Current year.................................           29            19
  Prior years..................................            4            (3)
                                                 -----------   -----------
                                                          33            16
                                                 -----------   -----------
Paid related to:
  Current year.................................           (2)           (1)
  Prior years..................................          (22)          (13)
                                                 -----------   -----------
                                                         (24)          (14)
                                                 -----------   -----------
Net balance at December 31,....................          148           139
  Add: Reinsurance recoverables................          403           373
                                                 -----------   -----------
Balance at December 31,........................  $       551   $       512
                                                 ===========   ===========



     There were no liabilities for unpaid claims and claims expenses for the year ended December 31, 2004.

     Claims and claim adjustment expenses associated with prior periods increased by $4 million for the year ended December 31, 2006, and decreased by $3 million for the year ended December 31, 2005. There were no claims and claim adjustment expenses associated with prior periods for the year ended December 31, 2004. In all periods presented, the change was due to differences between actual benefit periods and expected benefit periods for long-term care and disability contracts.

  GUARANTEES

     The Company issues annuity contracts which may include contractual guarantees to the contractholder for: (i) return of no less than total deposits made to the contract less any partial withdrawals ("return of net deposits"); and (ii) the highest contract value on a specified anniversary date minus any withdrawals following the contract anniversary, or total deposits made to the contract less any partial withdrawals plus a minimum return ("anniversary contract value" or "minimum return").

     The Company also issues universal and variable life contracts where the Company contractually guarantees to the contractholder a secondary guarantee.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Information regarding the types of guarantees relating to annuity contracts and universal and variable life contracts is as follows:

                                                                AT DECEMBER 31,
                                  ---------------------------------------------------------------------------
                                                 2006                                     2005
                                  ----------------------------------       ----------------------------------
                                      IN THE                 AT                IN THE                 AT
                                  EVENT OF DEATH       ANNUITIZATION       EVENT OF DEATH       ANNUITIZATION
                                  --------------       -------------       --------------       -------------
                                                                 (IN MILLIONS)
ANNUITY CONTRACTS(1)
RETURN OF NET DEPOSITS
  Separate account value........     $   8,213                 N/A            $   5,537                 N/A
  Net amount at risk(2).........     $      --(3)              N/A            $      --(3)              N/A
  Average attained age of
     contractholders............      61 years                 N/A             61 years                 N/A
ANNIVERSARY CONTRACT VALUE OR
  MINIMUM RETURN
  Separate account value........     $  44,036           $  13,179            $  40,744           $  10,081
  Net amount at risk(2).........     $   1,422(3)        $      30(4)         $     934(3)        $      38(4)
  Average attained age of
     contractholders............      58 years            60 years             60 years            60 years



                                                                    AT DECEMBER 31,
                                                              ---------------------------
                                                                 2006             2005
                                                              ----------       ----------
                                                               SECONDARY        SECONDARY
                                                              GUARANTEES       GUARANTEES
                                                              ----------       ----------
                                                                     (IN MILLIONS)
UNIVERSAL AND VARIABLE LIFE CONTRACTS(1)
Account value (general and separate account)...........        $   3,262        $   2,849
Net amount at risk(2)..................................        $  48,630(3)     $  44,943(3)
Average attained age of policyholders..................         57 years         56 years


--------

   (1) The Company's annuity and life contracts with guarantees may offer more than one type of guarantee in each contract. Therefore, the amounts listed above may not be mutually exclusive.

   (2) The net amount at risk is based on the direct amount at risk (excluding reinsurance).

   (3) The net amount at risk for guarantees of amounts in the event of death is defined as the current guaranteed minimum death benefit in excess of the current account balance at the balance sheet date.

   (4) The net amount at risk for guarantees of amounts at annuitization is defined as the present value of the minimum guaranteed annuity payments available to the contractholder determined in accordance with the terms of the contract in excess of the current account balance.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Information regarding the liabilities for guarantees (excluding base policy liabilities) relating to annuity and universal and variable life contracts is as follows:

                                                      ANNUITY      UNIVERSAL AND VARIABLE
                                                     CONTRACTS         LIFE CONTRACTS
                                                  --------------   ----------------------
                                                    GUARANTEED            SECONDARY
                                                  DEATH BENEFITS         GUARANTEES         TOTAL
                                                  --------------   ----------------------   -----
                                                                   (IN MILLIONS)
Balance at January 1, 2004......................        $--                  $--             $--
Incurred guaranteed benefits....................         --                   --              --
Paid guaranteed benefits........................         --                   --              --
                                                        ---                  ---             ---
Balance at December 31, 2004....................         --                   --              --
Incurred guaranteed benefits....................          3                    9              12
Paid guaranteed benefits........................         --                   --              --
                                                        ---                  ---             ---
Balance at December 31, 2005....................          3                    9              12
Incurred guaranteed benefits....................         --                   22              22
Paid guaranteed benefits........................         (3)                  --              (3)
                                                        ---                  ---             ---
Balance at December 31, 2006....................        $--                  $31             $31
                                                        ===                  ===             ===




     MLI-USA had guaranteed death and annuitization benefit liabilities on its annuity contracts of $38 million and $28 million at December 31, 2006 and 2005, respectively. MLI-USA reinsures 100% of this liability with an affiliate and has a corresponding recoverable from affiliated reinsurers related to such guarantee liabilities.

     Account balances of contracts with insurance guarantees are invested in separate account asset classes as follows:

                                                                   DECEMBER 31,
                                                                -----------------
                                                                  2006      2005
                                                                -------   -------
                                                                  (IN MILLIONS)
Mutual Fund Groupings
  Equity......................................................  $37,992   $30,480
  Bond........................................................    2,831     2,952
  Balanced....................................................    2,790     3,273
  Money Market................................................      949       791
  Specialty...................................................      460       684
                                                                -------   -------
     Total....................................................  $45,022   $38,180
                                                                =======   =======



9.  REINSURANCE

     The Company's life insurance operations participate in reinsurance activities in order to limit losses, minimize exposure to large risks, and provide additional capacity for future growth. The Company has historically reinsured the mortality risk on new individual life insurance policies primarily on an excess of retention basis or a quota share basis. The Company has reinsured up to 90% of the mortality risk for all new individual life insurance policies. This practice was initiated by the Company for different products starting at various points in time between 1997 and 2004. On a case by case basis, the Company may retain up to $5 million per life on single life individual policies and reinsure 100% of amounts in excess of the Company's retention limits. The Company evaluates its reinsurance programs routinely and may increase or decrease its retention at any time. Placement of reinsurance is done primarily on an automatic basis and also on a facultative basis for risks with specific characteristics.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In addition to reinsuring mortality risk, as described above, the Company reinsures other mortality and non-mortality risks, and specific coverages. The Company routinely reinsures certain classes of risks in order to limit its exposure to particular travel, avocation and lifestyle hazards. The Company has exposure to catastrophes, which could contribute to significant fluctuations in the Company's results of operations. The Company uses excess of retention and quota share reinsurance arrangements to provide greater diversification of risk and minimize exposure to larger risks.

     The Company reinsures its business through a diversified group of reinsurers. No single unaffiliated reinsurer has a material obligation to the Company nor is the Company's business substantially dependent upon any reinsurance contracts. The Company is contingently liable with respect to ceded reinsurance should any reinsurer be unable to meet its obligations under these agreements.

     MICC's workers' compensation business is reinsured through a 100% quota-share agreement with The Travelers Indemnity Company, an insurance subsidiary of The Travelers Companies, Inc.

     Effective July 1, 2000, MetLife Connecticut reinsured 90% of its individual long-term care insurance business with Genworth Life Insurance Company ("GLIC," formerly known as General Electric Capital Assurance Company), and its subsidiary, in the form of indemnity reinsurance agreements. In accordance with the terms of the reinsurance agreement, GLIC will effect assumption and novation of the reinsured contracts, to the extent permitted by law, no later than July 1, 2008. Effective June 30, 2005, MetLife Connecticut entered into an agreement with CIHC to effectively transfer the remaining results from the long-term care block of business from MetLife Connecticut to CIHC. Under the terms of this agreement, any gains remaining are payable to CIHC and any losses remaining are reimbursable from CIHC. MetLife Connecticut does, however, retain limited investment exposure related to the reinsured contracts. Citigroup unconditionally guarantees the performance of its subsidiary, CIHC.

     The Company reinsures the new production of fixed annuities and the riders containing benefit guarantees related to variable annuities to affiliated and non-affiliated reinsurers. The Company reinsures its risk associated with the secondary death benefit guarantee rider on certain universal life contracts to an affiliate. See Note 19.

     The amounts in the consolidated statements of income are presented net of reinsurance ceded. Information regarding the effect of reinsurance is as follows:

                                                         YEARS ENDED DECEMBER
                                                                  31,
                                                         --------------------
                                                          2006    2005   2004
                                                         -----   -----   ----
                                                             (IN MILLIONS)
Direct premiums........................................  $ 599   $ 413    $13
Reinsurance assumed....................................     21      38     --
Reinsurance ceded......................................   (312)   (170)    (4)
                                                         -----   -----    ---
Net premiums...........................................  $ 308   $ 281    $ 9
                                                         =====   =====    ===
Reinsurance recoverables netted against policyholder
  benefits and claims..................................  $ 635   $ 560    $(1)
                                                         =====   =====    ===



     Reinsurance recoverables, included in premiums and other receivables, were $4.6 billion and $4.3 billion at December 31, 2006 and 2005, respectively, including $3.0 billion and $2.8 billion at December 31, 2006 and 2005, respectively, relating to reinsurance on the runoff of long-term care business and $1.3 billion and $1.4 billion at December 31, 2006 and 2005, respectively, relating to reinsurance on the runoff of workers compensation business. Reinsurance and ceded commissions payables, included in other liabilities were $99 million and $64 million at December 31, 2006 and 2005, respectively.

     For the year ended December 31, 2006, both reinsurance ceded and assumed include affiliated transactions of $21 million. For the year ended December 31, 2005, reinsurance ceded and assumed include affiliated transactions

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


of $12 million and $38 million, respectively. For the year ended December 31, 2004, both reinsurance ceded and assumed include affiliated transactions of $1 million.

10.  LONG-TERM DEBT -- AFFILIATED

     Long-term debt outstanding is as follows:

                                                                      DECEMBER
                                                                        31,
                                                                    -----------
                                                                    2006   2005
                                                                    ----   ----
                                                                        (IN
                                                                     MILLIONS)
Surplus notes, interest rate 7.349%, due 2035.....................  $400   $400
Surplus notes, interest rate 5%, due upon request.................    25     25
Surplus notes, interest rate LIBOR plus 0.75%, due upon request...    10     10
                                                                    ----   ----
  Total long-term debt -- affiliated..............................  $435   $435
                                                                    ====   ====



     Payments of interest and principal on these surplus notes, which are subordinate to all other debt, may be made only with the prior approval of the Delaware Insurance Commissioner.

     MetLife is the holder of a surplus note issued by MLI-USA in the amount of $400 million at December 31, 2006 and 2005.

     MLIG is the holder of two surplus notes issued by MLI-USA in the amounts of $25 million and $10 million at both December 31, 2006 and 2005. These surplus notes may be redeemed, in whole or in part, at the election of the Company at any time, subject to the prior approval of the Delaware Insurance Commissioner.

     The aggregate maturities of long-term debt as of December 31, 2006 are $400 million in 2035, and $35 million payable upon request and regulatory approval.

     Interest expense related to the Company's indebtedness, included in other expenses, was $31 million, $25 million and $2 million for the years ended December 31, 2006, 2005 and 2004, respectively.

11.  INCOME TAX

     The provision for income tax from continuing operations is as follows:

                                                             YEARS ENDED
                                                            DECEMBER 31,
                                                         ------------------
                                                         2006   2005   2004
                                                         ----   ----   ----
                                                            (IN MILLIONS)
Current:
  Federal..............................................  $ 18   $ (3)  $(91)
  State................................................    --     (2)     4
                                                         ----   ----   ----
     Subtotal..........................................    18     (5)   (87)
                                                         ----   ----   ----
Deferred:
  Federal..............................................   212    162    100
  State................................................    (2)    (1)     4
                                                         ----   ----   ----
     Subtotal..........................................   210    161    104
                                                         ----   ----   ----
Provision for income tax...............................  $228   $156   $ 17
                                                         ====   ====   ====


                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The reconciliation of the income tax provision at the U.S. statutory rate to the provision for income tax as reported for continuing operations is as follows:

                                                             YEARS ENDED
                                                            DECEMBER 31,
                                                         ------------------
                                                         2006   2005   2004
                                                         ----   ----   ----
                                                            (IN MILLIONS)
Tax provision at U.S. statutory rate...................  $288   $191    $15
Tax effect of:
  Tax-exempt investment income.........................   (62)   (27)    (3)
  Prior year tax.......................................    (9)    (9)    (1)
  Foreign operations, net of foreign income tax........    12     --     --
  State tax, net of federal benefit....................    --      2      6
  Other, net...........................................    (1)    (1)    --
                                                         ----   ----   ----
Provision for income tax...............................  $228   $156   $ 17
                                                         ====   ====   ====



     Deferred income tax represents the tax effect of the differences between the book and tax basis of assets and liabilities. Net deferred income tax assets and liabilities consisted of the following:

                                                                    DECEMBER 31,
                                                                 -----------------
                                                                   2006      2005
                                                                 -------   -------
                                                                   (IN MILLIONS)
Deferred income tax assets:
  Benefit, reinsurance and other reserves......................  $ 2,238   $ 2,346
  Net unrealized investment losses.............................      171       224
  Capital loss carryforwards...................................      155        92
  Investments..................................................       63        --
  Operating lease reserves.....................................       13        13
  Net operating loss carryforwards.............................       10        --
  Employee benefits............................................        3         3
  Litigation-related...........................................        1        --
  Other........................................................       20        25
                                                                 -------   -------
                                                                   2,674     2,703
  Less: Valuation allowance....................................        4        --
                                                                 -------   -------
                                                                   2,670     2,703
                                                                 -------   -------
Deferred income tax liabilities:
  DAC and VOBA.................................................   (1,663)   (1,558)
  Investments..................................................       --       (25)
                                                                 -------   -------
                                                                  (1,663)   (1,583)
                                                                 -------   -------
Net deferred income tax asset..................................  $ 1,007   $ 1,120
                                                                 =======   =======



     At December 31, 2006, the Company has a net deferred income tax asset. If the Company determines that any of its deferred income tax assets will not result in future tax benefits, a valuation allowance must be established for the portion of these assets that are not expected to be realized. Based predominantly upon a review of the Company's anticipated future taxable income, but also including all other available evidence, both positive and negative, the

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Company's management concluded that it is "more likely than not" that the net deferred income tax assets will be realized.

     Domestic net operating loss carryforwards amount to $15 million at December 31, 2006 and will expire beginning in 2025. Foreign net operating loss carryforwards amount to $35 million at December 31, 2006 with an expiration period of infinity. Capital loss carryforwards amount to $443 million at December 31, 2006 and will expire beginning in 2010.

     The Company has recorded a valuation allowance related to tax benefits of certain foreign net operating loss carryforwards. The valuation allowance reflects management's assessment, based on available information, that it is more likely than not that the deferred income tax asset for certain foreign net operating loss carryforwards will not be realized. The tax benefit will be recognized when management believes that it is more likely than not that these deferred income tax assets are realizable. In 2006, the Company recorded a $4 million deferred income tax valuation allowance related to certain foreign net operating loss carryforwards.

     The Company will file a consolidated tax return with its includable life insurance subsidiaries. Non-includable subsidiaries file either a separate individual corporate tax return or a separate consolidated tax return. Under the Tax Allocation Agreement, the federal income tax will be allocated between the companies on a separate return basis and adjusted for credits and other amounts required by the Tax Allocation Agreement.

12.  CONTINGENCIES, COMMITMENTS AND GUARANTEES

CONTINGENCIES

  LITIGATION

     The Company is a defendant in a number of litigation matters. In some of the matters, large and/or indeterminate amounts, including punitive and treble damages, are sought. Modern pleading practice in the United States permits considerable variation in the assertion of monetary damages or other relief. Jurisdictions may permit claimants not to specify the monetary damages sought or may permit claimants to state only that the amount sought is sufficient to invoke the jurisdiction of the trial court. In addition, jurisdictions may permit plaintiffs to allege monetary damages in amounts well exceeding reasonably possible verdicts in the jurisdiction for similar matters. This variability in pleadings, together with the actual experience of the Company in litigating or resolving through settlement numerous claims over an extended period of time, demonstrate to management that the monetary relief which may be specified in a lawsuit or claim bears little relevance to its merits or disposition value. Thus, unless stated below, the specific monetary relief sought is not noted.

     Due to the vagaries of litigation, the outcome of a litigation matter and the amount or range of potential loss at particular points in time may normally be inherently impossible to ascertain with any degree of certainty. Inherent uncertainties can include how fact finders will view individually and in their totality documentary evidence, the credibility and effectiveness of witnesses' testimony, and how trial and appellate courts will apply the law in the context of the pleadings or evidence presented, whether by motion practice, or at trial or on appeal. Disposition valuations are also subject to the uncertainty of how opposing parties and their counsel will themselves view the relevant evidence and applicable law.

     On a quarterly and yearly basis, the Company reviews relevant information with respect to liabilities for litigation and contingencies to be reflected in the Company's consolidated financial statements. The review includes senior legal and financial personnel. Unless stated below, estimates of possible additional losses or ranges of loss for particular matters cannot in the ordinary course be made with a reasonable degree of certainty. Liabilities are established when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. Liabilities have been established for a number of the matters noted below. It is possible that some of the

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


matters could require the Company to pay damages or make other expenditures or establish accruals in amounts that could not be estimated as of December 31, 2006.

     Macomber, et al. v. Travelers Property Casualty Corp., et al. (Conn. Super. Ct., Hartford, filed April 7, 1999). An amended putative class action complaint was filed against MLAC, Travelers Equity Sales, Inc. and certain former affiliates. The amended complaint alleges Travelers Property Casualty Corporation, a former MLAC affiliate, purchased structured settlement annuities from MLAC and spent less on the purchase of those structured settlement annuities than agreed with claimants, and that commissions paid to brokers for the structured settlement annuities, including an affiliate of MLAC, were paid in part to Travelers Property Casualty Corporation. On May 26, 2004, the Connecticut Superior Court certified a nationwide class action involving the following claims against MLAC: violation of the Connecticut Unfair Trade Practice Statute, unjust enrichment, and civil conspiracy. On June 15, 2004, the defendants appealed the class certification order. In March 2006, the Connecticut Supreme Court reversed the trial court's certification of a class. Plaintiff may seek to file another motion for class certification. Defendants have moved for summary judgment.

     A former registered representative of Tower Square Securities, Inc. ("Tower Square"), a broker-dealer subsidiary of MICC, is alleged to have defrauded individuals by diverting funds for his personal use. In June 2005, the SEC issued a formal order of investigation with respect to Tower Square and served Tower Square with a subpoena. The Securities and Business Investments Division of the Connecticut Department of Banking and NASD are also reviewing this matter. On April 18, 2006, the Connecticut Department of Banking issued a notice to Tower Square asking it to demonstrate its prior compliance with applicable Connecticut securities laws and regulations. In the context of the above, a number of NASD arbitration matters and litigation matters were commenced in 2005 and 2006 against Tower Square. It is reasonably possible that other actions will be brought regarding this matter. Tower Square intends to fully cooperate with the SEC, NASD and the Connecticut Department of Banking, as appropriate, with respect to the matters described above.

     Regulatory bodies have contacted the Company and have requested information relating to various regulatory issues regarding mutual funds and variable insurance products, including the marketing of such products. The Company believes that many of these inquiries are similar to those made to many financial services companies as part of industry-wide investigations by various regulatory agencies. The Company is fully cooperating with regard to these information requests and investigations. The Company at the present time is not aware of any systemic problems with respect to such matters that may have a material adverse effect on the Company's consolidated financial position.

     In addition, the Company is a defendant or co-defendant in various other litigation matters in the normal course of business. These may include civil actions, arbitration proceedings and other matters arising in the normal course of business out of activities as an insurance company, a broker and dealer in securities or otherwise. Further, state insurance regulatory authorities and other federal and state authorities may make inquiries and conduct investigations concerning the Company's compliance with applicable insurance and other laws and regulations.

     In the opinion of the Company's management, the ultimate resolution of these legal and regulatory proceedings would not be likely to have a material adverse effect on the Company's consolidated financial position or liquidity, but, if involving monetary liability, may be material to the Company's operating results for any particular period.

  INSOLVENCY ASSESSMENTS

     Most of the jurisdictions in which the Company is admitted to transact business require life insurers doing business within the jurisdiction to participate in guaranty associations, which are organized to pay contractual benefits owed pursuant to insurance policies issued by impaired, insolvent or failed life insurers. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


proportionate share of the premiums written by member insurers in the lines of business in which the impaired, insolvent or failed insurer engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets. Assets and liabilities held for insolvency assessments are as follows:

                                                                       DECEMBER
                                                                         31,
                                                                     -----------
                                                                     2006   2005
                                                                     ----   ----
                                                                         (IN
                                                                      MILLIONS)
Other Assets:
  Premium tax offset for future undiscounted assessments...........   $ 9    $ 9
  Premium tax offsets currently available for paid assessments.....     1      2
                                                                      ---    ---
                                                                      $10    $11
                                                                      ===    ===
Liability:
  Insolvency assessments...........................................   $19    $19
                                                                      ===    ===



     Assessments levied against the Company were less than $1 million for each of the years ended December 31, 2006, 2005 and 2004.

COMMITMENTS

  LEASES

     The Company, as lessee, has entered into lease agreements for office space. Future sublease income is projected to be insignificant. Future minimum rental income and minimum gross rental payments relating to these lease agreements are as follows:

                                                               RENTAL   GROSS RENTAL
                                                               INCOME     PAYMENTS
                                                               ------   ------------
                                                                   (IN MILLIONS)
2007.........................................................    $ 1         $15
2008.........................................................    $ 1         $15
2009.........................................................    $ 1         $ 8
2010.........................................................    $ 1         $ 6
2011.........................................................    $--         $ 6


  COMMITMENTS TO FUND PARTNERSHIP INVESTMENTS

     The Company makes commitments to fund partnership investments in the normal course of business. The amounts of these unfunded commitments were $616 million and $715 million at December 31, 2006 and 2005, respectively. The Company anticipates that these amounts will be invested in partnerships over the next five years.

  MORTGAGE LOAN COMMITMENTS

     The Company commits to lend funds under mortgage loan commitments. The amounts of these mortgage loan commitments were $665 million and $339 million at December 31, 2006 and 2005, respectively.

  COMMITMENTS TO FUND BANK CREDIT FACILITIES

     The Company commits to lend funds under bank credit facilities. The amount of these unfunded commitments was $173 million at December 31, 2006. The Company did not have any unfunded commitments related to bank credit facilities at December 31, 2005.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  OTHER COMMITMENTS

     MICC is a member of the Federal Home Loan Bank of Boston ("FHLB of Boston") and holds $70 million of common stock of the FHLB of Boston, which is included in equity securities on the Company's consolidated balance sheets. MICC has also entered into several funding agreements with the FHLB of Boston whereby MICC has issued such funding agreements in exchange for cash and for which the FHLB of Boston has been granted a blanket lien on certain MICC assets, including residential mortgages, mortgage-backed securities, obligations of or guaranteed by the United States, state and municipal obligations and corporate debt, to collateralize MICC's obligations under the funding agreements. MICC maintains control over these pledged assets, and may use, commingle, encumber or dispose of any portion of the collateral as long as there is no event of default and the remaining qualified collateral is sufficient to satisfy the collateral maintenance level. The funding agreements and the related security agreement represented by this blanket lien provide that upon any event of default by MICC, the FHLB of Boston's recovery is limited to the amount of MICC's liability to the FHLB of Boston. The amount of the Company's liability for funding agreements with the FHLB of Boston was $926 million and $1.1 billion at December 31, 2006 and 2005, respectively, which is included in PABs.

GUARANTEES

     In the normal course of its business, the Company has provided certain indemnities, guarantees and commitments to third parties pursuant to which it may be required to make payments now or in the future. In the context of acquisition, disposition, investment and other transactions, the Company has provided indemnities and guarantees, including those related to tax, environmental and other specific liabilities, and other indemnities and guarantees that are triggered by, among other things, breaches of representations, warranties or covenants provided by the Company. In addition, in the normal course of business, the Company provides indemnifications to counterparties in contracts with triggers similar to the foregoing, as well as for certain other liabilities, such as third party lawsuits. These obligations are often subject to time limitations that vary in duration, including contractual limitations and those that arise by operation of law, such as applicable statutes of limitation. In some cases, the maximum potential obligation under the indemnities and guarantees is subject to a contractual limitation, such as in the case of MetLife International Insurance Company, Ltd. ("MLII," formerly, Citicorp International Life Insurance Company, Ltd.), an affiliate, discussed below, while in other cases such limitations are not specified or applicable. Since certain of these obligations are not subject to limitations, the Company does not believe that it is possible to determine the maximum potential amount that could become due under these guarantees in the future.

     The Company has provided a guarantee on behalf of MLII. This guarantee is triggered if MLII cannot pay claims because of insolvency, liquidation or rehabilitation. The agreement was terminated as of December 31, 2004, but termination does not affect policies previously guaranteed. Life insurance coverage in-force under this guarantee was $444 million and $447 million at December 31, 2006 and 2005, respectively. The Company does not hold any collateral related to this guarantee.

     In addition, the Company indemnifies its directors and officers as provided in its charters and by-laws. Also, the Company indemnifies its agents for liabilities incurred as a result of their representation of the Company's interests. Since these indemnities are generally not subject to limitation with respect to duration or amount, the Company does not believe that it is possible to determine the maximum potential amount that could become due under these indemnities in the future.

     In connection with synthetically created investment transactions, the Company writes credit default swap obligations requiring payment of principal due in exchange for the referenced credit obligation, depending on the nature or occurrence of specified credit events for the referenced entities. In the event of a specified credit event, the Company's maximum amount at risk, assuming the value of the referenced credits becomes worthless, was $54 million at December 31, 2006. The credit default swaps expire at various times during the next two years.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

13.  EMPLOYEE BENEFIT PLANS

     Subsequent to the Acquisition, the Company became a participating affiliate in qualified and non-qualified, noncontributory defined benefit pension and other postretirement plans sponsored by Metropolitan Life. Employees were credited with prior service recognized by Citigroup, solely (with regard to pension purposes) for the purpose of determining eligibility and vesting under the Metropolitan Life Retirement Plan for United States Employees ("Plan"), a noncontributory qualified defined benefit pension plan, with respect to benefits earned under the Plan subsequent to the Acquisition Date. Net periodic expense related to these plans is based on the employee population as of the valuation date at the beginning of the year. Pension expense of $8 million related to the Metropolitan Life plans was allocated to the Company for the year ended December 31, 2006. There were no expenses allocated to the Company for the six months ended December 31, 2005.

14.  EQUITY

  COMMON STOCK

     The Company has 40,000,000 authorized shares of common stock, 34,595,317 shares of which are outstanding as of December 31, 2006. Of such outstanding shares, 30,000,000 shares are owned directly by MetLife and the remaining shares are owned by MLIG. The par value of the common stock presented in the statement of stockholders' equity prior to the Acquisition Date has been adjusted to reflect the par value of MetLife Connecticut's shares issued to MLIG in exchange for MLI-USA's outstanding common stock. See Note 3.

  DIVIDEND RESTRICTIONS

     The table below sets forth the dividends permitted to be paid to MetLife without insurance regulatory approval and actual dividends paid to MetLife:

                                                                                         2007
                                                                                    -------------
                                                  2005              2006
                                                -------   -----------------------
                                                                    PERMITTED W/O   PERMITTED W/O
COMPANY                                         PAID(1)   PAID(1)    APPROVAL (2)    APPROVAL(3)
-------                                         -------   -------   -------------   -------------
                                                                  (IN MILLIONS)
MetLife Insurance Company of Connecticut......    $--       $917(4)      $--             $690



--------

   (1) Includes amounts paid including those requiring regulatory approval.

   (2) Reflects dividend amounts paid during the relevant year without prior regulatory approval.

   (3) Reflects dividend amounts that may be paid during 2007 without prior regulatory approval. If paid before a specified date during 2007, some or all of such dividend amounts may require regulatory approval.

   (4) Includes a return of capital of $259 million.

     Under Connecticut State Insurance Law, MetLife Connecticut is permitted, without prior insurance regulatory clearance, to pay stockholder dividends to its parent as long as the amount of such dividends, when aggregated with all other dividends in the preceding 12 months, does not exceed the greater of (i) 10% of its surplus to policyholders as of the end of the immediately preceding calendar year; or (ii) its statutory net gain from operations for the immediately preceding calendar year. MetLife Connecticut will be permitted to pay a cash dividend in excess of the greater of such two amounts only if it files notice of its declaration of such a dividend and the amount thereof with the Connecticut Commissioner of Insurance ("Connecticut Commissioner") and the Connecticut Commissioner does not disapprove the payment within 30 days after notice. In addition, any dividend that exceeds earned surplus (unassigned funds, reduced by 25% of unrealized appreciation in value or revaluation of assets or unrealized profits on investments) as of the last filed annual statutory statement requires insurance regulatory approval. Under Connecticut State Insurance Law, the Connecticut Commissioner has broad discretion in determining whether the financial condition of a stock life insurance company would support the payment of such dividends to its stockholders. The Connecticut State Insurance Law requires prior approval for any dividends for a period of two years following a change in control. As a result of the

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


Acquisition on July 1, 2005, under Connecticut State Insurance Law, all dividend payments by MetLife Connecticut through June 30, 2007 require prior approval of the Connecticut Commissioner.

  DIVIDEND RESTRICTIONS OF SUBSIDIARIES

     MLAC is regulated under Connecticut State Insurance Law as described above. As a result of the acquisition on July 1, 2005, under Connecticut State Insurance Law all dividend payments by MLAC through June 30, 2007 to the Company require prior approval of the Connecticut Commissioner. MLAC did not pay any dividends in 2006. Since MLAC's statutory unassigned funds surplus is negative, MLAC cannot pay any dividends without prior approval of the Commissioner.

     Under Delaware State Insurance Law, MLI-USA is permitted, without prior insurance regulatory clearance, to pay a stockholder dividend to its parent as long as the amount of the dividend when aggregated with all other dividends in the preceding 12 months does not exceed the greater of (i) 10% of its surplus to policyholders as of the end of the immediately preceding calendar year; or (ii) its statutory net gain from operations for the immediately preceding calendar year (excluding realized capital gains). MLI-USA will be permitted to pay a cash dividend to MetLife Connecticut in excess of the greater of such two amounts only if it files notice of the declaration of such a dividend and the amount thereof with the Delaware Commissioner of Insurance ("Delaware Commissioner") and the Delaware Commissioner does not disapprove the distribution within 30 days of its filing. In addition, any dividend that exceeds earned surplus (defined as unassigned funds) as of the last filed annual statutory statement requires insurance regulatory approval. Under Delaware State Insurance Law, the Delaware Commissioner has broad discretion in determining whether the financial condition of a stock life insurance company would support the payment of such dividends to its stockholders. MLI-USA did not pay dividends for the year ended December 31, 2006. Since MLI-USA's statutory unassigned funds surplus is negative, MLI-USA cannot pay any dividends without prior approval of the Delaware Commissioner.

CAPITAL CONTRIBUTIONS

     On September 30, 2006, MLI-USA received a capital contribution from MetLife of $162 million in the form of intangible assets related to VODA, and the associated deferred income tax liability, which is more fully described in Note 8.

     See also Note 3 for information related to the change in the reporting entity.

     MLI-USA received a cash contribution of $300 million from MLIG during the year ended December 31, 2004.

  STATUTORY EQUITY AND INCOME

     Each insurance company's state of domicile imposes minimum risk-based capital ("RBC") requirements that were developed by the National Association of Insurance Commissioners ("NAIC"). The formulas for determining the amount of RBC specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of total adjusted capital, as defined by the NAIC, to authorized control level RBC, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. The Company and its insurance subsidiaries each exceeded the minimum RBC requirements for all periods presented herein.

     The NAIC adopted the Codification of Statutory Accounting Principles ("Codification") in 2001. Codification was intended to standardize regulatory accounting and reporting to state insurance departments. However, statutory accounting principles continue to be established by individual state laws and permitted practices. The Connecticut Insurance Department and the Delaware Insurance Department have adopted Codification with certain modifications for the preparation of statutory financial statements of insurance companies in Connecticut and

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


Delaware, respectively. Modifications by the various state insurance departments may impact the effect of Codification on the statutory capital and surplus of MetLife Connecticut and each of its insurance subsidiaries.

     Statutory accounting principles differ from GAAP primarily by charging policy acquisition costs to expense as incurred, establishing future policy benefit liabilities using different actuarial assumptions, reporting surplus notes as surplus instead of debt and valuing securities on a different basis.

     In addition, certain assets are not admitted under statutory accounting principles and are charged directly to surplus. The most significant assets not admitted by the Company is the net deferred income tax assets resulting from temporary differences between statutory accounting principles basis and tax basis not expected to reverse and become recoverable within a year.

     Further, statutory accounting principles do not give recognition to purchase accounting adjustments made as a result of the Acquisition.

     Statutory net income of MetLife Connecticut, a Connecticut domiciled insurer, was $749 million, $1.0 billion and $975 million for the years ended December 31, 2006, 2005 and 2004, respectively. Statutory capital and surplus, as filed with the Connecticut Insurance Department, was $4.1 billion and $4.0 billion at December 31, 2006 and 2005, respectively.

     Statutory net income (loss) of MLAC, a Connecticut domiciled insurer, was $107 million, ($97) million and ($211) million for the years ended December 31, 2006, 2005 and 2004, respectively. Statutory capital and surplus, as filed with the Connecticut Insurance Department, was $740 million and $765 million at December 31, 2006 and 2005, respectively.

     Statutory net income (loss) of MLI-USA, a Delaware domiciled insurer, was ($116) million, ($227) million and ($201) million for the years ended December 31, 2006, 2005 and 2004, respectively. Statutory capital and surplus, as filed with the Delaware Insurance Department, was $575 million and $555 million at December 31, 2006 and 2005, respectively.

  OTHER COMPREHENSIVE INCOME (LOSS)

     The following table sets forth the reclassification adjustments required for the years ended December 31, 2006, 2005 and 2004, in other comprehensive income (loss) that are included as part of net income for the current year that have been reported as a part of other comprehensive income (loss) in the current or prior year:

                                                               YEARS ENDED DECEMBER
                                                                        31,
                                                              ----------------------
                                                               2006     2005    2004
                                                              -----   -------   ----
                                                                   (IN MILLIONS)
Holding gains (losses) on investments arising during the
  year......................................................  $(434)  $(1,148)  $(37)
Income tax effect of holding gains (losses).................    147       402     14
Reclassification adjustments:
  Recognized holding (gains) losses included in current year
     income.................................................    487       295      2
  Amortization of premiums and accretion of discounts
     associated with investments............................     60        96     21
  Income tax effect.........................................   (186)     (137)    (8)
Allocation of holding losses on investments relating to
  other policyholder amounts................................     42        71     10
Income tax effect of allocation of holding losses to other
  policyholder amounts......................................    (14)      (25)    (4)
                                                              -----   -------   ----
Net unrealized investment gains (losses)....................    102      (446)    (2)
                                                              -----   -------   ----
Foreign currency translation adjustment.....................     (2)        2     --
                                                              -----   -------   ----
     Other comprehensive income (loss)......................  $ 100   $  (444)  $ (2)
                                                              =====   =======   ====


                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

15.  OTHER EXPENSES

     Information on other expenses is as follows:

                                                             YEARS ENDED DECEMBER 31,
                                                          ------------------------------
                                                           2006         2005        2004
                                                          ------   -------------   -----
                                                                   (IN MILLIONS)
Compensation............................................  $  211       $ 100       $  --
Commissions.............................................     712         931         237
Interest and debt issue costs...........................      31          25           2
Amortization of DAC and VOBA............................     488         288         115
Capitalization of DAC...................................    (721)       (886)       (281)
Rent, net of sublease income............................      11           7          --
Minority interest.......................................      26           1          --
Insurance tax...........................................      42          10           3
Other...................................................     373         202         103
                                                          ------       -----       -----
  Total other expenses..................................  $1,173       $ 678       $ 179
                                                          ======       =====       =====



16.  BUSINESS SEGMENT INFORMATION

     Prior to the acquisition of MetLife Connecticut by MetLife, MLI-USA operated as a single segment. On the Acquisition Date, MetLife reorganized the Company's operations into two operating segments, Individual and Institutional, as well as Corporate & Other, so as to more closely align the acquired business with the manner in which MetLife manages its existing businesses. Individual offers a wide variety of protection and asset accumulation products, including life insurance, annuities and mutual funds. Institutional offers a broad range of group insurance and retirement & savings products and services, including group life insurance and other insurance products and services. These segments are managed separately because they either provide different products and services, require different strategies or have different technology requirements. Corporate & Other contains the excess capital not allocated to the business segments, various start-up entities and run-off business, the Company's ancillary international operations, interest expense related to the majority of the Company's outstanding debt, expenses associated with certain legal proceedings and the elimination of intersegment transactions.

     Economic capital is an internally developed risk capital model, the purpose of which is to measure the risk in the business and to provide a basis upon which capital is deployed. The economic capital model accounts for the unique and specific nature of the risks inherent in the Company's businesses. As a part of the economic capital process, a portion of net investment income is credited to the segments based on the level of allocated equity.

     The accounting policies of the segments are the same as those of the Company, except for the method of capital allocation and the accounting for gains (losses) from intercompany sales, which are eliminated in consolidation. Subsequent to the Acquisition Date, the Company allocates equity to each segment based upon the economic capital model used by MetLife that allows MetLife and the Company to effectively manage its capital. The Company evaluates the performance of each segment based upon net income excluding net investment gains (losses), net of income tax, and adjustments related to net investment gains (losses), net of income tax.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Set forth in the tables below is certain financial information with respect to the Company's segments, as well as Corporate & Other, for the years ended December 31, 2006 and 2005.

                                                                              CORPORATE &
FOR THE YEAR ENDED DECEMBER 31, 2006               INDIVIDUAL  INSTITUTIONAL     OTHER       TOTAL
------------------------------------               ----------  -------------  -----------  --------
                                                                     (IN MILLIONS)
STATEMENT OF INCOME:
Premiums.........................................    $   218      $    65       $    25    $    308
Universal life and investment-type product policy
  fees...........................................      1,244           24            --       1,268
Net investment income............................        985        1,449           405       2,839
Other revenues...................................        195           15             2         212
Net investment gains (losses)....................       (194)        (282)          (45)       (521)
Policyholder benefits and claims.................        315          450            27         792
Interest credited to policyholder account
  balances.......................................        669          647            --       1,316
Other expenses...................................      1,045           16           112       1,173
                                                     -------      -------       -------    --------
Income before provision for income tax...........        419          158           248         825
Provision for income tax.........................        145           55            28         228
                                                     -------      -------       -------    --------
Net income.......................................    $   274      $   103       $   220    $    597
                                                     =======      =======       =======    ========
BALANCE SHEET:
Total assets.....................................    $76,897      $35,982       $11,208    $124,087
DAC and VOBA.....................................    $ 4,946      $   165       $    --    $  5,111
Goodwill.........................................    $   234      $   312       $   407    $    953
Separate account assets..........................    $47,566      $ 2,501       $    --    $ 50,067
Policyholder liabilities.........................    $24,429      $27,391       $ 4,446    $ 56,266
Separate account liabilities.....................    $47,566      $ 2,501       $    --    $ 50,067

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                              CORPORATE &
FOR THE YEAR ENDED DECEMBER 31, 2005(1)            INDIVIDUAL  INSTITUTIONAL     OTHER       TOTAL
---------------------------------------            ----------  -------------  -----------  --------
                                                                     (IN MILLIONS)
STATEMENT OF INCOME:
Premiums.........................................    $   152      $   116       $    13    $    281
Universal life and investment-type product policy
  fees...........................................        845           17            --         862
Net investment income............................        530          712           196       1,438
Other revenues...................................        121           10             1         132
Net investment gains (losses)....................       (113)         (87)            2        (198)
Policyholder benefits and claims.................        224          324            22         570
Interest credited to policyholder account
  balances.......................................        417          303            --         720
Other expenses...................................        640           30             8         678
                                                     -------      -------       -------    --------
Income before provision for income tax...........        254          111           182         547
Provision for income tax.........................         53           38            65         156
                                                     -------      -------       -------    --------
Net income.......................................    $   201      $    73       $   117    $    391
                                                     =======      =======       =======    ========
BALANCE SHEET:
Total assets.....................................    $71,385      $38,072       $11,791    $121,248
DAC and VOBA.....................................    $ 4,753      $   161       $    --    $  4,914
Goodwill.........................................    $   227      $   305       $   392    $    924
Separate account assets..........................    $41,347      $ 3,177       $    --    $ 44,524
Policyholder liabilities.........................    $24,855      $28,340       $ 4,282    $ 57,477
Separate account liabilities.....................    $41,347      $ 3,177       $    --    $ 44,524


--------

(1) Includes six months of results for MetLife Connecticut and its subsidiaries and twelve months of results for MLI-USA.

     Net investment income and net investment gains (losses) are based upon the actual results of each segment's specifically identifiable asset portfolio adjusted for allocated equity. Other costs are allocated to each of the segments based upon: (i) a review of the nature of such costs; (ii) time studies analyzing the amount of employee compensation costs incurred by each segment; and (iii) cost estimates included in the Company's product pricing.

     Revenues derived from any customer did not exceed 10% of consolidated revenues for the years ended December 31, 2006, 2005 and 2004. Substantially all of the Company's revenues originated in the United States.

17.  DISCONTINUED OPERATIONS

  REAL ESTATE

     The Company actively manages its real estate portfolio with the objective of maximizing earnings through selective acquisitions and dispositions. Income related to real estate classified as held-for-sale or sold is presented in discontinued operations. These assets are carried at the lower of depreciated cost or fair value less expected disposition costs.

     In the Institutional segment, the Company had $1 million of investment income and $1 million of investment expense related to discontinued operations resulting in no change to net investment income for the year ended December 31, 2006. The Company had no investment income or expense related to discontinued operations for the years ended December 31, 2005 and 2004.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The carrying value of real estate related to discontinued operations was $7 million and $5 million at December 31, 2006 and 2005, respectively.

18.  FAIR VALUE INFORMATION

     The estimated fair value of financial instruments have been determined by using available market information and the valuation methodologies described below. Considerable judgment is often required in interpreting market data to develop estimates of fair value. Accordingly, the estimates presented herein may not necessarily be indicative of amounts that could be realized in a current market exchange. The use of different assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

     Amounts related to the Company's financial instruments are as follows:

                                                         NOTIONAL   CARRYING    ESTIMATED
                                                         AMOUNT       VALUE    FAIR VALUE
DECEMBER 31, 2006                                        --------   --------   ----------
                                                                   (IN MILLIONS)
Assets:
  Fixed maturity securities............................              $47,846     $47,846
  Equity securities....................................              $   795     $   795
  Mortgage and consumer loans..........................              $ 3,595     $ 3,547
  Policy loans.........................................              $   918     $   918
  Short-term investments...............................              $   777     $   777
  Cash and cash equivalents............................              $   649     $   649
  Accrued investment income............................              $   597     $   597
  Mortgage loan commitments............................    $665      $    --     $     1
  Commitments to fund bank credit facilities...........    $173      $    --     $    --
Liabilities:
  Policyholder account balances........................              $29,780     $28,028
  Long-term debt -- affiliated.........................              $   435     $   425
  Payables for collateral under securities loaned and
     other transactions................................              $ 9,155     $ 9,155



                                                         NOTIONAL   CARRYING    ESTIMATED
                                                         AMOUNT       VALUE    FAIR VALUE
DECEMBER 31, 2005                                        --------   --------   ----------
                                                                   (IN MILLIONS)
Assets:
  Fixed maturity securities............................              $52,589     $52,589
  Trading Securities...................................              $   452     $   452
  Equity securities....................................              $   421     $   421
  Mortgage and consumer loans..........................              $ 2,543     $ 2,553
  Policy loans.........................................              $   916     $   916
  Short-term investments...............................              $ 1,769     $ 1,769
  Cash and cash equivalents............................              $   571     $   571
  Accrued investment income............................              $   602     $   602
  Mortgage loan commitments............................    $339      $    --     $    (2)
Liabilities:
  Policyholder account balances........................              $32,877     $31,621
  Long-term debt -- affiliated.........................              $   435     $   443
  Payables for collateral under securities loaned and
     other transactions................................              $ 9,737     $ 9,737

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The methods and assumptions used to estimate the fair value of financial instruments are summarized as follows:

  FIXED MATURITY SECURITIES, TRADING SECURITIES AND EQUITY SECURITIES

     The fair values of publicly held fixed maturity securities and publicly held equity securities are based on quoted market prices or estimates from independent pricing services. However, in cases where quoted market prices are not available, such as for private fixed maturity securities, fair values are estimated using present value or valuation techniques. The determination of fair values is based on: (i) valuation methodologies; (ii) securities the Company deems to be comparable; and (iii) assumptions deemed appropriate given the circumstances. The fair value estimates are based on available market information and judgments about financial instruments, including estimates of the timing and amounts of expected future cash flows and the credit standing of the issuer or counterparty. Factors considered in estimating fair value include: coupon rate, maturity, estimated duration, call provisions, sinking fund requirements, credit rating, industry sector of the issuer, and quoted market prices of comparable securities.


  MORTGAGE AND CONSUMER LOANS, MORTGAGE LOAN COMMITMENTS AND COMMITMENTS TO FUND BANK CREDIT FACILITIES

     Fair values for mortgage and consumer loans are estimated by discounting expected future cash flows, using current interest rates for similar loans with similar credit risk. For mortgage loan commitments and commitments to fund bank credit facilities, the estimated fair value is the net premium or discount of the commitments.

  POLICY LOANS

     The carrying values for policy loans approximate fair value.

  CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     The carrying values for cash and cash equivalents and short-term investments approximated fair values due to the short-term maturities of these instruments.

  ACCRUED INVESTMENT INCOME

     The carrying value for accrued investment income approximates fair value.

  POLICYHOLDER ACCOUNT BALANCES

     The fair value of PABs which have final contractual maturities are estimated by discounting expected future cash flows based upon interest rates currently being offered for similar contracts with maturities consistent with those remaining for the agreements being valued. The fair value of PABs without final contractual maturities are assumed to equal their current net surrender value.

  LONG-TERM DEBT

     The fair values of long-term debt are determined by discounting expected future cash flows using risk rates currently available for debt with similar terms and remaining maturities.

  PAYABLES FOR COLLATERAL UNDER SECURITIES LOANED AND OTHER TRANSACTIONS

     The carrying value for payables for collateral under securities loaned and other transactions approximate fair value.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  DERIVATIVE FINANCIAL INSTRUMENTS

     The fair value of derivative financial instruments, including financial futures, financial forwards, interest rate, credit default and foreign currency swaps, foreign currency forwards, caps, floors, and options are based upon quotations obtained from dealers or other reliable sources. See Note 5 for derivative fair value disclosures.

19.  RELATED PARTY TRANSACTIONS

  SERVICE AGREEMENTS

     The Company has entered into a Master Service Agreement with Metropolitan Life who provides administrative, accounting, legal and similar services to the Company. Metropolitan Life charged the Company $167 million, $15 million and $14 million, included in other expenses, for services performed under the Master Service Agreement for the years ended December 31, 2006, 2005 and 2004, respectively.

     The Company entered into a Service Agreement with MetLife Group, Inc. ("MetLife Group"), a wholly-owned subsidiary of MetLife, under which MetLife Group provides personnel services, as needed, to support the activities of the Company. MetLife Group charged the Company $154 million, $49 million and $43 million, included in other expenses, for services performed under the Service Agreement for the years ended December 31, 2006, 2005 and 2004, respectively.

     The Company has entered into various agreements with other affiliates for services necessary to conduct its activities. Typical services provided under these agreements include management, policy administrative functions, investment advice and distribution services. Expenses and fees incurred with affiliates related to these agreements, recorded in other expenses, were $190 million, $48 million and $52 million for the years ended December 31, 2006, 2005 and 2004, respectively.

     In 2005, MLI-USA entered into Broker-Dealer Wholesale Sales Agreements with several affiliates ("Distributors"), in which the Distributors agree to sell, on MLI-USA's behalf, fixed rate insurance products through authorized retailers. MLI-USA agrees to compensate the Distributors for the sale and servicing of such insurance products in accordance with the terms of the agreements. The Distributors charged MLI-USA $65 million, included in other expenses, for the year ended December 31, 2006. MLI-USA did not incur any such expenses for the years ended December 31, 2005 and 2004.

     The Company had payables from affiliates of $9 million and $3 million at December 31, 2006 and 2005, respectively, excluding affiliated reinsurance balances discussed below.

  INVESTMENT TRANSACTIONS

     As of December 31, 2006 and 2005, the Company held $581 million and $346 million, respectively, of its total invested assets in the MetLife Money Market Pool and the MetLife Intermediate Income Pool which are affiliated partnerships. These amounts are included in short-term investments.

     In the normal course of business, the Company transfers invested assets, primarily consisting of fixed maturity securities, to and from affiliates. Assets transferred to and from affiliates, inclusive of amounts related to reinsurance agreements, are as follows:

                                                                   YEARS ENDED
                                                                  DECEMBER 31,
                                                               ------------------
                                                               2006   2005   2004
                                                               ----   ----   ----
                                                                  (IN MILLIONS)
Fair market value of assets transferred to affiliates........  $164   $ 79   $320
Amortized cost of assets transferred to affiliates...........  $164   $ 78   $324
Net investment gains (losses) recognized on transfers........  $ --   $  1   $ (4)
Fair market value of assets transferred from affiliates......  $ 89   $830   $ --

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  REINSURANCE TRANSACTIONS

     As of December 1, 2006, the Company acquired a block of structured settlement business from Texas Life Insurance Company ("Texas Life"), a wholly-owned subsidiary of MetLife, through an assumptive reinsurance agreement. This transaction increased future policyholder benefits of the Company by $1.3 billion and decreased deferred income tax liabilities by $142 million. A receivable at December 31, 2006 was held by the Company of $1.2 billion, related to premiums and other consideration which is expected to be paid by Texas Life during the first quarter of 2007.

     The Company also has reinsurance agreements with MetLife and certain of its subsidiaries, including Metropolitan Life, Reinsurance Group of America, Incorporated, MetLife Reinsurance Company of South Carolina, Exeter Reassurance Company, Ltd., General American Life Insurance Company ("GALIC"), and Mitsui Sumitomo MetLife Insurance Co., Ltd. As of December 31, 2006, the Company had reinsurance related assets and liabilities from these agreements totaling $2.8 billion and $1.2 billion, respectively. Prior-year comparable assets and liabilities were $2.5 billion and $1.2 billion, respectively.

     Effective January 1, 2005, MLI-USA entered into a reinsurance agreement to assume an in-force block of business from GALIC. This agreement covered certain term and universal life policies issued by GALIC on and after January 1, 2000 through December 31, 2004. This agreement also covers certain term and universal life policies issued on or after January 1, 2005. Under this agreement GALIC transferred $797 million of liabilities and $411 million in assets to MLI-USA related to the policies in-force as of December 31, 2004. MLI-USA also paid and deferred 100% of a ceding commission to GALIC of $386 million resulting in no gain or loss on the transfer of the in-force business as of January 1, 2005.

     The following tables reflect related party reinsurance information:

                                                             YEARS ENDED
                                                             DECEMBER 31,
                                                         -------------------
                                                         2006    2005   2004
                                                         ----   -----   ----
                                                            (IN MILLIONS)
Assumed premiums.......................................  $ 21   $  37    $--
Assumed fees, included in universal life and
  investment-type product policy fees..................    65     194     --
Assumed fees, included in net investment gains
  (losses).............................................    --       6     --
Assumed benefits, included in policyholder benefits and
  claims...............................................    11      32     --
Assumed benefits, included in interest credited to
  policyholder account balances........................    49      42     --
Assumed fees, included in other expenses...............    39     543     --
Assumed deferred acquisition costs, included in other
  expenses.............................................    19    (432)    --
                                                         ----   -----    ---
  Total assumed........................................  $204   $ 422    $--
                                                         ====   =====    ===
Ceded premiums.........................................  $ 21   $  12    $ 1
Ceded fees, included in universal life and investment-
  type product policy fees.............................   130      93     37
Ceded fees, included in other revenues.................    68      55     12
Ceded benefits, included in policyholder benefits and
  claims...............................................    86      92     19
Ceded fees, included in other expenses.................    64      97     --
Ceded deferred acquisition costs, included in other
  expenses.............................................    13      85     --
Ceded derivative gains (loss), included in net
  investment gains (losses)............................   (31)      5     --
                                                         ----   -----    ---
  Total ceded..........................................  $351   $ 439    $69
                                                         ====   =====    ===


                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                    DECEMBER 31,
                                                                  ---------------
                                                                   2006     2005
                                                                  ------   ------
                                                                   (IN MILLIONS)
Reinsurance recoverables, included in premiums and other
  receivables...................................................  $2,359   $2,079
Reinsurance recoverables, included in other assets..............  $   89   $   88
Assumed (ceded) deferred acquisition costs, included in DAC.....  $  306   $  342
Assumed liabilities, included in other liabilities..............  $    8   $   24
Ceded balances payable, included in other liabilities...........  $   55   $  140
Derivative liabilities, included in policyholder account
  balances......................................................  $  (57)  $  (23)
Assumed liabilities, included in future policy benefits.........  $   26   $   23
Assumed liabilities, included in other policyholder funds.......  $1,182   $1,001


20.  SUBSEQUENT EVENT

     On March 27, 2007, the Company entered into a secured demand note with MetLife Securities, Inc. ("MSI") under which the Company agreed to fund MSI with up to $60 million of cash upon MSI's request. In connection with this agreement, the Company transferred securities with a fair value of $71 million to an MSI custody account to secure the note.

     On September 28, 2007, the Board of Directors declared a dividend of up to $690 million. On October 22, 2007, MICC paid a $690 million dividend, of which $404 million was a return of capital.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                                   SCHEDULE I

                     CONSOLIDATED SUMMARY OF INVESTMENTS --
                    OTHER THAN INVESTMENTS IN RELATED PARTIES
                                DECEMBER 31, 2006

                                  (IN MILLIONS)

                                                                                    AMOUNT AT
                                                     COST OR         ESTIMATED   WHICH SHOWN ON
                                                AMORTIZED COST(1)   FAIR VALUE    BALANCE SHEET
                                                -----------------   ----------   --------------
TYPE OF INVESTMENTS
Fixed Maturity Securities:
  Bonds:
     U.S. Treasury/agency securities..........       $ 5,455          $ 5,336        $ 5,336
     State and political subdivision
       securities.............................         1,062            1,030          1,030
     Foreign government securities............           533              573            573
     Public utilities.........................         2,274            2,233          2,233
     All other corporate bonds................        19,390           19,057         19,057
  Mortgage-backed and other asset-backed
     securities...............................        18,462           18,400         18,400
  Redeemable preferred stock..................         1,230            1,217          1,217
                                                     -------          -------        -------
     Total fixed maturity securities..........        48,406           47,846         47,846
                                                     -------          -------        -------
Equity Securities:
  Common stock:
     Banks, trust and insurance companies.....             1                1              1
     Industrial, miscellaneous and all other..           105              110            110
  Non-redeemable preferred stock..............           671              684            684
                                                     -------          -------        -------
     Total equity securities..................           777              795            795
                                                     -------          -------        -------
Mortgage and consumer loans...................         3,595                           3,595
Policy loans..................................           918                             918
Real estate and real estate joint ventures....           180                             180
Other limited partnership interests...........         1,082                           1,082
Short-term investments........................           777                             777
Other invested assets.........................         1,241                           1,241
                                                     -------                         -------
     Total investments........................       $56,976                         $56,434
                                                     =======                         =======



--------

   (1) Cost for fixed maturity securities and mortgage and consumer loans represents original cost reduced by repayments, net valuation allowances and writedowns from other-than-temporary declines in value and adjusted for amortization of premiums or accretion of discount; for equity securities, cost represents original cost reduced by writedowns from other-than-temporary declines in value; for real estate, cost represents original cost reduced by writedowns and adjusted for valuation allowances and depreciation; cost for real estate joint ventures and other limited partnership interests represents original cost reduced for other-than-temporary impairments or original cost adjusted for equity in earnings and distributions.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                                   SCHEDULE II

                  CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                           DECEMBER 31, 2006 AND 2005

                                  (IN MILLIONS)

                                                                  2006      2005
                                                                -------   -------
CONDENSED BALANCE SHEETS
ASSETS
Investments:
  Fixed maturity securities available-for-sale, at estimated fair value (amortized cost: $38,293 and $42,526,
     respectively)............................................  $37,794   $41,947
  Equity securities available-for-sale, at estimated fair
     value (cost: $703 and $418, respectively)................      719       415
  Mortgage and consumer loans.................................    2,822     1,837
  Policy loans................................................      825       843
  Real estate and real estate joint ventures held-for-
     investment...............................................      143        71
  Real estate held-for-sale...................................        7        --
  Other limited partnership interests.........................      884     1,106
  Short-term investments......................................      186     1,219
  Investment in subsidiaries..................................    3,499     3,187
  Other invested assets.......................................      893       698
                                                                -------   -------
     Total investments........................................   47,772    51,323
Cash and cash equivalents.....................................      291       331
Accrued investment income.....................................      473       474
Premiums and other receivables................................    6,128     4,706
Deferred policy acquisition costs and value of business
  acquired....................................................    1,849     1,924
Current income tax recoverable................................       --        56
Deferred income tax assets....................................    1,281     1,113
Goodwill......................................................      646       612
Other assets..................................................      129       102
Separate account assets.......................................   19,205    19,058
                                                                -------   -------
     Total assets.............................................  $77,774   $79,699
                                                                =======   =======

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Future policy benefits......................................  $17,613   $16,337
  Policyholder account balances...............................   24,764    27,298
  Other policyholder funds....................................      213       219
  Current income taxes payable................................       46        --
  Payables for collateral under securities loaned and other
     transactions.............................................    8,152     8,620
  Other liabilities...........................................      366       734
  Separate account liabilities................................   19,205    19,058
                                                                -------   -------
     Total liabilities........................................   70,359    72,266
                                                                -------   -------
STOCKHOLDERS' EQUITY:
Common stock, par value $2.50 per share; 40,000,000 shares
  authorized; 34,595,317 shares issued and outstanding at
  December 31, 2006 and 2005..................................       86        86
Additional paid-in capital....................................    7,123     7,180
Retained earnings.............................................      520       581
Accumulated other comprehensive income (loss).................     (314)     (414)
                                                                -------   -------
     Total stockholders' equity...............................    7,415     7,433
                                                                -------   -------
     Total liabilities and stockholders' equity...............  $77,774   $79,699
                                                                =======   =======




           See accompanying notes to condensed financial information.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                                   SCHEDULE II

          CONDENSED FINANCIAL INFORMATION OF REGISTRANT -- (CONTINUED)
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                  (IN MILLIONS)

                                                               YEARS ENDED DECEMBER
                                                                        31,
                                                               --------------------
                                                                2006          2005
                                                               ------        ------
CONDENSED STATEMENTS OF INCOME
REVENUES
Premiums.....................................................  $  176        $  206
Universal life and investment-type product policy fees.......     381           185
Net investment income........................................   2,167         1,044
Equity in earnings of subsidiaries...........................     277           225
Other revenues...............................................      42            32
Net investment gains (losses)................................    (397)         (159)
                                                               ------        ------
  Total revenues.............................................   2,646         1,533
                                                               ------        ------
EXPENSES
Policyholder benefits and claims.............................     599           433
Interest credited to policyholder account balances...........     926           429
Other expenses...............................................     388           195
                                                               ------        ------
  Total expenses.............................................   1,913         1,057
                                                               ------        ------
Income before provision for income tax.......................     733           476
Provision for income tax.....................................     136            85
                                                               ------        ------
Net income...................................................  $  597        $  391
                                                               ======        ======




           See accompanying notes to condensed financial information.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                                   SCHEDULE II

          CONDENSED FINANCIAL INFORMATION OF REGISTRANT -- (CONTINUED)
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                  (IN MILLIONS)

                                                               YEARS ENDED DECEMBER
                                                                       31,
                                                             -----------------------
                                                               2006           2005
                                                             --------       --------
CONDENSED STATEMENT OF CASH FLOWS
Net cash provided by operating activities..................  $    899       $  2,000
                                                             --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Sales, maturities and repayments of:
     Fixed maturity securities.............................    22,406         18,453
     Equity securities.....................................       218            181
     Mortgage and consumer loans...........................       878            687
     Real estate and real estate joint ventures............       127             44
     Other limited partnership interests...................       537            152
  Purchases of:
     Fixed maturity securities.............................   (19,021)       (26,517)
     Equity securities.....................................       (62)            --
     Mortgage and consumer loans...........................    (1,870)          (460)
     Real estate and real estate joint ventures............       (53)            --
     Other limited partnership interests...................      (295)          (233)
  Net change in policy loans...............................        18              5
  Net change in short-term investments.....................     1,033            633
  Net change in other invested assets......................      (129)          (728)
  Other, net...............................................        (1)            17
                                                             --------       --------
Net cash provided by (used in) investing activities........  $  3,786       $ (7,766)
                                                             --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Policyholder account balances:
     Deposits..............................................  $  1,633       $  7,075
     Withdrawals...........................................    (4,936)        (8,682)
  Net change in payables for collateral under securities
     loaned and other transactions.........................      (468)         7,458
  Dividends on common stock................................      (917)            --
  Other, net...............................................       (37)           (61)
                                                             --------       --------
Net cash (used in) provided by financing activities........    (4,725)         5,790
                                                             --------       --------
Change in cash and cash equivalents........................       (40)            24
Cash and cash equivalents, beginning of period.............       331            307
                                                             --------       --------
CASH AND CASH EQUIVALENTS, END OF PERIOD...................  $    291       $    331
                                                             ========       ========
Supplemental disclosures of cash flow information:
  Net cash paid during the year for:
     Income tax............................................  $     88       $     51
                                                             ========       ========
  Non-cash transactions during the period:
     Contribution of other intangible assets, net of income
       tax.................................................  $    162       $     --
     Contribution of goodwill from MetLife, Inc. ..........  $     32       $     --
                                                             ========       ========


                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                                   SCHEDULE II

             NOTES TO CONDENSED FINANCIAL INFORMATION OF REGISTRANT

1.  SUMMARY OF ACCOUNTING POLICIES

  BUSINESS

     "MICC" or the "Company" refers to MetLife Insurance Company of Connecticut (formerly, The Travelers Insurance Company), a Connecticut corporation incorporated in 1863 ("MetLife Connecticut"), and its subsidiaries, including MetLife Life and Annuity Company of Connecticut ("MLAC," formerly The Travelers Life and Annuity Company) and MetLife Investors USA Insurance Company ("MLI-USA"). The Company is a subsidiary of MetLife, Inc. ("MetLife"). The Company offers individual annuities, individual life insurance, and institutional protection and asset accumulation products.

     On July 1, 2005 (the "Acquisition Date"), MetLife Connecticut became a wholly-owned subsidiary of MetLife. MetLife Connecticut, together with substantially all of Citigroup Inc.'s ("Citigroup") international insurance businesses, excluding Primerica Life Insurance Company and its subsidiaries ("Primerica") (collectively, "Travelers"), were acquired by MetLife from Citigroup (the "Acquisition") for $12.1 billion. See Note 2 of the consolidated financial statements for further information on the Acquisition.

     On October 11, 2006, MetLife Connecticut and MetLife Investors Group, Inc. ("MLIG"), both subsidiaries of MetLife, entered into a Transfer Agreement ("Transfer Agreement"), pursuant to which MetLife Connecticut agreed to acquire all of the outstanding stock of MLI-USA from MLIG in exchange for shares of MetLife Connecticut's common stock. To effectuate the exchange of shares, MetLife returned 10,000,000 shares just prior to the closing of the transaction and retained 30,000,000 shares representing 100% of the issued and outstanding shares of MetLife Connecticut. MetLife Connecticut issued 4,595,317 new shares to MLIG in exchange for all of the outstanding common stock of MLI-USA. After the closing of the transaction, 34,595,317 shares of MetLife Connecticut's common stock are outstanding, of which MLIG holds 4,595,317 shares, with the remaining shares held by MetLife.

     The transfer of MLI-USA to MetLife Connecticut was a transaction between entities under common control. Since MLI-USA was the original entity under common control, for financial statement reporting purposes, MLI-USA is considered the accounting acquirer of MetLife Connecticut. Accordingly, financial information of the registrant has been provided for periods subsequent to the Acquisition Date only.

  BASIS OF PRESENTATION

     The condensed financial information of MetLife Connecticut should be read in conjunction with the Consolidated Financial Statements of MICC and the notes thereto (the "Consolidated Financial Statements"). These condensed nonconsolidated financial statements reflect the results of operations, financial condition and cash flows for MetLife Connecticut. Investments in subsidiaries are accounted for using the equity method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. The condensed statement of income and statement of cash flows for the year ended December 31, 2005 included herein reflect the full year of operating results for MLI-USA in equity in earnings of subsidiaries.

     MetLife Connecticut's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP") except as stated above which requires management to make certain estimates and assumptions. The most important of these estimates and assumptions relate to fair value measurements, the accounting for goodwill and identifiable intangible assets and the provision for potential losses that may arise from litigation and regulatory proceedings and tax audits, which may affect the amounts reported in the condensed financial statements and accompanying notes. Actual results could differ materially from these estimates.

     For information on the following, refer to the indicated Notes to the Consolidated Financial Statements of MICC:

     - Business, Basis of Presentation and Summary of Significant Accounting Policies (Note 1)

     - Acquisition of MetLife Insurance Company of Connecticut by MetLife, Inc. from Citigroup Inc. (Note 2)

     - Contingencies, Commitments and Guarantees (Note 12)

     - Equity (Note 14)

2.  SUPPORT AGREEMENT

     MetLife Connecticut entered into a net worth maintenance agreement with its indirect subsidiary, MetLife Europe Limited, an Irish company ("MetLife Europe"), in connection with MetLife Europe's formation. Under the agreement, MetLife Connecticut has agreed, without limitation as to amount, to cause MetLife Europe to have a minimum capital and surplus of the greater of EUR 14 million or an amount sufficient to provide solvency cover equal to 200% of the minimum solvency cover required by applicable law and regulation, as interpreted by the Irish Financial Services Regulatory Authority or any successor body, during MetLife Europe's first three years of operation and 150% thereafter, and liquidity necessary to enable it to meet its current obligations on a timely basis. At December 31, 2006, the capital and surplus of MetLife Europe was in excess of the minimum capital and surplus amount referenced above.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                                  SCHEDULE III

                CONSOLIDATED SUPPLEMENTARY INSURANCE INFORMATION
                     AS OF DECEMBER 31, 2006, 2005 AND 2004

                                  (IN MILLIONS)

                                              DAC       FUTURE POLICY     POLICYHOLDER
                                              AND    BENEFITS AND OTHER      ACCOUNT      UNEARNED
SEGMENT                                      VOBA    POLICYHOLDER FUNDS     BALANCES     REVENUE(1)
-------                                     ------   ------------------   ------------   ----------
2006
Individual................................  $4,946         $ 3,769           $20,660        $260
Institutional.............................     165          12,895            14,496           3
Corporate & Other.........................      --           4,503               (57)         --
                                            ------         -------           -------        ----
                                            $5,111         $21,167           $35,099        $263
                                            ======         =======           =======        ====
2005
Individual................................  $4,753         $ 3,452           $21,403        $141
Institutional.............................     161          11,880            16,460           1
Corporate & Other.........................      --           4,305               (23)         --
                                            ------         -------           -------        ----
                                            $4,914         $19,637           $37,840        $142
                                            ======         =======           =======        ====
2004(2)...................................  $  678         $   149           $ 4,591        $  6
                                            ======         =======           =======        ====



--------

   (1) Amounts are included within the future policy benefits and other policyholder funds column.

   (2) Prior to the Acquisition of MetLife Connecticut by MetLife, MLI-USA operated as a single segment.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                                  SCHEDULE III

                CONSOLIDATED SUPPLEMENTARY INSURANCE INFORMATION
              FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

                                  (IN MILLIONS)

                               PREMIUM                 POLICYHOLDER   AMORTIZATION OF
                               REVENUE        NET      BENEFITS AND     DAC AND VOBA       OTHER          PREMIUMS
                             AND POLICY   INVESTMENT     INTEREST        CHARGED TO      OPERATING         WRITTEN
SEGMENT                        CHARGES      INCOME       CREDITED      OTHER EXPENSES   EXPENSES(1)   (EXCLUDING LIFE)
-------                      ----------   ----------   ------------   ---------------   -----------   ----------------
2006
Individual.................    $1,462       $  985        $  984            $481            $564             $--
Institutional..............        89        1,449         1,097               6              10               9
Corporate & Other..........        25          405            27               1             111              25
                               ------       ------        ------            ----            ----             ---
                               $1,576       $2,839        $2,108            $488            $685             $34
                               ======       ======        ======            ====            ====             ===
2005(2)
Individual.................    $  997       $  530        $  641            $287            $353             $--
Institutional..............       133          712           627               1              29               9
Corporate & Other..........        13          196            22              --               8              13
                               ------       ------        ------            ----            ----             ---
                               $1,143       $1,438        $1,290            $288            $390             $22
                               ======       ======        ======            ====            ====             ===
2004(3)....................    $  168       $  207        $  171            $115            $ 64             $--
                               ======       ======        ======            ====            ====             ===



--------

   (1) Includes other expenses excluding amortization of deferred acquisition costs and value of business acquired charged to other expenses.

   (2) Includes six months of results for MetLife Connecticut and twelve months of results for MLI-USA.

   (3) Prior to the acquisition of MetLife Connecticut by MetLife, MLI-USA operated as a single segment.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                                   SCHEDULE IV

                            CONSOLIDATED REINSURANCE
              FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

                                  (IN MILLIONS)

                                                                                 % AMOUNT
                                                                                  ASSUMED
                                GROSS AMOUNT     CEDED    ASSUMED   NET AMOUNT    TO NET
                                ------------   --------   -------   ----------   --------
2006
Life insurance in force.......    $153,390     $119,281   $14,374     $48,483      29.6%
                                  ========     ========   =======     =======
Insurance premium
Life insurance................    $    323     $     72   $    21     $   272       7.7%
Accident and health...........         276          240        --          36        --%
                                  --------     --------   -------     -------
  Total insurance premium.....    $    599     $    312   $    21     $   308       6.8%
                                  ========     ========   =======     =======




                                                                                % AMOUNT
                                                                                 ASSUMED
                                GROSS AMOUNT    CEDED    ASSUMED   NET AMOUNT    TO NET
                                ------------   -------   -------   ----------   --------
2005
Life insurance in force.......    $126,362     $93,686   $16,921     $49,597      34.1%
                                  ========     =======   =======     =======
Insurance premium
Life insurance................    $    269     $    45   $    38     $   262      14.5%
Accident and health...........         144         125        --          19        --%
                                  --------     -------   -------     -------
  Total insurance premium.....    $    413     $   170   $    38     $   281      13.5%
                                  ========     =======   =======     =======




                                                                                % AMOUNT
                                                                                 ASSUMED
                                 GROSS AMOUNT    CEDED   ASSUMED   NET AMOUNT    TO NET
                                 ------------   ------   -------   ----------   --------
2004
Life insurance in force........     $4,310      $2,759     $--       $1,551        --%
                                    ======      ======     ===       ======
Insurance premium
Life insurance.................     $   13      $    4     $--       $    9        --%
                                    ------      ------     ---       ------
  Total insurance premium......     $   13      $    4     $--       $    9        --%
                                    ======      ======     ===       ======



     For the year ended December 31, 2006, both reinsurance ceded and assumed include affiliated transactions of $21 million. For the year ended December 31, 2005, reinsurance ceded and assumed include affiliated transactions of $12 million and $38 million, respectively. For the year ended December 31, 2004, both reinsurance ceded and assumed include affiliated transactions of $1 million.

                                    PRIMELITE

                       STATEMENT OF ADDITIONAL INFORMATION

           METLIFE OF CT SEPARATE ACCOUNT PF II FOR VARIABLE ANNUITIES
                                    ISSUED BY

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                                  ONE CITYPLACE
                        HARTFORD, CONNECTICUT 06103-3415
MLAC-Book-36                                             December 7, 2007

                                     PART C

                                OTHER INFORMATION

ITEM 24. FINANCIAL STATEMENTS AND EXHIBITS

(a) The financial statements of the Registrant and the report of Independent Registered Public Accounting Firm thereto are contained in the Registrant's Annual Report and are included in the Statement of Additional Information. The financial statements of the Registrant include:

     (1)  Statement of Assets and Liabilities as of December 31, 2006

     (2)  Statement of Operations for the year ended December 31, 2006

     (3) Statement of Changes in Net Assets for the years ended December 31, 2006 and 2005

     (4)  Notes to Financial Statements

The consolidated financial statements and schedules of MetLife Insurance Company of Connecticut and subsidiaries and the report of Independent Registered Public Accounting Firm, are contained in the Statement of Additional Information. The consolidated financial statements of MetLife Insurance Company of Connecticut and subsidiaries include:

     (1)  Consolidated Balance Sheets as of December 31, 2006 and 2005

     (2) Consolidated Statements of Income for the years ended December 31, 2006, December 31, 2005 and 2004

     (3) Consolidated Statements of Stockholder's Equity for the years ended December 31, 2006, 2005 and 2004

     (4) Consolidated Statements of Cash Flows for the year ended December 31, 2006, 2005 and 2004

     (5)  Notes to Consolidated Financial Statements

     (6)  Financial Statement Schedules

(b)  Exhibits

EXHIBIT
 NUMBER   DESCRIPTION
-------   -----------
1(a).     Resolution of The Travelers Life and Annuity Company Board of
          Directors authorizing the establishment of the Registrant.
          (Incorporated herein by reference to Exhibit 1 to the Registration
          Statement on Form N-4, File No. 333-32581, filed July 31, 1997.)

1(b).     Resolution of Board of Directors of MetLife Insurance Company of
          Connecticut (including Agreement and Plan of Merger) (filed herewith)

2.        Not Applicable.

3(a).     Distribution and Principal Underwriting Agreement among the
          Registrant, The Travelers Life and Annuity Company and Travelers
          Distribution LLC (Incorporated herein by reference to Exhibit 3(a) to the Registration Statement on Form N-4, File No. 333-58809 filed
          February 26, 2001.)

3(b) Form of Selling Agreement. (Incorporated herein by reference to Exhibit 3(b) to Post-Effective Amendment No. 14 to The Travelers Fund
          ABD for Variable Annuities to the Registration Statement on Form N-4,
          File No. 033-65343, filed April 6, 2006.)

3(c)      Agreement and Plan of Merger (10-26-06) (MLIDLLC into MLIDC).
          (Incorporated herein by reference to Exhibit 3(c) to Post-Effective
          Amendment No. 16 to MetLife of CT Fund ABD II for Variable Annuities to the Registration Statement on Form N-4, File No. 033-65339/811-
          07463, filed April 6, 2007.)

3(d). Master Retail Sales Agreement (MLIDC). (Incorporated herein by reference to Exhibit 3(d) to Post-Effective Amendment No. 16 to
          MetLife of CT Fund ABD II for Variable Annuities to the Registration
          Statement on Form N-4, File No. 033-65339/811-07463, filed April 6,
          2007.)

4(a).     Variable Annuity Contract. (Incorporated herein by reference to
          Exhibit 4 to the Registration Statement on Form N-4, File No. 333-
          32581, filed July 31, 1997.)

4(b).     Company Name Change Endorsement The Travelers Life and Annuity
          Company effective May 1, 2006. (Incorporated herein by reference to Exhibit 4(c) to Post-Effective Amendment No. 14 to The Travelers Fund
          ABD II for Variable Annuities Registration Statement on Form N-4,
          File No. 033-65339, filed on April 7, 2006.)

4(c).     Merger Endorsement (6-E48-07) (December 7, 2007) (filed herewith)


EXHIBIT
 NUMBER   DESCRIPTION
-------   -----------
5(a).     Application. (Incorporated herein by reference to Exhibit 5 to Pre-
          Effective Amendment No. 1 to the Registration Statement on Form N-4,
          File No. 333-32581, filed November 4, 1997.)

5(b). Form of Variable Annuity Application. (Incorporated herein by reference to Exhibit 5 to Post-Effective Amendment No. 14 to The
          Travelers Fund ABD for Variable Annuities to the Registration
          Statement on Form N-4, File No. 033-65343, filed April 6, 2006.)

6(a).     Charter of The Travelers Insurance Company, as amended on October 19,
          1994. (Incorporated herein by reference to Exhibit 3 (a) (i) to
          Registration Statement on Form S-2, File No. 033-58677, filed via
          Edgar on April 18, 1995.)

6(b).     By-Laws of The Travelers Insurance Company, as amended on October 20,
          1994. (Incorporated herein by reference to Exhibit 3 (b) (i) to the Registration Statement on Form S-2, File No. 033-58677, filed via
          Edgar on April 18, 1995.)

6(c). Certificate of Amendment of the Charter as Amended and Restated of The Travelers Insurance Company effective May 1, 2006. (Incorporated herein by reference to Exhibit 6(c) to Post-Effective Amendment No.
          14 to The Travelers Fund ABD for Variable Annuities Registration
          Statement on Form N-4, File No. 033-65343, filed  April 6, 2006.)

6(d).     Certificate of Correction of MetLife Insurance Company of
          Connecticut. (Incorporated herein by reference to Exhibit 6(d) to Post-Effective No. 11 to MetLife of CT Separate Account Nine for
          Variable Annuities' Registration Statement on Form N-4, File Nos.
          333-65926/811-09411, filed on October 31, 2007.)

7.        Specimen Reinsurance Agreement. (Incorporated herein by reference to
          Exhibit 7 to Post-Effective Amendment No. 2 to the Registration
          Statement on Form N-4, File No. 333-65942, filed April 15, 2003.)

8(a). Form of Participation Agreements. (Incorporated herein by reference to Exhibit 8 to Post-Effective Amendment No. 8 to the Registration
          Statement on Form N-4, File No. 333-101778, filed  April 21, 2005.)

8(b).     Participation Agreement Among Metropolitan Series Fund, Inc., MetLife
          Advisers, LLC, MetLife Investors Distribution Company and MetLife
          Insurance Company of Connecticut (effective August 31, 2007).
          (Incorporated herein by reference to Exhibit 6(d) to Post-Effective
          No. 11 to MetLife of CT Separate Account Nine for Variable Annuities'
          Registration Statement on Form N-4, File Nos. 333-65926/811-09411, filed on October 31, 2007.)

8(c).     Participation Agreement Among Met Investors Series Trust, Met
          Investors Advisory, LLC, MetLife Investors Distribution Company, The
          Travelers Insurance Company and The Travelers Life and Annuity
          Company effective November 1, 2005. (Incorporated herein by reference to Exhibit 8(c) to Post-Effective Amendment No. 14 to The
          Travelers Fund ABD for Variable Annuities Registration Statement on
          Form N-4, File No. 033-65343, filed April 6, 2006.)

9.        Opinion of Counsel as to the legality of securities being registered.
          (filed herewith)

10.       Consent of Deloitte & Touche LLP, Independent Registered Public
          Accounting Firm. (filed herewith)

11.       Not applicable.

12.       Not applicable.

13.       Powers of Attorney authorizing Michele H. Abate, John E. Connolly,
          Jr., James L. Lipscomb, Gina C. Sandonato, Myra L. Saul, and Marie C.
          Swift to act as signatory for Michael K. Farrell, William J.
          Mullaney, Lisa M. Weber, Stanley J. Talbi, and Joseph J. Prochaska,
          Jr. (filed herewith)


ITEM 25. DIRECTORS AND OFFICERS OF THE DEPOSITOR

Principal Business Address:

MetLife Insurance Company of Connecticut
One Cityplace
Hartford, CT 06103-3415

NAME AND PRINCIPAL                 POSITIONS AND OFFICES
BUSINESS ADDRESS                   WITH INSURANCE COMPANY
--------------------------------   ---------------------------------------------------------------------
Michael K. Farrell                 Director and President
10 Park Avenue
Morristown, NJ 07962

William J. Mullaney                Director
1 Metlife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101


NAME AND PRINCIPAL                 POSITIONS AND OFFICES
BUSINESS ADDRESS                   WITH INSURANCE COMPANY
--------------------------------   ---------------------------------------------------------------------
Lisa M. Weber                      Director
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Steven A. Kandarian                Executive Vice President and Chief Investment Officer
10 Park Avenue
Morristown, NJ 07962

James L. Lipscomb                  Executive Vice President and General Counsel
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Joseph J. Prochaska, Jr.           Executive Vice President and Chief Accounting Officer
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Stanley J. Talbi                   Executive Vice President and Chief Financial Officer
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Gwenn L. Carr                      Senior Vice President and Secretary
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Eric T. Steigerwalt                Senior Vice President and Treasurer
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

William D. Cammarata               Senior Vice President
18210 Crane Nest Drive
Tampa, FL 33647

Elizabeth M. Forget                Senior Vice President
260 Madison Ave
New York, NY 10016

Gene L. Lunman                     Senior Vice President
185 Asylum Street
Hartford, CT 06103

Roberto Baron                      Vice President and Senior Actuary
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

S. Peter Headley                   Vice President and Assistant Secretary
3717 W. 100(th) Street
Suite 700
Overland Park, KS 62210

Daniel D. Jordan                   Vice President and Assistant Secretary
501 Boylston Street
Boston, MA 02116

Bennett D. Kleinberg               Vice President and Actuary
185 Asylum Street
Hartford, CT 06103

Christopher A. Kremer              Vice President and Actuary
501 Boylston Street
Boston, MA 02116

Paul L. LeClair                    Vice President and Actuary
501 Boylston Street
Boston, MA 02116


NAME AND PRINCIPAL                 POSITIONS AND OFFICES
BUSINESS ADDRESS                   WITH INSURANCE COMPANY
--------------------------------   ---------------------------------------------------------------------
Jonathan L. Rosenthal              Vice President and Chief Hedging Officer
10 Park Avenue
Morristown, NJ 07962

Patrick D. Studley                 Vice President and Actuary
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Jeffrey N. Altman                  Vice President
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Steven J. Brash                    Vice President
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Herbert B. Brown                   Vice President
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Vincent Cirulli                    Vice President
10 Park Avenue
Morristown, NJ 07962

James R. Dingler                   Vice President
10 Park Avenue
Morristown, NJ 07962

Judith A. Gulotta                  Vice President
10 Park Avenue
Morristown, NJ 07962

Gregory M. Harrison                Vice President
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

C. Scott Inglis                    Vice President
10 Park Avenue
Morristown, NJ 07962

James W. Koeger                    Vice President
13045 Tesson Ferry Road
St. Louis, MO 63128

Joseph J. Massimo                  Vice President
18210 Crane Nest Drive
Tampa, FL 33647

Daniel A. O'Neill                  Vice President
8717 W. 110(th) Street
Suite 700
Overland Park, KS 62210

Mark S. Reilly                     Vice President
185 Asylum Street
Hartford, CT 06103

Mark J. Remington                  Vice President
185 Asylum Street
Hartford, CT 06103

Ragai A. Roushdy                   Vice President
10 Park Avenue
Morristown, NJ 07962


NAME AND PRINCIPAL                 POSITIONS AND OFFICES
BUSINESS ADDRESS                   WITH INSURANCE COMPANY
--------------------------------   ---------------------------------------------------------------------
Kevin M. Thorwarth                 Vice President
10 Park Avenue
Morristown, NJ 07962

Mark. H. Wilsmann                  Vice President
10 Park Avenue
Morristown, NJ 07962

ITEM 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT

The Registrant is a separate account of MetLife Insurance Company of Connecticut under Connecticut insurance law. The Depositor is a wholly owned subsidiary of MetLife, Inc., a publicly traded company. No person is controlled by the Registrant. The following outline indicates those entities that are controlled by MetLife, Inc. or are under the common control of MetLife, Inc. No person is controlled by the Registrant.

           ORGANIZATIONAL STRUCTURE OF METLIFE, INC. AND SUBSIDIARIES
                              AS OF SEPTEMBER 30, 2007

The following is a list of subsidiaries of MetLife, Inc. updated as of September 30, 2007. Those entities which are listed at the left margin (labeled with capital letters) are direct subsidiaries of MetLife, Inc. Unless otherwise indicated, each entity which is indented under another entity is a subsidiary of that other entity and, therefore, an indirect subsidiary of MetLife, Inc. Certain inactive subsidiaries have been omitted from the MetLife, Inc. organizational listing. The voting securities (excluding directors' qualifying shares, (if any)) of the subsidiaries listed are 100% owned by their respective parent corporations, unless otherwise indicated. The jurisdiction of domicile of each subsidiary listed is set forth in the parenthetical following such subsidiary.

A.    MetLife Group, Inc. (NY)

B.    MetLife Bank National Association (USA)

C.    Exeter Reassurance Company, Ltd. (Bermuda)

D.    MetLife Taiwan Insurance Company Limited (Taiwan)

E.    Metropolitan Tower Life Insurance Company (DE)

      1.    TH Tower NGP, LLC (DE)

      2. Partners Tower, L.P. (DE) - a 99% limited partnership interest of Partners Tower, L.P. is held by Metropolitan Tower Life Insurance Company and 1% general partnership interest is held by TH Tower NGP, LLC (DE)

      3.    TH Tower Leasing, LLC (DE)

      4.    MetLife Reinsurance Company of Charleston (SC)

      5.    Entrecap Real Estate II, LLC (DE)

            a)    PREFCO Dix-Huit LLC (CT)

            b)    PREFCO X Holdings LLC (CT)

            c) PREFCO Ten Limited Partnership (CT) - a 99.9% limited partnership interest of PREFCO Ten Limited Partnership is held by Entrecap Real Estate II, LLC and 0.1% general partnership is held by PREFCO X Holdings LLC.

            a)    PREFCO Vingt LLC (CT)

            b) PREFCO Twenty Limited Partnership (CT) - a 99% limited partnership interest of PREFCO Twenty Limited Partnership is held by Entrecap Real Estate II, LLC and 1% general partnership is held by PREFCO Vingt LLC.

     6.     Plaza Drive Properties, LLC (DE)

     7.     MTL Leasing, LLC (DE)

            a)    PREFCO IX Realty LLC (CT)

            b)    PREFCO XIV Holdings LLC (CT)

            c) PREFCO Fourteen Limited Partnership (CT) - a 99.9% limited partnership interest of PREFCO Fourteen Limited Partnership is held by MTL Leasing, LLC and 0.1% general partnership is held by PREFCO XIV Holdings LLC.

F. MetLife Pensiones S.A. (Mexico)- 97.4738% is owned by MetLife, Inc. and 2.5262% is owned by Metropolitan Asset Management Corporation.

G. MetLife Chile Inversiones Limitada (Chile)- 99.9999999% is owned by MetLife, Inc. and 0.0000001% is owned by Natiloportem Holdings, Inc.

      1. MetLife Chile Seguros de Vida S.A. (Chile)- 99.99% is owned by MetLife Chile Inversiones Limitada and 0.01% is owned by MetLife International Holdings, Inc.

            a) MetLife Chile Administradora de Mutuos Hipotecarios S.A. (Chile)- 99.99% is owned by MetLife Chile Seguros de Vida S.A. and 0.01% is owned by MetLife Chile Inversiones Limitada.

H. MetLife Mexico S.A. (Mexico)- 98.70541% is owned by MetLife, Inc., 1.27483% is owned by Metropolitan Asset Management Corporation and 0.01976% is owned by Metlife International Holdings, Inc.

      1. MetLife Afore, S.A. de C.V. (Mexico)- 99.99% is owned by MetLife Mexico S.A. (Mexico) and 0.01% is owned by MetLife Pensiones S.A.

            a) Met1 SIEFORE, S.A. de C.V. (Mexico)- 99.99% is owned by MetLife Afore, S.A. de C.V. and 0.01% is owned by MetLife Mexico S.A. (Mexico)

            b) Met2 SIEFORE, S.A. de C.V. (Mexico)- 99.99% is owned by MetLife Afore, S.A. de C.V. and 0.01% is owned by MetLife Mexico S.A. (Mexico)

            c) Met3 SIEFORE, S.A. de C.V. (Mexico)- 99.9% is owned by MetLife Afore, S.A. de C.V. and 0.01% is owned by MetLife Mexico S.A. (Mexico)

I. MetLife Mexico Servicios, S.A. de C.V. (Mexico)- 98% is owned by MetLife, Inc. and 2% is owned by MetLife International Holdings, Inc.

J.    Metropolitan Life Seguros de Vida S.A. (Uruguay)

K.    MetLife Securities, Inc. (DE)

L.    Enterprise General Insurance Agency, Inc. (DE)

      1.    MetLife General Insurance Agency of Texas, Inc. (DE)

      2.    MetLife General Insurance Agency of Massachusetts, Inc. (MA)

M.    Metropolitan Property and Casualty Insurance Company (RI)

      1.    Metropolitan General Insurance Company (RI)

      2.    Metropolitan Casualty Insurance Company (RI)

      3.    Metropolitan Direct Property and Casualty Insurance Company (RI)

      4.    Met P&C Managing General Agency, Inc. (TX)

      5.    MetLife Auto & Home Insurance Agency, Inc. (RI)

      6.    Metropolitan Group Property and Casualty Insurance Company (RI)

            a)    Metropolitan Reinsurance Company (U.K.) Limited (United
                  Kingdom)

      7.    Metropolitan Lloyds, Inc. (TX)

            a) Metropolitan Lloyds Insurance Company of Texas (TX)- Metropolitan Lloyds Insurance Company of Texas, an affiliated association, provides automobile, homeowner and related insurance for the Texas market. It is an association of individuals designated as underwriters. Metropolitan Lloyds, Inc., a subsidiary of Metropolitan Property and Casualty Insurance Company, serves as the attorney-in-fact and manages the association.

      8.    Economy Fire & Casualty Company (IL)

            a)    Economy Preferred Insurance Company (IL)

            b)    Economy Premier Assurance Company (IL)

N.    Cova Corporation (MO)

      1.    Texas Life Insurance Company (TX)

      2.    Cova Life Management Company (DE)

O.    MetLife Investors Insurance Company (MO)

P.    First MetLife Investors Insurance Company (NY)

Q.    Walnut Street Securities, Inc. (MO)

R.    Newbury Insurance Company, Limited (BERMUDA)

S.    MetLife Investors Group, Inc. (DE)

      1.    MetLife Investors Distribution Company (MO)

      2.    Met Investors Advisory, LLC (DE)

      3.    MetLife Investors Financial Agency, Inc. (TX)

T.    MetLife International Holdings, Inc. (DE)

      1.    MetLife Mexico Cares, S.A. de C.V. (Mexico)

            a)    Fundacion MetLife Mexico, A.C. (Mexico)

      2.    Natiloportem Holdings, Inc. (DE)

            a)    Servicios Administrativos Gen, S.A. de C.V. (Mexico)

                  (1) MLA Comercial, S.A. de C.V. (Mexico) 99% is owned by Servicios Administrativos Gen, S.A. de C.V. and 1% is owned by MetLife Mexico Cares, S.A. de C.V.

                  (2) MLA Servicios, S.A. de C.V. (Mexico) 99% is owned by Servicios Administrativos Gen, S.A. de C.V. and 1% is owned by MetLife Mexico Cares, S.A. de C.V.

      3. MetLife India Insurance Company Private Limited (India)- 26% is owned by MetLife International Holdings, Inc. and 74% is owned by third parties.

      4.    Metropolitan Life Insurance Company of Hong Kong Limited (Hong
            Kong)- 99.99905% is owned by MetLife International Holdings, Inc. and 0.00095% is owned by Natiloporterm Holdings, Inc.

      5. Metropolitan Life Seguros de Retiro S.A. (Argentina)- 95.23% is owned by MetLife International Holdings, Inc. and 4.77% is owned by Natiloportem Holdings, Inc.

      6. Metropolitan Life Seguros de Vida S.A. (Argentina)- 95.2499% is owned by MetLife International Holdings, Inc. and 4.7473% is owned by Natiloportem Holdings, Inc.

      7. MetLife Insurance Company of Korea Limited (South Korea)- 21.22% of MetLife Insurance Company of Korea Limited is owned by MetLife, Mexico, S.A. and 78.78% is owned by Metlife International Holdings, Inc.

      8. Metropolitan Life Seguros e Previdencia Privada S.A. (Brazil)- 74.5485235740% is owned by MetLife International Holdings, Inc. and 25.451476126% is owned by MetLife Worldwide Holdings, Inc. and 0.0000003% is owned by Natiloportem Holdings, Inc.

      9.    MetLife Global, Inc. (DE)

      10. MetLife Administradora de Fundos Multipatrocinados Ltda (Brazil) - 95.4635% is owned by MetLife International Holdings, Inc. and 4.5364% is owned by Natiloportem Holdings, Inc.

      11.   MetLife Insurance Limited (United Kingdom)

      12.   MetLife General Insurance Limited (Australia)

      13.   MetLife Limited (United Kingdom)

      14. MetLife Insurance S.A./NV (Belgium) - 99.9% is owned by MetLife International Holdings, Inc. and 0.1% is owned by third parties.

      15.   MetLife Services Limited (United Kingdom)

      16. Siembra Seguros de Vida S.A. (Argentina) - 97.9327% is owned by MetLife International Holdings, Inc. and 2.0672% is owned by Natiloportem Holdings, Inc.

      17.   MetLife Insurance Limited (Australia)

            a)    MetLife Insurance and Investment Trust (Australia)

            b)    MetLife Investments Pty Limited (Australia)

            c)    MetLife Services (Singapore) PTE Limited (Australia)

      18. Siembra Seguros de Retiro S.A. (Argentina) - 96.8819% is owned by MetLife International Holdings, Inc. and 3.1180% is owned by Natiloportem Holdings, Inc.

      19. Best Market S.A. (Argentina) - 5% of the shares are held by Natiloportem Holdings, Inc. and 94.9999% is owned by MetLife International Holdings Inc.

      20. Compania Previsional MetLife S.A. (Brazil) - 95.4635% is owned by MetLife International Holdings, Inc. and 4.5364% is owned by Natiloportem Holdings, Inc.

           (a) Met AFJP S.A. (Argentina) - 75.4088% of the shares of Met AFJP S.A. are held by Compania Previsional MetLife SA, 19.5912% is owned by Metropolitan Life Seguros de Vida SA, 3.9689% is held by Natiloportem Holdings, Inc. and 1.0310% is held by Metropolitan Life Seguros de Retiro SA.

      21.   MetLife Worldwide Holdings, Inc. (DE)

            a)    MetLife Towarzystwo Ubezpieczen na Zycie Spolka Akcyjna.
                  (Poland)

            b)    MetLife Direct Co., Ltd. (Japan)

            c)    MetLife Fubon Limited (Japan)

U.    Metropolitan Life Insurance Company (NY)

      1.    334 Madison Euro Investments, Inc. (DE)

            a) Park Twenty Three Investments Company (United Kingdom)- 1% voting control of Park Twenty Three Investments Company is held by St. James Fleet Investments Two Limited. 1% of the shares of Park Twenty Three Investments Company is held by Metropolitan Life Insurance Company. 99% is owned by 334 Madison Euro Investment, Inc.

                  (1) Convent Station Euro Investments Four Company (United Kingdom)- 1% voting control of Convent Station Euro Investments Four Company is held by 334 Madison Euro Investments, Inc. as nominee for Park Twenty Three Investments Company. 99% is owned by Park Twenty Three Investments Company.

      2. St. James Fleet Investments Two Limited (Cayman Islands)- 34% of the shares of St. James Fleet Investments Two Limited is held by Metropolitan Life Insurance Company.

      3. One Madison Investments (Cayco) Limited (Cayman Islands)- 10.1% voting control of One Madison Investments (Cayco) Limited is held by Convent Station Euro Investments Four Company. 89.9% of the shares of One Madison Investments (Cayco) Limited is held by Metropolitan Life Insurance Company.

      4. CRB Co, Inc. (MA)- AEW Real Estate Advisors, Inc. holds 49,000 preferred non-voting shares and AEW Advisors, Inc. holds 1,000 preferred non-voting shares of CRB, Co., Inc.

      5.    GA Holding Corp. (MA)

      6.   Thorngate, LLC (DE)

      7.   Alternative Fuel I, LLC (DE)

      8.   Transmountain Land & Livestock Company (MT)

      9.   MetPark Funding, Inc. (DE)

      10.   HPZ Assets LLC (DE)

      11.   Missouri Reinsurance (Barbados), Inc. (Barbados)

      12.   Metropolitan Tower Realty Company, Inc. (DE)

            a)    Midtown Heights, LLC (DE)

      13.   MetLife Real Estate Cayman Company (Cayman Islands)

      14.   Metropolitan Marine Way Investments Limited (Canada)

      15.   MetLife Private Equity Holdings, LLC (DE)

      16.   23rd Street Investments, Inc. (DE)

            a) Mezzanine Investment Limited Partnership-BDR (DE). Metropolitan Life Insurance Company holds a 99% limited partnership interest in Mezzanine Investment Limited Partnership-BDR and 23rd Street Investments, Inc. is a 1% general partner.

            b) Mezzanine Investment Limited Partnership-LG (DE). 23rd Street Investments, Inc. is a 1% general partner of Mezzanine Investment Limited Partnership-LG. Metropolitan Life Insurance Company holds a 99% limited partnership interest in Mezzanine Investment Limited Partnership-LG.

      17.   Metropolitan Realty Management, Inc. (DE)

      18.   Hyatt Legal Plans, Inc. (DE)

            a)    Hyatt Legal Plans of Florida, Inc. (FL)

      19.   MetLife Holdings, Inc. (DE)

            a)    MetLife Credit Corp. (DE)

            b)    MetLife Funding, Inc. (DE)

        20.   Bond Trust Account A (MA)

        21.   Metropolitan Asset Management Corporation (DE)

            a) MetLife Capital Credit L.P. (DE)- 1% General Partnership interest is held by 23rd Street Investments, Inc., 9% General Partnership interest is held by Metropolitan Asset Management Corporation and 90% Limited Partnership interest is held by Metropolitan Life Insurance Company.

            b) MetLife Capital Limited Partnership (DE)- 1% General Partnership interest is held by 23rd Street Investments, Inc., 78.5% Limited Partnership interest is held by Metropolitan Life Insurance Company and 20.5% Limited Partnership interest is held by Metropolitan Asset Management Corporation.

            c) MetLife Investments Asia Limited (Hong Kong)- One share of MetLife Investments Asia Limited is held by W&C Services, Inc., a nominee of Metropolitan Asset Management Corporation.

            d) MetLife Investments Limited (United Kingdom)- 23rd Street Investments, Inc. holds one share of MetLife Investments Limited.

            e) MetLife Latin America Asesorias e Inversiones Limitada (Chile)- 23rd Street Investments, Inc. holds one share of MetLife Investments Limited and 0.01% of MetLife Latin America Asesorias e Inversiones Limitada.

      22.   New England Life Insurance Company (MA)

            a)    MetLife Advisers, LLC (MA)

            b)    New England Securities Corporation (MA)

            c)    Omega Reinsurance Corporation (AZ)

      23.   GenAmerica Financial, LLC (MO)

            a)    GenAmerica Capital I (DE)

            b)    General American Life Insurance Company (MO)

                  (1)   GenAmerica Management Corporation (MO)

                 (2) Reinsurance Group of America, Incorporated (MO) - 52.8% is owned by General American Life Insurance Company.

                        (a)   Reinsurance Company of Missouri, Incorporated (MO)

                              (i)   Timberlake Financial, L.L.C. (DE)

                                    (A)   Timberlake Reinsurance Company II (SC)

                              (ii)  RGA Reinsurance Company (MO)

                                    (A)   Fairfield Management Group, Inc. (MO)

                                          (aa)  Reinsurance Partners, Inc. (MO)

                        (b)   RGA Worldwide Reinsurance Company, Ltd. (Barbados)

                        (c)   RGA Americas Reinsurance Company, Ltd. (Barbados)

                        (d)   RGA Reinsurance Company (Barbados) Ltd. (Barbados)

                              (i) RGA Financial Group, L.L.C. (DE)- 80% is owned by RGA Reinsurance Company (Barbados) Ltd. RGA Reinsurance Company also owns a 20% non-equity membership in RGA Financial Group, L.L.C.

                        (e)   RGA Life Reinsurance Company of Canada (Canada)

                        (f)   RGA International Corporation (Nova Scotia/Canada)

                        (g)   RGA Holdings Limited (U.K.) (United Kingdom)

                              (i)   RGA UK Services Limited (United Kingdom)

                              (ii)  RGA Capital Limited U.K. (United
                                    Kingdom)

                              (iii) RGA Reinsurance (UK) Limited (United
                                    Kingdom)

                              (iv) RGA Services India Private Limited (India) - Reinsurance Group of America Incorporated owns 99% of RGA Services India Private Limited and RGA Holdings Limited owns 1%.

                        (h)   RGA South African Holdings (Pty) Ltd. (South
                              Africa)

                              (i) RGA Reinsurance Company of South Africa Limited (South Africa)

                        (i)   RGA Australian Holdings PTY Limited (Australia)

                              (i)   RGA Reinsurance Company of Australia
                                    Limited (Australia)

                              (ii)  RGA Asia Pacific PTY, Limited (Australia)

                        (j) General American Argentina Seguros de Vida, S.A. (Argentina) - 95% of General American Argentina Seguros de Vida, S.A. is owned by Reinsurance Group of America, Incorporated and 5% is owned by RGA Reinsurance Company (Barbados) Ltd.

                        (k)   RGA Technology Partners, Inc. (MO)

                        (l)   RGA International Reinsurance Company (Ireland)

                        (m)   RGA Capital Trust I (DE)

                              (i)   RGA Global Reinsurance Company, Ltd.
                                    (Bermuda)

      24.   Corporate Real Estate Holdings, LLC (DE)

      25. Ten Park SPC (CAYMAN ISLANDS ) - 1% voting control of Ten Park SPC is held by Metropolitan Asset Management Corporation

      26.   MetLife Tower Resources Group, Inc. (DE)

      27.   Headland - Pacific Palisades, LLC (CA)

      28. Headland Properties Associates (CA) - 1% is owned by Headland - Pacific Palisades, LLC and 99% is owned by Metropolitan
            Life Insurance Company.

      29.   Krisman, Inc. (MO)

      30.   Special Multi-Asset Receivables Trust (DE)

      31.   White Oak Royalty Company (OK)

      32.   500 Grant Street GP LLC (DE)

      33. 500 Grant Street Associates Limited Partnership (CT) - 99% of 500 Grant Street Associates Limited Partnership is held by Metropolitan Life Insurance Company and 1% by 500 Grant Street GP LLC

      34.   MetLife Canada/MetVie Canada (Canada)

      35.   MetLife Retirement Services LLC (NJ)

            a)   MetLife Investment Funds Services LLC (NJ)

            b)   MetLife Investment Funds Management LLC (NJ)

            c)   MetLife Associates LLC (DE)

      36.   Euro CL Investments LLC (DE)

      37.   MEX DF Properties, LLC (DE)

      38. MSV Irvine Property, LLC (DE) - 4% of MSV Irvine Property, LLC is owned by Metropolitan Tower Realty Company, Inc. and 96% is owned by Metropolitan Life Insurance Company

      39.   MetLife Properties Ventures, LLC (DE)

            a)   Citypoint Holdings II Limited (UK)

      40.   Housing Fund Manager, LLC (DE)

      41. MTC Fund I, LLC (DE) 0.01% of MTC Fund I, LLC is held by Housing Fund Manager, LLC.

V.    MetLife Capital Trust II (DE)

W.    MetLife Capital Trust III (DE)

X. MetLife Insurance Company of Connecticut (Life Department) (Accident Department) (CT) 86.72% is owned by MetLife, Inc. and 13.28% is owned by MetLife Investors Group, Inc.

      1.    440 South LaSalle LLC (DE)

      2. Pilgrim Investments Oakmont Lane, LLC (DE) - 50% is owned by MetLife Insurance Company of Connecticut and 50% is owned by a third party.

      3. Pilgrim Alternative Investments Opportunity Fund I, LLC (DE) - 67% is owned by MetLife Insurance Company of Connecticut, and 33% is owned by third party.

      4.    Pilgrim Alternative Investments Opportunity Fund III Associates, LLC
            (CT) - 67% is owned by MetLife Insurance Company of Connecticut, and 33% is owned by third party.

      5.    Pilgrim Investments Highland Park, LLC (DE)

      6.    Metropolitan Connecticut Properties Ventures, LLC (DE)

      7.    Metropolitan Canadian Property Ventures LLC (NY)

      8.    Euro TI Investments LLC (DE)

      9.    Greenwich Street Investments, LLC (DE)

            a)    Greenwich Street Capital Offshore Fund, Ltd. (Virgin
                  Islands)

            b)    Greenwich Street Investments, L.P. (DE)

      10.   Hollow Creek, L.L.C. (CT)

      11. One Financial Place Corporation (DE) - 100% is owned in the aggregate by MetLife Insurance Company of Connecticut and MetLife Life and Annuity Company of Connecticut.

      12. One Financial Place Holdings, LLC (DE)-100% is owned in the aggregate by MetLife Insurance Company of Connecticut and MetLife Life and Annuity Company of Connecticut.

      13.   Plaza LLC (CT)

            a)    Tower Square Securities, Inc. (CT)

                  1) Tower Square Securities Insurance Agency of New Mexico, Inc. (NM)

                  2)    Tower Square Securities Insurance Agency of
                        Ohio, Inc. (OH) 99% is owned by Tower Square Securities, Inc.

      14.   TIC European Real Estate LP, LLC (DE)

      15.   MetLife European Holdings, Inc. (UK)

            a) MetLife Europe Limited (IRELAND)

               (i) MetLife Pensions Trustees Limited (UK)

            b) MetLife Assurance Limited (UK)

      16.   Travelers European Investments LLC (CT)

      17.   Travelers International Investments Ltd. (Cayman Islands)

      18.   MetLife Life and Annuity Company of Connecticut (CT)

            a)    Euro TL Investments LLC (DE)

      19.   TLA Holdings LLC (DE)

            a)    The Prospect Company (DE)

                  1)    Panther Valley, Inc. (NJ)

      20. TRAL & Co. (CT) - TRAL & Co. is a general partnership. Its partners are MetLife Insurance Company of Connecticut and MetLife Life and Annuity Company of Connecticut.

      21.   Tribeca Distressed Securities L.L.C. (DE)

      22.   MetLife Investors USA Insurance Comapny (DE)

      23.   MetLife Property Ventures Canada ULC (Canada)

Y.    MetLife Reinsurance Company of South Carolina (SC)

Z.    MetLife Investment Advisors Company, LLC (DE)

AA.   MetLife Standby I, LLC (DE)

      1.   MetLife Exchange Trust I (DE)

BB.   MetLife Services and Solutions, LLC (DE)

      1.   MetLife Solutions Pte. Ltd. (Singapore)

           (i)   MetLife Services East Private Limited (India)

CC.   Soap Acquisition Corporation (NY)

The voting securities (excluding directors' qualifying shares, if any) of each subsidiary shown on the organizational chart are 100% owned by their respective parent corporation, unless otherwise indicated.

In addition to the entities shown on the organizational chart, MetLife, Inc. (or where indicated, a subsidiary) also owns interests in the following entities:

1) Metropolitan Life Insurance Company owns varying interests in certain mutual funds distributed by its affiliates. These ownership interests are generally expected to decrease as shares of the funds are purchased by unaffiliated investors.

2) Metropolitan Life Insurance Company indirectly owns 100% of the non-voting preferred stock of Nathan and Lewis Associates Ohio, Incorporated, an insurance agency. 100% of the voting common stock of this company is held by an individual who has agreed to vote such shares at the direction of N.L. HOLDING CORP. (DEL), a direct wholly owned subsidiary of MetLife, Inc.

3) Mezzanine Investment Limited Partnerships ("MILPs"), Delaware limited partnerships, are investment vehicles through which investments in certain entities are held. A wholly owned subsidiary of Metropolitan Life Insurance Company serves as the general partner of the limited partnerships and Metropolitan Life Insurance Company directly owns a 99% limited partnership interest in each MILP. The MILPs have various ownership and/or debt interests in certain companies.

4) The Metropolitan Money Market Pool and MetLife Intermediate Income Pool are pass-through investment pools, of which Metropolitan Life Insurance Company and/or its subsidiaries and/or affiliates are general partners.

NOTE: THE METLIFE, INC. ORGANIZATIONAL CHART DOES NOT INCLUDE REAL ESTATE JOINT VENTURES AND PARTNERSHIPS OF WHICH METLIFE, INC. AND/OR ITS SUBSIDIARIES IS AN INVESTMENT PARTNER. IN ADDITION, CERTAIN INACTIVE SUBSIDIARIES HAVE ALSO BEEN OMITTED.

                                        7

ITEM 27. NUMBER OF CONTRACT OWNERS

As of October 31, 2007, there were 12,968 qualified contracts and 24,167 non-qualified contracts of PrimElite offered by the Registrant.

ITEM 28. INDEMNIFICATION

The Depositor's parent, MetLife, Inc. has secured a Financial Institutions Bond in the amount of $50,000,000, subject to a $5,000,000 deductible. MetLife, Inc. also maintains a Directors and Officers Liability and Corporate Reimbursement Insurance Policy with limits of $400 million under which the Depositor and MetLife Investors Distribution Company, the Registrant's underwriter (the "Underwriter"), as well as certain other subsidiaries of MetLife are covered. A provision in MetLife, Inc.'s by-laws provides for the indemnification (under certain circumstances) of individuals serving as directors or officers of certain organizations, including the Depositor and the Underwriter.

Sections 33-770 to 33-778, inclusive of the Connecticut General Statutes ("C.G.S.") regarding indemnification of directors and officers of Connecticut corporations provides in general that Connecticut corporations shall indemnify their officers, directors and certain other defined individuals against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred in connection with proceedings against the corporation. The corporation's obligation to provide such indemnification generally does not apply unless (1) the individual is wholly successful on the merits in the defense of any such proceeding; or (2) a determination is made (by persons specified in the statute) that the individual acted in good faith and in the best interests of the corporation and in all other cases, his conduct was at least not opposed to the best interests of the corporation, and in a criminal case he had no reasonable cause to believe his conduct was unlawful; or (3) the court, upon application by the individual, determines in view of all of the circumstances that such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine. With respect to proceedings brought by or in the right of the corporation, the statute provides that the corporation shall indemnify its officers, directors and certain other defined individuals, against reasonable expenses actually incurred by them in connection with such proceedings, subject to certain limitations.

C.G.S. Section 33-778 provides an exclusive remedy; a Connecticut corporation cannot indemnify a director or officer to an extent either greater or less than that authorized by the statute, e.g., pursuant to its certificate of incorporation, by-laws, or any separate contractual arrangement. However, the statute does specifically authorize a corporation to procure indemnification insurance to provide greater indemnification rights. The premiums for such insurance may be shared with the insured individuals on an agreed basis.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 29. PRINCIPAL UNDERWRITER

(a)  MetLife Investors Distribution Company
     5 Park Plaza, Suite 1900
     Irvine, CA 92614

     MetLife Investors Distribution Company also serves as principal underwriter and distributor for the following investment companies (other than the Registrant):

MetLife of CT  Fund U for Variable Annuities

MetLife of CT  Fund BD for Variable Annuities

MetLife of CT  Fund BD II for Variable Annuities

MetLife of CT  Fund BD III for Variable Annuities

MetLife of CT  Fund BD IV for Variable Annuities

MetLife of CT  Fund ABD for Variable Annuities

MetLife of CT  Fund ABD II for Variable Annuities

MetLife of CT  Separate Account PF for Variable Annuities

MetLife of CT  Separate Account PF II for Variable Annuities

MetLife of CT  Separate Account QP for Variable Annuities

MetLife of CT  Separate Account QPN for Variable Annuities

MetLife of CT  Separate Account TM for Variable Annuities

MetLife of CT  Separate Account TM II for Variable Annuities

MetLife of CT  Separate Account Five for Variable Annuities

MetLife of CT  Separate Account Six for Variable Annuities

MetLife of CT  Separate Account Seven for Variable Annuities

MetLife of CT  Separate Account Eight for Variable Annuities

MetLife of CT  Separate Account Nine for Variable Annuities

MetLife of CT  Separate Account Ten for Variable Annuities

MetLife of CT  Fund UL for Variable Life Insurance,

MetLife of CT  Fund UL II for Variable Life Insurance

MetLife of CT  Fund UL III for Variable Life Insurance

MetLife of CT  Variable Life Insurance Separate Account One

MetLife of CT  Variable Life Insurance Separate Account Two

MetLife of CT  Variable Life Insurance Separate Account Three

Metropolitan Life Variable Annuity Separate Account I

Metropolitan Life Variable Annuity Separate Account II

MetLife of CT  Separate Account Eleven for Variable Annuities

MetLife of CT  Separate Account Twelve for Variable Annuities

MetLife of CT  Separate Account Thirteen for Variable Annuities

MetLife of CT  Separate Account Fourteen for Variable Annuities

MetLife Insurance Company of Connecticut Variable Annuity Separate Account 2002

MetLife Life and Annuity Company of Connecticut Variable Annuity Separate Account 2002

Met Investors Series Trust

MetLife Investors Variable Annuity Account One

MetLife Investors Variable Annuity Account Five

MetLife Investors Variable Life Account One

MetLife Investors Variable Life Account Five

MetLife Investors USA Separate Account A

MetLife Investors USA Variable Life Account A

First MetLife Investors Variable Annuity Account One

General American Separate Account Eleven

General American Separate Account Twenty-Eight

General American Separate Account Twenty-Nine

General American Separate Account Two

Security Equity Separate Account Twenty-Six

Security Equity Separate Account Twenty-Seven

Metropolitan Life Separate Account E

Metropolitan Life Separate Account UL

Metropolitan Tower Life Separate Account One

Metropolitan Tower Life Separate Account Two

Paragon Separate Account A

Paragon Separate Account B

Paragon Separate Account C

Paragon Separate Account D
Metropolitan Series Fund, Inc.

(b) MetLife Investors Distribution Company is the principal underwriter for the Contracts. The following persons are officers and managers of MetLife Investors Distribution Company. The principal business address for MetLife Investors Distribution Company is 5 Park Plaza, Suite 1900, Irvine, CA 92614.

NAME AND PRINCIPAL           POSITIONS AND OFFICES
BUSINESS ADDRESS             WITH UNDERWRITER
--------------------------   ---------------------------------------------------------------------
Michael K. Farrell           Director
10 Park Avenue
Morristown, NJ 07962

Craig W. Markham             Director and Vice President
13045 Tesson Ferry Road
St. Louis, MO 63128

William J. Toppeta           Director
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Paul A. Sylvester            President, National Sales Manager- Annuities & LTC
10 Park Avenue
Morristown, NJ 07962

Elizabeth M. Forget          Executive Vice President, Investment Fund Management & Marketing
260 Madison Avenue
New York, NY 10016

Paul A. LaPiana              Executive Vice President, National Sales Manager-Life
5 Park Plaza
Suite 1900
Irvine, CA 92614

Richard C. Pearson           Executive Vice President, General Counsel and Secretary
5 Park Plaza
Suite 1900
Irvine, CA 92614

Andrew Aiello                Senior Vice President, Channel Head-National Accounts
5 Park Plaza
Suite 1900
Irvine, CA 92614

Jeffrey A. Barker            Senior Vice President, Channel Head-Independent Accounts
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Douglas P. Rodgers           Senior Vice President, Channel Head-LTC
10 Park Avenue
Morristown, NJ 07962

Myrna F. Solomon             Senior Vice President, Channel Head-Banks
501 Boylston Street
Boston, MA 02116


NAME AND PRINCIPAL           POSITIONS AND OFFICES
BUSINESS ADDRESS             WITH UNDERWRITER
--------------------------   ---------------------------------------------------------------------
Leslie Sutherland            Senior Vice President, Channel Head-Broker/Dealers
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Edward C. Wilson             Senior Vice President, Channel Head-Wirehouse
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Curtis Wohlers               Senior Vice President, Channel Head-Planners
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Jay S. Kaduson               Senior Vice President
10 Park Avenue
Morristown, NJ 07962

Eric T. Steigerwalt          Treasurer
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Peter Gruppuso               Vice President, Chief Financial Officer
485-E US Highway 1 South
Iselin, NJ 08830

Debora L. Buffington         Vice President, Director of Compliance
5 Park Plaza
Suite 1900
Irvine, CA 92614

David DeCarlo                Vice President
5 Park Plaza
Suite 1900
Irvine, CA 92614

Charles M. Deuth             Vice President, National Accounts
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Paul M. Kos                  Vice President
5 Park Plaza
Suite 1900
Irvine, CA 92614

Deron J. Richens             Vice President
5 Park Plaza
Suite 1900
Irvine, CA 92614

Cathy Sturdivant             Vice President
5 Park Plaza
Suite 1900
Irvine, CA 92614

Paulina Vakouros             Vice President
260 Madison Avenue
New York, NY 10016


(c) Compensation from the Registrant. The following commissions and other compensation were received by the Distributor, directly or indirectly, from the Registrant during the Registrant's last fiscal year:

                                                   (2)
                                                   NET
                    (1)                        UNDERWRITING         (3)              (4)              (5)
             NAME OF PRINCIPAL                DISCOUNTS AND   COMPENSATION ON     BROKERAGE          OTHER
                UNDERWRITER                    COMMISSIONS       REDEMPTION      COMMISSIONS      COMPENSATION
             -----------------               ---------------  ---------------  ---------------  ---------------
MetLife Investors Distribution Company.....    $62,664,479           $0               $0               $0


ITEM 30. LOCATION OF ACCOUNTS AND RECORDS

     (1)
     One Cityplace
     Hartford, Connecticut 06103-3415

ITEM 31. MANAGEMENT SERVICES

Not Applicable.

ITEM 32. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a) To file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than sixteen months old for so long as payments under the variable annuity contracts may be accepted;

(b) To include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and

(c) To deliver with any Statement of Additional Information and any financial statements required to be made available under this Form N-4 promptly upon written or oral request.

The MetLife Insurance Company of Connecticut hereby represents:

(a) That the aggregate charges under the Contracts of the Registrant described herein are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by MetLife Insurance Company of Connecticut.

                                   SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this Registration Statement to be signed on its behalf, in the City of Morristown, and State of New Jersey, on this 7th day of December 2007.

           METLIFE OF CT SEPARATE ACCOUNT PF II FOR VARIABLE ANNUITIES
                                  (Registrant)

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                                   (Depositor)

                                        By:      /s/ MICHAEL K. FARRELL
                                            ------------------------------------
                                                Michael K. Farrell, President

As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 7th day of December 2007.



          /s/ *MICHAEL K. FARRELL                   President and Director
-----------------------------------------------
              (Michael K. Farrell)

           /s/ *STANLEY J. TALBI                    Executive Vice President and Chief Financial
-----------------------------------------------        Officer
               (Stanley J. Talbi)

       /s/ *JOSEPH J. PROCHASKA, JR.                Executive Vice President and Chief
-----------------------------------------------        Accounting Officer
           (Joseph J. Prochaska, Jr.)

          /s/ *WILLIAM J. MULLANEY                  Director
-----------------------------------------------
             (William J. Mullaney)

             /s/ *LISA M. WEBER                     Director
-----------------------------------------------
                (Lisa M. Weber)



                                        By:       /s/ MICHELE H. ABATE
                                            ------------------------------------
                                             Michele H. Abate, Attorney-in-Fact

* MetLife Insurance Company of Connecticut. Executed by Michele H. Abate on behalf of those indicated pursuant to powers of attorney filed herewith.

                                  EXHIBIT INDEX

1(b)   Resolution of Board of Directors of MetLife Insurance Company of
       Connecticut

4(c)   Merger Endorsement

9      Opinion of Counsel

10     Consent of Deloitte & Touche LLP, Independent Registered Public
       Accounting Firm

13     Powers of Attorney